Exhibit (a)(2)

– English Version –

Mandatory Publication pursuant to
Sec. 27 (3) in conjunction with Sec. 14 (3) sent. 1 of the German Securities Acquisition and
Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG) and Sec. 18 (2) in connection with Annex G of the Dutch Public Offer Decree (Besluit openbare biedingen Wft)

Joint Reasoned Statement

of the Managing Board and the Supervisory Board

pursuant to Sec. 27 (1) WpÜG

and

Position Statement

pursuant to

Sec. 18 (2) in connection with Annex G of the Besluit Openbare Biedingen Wft of

QIAGEN N.V.

Hulsterweg 82

5912 PL Venlo, The Netherlands

on the Voluntary Public Takeover Offer (Cash Offer)

made by

Quebec B.V.

Takkebijsters 1

4817 BL Breda, The Netherlands

and for the Annual General Meeting

of

QIAGEN N.V. to be held at Hulsterweg 82, 5912 PL Venlo, The Netherlands, on

June 30, 2020 at 15:00 hours (CEST)

to

the shareholders of QIAGEN N.V.

dated May 18, 2020

Shares of QIAGEN N.V.:

ISIN NL0012169213 (WKN A2DKCH; CUSIP N72482123)

Tendered Clearstream Shares of QIAGEN N.V.:

ISIN NL0014676538 (WKN A2P11F)

TABLE OF CONTENTS

		Page

TABLE OF CONTENTS		i

DEFINITIONS		iii

NOTE TO THE SHAREHOLDERS OF QIAGEN N.V.		1

1	GENERAL INFORMATION ABOUT THIS STATEMENT	2

1.1	Background	2
1.2	Legal Basis for this Statement	3
1.3	Factual Basis for this Statement	4
1.4	No Statement by the Employees of QIAGEN	5
1.5	Publication of this Statement and Potential Statements Regarding Amendments to the Offer	5
1.6	Individual Review and Decision Responsibility of QIAGEN Shareholders	6
1.7	Special Information for QIAGEN Shareholders in the United States	7

2	GENERAL INFORMATION ABOUT QIAGEN AND THE BIDDER	7

2.1	Information about QIAGEN	7
2.2	Financial Information about QIAGEN	10
2.3	Information about the Bidder and Thermo Fisher	19
2.4	QIAGEN Shares Held by the Bidder and Persons Acting Jointly with It	20
2.5	Information about Securities Transactions	20

3	INFORMATION ABOUT THE OFFER	21

3.1	Implementation of the Offer	21
3.2	Publication of the Decision to Launch the Offer	21
3.3	The Offer Document	22
3.4	Publications by the Bidder in Connection with the Offer	23
3.5	Acceptance of the Offer Outside Germany, The Netherlands and the Other Member States of the European Union, the European Economic Area and the United States of America	23
3.6	Relevance of the Offer Document	24
3.7	Material Terms and Conditions of the Offer	24
3.8	Financing of the Offer	27
3.9	Stock-Exchange Trading in Tendered QIAGEN Shares	28

4	EVALUATION OF THE OFFER	28
4.1	Background to the Offer	28
4.2	Type and Amount of the Consideration Offered	36
4.3	Analysis of the Offer	37
4.4	Opinions of QIAGEN’s Financial Advisors	44
4.5	Certain QIAGEN Management Projections	65
4.6	Evaluation of the Adequacy of the Consideration Offered and the Arrangements in the Business Combination Agreement	69

5	OBJECTIVES AND INTENTIONS OF THE BIDDER AND THERMO FISHER AND EXPECTED CONSEQUENCES FOR QIAGEN	70

5.1	Objectives and Intentions as set forth in the Offer Document	70
5.2	Post-Offer Measures	74
5.3	Evaluation of the Objectives and Intentions of the Bidder and Thermo Fisher and Expected Consequences for QIAGEN	79

i

		Page

6	POTENTIAL CONSEQUENCES FOR QIAGEN SHAREHOLDERS	81

6.1	Possible Consequences of Acceptance of the Offer	81
6.2	Possible Consequences of Non-Acceptance of the Offer	82

7	OFFICIAL APPROVALS AND PROCEDURES	84

8	PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS WITH THERMO FISHER	85

8.1	Business Combination Agreement	85
8.2	Confidentiality Agreement	85
8.3	Non-Tender Agreement	86

9	PERSONS OR ASSETS RETAINED, EMPLOYED, COMPENSATED OR USED	86

9.1	Goldman Sachs	86
9.2	Barclays	86
9.3	Moelis	86

10	PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS	86

11	INTERESTS OF THE MEMBERS OF THE MANAGING BOARD, THE SUPERVISORY BOARD AND OTHER EXECUTIVE OFFICERS	87

11.1	Specific Interests of the Members of the Managing Board, the Supervisory Board and Other Executive Officers	87
11.2	Agreements with Members of the Managing Board or Supervisory Board, or Other Executive Officers	91

12	SHAREHOLDINGS AND INTENTION OF THE MEMBERS OF THE MANAGING BOARD AND OF THE SUPERVISORY BOARD TO ACCEPT THE OFFER	97

13	RECOMMENDATION	101

ANNEX 1 Financial Statements 2019 Prepared in Accordance with IFRS		I

ANNEX 2 Barclays’ Written Opinion		II

ANNEX 3 Goldman Sachs’ Written Opinion		III

ANNEX 4 Convocation Materials for the Annual General Meeting		IV

ii

DEFINITIONS

A

Acceptance Period	3.7.2
Additional Acceptance Period	3.7.2
Adjusted RSU	11.1
Advance Liquidation Distribution	4.1
Adverse Recommendation Change	3.7.3(iii)
Affiliate	2.5.1
AFM	1.5
Agreements	4.4.1
Annual General Meeting	4.1
Antitrust Clearance Condition	3.7.3(ii)
Asset Sale	5.2.5
Asset Sale Agreement	5.2.5
Asset Sale and Liquidation	5.2.6

B

Back-End Resolution	5.2.2
BaFin	1.1
Banking Day	1.3
Barclays	4.1
Barclays Engagement Letter	9.2
Bernard Bonus Agreement	11.2
Bernard Employment Agreement	11.2
Bidder	1.1
Bidder Top Up Affiliate	5.2.2
Bond Hedge and Warrant Transactions 2023	4.4.2
Bond Hedge and Warrant Transactions 2024	4.4.1
Business	5.2.5
Business Combination Agreement	4.1

C

Cash Distribution	5.2.4
Cash Distribution Amount	5.2.4
Cash Payment	5.2.4
CER	4.1
CEST	1.3
Clearstream Shares	2.1.2
Company	1.1
Competing Offer	3.7.3(iii)
Completion Date	5.1.6
Compulsory Acquisition	5.2.8
Confidentiality Agreement	8.2
Continuing Employee	5.1.4
Convertible Notes Hedge Transactions 2023	4.4.2
Convertible Notes Hedge Transactions 2024	4.4.1

D

D&O Insurance	11.2
DCC	2.2
De Brauw	4.1
December 23rd Party D Proposal	4.1
Directly Registered Shares	2.1.2
DTC	2.1.2
DTC Shares	2.1.2
Dutch Offer Rules	1.1
E

EUR or €	1.3
Exchange Act	1.1
Executive Officers	11.1

F

Fairness Opinions	4.3.1
Federal Reserve Board	6.2
Foster Employment Agreement	11.2
Fractional QIAGEN Share	1.1
FSE	2.1.2

G

GAAP	2.2
GBP or £	1.3
Germany	1.1
Goldman Engagement Letter	9.1
Goldman Sachs	4.1
Governance Resolutions	5.2.2

I

IFRS	2.2
Indemnified Person	11.2
Independent Members	5.1.6

L

Linklaters	4.1
Liquidation	5.2.6
Liquidation Distribution	5.2.6
Liquidator	5.2.2
Long Stop Date	3.7.3(ii)
LTM	4.4.1

iii

M

Management Projections	4.4.1
Managing Board	1.1
Maximum Number of Top Up Shares	5.2.2
Merger	5.2.4
Merger and Liquidation	5.2.6
Merger Resolution	5.2.1
Minority Shareholders	5.2.9
Mintz	4.1
Moelis	4.1
Moelis Engagement Letter	9.3

N

NGS	4.1
Non-Financial Covenants	4.3.3
Non-Tender Agreement	8.3
November 5th Thermo Fisher Proposal	4.1
November 21st Thermo Fisher Proposal	4.1
November 22nd Thermo Fisher Proposal	4.1
November 26th Party D Proposal	4.1
NYSE	1.1

O

Offer	1.1
Offer Conditions	3.7.3
Offer Document	1.1
Offer Price	1.1
Other Post-Offer Measures	5.2.9

P

Party A	4.1
Party B	4.1
Party C	4.1
Party D	4.1
Piening Employment Agreement	11.2
PO Decree	1.1
Post-Offer Measures	5.2.1
Preference Shares Cancellation	5.2.4
Proposed Transactions	4.3

Q

QIAGEN	1.1
QIAGEN Boards	1.1
QIAGEN Equity Plans	5.1.5
QIAGEN Group	5.1.2
QIAGEN Newco	5.2.4
QIAGEN Newco Class A Liquidation Distribution	4.1
QIAGEN Newco Class A Shares	4.1
QIAGEN Newco Class B Liquidation Distribution	4.1
QIAGEN Newco Class B Shares	4.1

QIAGEN Newco Liquidation Distributions	4.1
QIAGEN Newco Preference Shares	5.2.4
QIAGEN Newco Shares	4.1
QIAGEN Newco Sub	5.2.4
QIAGEN Newco Sub Election	5.2.4
QIAGEN Option	5.1.5
QIAGEN Ordinary Share	1.1
QIAGEN PSU	5.1.5
QIAGEN RSU	5.1.5
QIAGEN Shareholders	1.1
QIAGEN Shares	1.1

R

Resolutions	5.2.2
Reverse Termination Payment	4.3.3

S

Sackers DE Employment Agreement	11.2
Sackers Employment Agreements	11.2
Sackers NL Employment Agreement	11.2
Sackers U.S. Employment Agreement	11.2
Schedule 14D-9	1.2
Schedule TO	1.1
Schweins Employment Agreement	11.2
SEC	1.1
Selected Comparable Companies	4.4.2
Selected Consolidated Financial Information	2.2
Sell-Out Right	6.2
Settlement	1.1
Settlement Agent	4.2
Settlement Date	1.1
Share Transfer	5.2.4
Share Transfer Agreement	5.2.4
Sheldon Employment Agreement	11.2
Statement	1.1
Statutory Minimum Price Requirements	4.3.1
Subsequent EGM	4.1
Summary Financial Statements	2.2.7
Supervisory Board	1.1
Supplemental Statements	1.5

T

Tendered Clearstream Shares	3.9
Tendered QIAGEN Shares	6.1
Termination Payment	4.3.3
Thermo Fisher	1.1
Thermo Fisher Group	1.1
Thermo Options	11.2
Thermo RSUs	11.2
Three-Month Average Price	4.3.1
Top Up Option	5.2.2
Transaction Payment	11.2
Treasury Shares	8.3

iv

U

U.S. GAAP	2.2
U.S. Offer Rules	1.1
U.S. or United States	1.1
USD or $	1.3

V

Viola DE Employment Agreement	11.2
Viola NL Employment Agreement	11.2

W

Wachtell Lipton	4.1
Waiver Letters	11.1
Warrant Transactions 2023	4.4.2
Warrant Transactions 2024	4.4.1
Wft	1.1
WpÜG	1.1
WpÜGAngebV	1.1
WpÜGAnwendV	1.1

v

NOTE TO THE SHAREHOLDERS OF QIAGEN N.V.

Dear QIAGEN Shareholder,

On March 3, 2020, Thermo Fisher Scientific Inc. and QIAGEN jointly announced that they entered into a Business Combination Agreement regarding a voluntary public takeover offer to be made by Quebec B.V., a wholly-owned subsidiary of Thermo Fisher, to the QIAGEN Shareholders to acquire their shares in QIAGEN for cash consideration of EUR 39.00 per ordinary share.

Today Quebec B.V. has launched its voluntary public takeover offer by way of publication of the Offer Document, as permitted by the German Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht). This Statement provides the joint reasoned statement of the Managing Board and Supervisory Board and position statement of QIAGEN regarding the Offer launched by Quebec B.V. This Statement also provides QIAGEN Shareholders with information about the Annual General Meeting to be held on June 30, 2020.

Before entering into the Business Combination Agreement, the QIAGEN Boards made a thorough assessment of the envisaged offer and the contemplated acquisition by Thermo Fisher. Consistent with their fiduciary duties, the QIAGEN Boards, following a careful review of alternatives and of the different stakeholders’ interests and with the support of their legal and financial advisors, unanimously concluded that the Offer and the contemplated acquisition by Thermo Fisher is in the best interest of QIAGEN and the QIAGEN Shareholders, the sustainable success of its business and clients, and its employees and other stakeholders.

We find it important to share with you our considerations, views and recommendation with respect to the Offer, which you will find in this Statement. We strongly encourage each QIAGEN Shareholder to read the Offer Document and this Statement carefully. Each QIAGEN Shareholder must make their own decision on whether and to what extent to accept the Offer, taking into account the overall circumstances.

As further set out in this Statement, the Managing Board and the Supervisory Board each unanimously resolved to support the Offer and to recommend that QIAGEN Shareholders (i) accept the Offer and tender their Shares in the Offer and (ii) vote in favor of the resolutions proposed in relation to the Offer at the Annual General Meeting to be held at 15:00 hours CEST on June 30, 2020 at Hulsterweg 82, 5912 PL Venlo, The Netherlands.

This Annual General Meeting is an important event for QIAGEN and its Shareholders. During this meeting the QIAGEN Shareholders will, in addition to the matters customarily addressed at the Annual General Meeting, be informed about the Offer, the other Proposed Transactions and be able to vote on the resolutions proposed by the QIAGEN Boards in connection to the Offer. Adoption of the Back-End Resolution (agenda item 18) is one of the conditions to the Offer.

In light of the current COVID-19 pandemic and to support the health and well-being of our shareholders, we highly recommend that you vote by proxy and follow the Annual General Meeting via our live webcast.

The QIAGEN Boards look forward to virtually welcoming you on June 30, 2020.

Yours sincerely,

Thierry Bernard Chief Executive Officer	Roland Sackers Chief Financial Officer and member of the Managing Board	Dr. Håkan Björklund Chairman of the Supervisory Board

1

1	GENERAL INFORMATION ABOUT THIS STATEMENT

1.1	Background

On May 18, 2020, the Bidder published an offer document (Angebotsunterlage) pursuant to Sec. 11 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, “WpÜG”) (together with its annexes 1 to 3, the “Offer Document”) in accordance with Sec. 34 and Sec. 14 (2), (3) WpÜG for its voluntary public takeover offer (the “Offer”) for the acquisition of all ordinary shares in QIAGEN N.V. (“QIAGEN” or the “Company”). As per the Offer Document, on May 18, 2020, the English version of the Offer Document was also filed with the U.S. Securities and Exchange Commission (“SEC”) as an exhibit to the Bidder’s tender offer statement on Schedule TO (“Schedule TO”). Hereinafter, references to the Offer Document without further specification, refer to both the German version and English version of the Offer Document.

The Bidder is Quebec B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands, with its corporate seat in Breda, The Netherlands and registered with the Dutch trade register under number 77473469 (the “Bidder”). The Bidder is a wholly owned subsidiary of Thermo Fisher Scientific Inc. (“Thermo Fisher”, and together with its subsidiaries, the “Thermo Fisher Group”).

The Offer is directed towards all holders of QIAGEN Shares (the “QIAGEN Shareholders”). The Offer is for the acquisition of all issued ordinary shares in QIAGEN with par value of EUR 0.01 (each a “QIAGEN Share” and collectively the “QIAGEN Shares”) including all ancillary rights, in particular the entitlement to profits, existing at the time of the settlement of the Offer (the “Settlement”, and such date, the “Settlement Date”), against payment of cash consideration in the amount of EUR 39.00 per QIAGEN Share, without interest (the “Offer Price”). For purposes of the Offer, QIAGEN Shares include, without duplication, (i) all ordinary shares in QIAGEN’s share capital (each a “QIAGEN Ordinary Share”) and (ii) all fractional ordinary shares (onderaandelen) in QIAGEN’s share capital, each representing one-twenty-seventh (1/27th) of the value of one QIAGEN Share, (each a “Fractional QIAGEN Share”), provided that a Fractional QIAGEN Share will be treated for purposes of the definition of QIAGEN Shares as one-twenty-seventh (1/27th) of a QIAGEN Ordinary Share.

The Offer is being launched and implemented under the rules of law of the Federal Republic of Germany (“Germany”), the rules of law of The Netherlands (to the extent applicable) and the securities laws of the United States of America (the “U.S. “ or “United States” ). As per the Offer Document, the Offer will, in particular, be implemented in accordance with (i) the WpÜG and the German Regulation on the Content of the Offer Document, the Consideration for Takeover Offers and Mandatory Offers and the Release from the Obligation to Publish and Launch an Offer (Verordnung über den Inhalt der Angebotsunterlage, die Gegenleistung bei Übernahmeangeboten und Pflichtangeboten und die Befreiung von der Verpflichtung zur Veröffentlichung und zur Abgabe eines Angebots) (“WpÜGAngebV”), as well as the German Regulation on the Applicability of Provisions Concerning Offerings within the meaning of Sec. 1 (2) and (3) of the German Securities Acquisition and Takeover Act (Verordnung über die Anwendbarkeit von Vorschriften betreffend Angebote im Sinne des § 1 Abs. 2 und 3 des Wertpapiererwerbs und Übernahmegesetzes) (“WpÜGAnwendV”), (ii) the Dutch Act on Financial Supervision (Wet op het Financieel Toezicht) (“Wft”), the Dutch Decree on Public Takeovers (Besluit Openbare Biedingen Wft) (“PO Decree”) and the rules and regulations promulgated thereunder (together, the “Dutch Offer Rules”) and (iii) the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”), and the rules and regulations promulgated thereunder (together with the Exchange Act, the “U.S. Offer Rules”).

In order to reconcile certain areas in which German law and U.S. law conflict, the Bidder obtained, prior to the publication of the Offer Document, no-action and exemptive relief from the SEC to conduct the Offer in the manner described in the Offer Document (for more detail, see sec. 20 of the Offer Document).

Given that QIAGEN has its corporate seat in The Netherlands and the listed QIAGEN Ordinary Shares are admitted to trading on a regulated market in Germany within the European Economic Area, the Offer must comply with the terms and conditions of the WpÜG with regard to the consideration offered, the content of

2

the Offer Document and the procedures to be followed in connection with the Offer (Sec. 1 (3) WpÜG in conjunction with Sec. 2 WpÜGAnwendV), which will be supervised by the German Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, “BaFin”). Information to be provided to the employees of QIAGEN and questions pertaining to corporate law as it concerns QIAGEN, including the conditions under which the QIAGEN Boards may undertake any action that might result in the frustration of the Offer, are governed by the laws of The Netherlands, in particular the Dutch Offer Rules and Dutch corporate law. In addition, as a result of the QIAGEN Ordinary Shares being listed on the New York Stock Exchange (the “NYSE”), the Offer must also comply with U.S. Offer Rules. The Bidder does not intend to make the Offer as a public offer pursuant to the applicable law of any jurisdictions other than Germany, The Netherlands and the United States.

BaFin reviewed the German version of the Offer Document as legally required and permitted the publication of the Offer Document on May 15, 2020. On May 18, 2020, the Bidder published the German version of the Offer Document at https://corporate.thermofisher.com/en/offer.html?lang=de and made copies thereof available at D.F. King Ltd, Mergenthaler Allee 15-21, 65760 Eschborn, Germany (requests for copies may be made by QIAGEN Shareholders free of charge via email to QGEN@dfking.com, via fax to +49 69 2222 129 19 or via phone to +49 800 186 0230, indicating a valid mailing address). In addition, the Bidder has made available an English version of the Offer Document, which has not been reviewed by BaFin, at http://corporate.thermofisher.com/en/offer.html/. Notice of (i) the availability of copies of the German version of the Offer Document provided free of charge in Germany and (ii) the website at which the German version of the Offer Document is available, will be published by the Bidder on May 18, 2020 in the German Federal Gazette (Bundesanzeiger).

The Offer Document sets forth that in the United States, the corresponding announcement of how to obtain a copy of the English version of the Offer Document free of charge will be made in The Wall Street Journal (for more detail, see sec. 1.4 of the Offer Document). To the extent legally required or at the Bidder’s sole discretion, all notifications and announcements will be published in the United States as part of a press release. Requests for copies of the English version of the Offer Document, the related Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the U.S. Information Agent for the Offer, D.F. King & Co., Inc. 48 Wall Street, 22nd Floor, New York, NY 10005, United States, email: QGEN@dfking.com and by calling +1 (877) 297-1744 (toll-free in the United States) for distribution free of charge.

On May 18, 2020, the Offer Document was provided to the managing board of QIAGEN (the “Managing Board”). Upon receipt, the Managing Board forwarded the Offer Document without delay to the supervisory board of QIAGEN (the “Supervisory Board”, and together with the Managing Board, the “QIAGEN Boards”) and, since no works council has been established at the level of QIAGEN, made the Offer Document available without delay to the employees of the QIAGEN Group. As further set forth in sec. 1.2 of this Statement, the QIAGEN Boards and QIAGEN hereby issue this joint statement on the Bidder’s Offer (this “Statement”). The Managing Board and the Supervisory Board, each individually, have discussed the Offer and have each unanimously resolved to approve this Statement on May 17, 2020.

1.2	Legal Basis for this Statement

Pursuant to Sec. 27 (1) sent. 1 WpÜG, the management board (Vorstand) and the supervisory board (Aufsichtsrat) of a target company (Zielgesellschaft) are each obliged to issue a reasoned statement (begründete Stellungnahme) on any takeover offer and any amendments thereto. The reasoned statement may be issued jointly by the management board and the supervisory board of the target company.

Pursuant to Sec. 27 (1) sent. 2 WpÜG, this Statement must, in particular, address (i) the type and the amount of the consideration being offered, (ii) the expected consequences of a successful Offer for QIAGEN and the employees of QIAGEN and their representative bodies, on the terms and conditions of employment, and on the business locations of QIAGEN, (iii) the objectives pursued by the Bidder with the Offer and (iv) the intention of each member of the Managing Board and the Supervisory Board to accept

3

the Offer with respect to any QIAGEN Shares that such member holds. Pursuant to Sec. 27 (2) WpÜG, the employees of the target company, where no works council (Betriebsrat) is established, such as QIAGEN, may directly submit their written comments on the takeover offer to the management board (Vorstand) of the target company.

Furthermore, since QIAGEN is organized as a public limited liability company (naamloze vennootschap) under the laws of The Netherlands and has its registered office in The Netherlands, Sec. 18 (2) in connection with Annex G of the PO Decree requires QIAGEN to issue a position statement (gemotiveerde standpuntbepaling) with respect to the Offer.

The Managing Board and the Supervisory Board have decided to jointly issue and publish this Statement in which the information of the reasoned statement and the position statement in accordance with both the WpÜG and the PO Decree are combined. This Statement is issued in accordance with the laws of Germany and The Netherlands.

Furthermore, the English version of this Statement is being filed by QIAGEN with the SEC as an exhibit to its Solicitation/Recommendation Statement on Schedule 14D-9 filed in accordance with Rule 14d-9(b) and Rule 14e-2(a) promulgated under the Exchange Act (the “Schedule 14D-9”) and QIAGEN will disseminate the Schedule 14D-9 to QIAGEN Shareholders to the extent required by applicable U.S. Offer Rules and any other applicable law.

1.3	Factual Basis for this Statement

Except as expressly stated otherwise, references in this Statement to time are references to Central European Summer Time (“CEST”). The currency designation “EUR” or “€” relates to the Euro, the currency designation “USD” or “$” relates to the U.S. dollar and the currency designation “GBP” or “£” relates to the British Pound Sterling. Except as expressly stated otherwise, expressions such as “currently”, “at the present time”, “now”, “at present” or “today” refer to May 18, 2020, the date of publication of this Statement. References in this document to a “Banking Day” relate to any day, other than Saturday, Sunday or other day on which commercial banks in Frankfurt am Main, Germany, Amsterdam, The Netherlands or New York, New York, United States, are authorized or required by applicable law to close.

This Statement contains forward-looking statements that involve a number of risks and uncertainties. Words such as “believes”, “anticipates”, “plans”, “expects”, “seeks”, “estimates” and similar expressions are intended to identify forward-looking statements, but other statements that are not historical facts may also be deemed to be forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties, including the impact of public health epidemics and the duration and severity of the COVID-19 pandemic; dependence on customers’ capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations; use and protection of intellectual property; the effect of changes in governmental regulations; the effect of laws and regulations governing government contracts; the possibility that expected benefits related to recent or pending acquisitions, including the Proposed Transactions, may not materialize as expected; the Proposed Transactions not being timely completed, if completed at all; regulatory approvals required for the Proposed Transactions not being timely obtained, if obtained at all, or being obtained subject to conditions; prior to the completion of the Proposed Transactions, QIAGEN’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key employees; the outcome of any legal proceedings related to the Proposed Transactions; and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected timeframes or at all.

4

Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Annual Report on Form 10-K for the year ended December 31, 2019, which is on file with the SEC and available in the Investors section of Thermo Fisher’s website, http://ir.thermofisher.com, under the heading SEC Filings, and in any subsequent Quarterly Reports on Form 10-Q and other documents Thermo Fisher files with the SEC, and in QIAGEN’s Annual Report on Form 20-F for the year ended December 31, 2019, which is on file with the SEC and available in the Investor Relations section of QIAGEN’s website, http://corporate.qiagen.com/investor-relations, under the heading Financial Reports, and in any subsequent reports on Form 6-K and other documents QIAGEN files or furnishes with the SEC. While Thermo Fisher or QIAGEN may elect to update forward-looking statements at some point in the future, Thermo Fisher and QIAGEN specifically disclaim any obligation to do so, even if estimates change and, therefore, QIAGEN Shareholders should not rely on these forward-looking statements as representing either Thermo Fisher’s or QIAGEN’s views as of any date subsequent to the date of the respective statement.

The QIAGEN Boards do not intend to update this Statement and disclaim any obligation to do so, unless required under German, Dutch or U.S. law.

Except as expressly stated otherwise, any information contained in this Statement relating to the Bidder, to the persons acting jointly with the Bidder, and to the Offer, including the Bidder’s intentions, is based on the information contained in the Offer Document and other publicly available information. The QIAGEN Boards are not in a position to verify all of the information contained in the Offer Document or to influence the realization of the Bidder’s stated intentions. There can be no assurance that the intentions published in the Offer Document will be realized. Furthermore, sec. 2.3 of the Offer Document sets forth that the Bidder will update the Offer Document (also with regard to any changed intentions) only to the extent required by either the WpÜG or U.S. Offer Rules and permitted under both the WpÜG and U.S. Offer Rules.

This Statement may contain hypertext links to information on QIAGEN’s website, Thermo Fisher’s website or other websites. The information on any such website is not incorporated by reference into this Statement and does not constitute a part of this Statement.

1.4	No Statement by the Employees of QIAGEN

At the level of QIAGEN no works council has been established. The Offer Document has therefore been made available directly to the employees of the QIAGEN Group through QIAGEN’s intranet. As of the date of publication of this Statement, QIAGEN’s employees have not submitted a written statement in connection with the Offer. Hence, no statement of employees or any works council or other employee representative is attached to this Statement in accordance with Sec. 27 (2) WpÜG and Sec. 4 of Annex G of the PO Decree.

This Statement is, in accordance with Sec. 27 (3) sent. 2 WpÜG and Sec. 27 (2) of the PO Decree, simultaneously with its publication being made available to the employees of the QIAGEN Group through QIAGEN’s intranet.

1.5	Publication of this Statement and Potential Statements Regarding Amendments to the Offer

In accordance with Sec. 27 (3) and Sec. 14 (3) sent. (1) WpÜG as well as Sec. 18 (2) of the PO Decree, this Statement, as well as any supplements hereto and any additional statements made in connection with any amendments to the Offer (the “Supplemental Statements”) will be published on QIAGEN’s website at

https://www.qiagen.com/thermo-offer-de

in the German language, and at

https://www.qiagen.com/thermo-offer-en

5

in the English language.

Copies of the German version of this Statement and German versions of any Supplemental Statements will be obtainable free of charge at QIAGEN N.V., Investor Relations, QIAGEN Strasse 1, 40476 Hilden, Germany, tel.: +49 2103 29 11709. The publication of the German version of this Statement and German versions of any Supplemental Statements as well as information about the free distribution of such statements will be announced by notice in the German Federal Gazette (Bundesanzeiger). Additionally, in accordance with Sec. 18 (3) of the PO Decree, a press release announcing the availability of this Statement and any Supplemental Statements will be issued in The Netherlands. In accordance with Sec. 18 (5) of the PO Decree, QIAGEN will register the English version of this Statement with the Dutch Authority for the Financial Markets (the “AFM”).

The English version of this Statement is being filed by QIAGEN with the SEC as an exhibit to its Schedule 14D-9 and QIAGEN will disseminate the Schedule 14D-9 to QIAGEN Shareholders to the extent required by applicable U.S. Offer Rules and any other applicable law. Investors will be able to obtain a copy of the Schedule 14D-9, including the exhibits thereto and other documents filed with the SEC, on the SEC’s website at https://www.sec.gov free of charge.

Furthermore, the Schedule 14D-9 will be available on QIAGEN’s website at https://www.qiagen.com/thermo-offer-en and copies of the Schedule 14D-9 will be obtainable free of charge by contacting QIAGEN N.V., Hulsterweg 82, 5912 PL Venlo, The Netherlands, tel. +1 240 686-2222, email: ir@qiagen.com. QIAGEN also intends to mail the Schedule 14D-9 to holders of QIAGEN Ordinary Shares held in the DTC system and to holders of Directly Registered Shares.

1.6	Individual Review and Decision Responsibility of QIAGEN Shareholders

The description of the Bidder’s Offer contained in this Statement does not purport to be complete. The provisions of the Offer Document alone are authoritative and decisive as regards the content and implementation of the Offer. The assessments and recommendations of the Managing Board and the Supervisory Board contained in this Statement are not binding upon the QIAGEN Shareholders. Where and to the extent this Statement refers to the Offer or the Offer Document or quotes, summarizes or reproduces portions of them, such statements constitute mere references for information purposes. The Managing Board and the Supervisory Board neither adopt the Offer or the Offer Document as their own in any way nor assume any liability for the correctness, accuracy or completeness of the Offer and the Offer Document.

It will be the responsibility of the individual QIAGEN Shareholders to review the Offer Document. QIAGEN Shareholders who accept or do not accept the Offer will be responsible for fulfilling the requirements and conditions that apply to QIAGEN Shareholders as set forth in the Offer Document.

In this Statement, the Managing Board and the Supervisory Board have not taken into account the individual circumstances of each QIAGEN Shareholder (including his or her personal tax situation). Ultimately, each QIAGEN Shareholder must make his or her own independent decision whether and, if so, to what extent to accept the Offer. Each QIAGEN Shareholder must make its own decision on whether or not to accept the Offer and vote in favor of the Resolutions, taking into account the overall circumstances, its individual situation (including its individual tax situation), and its personal assessment of the possibilities of the future development of the value and share price of QIAGEN Shares. In particular the specific tax situation of each QIAGEN Shareholder may in individual cases result in valuations different from those presented by the QIAGEN Boards. The QIAGEN Boards recommend that each QIAGEN Shareholder seek individual tax and legal advice from his or her own tax and legal advisors.

QIAGEN Shareholders who wish to accept the Offer should examine whether accepting the Offer is compatible with any legal obligations that may arise from their personal circumstances (e.g. security interests in the QIAGEN Shares or selling restrictions). It is not practicable for the QIAGEN Boards to examine each QIAGEN Shareholder’s individual obligations or to take them into account in making their

6

recommendation. The QIAGEN Boards recommend that all persons who receive the Offer Document outside Germany, The Netherlands or the United States or who wish to accept the Offer but are subject to the securities laws of any jurisdiction other than Germany, The Netherlands and the United States, inform themselves of the applicable securities laws and act in compliance therewith.

The Managing Board and the Supervisory Board do not assume any responsibility for the decisions of QIAGEN Shareholders.

1.7	Special Information for QIAGEN Shareholders in the United States

This Statement is made in accordance with the statutory requirements of Germany and The Netherlands. In addition, QIAGEN is filing the English version of this Statement with the SEC as an exhibit to its Schedule 14D-9. The Managing Board and the Supervisory Board advise QIAGEN Shareholders who reside in the United States that this Statement has been prepared in accordance with a format and structure generally customary in Germany and The Netherlands, which differs from the format and structure customary for a Solicitation/Recommendation Statement in the United States.

Neither the SEC nor any state securities commission in the United States have approved or disapproved this Statement or reviewed this Statement prior to its publication.

2	GENERAL INFORMATION ABOUT QIAGEN AND THE BIDDER

2.1	Information about QIAGEN

2.1.1	Legal Basis, Corporate History and Business

QIAGEN is a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands, with its corporate seat in Venlo, The Netherlands. QIAGEN is registered under its commercial and legal name with the Dutch trade register (Kamer van Koophandel) under number 12036979. The address of QIAGEN is: Hulsterweg 82, 5912 PL Venlo, The Netherlands. The telephone number of QIAGEN’s principal executive office is +31 77 355 6600.

QIAGEN is a leading provider of life science and molecular diagnostic solutions and has approximately 5,100 employees at 35 locations in more than 25 countries. QIAGEN generated sales for 2019 of USD 1.53 billion. Its sample preparation technologies are used to extract, isolate and purify DNA, RNA and proteins from a wide range of biological samples. QIAGEN’s assay technologies are then used to amplify and enrich these biomolecules to make them readily accessible for analysis. In addition, QIAGEN’s instruments can be used to automate these workflows, while its bioinformatics systems provide customers with relevant, actionable insights.

2.1.2	Share Capital, Shareholder Structure and Listings

Share Capital

Pursuant to QIAGEN’s articles of association, QIAGEN’s authorized share capital consists of 410,000,000 ordinary shares, EUR 0.01 par value per share, 40,000,000 financing preference shares, EUR 0.01 par value per share, and 450,000,000 preference shares, EUR 0.01 par value per share.

At the time of the publication of this Statement, QIAGEN’s issued share capital (geplaatst kapitaal) consists of 230,829,218 QIAGEN Ordinary Shares and 2,448 Fractional QIAGEN Shares, of which as of this date:

(i)	228,243,716 QIAGEN Ordinary Shares and 1,251 Fractional QIAGEN Shares are outstanding; and

(ii)	2,585,502 QIAGEN Ordinary Shares and 1,197 Fractional QIAGEN Shares are held by QIAGEN in treasury.

7

All issued QIAGEN Shares have been fully paid up.

To the knowledge of QIAGEN, as of May 14, 2020, the investors listed below hold, directly or indirectly, 3% or more of the voting rights from QIAGEN Shares (within the meaning of Sec. 5:45 of the Wft):

Investor	Percentage of Voting Rights(1)
BlackRock, Inc.	8.61%
PRIMECAP Management Co.	5.48%
Sun Life Financial, Inc.	5.43%
State Street Corp.	3.73%
The Vanguard Group, Inc.	3.33%

(1)	Expressed as the percentage of the issued and outstanding capital of QIAGEN.

Listings

QIAGEN Ordinary Shares are admitted for trading on the NYSE, listed under the ticker symbol “QGEN”, and on the Prime Standard of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) (the “FSE”), listed under the symbol “QIA”. In addition, the QIAGEN Ordinary Shares are tradable on the Berlin Second Regulated Market of the Berlin stock exchange and on the regulated unofficial market (Freiverkehr) of the stock exchanges of Düsseldorf, Hamburg, Hanover, Munich and Stuttgart as well as via Quotrix and Tradegate Exchange. The QIAGEN Ordinary Shares are currently included in the MDAX and TecDAX, both indices calculated by Deutsche Börse AG and/or its relevant affiliates. Fractional QIAGEN Shares are not admitted for trading on any stock market.

There are different systems through which QIAGEN Shareholders hold QIAGEN Shares: (1) QIAGEN Ordinary Shares held through the Clearstream system (“Clearstream Shares”), (2) QIAGEN Ordinary Shares held in the Depository Trust Company (“DTC”) system but not through the Clearstream system (“DTC Shares”) and (3) QIAGEN Shares that are directly registered on the QIAGEN shareholders register (“Directly Registered Shares”, which includes (i) QIAGEN Ordinary Shares that are held in certificated or book-entry form on the books of QIAGEN’s U.S. transfer agent and (ii) all outstanding Fractional QIAGEN Shares).

2.1.3	Members of the Managing Board and the Supervisory Board

The Managing Board currently consists of the following person:

•	Roland Sackers, Chief Financial Officer

Furthermore, Thierry Bernard serves as the Chief Executive Officer of QIAGEN but is currently not a member of the Managing Board. On March 24, 2020, it was announced that a Joint Meeting of the Supervisory Board and the Managing Board had resolved to propose Mr. Bernard for election as Chief Executive Officer and Managing Director at the next annual general meeting of QIAGEN.

The Supervisory Board consists of seven members and is currently composed of the following persons:

•	Dr. Håkan Björklund, Chairman of the Supervisory Board

•	Stéphane Bancel

•	Dr. Metin Colpan

•	Dr. Ross L. Levine

•	Dr. Elaine Mardis

•	Lawrence A. Rosen

•	Elizabeth E. Tallett

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On March 24, 2020, it was announced that a Joint Meeting of the Supervisory Board and the Managing Board had resolved to propose the current members of the Supervisory Board to all stand for re-election at the next annual general meeting.

2.1.4	Structure and Business Activities of the QIAGEN Group

QIAGEN is the ultimate financial and management holding company of the QIAGEN Group. QIAGEN is a leading provider of life science and molecular diagnostic solutions.

The QIAGEN Group’s mission is to enable customers across the continuum of molecular testing from life sciences research to clinical health to unlock valuable molecular insights faster, better and more efficiently – from the raw biological sample through to the final interpreted result.

The QIAGEN Group serves its customers in two major customer classes:

•

Molecular Diagnostics: The QIAGEN Group offers one of the broadest portfolios of molecular technologies for healthcare, serving healthcare providers using molecular insights to guide patient care, especially in QIAGEN’s priority focus areas of oncology, infectious diseases and immune monitoring.

•

Life Sciences: The QIAGEN Group serves researchers in universities, research institutes and industry customers who are using molecular testing to achieve new insights into disease and other biological processes, as well as applying molecular testing in non-healthcare fields.

•

Academia / Applied Testing: exploration of the secrets of life such as disease mechanisms and pathways, translating findings into drug targets or other discoveries, or serving purposes such as forensics and human identification.

•	Pharma: serving pharmaceutical and biotechnology companies engaging in the R&D process from drug discovery to translational medicine and then clinical development.

In the financial year ended December 31, 2019, the QIAGEN Group had 5,096 employees, of which 19% worked in research and development, 40% in sales, 23% in production, 6% in marketing and 12% in administration.

2.1.5	Strategy of the QIAGEN Group

The QIAGEN Group is executing a focused strategy to build value through profitable growth opportunities in the expanding market for molecular testing in life sciences and healthcare.

The QIAGEN Group is a leader in Sample to Insight solutions, with a portfolio of technologies to empower customers from start to finish in the molecular testing process. In a challenging world, the QIAGEN Group’s approach is designed to help customers achieve molecular insights faster, better and more efficiently.

Over more than three decades, the QIAGEN Group has built a unique company that has deep relationships with customers across the continuum from academic research, to pharmaceutical development, to molecular diagnostics and other applications. The QIAGEN Group partners with researchers in creating molecular testing technologies in the early stages, then develops and commercializes promising applications and platforms as these methods emerge in healthcare and industry.

The QIAGEN Group strives for innovation in molecular testing, through cutting-edge R&D at its centers of excellence and targeted acquisitions that expand its presence in growing fields.

The QIAGEN Group has focused its resources to maximize sales growth in promising fields, such as screening for latent tuberculosis infection, next-generation sequencing, personalized healthcare, polymerase chain reaction (PCR), and differentiated technologies for preparing and analyzing samples. The QIAGEN Group provides state-of-the-art, cost-effective workflows in multiple platforms including PCR and next-generation sequencing (NGS).

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Geographically, the QIAGEN Group has robust product portfolios and sales efforts in major markets of the North America, Europe and Asia-Pacific regions. The QIAGEN Group has expanded in emerging markets, resulting in rapid growth in countries with increasing research and healthcare spending.

Furthermore, the QIAGEN Group cultivates a highly talented global workforce and strong governance at the executive and board levels. The QIAGEN Group’s culture values focus, accountability and entrepreneurial decision making.

In seeking to accelerate its growth trajectory, the QIAGEN Group also strives to manage the business to deliver operating leverage and enhance profitability and shareholder value.

The QIAGEN Group is making a long-term difference in the world by making improvements in life possible.

2.2	Financial Information about QIAGEN

This section outlines relevant recent and historic financial information in relation to QIAGEN. It shows, among other things, the recent development of QIAGEN’s business, by comparing revenues over the years ended December 31, 2019 and 2018.

Furthermore, pursuant to Sec. 18 (2) and Annex G in conjunction with Annex B of the PO Decree, QIAGEN has included the following financial information in this Statement:

•

The consolidated balance sheets, the income statements, the comprehensive income statements and the statements of cash flows, each as of and for the years ended December 31, 2018, 2017 and 2016 (the “Selected Consolidated Financial Information”), which have been derived from the audited financial statements as adopted by the annual general meetings of QIAGEN accompanied by an independent auditor’s report; and

•	The financial statements as of and for the year ended December 31, 2019, including an independent auditor’s report.

The PO Decree requires QIAGEN to include the Selected Consolidated Financial Information derived from QIAGEN’s audited financial statements as adopted by QIAGEN’s general meeting of shareholders. The adopted financial statements of QIAGEN contain financial information prepared in accordance with International Financial Reporting Standards, as adopted by the European Union (“IFRS”) and with the financial reporting requirements included in Part 9 of Book 2 of the Dutch Civil Code (Burgerlijk Wetboek) (“DCC”), which are the statutory accounts of QIAGEN.

In addition to IFRS, QIAGEN publishes financial information prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States (“U.S. GAAP”) to improve the comparability of performance with many industry peer companies that also provide results under U.S. GAAP. These results are also included in filings with the SEC, and are available at http://www.corporate.qiagen.com/investor-relations/financial-reports.

Therefore, this section (Financial Information about QIAGEN) contains the following financial information:

(i)	Business Development (sec. 2.2.1 of this Statement);

(ii)	Basis for Preparation Regarding IFRS (sec. 2.2.2 of this Statement);

(iii)	Comparative Overview of Consolidated Balance Sheets as of December 31, 2018, 2017 and 2016 Prepared in Accordance with IFRS (sec. 2.2.3 of this Statement);

(iv)	Comparative Overview of Consolidated Income Statements for the Years Ended December 31, 2018, 2017 and 2016 Prepared in Accordance with IFRS (sec. 2.2.4 of this Statement);

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(v)	Comparative Overview of Consolidated Statements of Comprehensive Income (Loss) for the Years Ended December 31, 2018, 2017 and 2016 Prepared in Accordance with IFRS (sec. 2.2.5 of this Statement);

(vi)	Comparative Overview of Consolidated Statements of Cash Flows for the Years Ended December 31, 2018, 2017 and 2016 Prepared in Accordance with IFRS (sec. 2.2.6 of this Statement);

(vii)	Independent Auditor’s Report of KPMG Accountants N.V. on the Selected Consolidated Financial Information (sec. 2.2.7 of this Statement); and

(viii)	Financial Statements for the Year Ended December 31, 2019 Prepared in Accordance with IFRS Including Independent Auditor’s Report of KPMG Accountants N.V. (sec. 2.2.8 of this Statement).

Please note that the Selected Consolidated Financial Information included in secs. 2.2.3, 2.2.4, 2.2.5 and 2.2.6 of this Statement has been derived from the audited financial statements as adopted by the annual general meetings of QIAGEN accompanied by an independent auditor’s report, as of and for the years ended December 31, 2018, 2017 and 2016, as required by the PO Decree and that the original language of these audited financial statements is English. Please refer to sec. 1.5 of this Statement for information on the availability of this Statement in the German and English language.

2.2.1	Business Development

Development of revenue in the year ended December 31, 2019 compared to the year ended December 31, 2018

QIAGEN’s net sales of USD 1.5 billion in 2019 consisted of consumable and related revenues (89% of sales) and instruments (11% of sales).

Compared to 2018, Molecular Diagnostics grew 1% and represented 48% of sales in 2019. During 2019, Life Sciences sales grew 2% and reflected 52% of QIAGEN’s sales. Overall, QIAGEN’s net sales were 2% higher in 2019 than in 2018.

QIAGEN N.V. AND SUBSIDIARIES

NET SALES BY PRODUCT CATEGORY AND CUSTOMER CLASS - IFRS

	Years ended December 31,
(in thousands)	2019	2018
Consumables and related revenues	$1,354,147	$1,315,459
Instruments	172,277	186,389

Total	$1,526,424	$1,501,848

Molecular Diagnostics	$737,132	$731,799
Life Sciences	789,292	770,049
Academia / Applied Testing	487,632	479,501
Pharma	301,660	290,548

Total	$1,526,424	$1,501,848

Results for First Quarter of 2020

QIAGEN announced full results of operations for Q1 2020, with net sales of $372.1 million – showing a growth of 7%, or 9% at constant exchange rates (compared to an outlook of ~2-3% at constant exchange rates). QIAGEN’s diluted earnings per share were $0.17 and its adjusted earnings per share were $0.34 at constant exchange rates (compared to an outlook of ~$0.28-0.29 at constant exchange rates).

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Further information on the Q1 2020 results (including financial tables) as well as the actions that QIAGEN took to support the global response to the COVID-19 pandemic and that contributed to the Q1 2020 results, is set out in the press release of May 6, 2020, to be found on QIAGEN’s website at

https://corporate.qiagen.com/investor-relations/financial-releases/2020/q1-2020-press-release-de in the German language, and at

https://corporate.qiagen.com/investor-relations/financial-releases/2020/q1-2020-press-release-en in the English language.

Outlook

QIAGEN currently expects, based on trends to date, net sales growth of at least 12% at constant exchange rates (CER) and adjusted earnings per share (EPS) of at least $0.40 CER for the second quarter of 2020 compared to the same period in 2019.

Sales growth for the second quarter of 2020 is expected to be largely driven by the ongoing significant demand for various products and solutions used in coronavirus pandemic testing, and to more than offset lower sales in other areas of the portfolio affected by widespread quarantine and lockdown actions in several countries. For the second quarter of 2020, QIAGEN expects adverse currency movements to have an adverse impact of about 2-3 percentage points on net sales growth at actual rates, and an adverse impact of up to about $0.01 on adjusted EPS.

QIAGEN currently anticipates the growth trends from the first half of 2020 to continue for the full year, but cannot reliably predict to what extent this will occur due to uncertainties regarding the length and further spread of the coronavirus pandemic, as well as future measures being undertaken in various parts of the world to contain it. The possible consequences on QIAGEN’s production, supply chains and long-term demand cannot be reliably gauged. Consequently, QIAGEN has decided to suspend its outlook for the full-year 2020 at this time.

2.2.2	Basis for Preparation Regarding IFRS

The Selected Consolidated Financial Information in this section has been derived from the 2018, 2017 and 2016 financial statements of QIAGEN prepared in accordance with IFRS. It has been included in this Statement as required pursuant to the PO Decree. KPMG Accountants N.V. expressed an unmodified audit opinion on the audited financial statements of QIAGEN N.V. for the years 2016, 2017 and 2018 in their reports dated April 6, 2017, April 11, 2018 and April 29, 2019, respectively. Reading the Selected Consolidated Financial Information is not a substitute for reading the audited financial statements of QIAGEN for the years 2018, 2017 and 2016.

The financial statements from which the Selected Consolidated Financial Information has been derived were prepared in accordance with (i) IFRS, and (ii) the financial reporting requirements included in Part 9 of Book 2 of the DCC.

As of January 1, 2019, QIAGEN has implemented the following changes in its accounting policies in relation to IFRS. These changes are applicable to the financial statements for the year ended December 31, 2019.

(a)	QIAGEN adopted the Annual Improvements to IFRS Standards 2015-2017 Cycle without impact.

(b)

QIAGEN adopted IFRS 16 Leases using the modified retrospective approach and did not restate the financial statements. Under this new guidance, lessees are required to present right-of-use assets and lease liabilities on the balance sheet. This new lease guidance requires that a lessee recognize the following for leases at the commencement date:

•	A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and

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•	A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

Under this approach, the cumulative effect of initially applying the standard was recognized as an adjustment to the opening balance of retained earnings on the date of the initial application. As a lessee, the classification of QIAGEN’s leases did not change, but QIAGEN recognized a lease liability and corresponding right-of-use asset on its consolidated balance sheets for all its leases. QIAGEN elected the package of practical expedients which allows QIAGEN to not reassess (i) whether existing contracts contain leases, (ii) the lease classification for existing leases and (iii) whether existing initial direct costs meet the new definition. QIAGEN also elected the hindsight practical expedient which permits entities to use hindsight in determining the lease term when transitioning to IFRS 16. QIAGEN’s initial lease liabilities and right-of-use assets totalled $56.4 million and $57.7 million, respectively, as recorded in QIAGEN’s condensed consolidated balance sheet as of January 1, 2019, primarily relating to leased office space. The difference between the additional rights-of-use assets and the lease liabilities was recorded as a $1.3 million adjustment to retained earnings. The standard did not materially impact QIAGEN’s consolidated net earnings or cash flows.

(c)

QIAGEN adopted IFRIC 23, Uncertainty over Income Tax Treatments, without impact. IFRIC 23 clarifies the application of the recognition and measurement requirements of IAS 12 when there is uncertainty about the income tax treatment. For recognition and measurement, estimates and assumptions must be made, e.g. whether an estimate is made separately or together with other uncertainties, a most likely amount or expected amount for the uncertainty is used and whether changes have occurred compared to the previous period. The risk of detection from tax authorities is irrelevant for the recognition of uncertain balance sheet items. Accounting is based on the assumption that the tax authorities are investigating the matter in question and that they have all relevant information at their disposal.

Reference is made to the financial statements as of and for the year ended December 31, 2019, which have been included in Annex 1 to this Statement, for a summary of the significant accounting policies of QIAGEN for the financial statements prepared in accordance with IFRS for the year ended December 31, 2019. These changes have not been implemented with retrospective effect in the financial statements for the years ended December 31, 2018, 2017 and 2016.

The Selected Consolidated Financial Information set forth below contains the summaries only of the consolidated balance sheets, the consolidated income statements, the consolidated comprehensive income statements and the consolidated statements of cash flows, excluding related note disclosures and a description of significant accounting policies. For a better understanding of QIAGEN’s financial position, income and cash flows, the Selected Consolidated Financial Information should be read in conjunction with the unabbreviated audited financial statements prepared in accordance with IFRS for the years ended December 31, 2019, 2018, 2017 and 2016, including the related notes and description of significant accounting policies that were applied for each of these years, which are available on the website of QIAGEN at http://www.corporate.qiagen.com/investor-relations/financial-reports/other-reports and the financial reporting register of the AFM.

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2.2.3	Comparative Overview of Consolidated Balance Sheets as of December 31, 2018, 2017 and 2016 Prepared in Accordance with IFRS(1)

	As of December 31,
(in thousands)	2018	2017	2016
Assets
Current assets:
Cash and cash equivalents	$1,159,079	$657,714	$439,180
Current financial assets	214,568	359,198	92,999
Trade accounts receivable	351,612	329,138	278,244
Income taxes receivable	34,936	39,509	23,795
Inventories	162,912	155,927	136,552
Fair value of derivative financial instruments(2)	102,754	—	—
Other current assets(2)	89,795	82,134	45,210

Total current assets	2,115,656	1,623,620	1,015,980

Non-current assets:
Property, plant and equipment	340,012	324,011	308,708
Goodwill	2,134,125	2,038,180	1,951,660
Other intangible assets	674,997	703,014	718,295
Equity accounted investments	14,845	18,462	10,826
Non-current financial assets	81,639	36,813	42,237
Deferred tax assets	57,851	67,985	95,203
Fair value of derivative financial instruments	295,363	224,398	190,173
Other non-current assets	83,329	48,629	39,673

Total non-current assets	3,682,161	3,461,492	3,356,775

Total assets	$5,797,817	$5,085,112	$4,372,755

Liabilities and equity
Current liabilities:
Current financial debts	$503,589	$—	$—
Trade and other accounts payable	69,415	59,205	51,218
Provisions	4,237	4,853	4,664
Income tax payable	30,047	22,632	26,906
Fair value of derivative financial instruments(3)	107,027	—	—
Other current liabilities(3)	258,780	232,667	225,641

Total current liabilities	973,095	319,357	308,429

Non-current liabilities:
Non-current financial debts	1,671,811	1,757,402	1,064,041
Deferred tax liabilities	70,617	85,053	51,161
Fair value of derivative financial instruments	614,200	412,536	341,893
Other non-current liabilities	89,279	84,354	97,406

Total non-current liabilities	2,445,907	2,339,345	1,554,501

Commitments and contingencies
Equity:
Common Shares	2,702	2,702	2,812
Share premium	1,727,922	1,687,564	1,897,399
Retained earnings	1,133,682	1,071,393	1,059,927
Reserves	(306,588)	(216,262)	(330,307)
Less treasury shares, at cost	(178,903)	(118,987)	(120,006)

Total equity	2,378,815	2,426,410	2,509,825

Total liabilities and equity	$5,797,817	$5,085,112	$4,372,755

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(1)	Balance Sheet amounts are presented as disclosed in the IFRS annual report for each respective year. Reclassifications to conform to presentation for more current years are not considered.
(2)	Other current assets as of December 31, 2017 and 2016 include fair value of derivative financial instruments of $7.5 million and $5.4 million, respectively.
(3)	Other current liabilities as of December 31, 2017 and 2016 include fair value of derivative financial instruments of $2.4 million and $6.1 million, respectively.

2.2.4	Comparative Overview of Consolidated Income Statements for the Years Ended December 31, 2018, 2017 and 2016 Prepared in Accordance with IFRS(1)

	Years ended December 31,
(in thousands, except per share data)	2018	2017	2016
Net sales	$1,501,848	$1,417,536	$1,337,991
Cost of sales	(509,069)	(504,948)	(503,954)

Gross profit	992,779	912,588	834,037

Operating expenses:
Other operating income	29,764	5,326	758
Research and development expense(2)	(157,877)	(146,046)	(170,461)
Sales and marketing expense(2)	(431,313)	(414,960)	(440,443)
General and administrative, restructuring, integration and other expense(2)	(147,690)	(193,622)	(129,248)
Other operating expense	(13,117)	(6,336)	(4,339)

Total operating expenses, net	(720,233)	(755,638)	(743,733)

Income from operations	272,546	156,950	90,304

Financial income	20,851	10,645	6,776
Financial expense	(67,293)	(49,685)	(39,022)
Foreign currency losses, net	(12,257)	(3,259)	(15)
Gain (loss) from equity accounted investments	2,592	3,165	(5,478)
Other financial (expense) income, net	(69,544)	39,408	(19,419)

Total finance (expense) income, net	(125,651)	274	(57,158)

Income before income taxes	146,895	157,224	33,146
Income taxes	(42,001)	(89,846)	16,131

Net income	$104,894	$67,378	$49,277

- attributable to noncontrolling interest	$—	$—	$(101)
- attributable to the owners of QIAGEN N.V.	$104,894	$67,378	$49,378

Basic earnings per common share	$0.46	$0.30	$0.21
Diluted earnings per common share	$0.45	$0.29	$0.21

Weighted average shares outstanding
Basic	226,640	228,074	234,800
Diluted	233,456	233,009	238,993

(1)	Income Statements amounts are presented as disclosed in the IFRS annual report for each respective year. Reclassifications to conform to presentation for more current years are not considered.
(2)

For the year ended December 31, 2016, Research and development expense and Sales and marketing expense include restructuring charges that on a comparative basis are considered in General and administrative, restructuring, integration and other expense.

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2.2.5	Comparative Overview of Consolidated Statements of Comprehensive Income (Loss) for the Years Ended December 31, 2018, 2017 and 2016 Prepared in Accordance with IFRS(1)

	Years ended December 31,
(in thousands)	2018	2017	2016
Net income	$104,894	$67,378	$49,277
Other comprehensive income not reclassified to profit or loss in subsequent periods
Gain on pensions, before tax	1,325	886	929
Other comprehensive (loss) income to be reclassified to profit or loss in subsequent periods
Foreign currency translation adjustments, before tax	(108,486)	136,910	(66,377)
Gains (losses) on cash flow hedges, before tax(2)	11,368	(50,067)	(3,969)
Reclassification adjustments on cash flow hedges, before tax	(9,774)	26,136	(6,228)
Net investment hedge(2)	13,839	—	—
Net change in fair value of financial assets, before tax	—	(854)	(1,421)

Other comprehensive (loss) income, before tax	(91,728)	113,011	(77,066)
Income tax relating to components of other comprehensive income	460	1,034	2,563

Total other comprehensive (loss) income, after tax	(91,268)	114,045	(74,503)

Comprehensive income (loss)	13,626	181,423	(25,226)

Comprehensive income attributable to non-controlling interest	—	—	(545)

Comprehensive income (loss) attributable to the owners of QIAGEN N.V.	$13,626	$181,423	$(25,771)

(1)

Statements of Comprehensive Income (Loss) amounts are presented as disclosed in the IFRS annual report for each respective year. Reclassifications to conform to presentation for more current years are not considered.

(2)	For the year ended December 31, 2017, Gains (losses) on cash flow hedges, net of tax include losses that on a comparative basis are considered in Net investment hedge.

2.2.6	Comparative Overview of Consolidated Statements of Cash Flows for the Years Ended December 31, 2018, 2017 and 2016 Prepared in Accordance with IFRS(1)

	Years ended December 31,
(in thousands)	2018	2017	2016
Net income	$104,894	$67,378	$49,277
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	214,547	226,491	222,608
Non-cash impairments	17,020	5,137	45,462
Amortization of debt discount and issuance costs	36,393	24,773	20,451
Deferred income taxes	(12,990)	55,773	(59,790)
Share based compensation	40,113	34,442	28,288
(Gain) loss on financial assets	(2,725)	1,055	(1,360)
Reversals of contingent consideration	—	(3,269)	(6,501)
Other non-cash items, including fair value changes in derivatives	58,470	(42,829)	38,255
Changes in operating assets and liabilities:
Accounts receivable	(41,813)	(34,165)	(12,238)
Inventories	(36,918)	(21,633)	(20,346)
Other current assets(2)	(9,942)	(5,245)	10,189
Other non-current assets(2)	(29,883)	(441)	—
Accounts payable	6,993	4,321	(1,466)

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	Years ended December 31,
(in thousands)	2018	2017	2016
Accrued and other liabilities(3)	$1,153	$9,056	$36,899
Other non-current liabilities(3)	15,911	24,090	—
Income taxes	39,489	3,156	33,145
Interest paid	(25,902)	(20,252)	(18,227)
Interest received	17,978	7,478	6,082
Income taxes paid, net of refunds	(29,317)	(40,499)	(22,670)

Net cash provided by operating activities	363,471	294,817	348,058

Cash flows from investing activities:
Purchases of property, plant and equipment	(55,774)	(27,225)	(28,317)
Purchases of intangible assets	(94,989)	(97,180)	(65,607)
Development expenses	(3,975)	(8,038)	(5,674)
Proceeds from sale of equipment	—	42	63
Purchases of financial assets	(568,002)	(450,564)	(496,304)
Proceeds from financial assets	691,765	189,006	533,847
Purchase of investments	(9,398)	(4,777)	(23,448)
Cash paid for acquisitions, net of cash acquired	(172,832)	(50,549)	(90,490)
Proceeds from divestiture	16,394	—	—
Cash paid for collateral asset(4)	(3,461)	(20,707)	—
Other investing activities(4)	(15,059)	(2,310)	(8,800)

Net cash used in investing activities	(215,331)	(472,302)	(184,730)

Cash flows from financing activities:
Capital repayment	—	(243,945)	—
Proceeds from issuance of cash convertible notes, net of issuance costs	494,879	394,391	—
Proceeds from long-term debt, net of issuance costs	—	329,875	—
Purchase of call option related to cash convertible notes	(97,277)	(73,646)	—
Proceeds from issuance of warrants	72,406	45,396	—
Repayment of long-term debt	—	—	(6,738)
Principal payments on finance leases	(1,308)	(1,402)	(1,322)
Proceeds from issuance of common shares	4,412	6,075	6,269
Purchase of treasury shares	(104,685)	(60,970)	—
Other financing activities	(8,019)	(8,587)	(9,595)

Net cash provided by (used in) financing activities	360,408	387,187	(11,386)

Effect of exchange rate changes on cash and cash equivalents	(7,183)	8,832	(2,773)
Net increase in cash and cash equivalents	501,365	218,534	149,169
Cash and cash equivalents, beginning of period	657,714	439,180	290,011

Cash and cash equivalents, end of period	$1,159,079	$657,714	$439,180

(1)	Statements of cash flows amounts are presented as disclosed in the IFRS annual report for each respective year. Reclassifications to conform to presentation for more current years are not considered.
(2)	Other current assets for the year ended December 31, 2016 include Other non-current assets of $3.5 million.
(3)	Accrued and other liabilities for the year ended December 31, 2016 include Other non-current liabilities of $8.1 million.
(4)	Other investing activities for the year ended December 31, 2016 include Cash paid for collateral asset of $1.2 million.

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2.2.7	Independent Auditor’s Report of KPMG Accountants N.V. on the Selected Consolidated Financial Information

Report of the independent auditor

To: the Managing Board of QIAGEN N.V.

Our opinion

The summary financial statements of QIAGEN N.V. for the years ended December 31, 2016, 2017 and 2018 (hereafter the “Summary Financial Statements”) are derived from the audited financial statements of QIAGEN N.V. for the years ended December 31, 2016, 2017 and 2018.

In our opinion the accompanying Summary Financial Statements are consistent, in all material respects, with those financial statements, on the basis described in the Basis for Preparation Regarding IFRS paragraph.

The Summary Financial Statements comprise:

1	the summary consolidated balance sheets as of December 31, 2016, 2017 and 2018;

2

the following consolidated statements for the years ended December 31, 2016, 2017 and 2018: the summary income statement, the summary statement of comprehensive income (loss) and the summary statement of cash flows; and

3	the accompanying other explanatory information.

The Summary Financial Statements do not contain all the disclosures required by International Financial Reporting Standards as adopted by the European Union (EU-IFRS) and by Part 9 of Book 2 of the Dutch Civil Code. Reading the Summary Financial Statements, therefore, is not a substitute for reading the audited financial statements of QIAGEN N.V. and our report thereon.

The Summary Financial Statements and the audited financial statements do not reflect the effects of events that occurred subsequent to the date of our report on those financial statements of April 6, 2017, April 11, 2018 and April 29, 2019, respectively.

The audited financial statements and our report thereon

We expressed an unmodified audit opinion on the audited financial statements of QIAGEN N.V. for the years ended December 31, 2016, 2017 and 2018 in our reports dated April 6, 2017, April 11, 2018 and April 29, 2019, respectively.

Our auditor’s report also includes communication of materiality, scope of the group audit and key audit matters.

Responsibilities of the Managing Board and the Supervisory Board for the Summary Financial Statements

The Managing Board is responsible for the preparation of the Summary Financial Statements on the basis described in the Basis for Preparation Regarding IFRS paragraph.

The Supervisory Board is responsible for overseeing the financial reporting process of the Summary Financial Statements.

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Our responsibilities for the audit of the Summary Financial Statements

Our responsibility is to express an opinion on whether the Summary Financial Statements are consistent, in all material respect, with the audited financial statements based on our procedures, which we conducted in accordance with Dutch law, including the Dutch Standard 810 ‘Opdrachten om te rapporteren betreffende samengevatte financiële overzichten’ (Engagements to report on summary financial statements).

Eindhoven, May 18, 2020

KPMG Accountants N.V.

M.J.A. Verhoeven RA

2.2.8	Financial Statements for the Year Ended December 31, 2019 Prepared in Accordance with IFRS Including Independent Auditor’s Report of KPMG Accountants N.V.

The financial statements prepared in accordance with IFRS for the year ended December 31, 2019 have been included in Annex 1 to this Statement.

2.3	Information about the Bidder and Thermo Fisher

The following information has been published by the Bidder in the Offer Document. This information has not been verified by the Managing Board or the Supervisory Board.

2.3.1	Legal Basis and Capital Structure of the Bidder

According to the information provided by the Bidder in sec. 6.1 of the Offer Document, the Bidder is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under Dutch law. The Bidder has its corporate seat in Breda, The Netherlands and is registered with the Dutch trade register under number 77473469. The business address of the Bidder is Takkebijsters 1, 4817 BL Breda, The Netherlands. The Bidder was established on February 27, 2020 in The Netherlands and was registered with the Dutch trade register on the same day.

The Bidder’s financial year is the calendar year. The sole managing director of the Bidder is Anthony Hugh Smith. The Bidder has no employees. The corporate objects of the Bidder, as set forth in its articles of association, include, inter alia, to participate in and conduct the management of other legal entities or enterprises.

The Bidder’s issued capital amounts to EUR 1.00, which is divided into one share. According to sec. 6.2 of the Offer Document, the Bidder is a wholly-owned direct subsidiary of Thermo Fisher.

2.3.2	Thermo Fisher

According to the information provided by the Bidder in sec. 6.3.1 of the Offer Document, Thermo Fisher is a Delaware corporation with the address 168 Third Avenue, Waltham, Massachusetts, 02451, U.S.A. Thermo Fisher’s common stock is traded on the NYSE under the symbol “TMO”.

Sec. 6.3.2 of the Offer Document states that, as of March 28, 2020, Thermo Fisher has 394,591,104 shares of common stock outstanding, USD 1.00 par value per share. Pursuant to its Third Amended and Restated Certificate of Incorporation, Thermo Fisher is authorized to issue up to 1,200,000,000 shares of common stock, USD 1.00 par value per share, and 50,000 shares of preferred stock, USD 100.00 par value per share. Its common stock is registered under Sec. 12(b) of the Exchange Act. Thermo Fisher also has several classes of debt securities registered under Sec. 12(b) of the Exchange Act.

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According to the information provided by the Bidder in sec. 6.3.3 of the Offer Document, the Thermo Fisher Group serves customers working in pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as environmental, industrial quality and process control settings. It delivers innovative technologies, purchasing convenience and pharmaceutical services through industry-leading brands, including Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific, Unity Lab Services and Patheon. Thermo Fisher reports its business in four segments: Life Sciences Solutions, Analytical Instruments, Specialty Diagnostics and Laboratory Products and Services. In the fiscal year ended December 31, 2019, the Thermo Fisher Group generated sales revenues of USD 25.5 billion (approximately EUR 23.4 billion), operating income of USD 4.6 billion (approximately EUR 4.2 billion) and net income of USD 3.7 billion (approximately EUR 3.4 billion). Approximately 50% of sales were generated in North America, 25% in Europe, 22% in Asia-Pacific and 3% in other regions. As of December 31, 2019, Thermo Fisher and its subsidiaries had approximately 75,000 employees.

The Thermo Fisher board of directors currently consists of 13 members, with Marc N. Casper serving both as chairman of the board of directors and as president and chief executive officer of Thermo Fisher.

2.4	QIAGEN Shares Held by the Bidder and Persons Acting Jointly with It

2.4.1	Persons Acting Jointly with the Bidder

According to the information provided by the Bidder in sec. 6.4 of the Offer Document, persons acting jointly with the Bidder within the meaning of Sec. 2 (5) sent. 1 and 3 WpÜG are Thermo Fisher and the companies listed in annex 1 of the Offer Document. Beyond this, according to the Offer Document, there are no other persons acting jointly with the Bidder within the meaning of Sec. 2 (5) sent. 1 and 3 WpÜG.

2.4.2	QIAGEN Shares Currently Held by the Bidder and Persons Acting Jointly with the Bidder and by Their Subsidiaries; Attribution of Voting Rights

According to the statement of the Bidder in sec. 6.5 of the Offer Document, at the time of the publication of the Offer Document, neither the Bidder nor persons acting jointly with the Bidder within the meaning of Sec. 2 (5) sent. 1 and 3 WpÜG nor their subsidiaries hold QIAGEN Shares or voting rights attached to QIAGEN Shares and no voting rights attached to QIAGEN Shares are attributable to them.

2.5	Information about Securities Transactions

2.5.1	Previous Securities Transactions

According to the information provided by the Bidder in sec. 6.6 of the Offer Document, neither the Bidder nor the persons acting jointly with the Bidder within the meaning of Sec. 2 (5) WpÜG nor their subsidiaries have acquired any QIAGEN Shares or concluded agreements on the acquisition of QIAGEN Shares in the period starting six months before the publication of the decision to launch the Offer and ending on the date of the Offer Document.

In addition, according to the information provided by the Bidder in sec. 6.6 of the Offer Document, during the sixty-day period preceding the date of the Offer Document (May 18, 2020), none of the executive officers and directors of Thermo Fisher listed in sec. 6.3.4 of the Offer Document, has effected any transaction in respect of any QIAGEN Shares, except as otherwise described in the Offer Document.

Furthermore, according to the information provided by the Bidder in sec. 6.6 of the Offer Document, there have been no transactions that would require reporting under the rules and regulations of the SEC applicable to the Offer between Thermo Fisher, the Bidder, or any of their Affiliates or, after due inquiry and to the best knowledge and belief of Thermo Fisher and the Bidder, any of the persons listed in sec. 6.3.4 of the Offer Document, on the one hand, and QIAGEN or any of its Executive Officers, directors and/or Affiliates, on the other hand. An “Affiliate” means, with respect to any person, any other person

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directly or indirectly controlling, controlled by or under common control with such person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

2.5.2	Reservation Regarding Possible Future Securities Transactions

According to the information provided by the Bidder in sec. 6.7 of the Offer Document, the Bidder and Thermo Fisher obtained, prior to the publication of the Offer Document, no-action relief from the SEC (further described in sec. 20 of the Offer Document) to acquire, directly or indirectly, additional QIAGEN Shares outside of the Offer on or off the stock exchange pursuant to the WpÜG, subject to certain limitations.

According to the information provided by the Bidder in sec. 6.7 of the Offer Document, no such acquisitions of additional QIAGEN Shares outside of the Offer will be made in the United States. To the extent any such acquisitions occur outside of the United States, information about such acquisitions, including the number and price of the QIAGEN Shares so acquired, will be published in German according to the applicable German statutory provisions (in particular Sec. 23 (2) WpÜG in conjunction with Sec. 14 (3) sent. 1 WpÜG) in the German Federal Gazette (Bundesanzeiger), published in German on the Internet at https://corporate.thermofisher.com/en/offer.html?lang=de and in English on the Internet at http://corporate.thermofisher.com/en/offer.html/, and filed with the SEC. Any information about such acquisitions that is made public in Germany will be filed with the SEC and be publicly available in the U.S. The Bidder and Thermo Fisher may make additional disclosures regarding any acquisitions made outside of the Offer upon request by the SEC Division of Corporation Finance.

Further, the Bidder, Thermo Fisher and their Affiliates will, according to the information provided by the Bidder in the Offer Document, comply with applicable requirements under the WpÜG.

3	INFORMATION ABOUT THE OFFER

3.1	Implementation of the Offer

According to the Bidder, the Offer is a voluntary public takeover offer (cash offer) for the acquisition of the QIAGEN Shares, launched and implemented in accordance with the WpÜG, the Dutch Offer Rules, and the U.S. Offer Rules. In order to reconcile certain areas where German law and U.S. law conflict, the Bidder has obtained, prior to the publication of the Offer Document, no-action and exemptive relief from the SEC, as further described in sec. 20 of the Offer Document.

Moreover, as per sec. 1.1 of the Offer Document, neither the Bidder nor any persons acting jointly with the Bidder within the meaning of Sec. 2 (5) WpÜG nor any of its directors, officers or employees assume any responsibility for compliance with any legal requirements other than German, Dutch and U.S. law requirements. According to the Offer Document, the Bidder does not intend to make the Offer as a public offer pursuant to the applicable law of any jurisdictions other than Germany, The Netherlands and the United States. According to the Offer Document, QIAGEN Shareholders may not rely on the legal requirements for the protection of investors of any other jurisdiction.

3.2	Publication of the Decision to Launch the Offer

The Bidder published its decision to launch the Offer in accordance with Sec. 10 (1) sent. 1 WpÜG on March 3, 2020. The German version of such publication is available on the Internet at

https://corporate.thermofisher.com/en/offer.html?lang=de

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and the English version of such publication is available at

https://corporate.thermofisher.com/en/offer.html/.

In addition, the publication in which the Bidder announced its decision to make the Offer, together with other materials related to the Offer, were filed with the SEC as preliminary tender offer communications under the cover of Schedule TO. The Schedule TO and other documents filed by the Bidder in connection with the Offer are available on the Internet at the website of the SEC at

https://www.sec.gov.

3.3	The Offer Document

BaFin reviewed the German version of the Offer Document in accordance with German law and permitted the publication of the Offer Document on May 15, 2020. An English version of the Offer Document has not been reviewed by BaFin.

The Bidder states in the Offer Document that no announcements, registrations, admissions or approvals of the Offer Document or the Offer by securities exchange authorities or similar authorities outside Germany and the United States have been applied for, have been initiated or are envisaged by the Bidder or Thermo Fisher. The Offer Document sets forth that neither the SEC nor any state securities commission in the United States has approved or disapproved the Offer or passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in the Offer Document.

On May 18, 2020, the Bidder published the German version of the Offer Document at https://corporate.thermofisher.com/en/offer.html?lang=de and made copies thereof available free of charge at D.F. King Ltd, Mergenthaler Allee 15-21, 65760 Eschborn, Germany (inquiries via email to QGEN@dfking.com, via fax to +49 69 2222 129 19 or via phone to +49 800 186 0230, indicating a valid mailing address), in accordance with Sec. 14 (3) WpÜG. In addition, the Bidder has made available an English version of the Offer Document, which has not been reviewed by BaFin, at http://corporate.thermofisher.com/en/offer.html/. Notice of (i) the availability of copies of the Offer Document provided free of charge in Germany and (ii) the Internet address at which the German version of the Offer Document is available, will be published by the Bidder on May 18, 2020 in the German Federal Gazette (Bundesanzeiger).

In the United States, the corresponding announcement regarding making copies of the English version of the Offer Document available free of charge will be published in The Wall Street Journal. To the extent legally required or at the Bidder’s sole discretion, all notifications and announcements will be published in the United States as part of a press release. Requests for copies of the English version of the Offer Document, the related Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the U.S. Information Agent for the Offer, D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, U.S., email: QGEN@dfking.com, and by calling +1 (877) 297-1744 (toll-free in the United States) for distribution free of charge. QIAGEN Shareholders holding Directly Registered Shares will receive a letter of transmittal in the mailing that includes the Offer Document.

The Schedule TO and any amendments thereto (see sec. 1.1 of the Offer Document), exhibits to the Schedule TO, and other information that the Bidder and Thermo Fisher have filed electronically with the SEC may be obtained free of charge at the SEC’s website at https://www.sec.gov.

Pursuant to Sec. 5:74(2) of the Wft, the Offer Document and the Schedule TO are not subject to the approval of the AFM and have not been approved by the AFM.

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3.4	Publications by the Bidder in Connection with the Offer

In sec. 21 of the Offer Document, the Bidder has stated that all publications and announcements required according to the WpÜG in connection with the Offer will be published on the Internet in German at https://corporate.thermofisher.com/en/offer.html?lang=de, in English at http://corporate.thermofisher.com/en/offer.html/ and, to the extent necessary pursuant to the WpÜG, in the German Federal Gazette (Bundesanzeiger).

The Bidder has announced that it will publish the notifications pursuant to Sec. 23 (1) WpÜG as follows: (i) on a weekly basis after publication of the Offer Document (Sec. 23 (1) sent. 1 no. 1 WpÜG); (ii) on a daily basis during the final week prior to the end of the Acceptance Period (Sec. 23 (1) sent. 1 no. 1 WpÜG); (iii) without undue delay (unverzüglich) after the end of the Acceptance Period (Sec. 23 (1) sent. 1 no. 2 WpÜG); and (iv) without undue delay (unverzüglich) after the end of the Additional Acceptance Period (Sec. 23 (1) sent. 1 no. 3 WpÜG).

Furthermore, the Bidder has stated that notices and announcements will be filed with the SEC and, to the extent necessary pursuant to the WpÜG, be published in German in the German Federal Gazette (Bundesanzeiger). Such notices and announcements filed by the Bidder in connection with the Offer are available in English at the website of the SEC at https://www.sec.gov.

In addition, in sec. 12.12 of the Offer Document the Bidder has stated that it will promptly announce on the Internet in German at https://corporate.thermofisher.com/en/offer.html?lang=de, in an English translation at http://corporate.thermofisher.com/en/offer.html/ and in the German Federal Gazette (Bundesanzeiger) if (i) an Offer Condition has been previously effectively waived, (ii) an Offer Condition has been fulfilled, (iii) all Offer Conditions have either been fulfilled or have been previously effectively waived or (iv) the Offer is not settled because one or more Offer Conditions became incapable of being timely satisfied. Likewise, the Bidder has stated in the Offer Document that it will promptly announce at the end of the Acceptance Period, as part of the publication according to Sec. 23 (1) no. 2 WpÜG, which of the Offer Conditions have been fulfilled by such time. According to the Offer Document, the Bidder will also make public announcements in accordance with the applicable rules, regulations and interpretations of the SEC.

For further details and other publications of the Bidder, especially pertaining to U.S. law, see sec. 21 of the Offer Document.

3.5	Acceptance of the Offer Outside Germany, The Netherlands and the Other Member States of the European Union, the European Economic Area and the United States of America

The Bidder points out in sec. 1.5 of the Offer Document that the acceptance of the Offer outside of Germany, The Netherlands and the other member states of the European Union and the European Economic Area or the United States may be subject to legal restrictions. QIAGEN Shareholders who come into possession of the Offer Document outside of Germany, The Netherlands and the other member states of the European Union and the European Economic Area or the United States and who wish to accept the Offer outside of Germany, The Netherlands and the other member states of the European Union and the European Economic Area or the United States, and/or who are subject to statutory provisions other than those of the member states of the European Union and the European Economic Area or the United States are advised to inform themselves of and to comply with the relevant applicable statutory provisions and, if necessary, to retain advice in this respect. According to sec. 1.5 of the Offer Document, the Bidder assumes no responsibility for acceptance of the Offer outside of Germany, The Netherlands and the other member states of the European Union and the European Economic Area and the United States being permissible under the relevant applicable statutory provisions.

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3.6	Relevance of the Offer Document

The selected information in sec. 3 of this Statement has been taken solely from the Offer Document of the Bidder and only summarizes certain important information set forth in the Offer Document. Thus, the description of the Offer in this Statement does not purport to be complete and this Statement should be read together with the Offer Document. For further information and details (in particular, details regarding the Offer Conditions, the Acceptance Period, the Additional Acceptance Period, the acceptance and implementation modalities and withdrawal rights), QIAGEN Shareholders should refer to the Offer Document. Only the provisions of the Offer Document are authoritative for the content and execution of the Offer. It is the sole responsibility of each QIAGEN Shareholder to take – to the extent required – all necessary steps and actions under or in connection with the Offer Document.

3.7	Material Terms and Conditions of the Offer

3.7.1	Offer Price

Subject to the terms and conditions set forth in the Offer Document, the Bidder offers to the QIAGEN Shareholders to acquire their QIAGEN Shares at the Offer Price of EUR 39.00 per QIAGEN Share, without interest.

The Offer Price per QIAGEN Share applies to all QIAGEN Shares, including all ancillary rights, in particular the entitlement to profits, existing at the time of Settlement. For the avoidance of doubt, the Offer also applies to the Fractional QIAGEN Shares, which are treated for purposes of the definition of QIAGEN Shares as one-twenty-seventh (1/27th) of a QIAGEN Share. The consideration per Fractional QIAGEN Share is one-twenty-seventh (1/27th) of the Offer Price. Accordingly, the total amount that will be received by a holder of Fractional QIAGEN Shares in consideration of validly tendered Fractional QIAGEN Shares is EUR 39.00 divided by 27 multiplied by the number of validly tendered Fractional QIAGEN Shares.

Accepting holders of DTC Shares and accepting holders of Directly Registered Shares will receive U.S. dollars in exchange for such QIAGEN Shares upon the Settlement of the Offer. More details, including on the conversion of the Offer Price into U.S. dollars, can be found in sec. 4 of the Offer Document.

3.7.2	Acceptance Period and Additional Acceptance Period

The period for accepting the Offer began upon publication of the Offer Document on May 18, 2020 and will end on July 27, 2020, 24:00 hours (CEST) / 18:00 hours (New York local time) (such period, including all extensions resulting from provisions of the WpÜG (but excluding the Additional Acceptance Period described in sec. 5.3 of the Offer Document) as set out below the “Acceptance Period”).

The time limit for the acceptance of the Offer will be extended automatically in the following cases:

•

The Bidder may amend the Offer up to one working day (within the meaning of Sec. 21 (1) WpÜG) before the end of the Acceptance Period in accordance with Sec. 21 WpÜG. In the event of an amendment of the Offer pursuant to Sec. 21 WpÜG, the Acceptance Period pursuant to sec. 5.1 of the Offer Document will be extended by two weeks, i.e., until August 10, 2020, 24:00 hours (CEST) / 18:00 hours (New York local time), if publication of the amendment takes place within the last two weeks before the end of the Acceptance Period (Sec. 21 (5) WpÜG). This extension applies even if the amended Offer violates applicable law.

•

If a competing offer is made by a third party during the Acceptance Period for the Offer and if the Acceptance Period for the Offer expires prior to the end of the acceptance period for the competing offer, the Acceptance Period for the Offer will be extended to correspond to the end date of the acceptance period for the competing offer in accordance with Sec. 22 (2) WpÜG. This extension applies even if the competing offer is amended or prohibited or violates applicable laws and regulations.

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If a general meeting of QIAGEN is convened in connection with the Offer following publication of the Offer Document, the Acceptance Period will not be extended pursuant to Sec. 16 (3) WpÜG.

QIAGEN Shareholders that have accepted the Offer have certain withdrawal rights, as further described in sec. 17 of the Offer Document.

QIAGEN Shareholders that have not accepted the Offer within the Acceptance Period can, subject to Sec. 16 (2) sent. 2 WpÜG, still accept it within two weeks after publication of the results of the Offer by the Bidder according to Sec. 23 (1) sent. 1 no. 2 WpÜG (the “Additional Acceptance Period”), provided that none of the Offer Conditions described in sec. 3.7.3 of this Statement, and more fully in sec. 12 of the Offer Document, has definitively failed by the end of the Acceptance Period, except if such condition has been previously effectively waived.

Subject to any extension of the Acceptance Period in accordance with sec. 5.2 of the Offer Document, the Additional Acceptance Period will presumably begin on July 31, 2020 and end on August 13, 2020, 24:00 hours (CEST) / 18:00 hours (New York local time).

3.7.3	Offer Conditions

The Offer and the agreements which have come into existence as a result of accepting the Offer will only be settled if the offer conditions as contained in sec. 12 of the Offer Document (together the “Offer Conditions”) have been satisfied or effectively waived by the Bidder before the definitive non-fulfillment of the respective Offer Condition (each, a condition subsequent within the meaning of German law (auflösende Bedingung)). The Offer Conditions as set forth in sec. 12 of the Offer Document are summarized as follows:

(i)

at the end of the Acceptance Period, the sum of the QIAGEN Shares validly tendered into the Offer and not validly withdrawn, together with any QIAGEN Shares directly held by, or committed via a notice of guaranteed delivery (substantially in the form made available by the Bidder) to, Thermo Fisher or any of its Affiliates, amounting to at least 75% of QIAGEN’s issued and outstanding ordinary share capital (geplaatst en uitstaand gewoon kapitaal) – for the avoidance of doubt, excluding any QIAGEN Shares held by QIAGEN in treasury at the end of the Acceptance Period – at the end of the Acceptance Period;

(ii)

antitrust approvals in the United States, the European Union, China and the other jurisdictions set forth in sec. 11.1.4 of the Offer Document having been obtained between the publication of the Offer Document and July 27, 2021 (such date, the “Long Stop Date”; this condition, the “Antitrust Clearance Condition”); antitrust approvals shall be deemed to have been granted for the purposes of this Offer Condition if the relevant governmental authority (as described in sec. 8.2.15 of the Offer Document) has declared itself to be non-competent or has decided that registration of the Proposed Transactions with it is not required for other reasons, or has declared that the Proposed Transactions can be completed without its prior approval; with regard to South Korea, antitrust approvals shall also be deemed to have been granted for the purposes of this Offer Condition if the Korea Fair Trade Commission has granted “provisional” clearance upon reviewing the Bidder’s voluntary pre-acquisition “provisional” merger notification;

(iii)

no adverse recommendation change (as described in sec. 8.2.3 of the Offer Document) in relation to an intervening event as described in sec. 8.2.14 of the Offer Document or a competing offer as described in sec. 8.2.14 of the Offer Document (a “Competing Offer”), having been made by the Managing Board or the Supervisory Board between the publication of the Offer Document and the end of the Acceptance Period (an “Adverse Recommendation Change”);

(iv)

the number of QIAGEN Shares (including outstanding Fractional QIAGEN Shares but, for the avoidance of doubt, excluding any Treasury Shares) issued and outstanding at the end of the Acceptance Period not exceeding 230,253,368;

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(v)

between the publication of the Offer Document and the end of the Acceptance Period, (A) no QIAGEN Shares having been issued and no rights to receive QIAGEN Shares having been granted by QIAGEN to a third party other than Thermo Fisher, the Bidder Top Up Affiliate or the Bidder (other than pursuant to QIAGEN Equity Plans or QIAGEN’s outstanding warrants), and (B) QIAGEN or its legal representatives have neither publicly announced nor notified Thermo Fisher or the Bidder, nor has the Bidder or Thermo Fisher otherwise obtained knowledge, that any of the events mentioned in the preceding clause (A) has occurred;

(vi)

the general meeting of QIAGEN not having adopted any resolutions, other than the Resolutions, regarding any increase of the share capital, any split or consolidation of QIAGEN Shares, any change of the rights pertaining to QIAGEN Shares or the nature of the QIAGEN Shares or any amendment of QIAGEN’s articles of association between the publication of the Offer Document and the end of the Acceptance Period;

(vii)	adoption of the Back-End Resolution by the general meeting of QIAGEN between the publication of the Offer Document and the end of the Acceptance Period;

(viii)

between the publication of the Offer Document and the end of the Acceptance Period, no injunction, judgment, decree, order or other determination has been issued by, and no law has been enacted by, any governmental authority (as described in sec. 8.2.15 of the Offer Document) of competent jurisdiction that remains in force and effect immediately before the end of the Acceptance Period, which prohibits the consummation of the Offer, the Merger and Liquidation, the Asset Sale and Liquidation or the grant or exercise of the Top Up Option, in whole or in part;

(ix)

between the publication of the Offer Document and the end of the Acceptance Period, (A) QIAGEN not being subject to a voluntary or involuntary liquidation, administration order, suspension of payments or any other insolvency proceeding in any jurisdiction, and (B) QIAGEN or its legal representatives not having publicly announced nor notified Thermo Fisher or the Bidder, nor have the Bidder or Thermo Fisher otherwise obtained knowledge, that any of the events mentioned in the preceding clause (A) has occurred;

(x)	no material adverse effect (as described in sec. 12.8 of the Offer Document) with respect to the QIAGEN Group between the publication of the Offer Document and the end of the Acceptance Period; and

(xi)	no material compliance violation (as described in sec. 12.9 of the Offer Document) by a member of the QIAGEN Group between the publication of the Offer Document and the end of the Acceptance Period.

The Bidder will seek to complete the merger control procedures (see secs. 11.1 and 11.2 of the Offer Document) by the Long Stop Date. If one or more of the Offer Conditions has not been timely satisfied and the Bidder did not previously effectively waive such condition, the Offer will lapse and the agreements which have been entered into as a result of the acceptance of the Offer will cease to exist and not be consummated.

The Settlement will occur if all Offer Conditions except for the Antitrust Clearance Condition have been satisfied or previously effectively waived by the end of the Acceptance Period, and the Antitrust Clearance Condition is met at any time on or before the Long Stop Date.

For further details of the Offer Conditions please see secs. 12.1 to 12.10 of the Offer Document.

3.7.4	Waiver of Offer Conditions

The Bidder may waive all or individual Offer Conditions to the extent permissible pursuant to Sec. 21 (1) WpÜG prior to the end of the Acceptance Period, provided such condition did not already become incapable of being satisfied. The previous effective waiver is equivalent to the fulfilment of the relevant Offer Condition.

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Any previous effective waiver of an Offer Condition constitutes an amendment to the Offer. The Bidder is obliged to publish any amendment to the Offer, and therefore also a previous effective waiver of any Offer Condition, without undue delay in accordance with Sec. 21 (2) sent. 1 in connection with 14 (3) sent. 1 WpÜG. In the event an amendment to the Offer is published within the last two weeks prior to the end of the Acceptance Period, the Acceptance Period will be automatically extended by two weeks pursuant to Sec. 21 (5) WpÜG. In the event of a previous effective waiver of any Offer Condition, QIAGEN Shareholders that have accepted the Offer prior to the publication of the amendment of the Offer may withdraw within the Acceptance Period from the agreements that have come into existence as a result of accepting the Offer pursuant to Sec. 21 (4) WpÜG.

In the Business Combination Agreement, Thermo Fisher and QIAGEN agreed that the Bidder may waive the Offer Conditions described in sec. 3.7.3 sub-secs. (i), (iii) (if the Adverse Recommendation Change is made in relation to a Competing Offer) and (viii) of this Statement, only with the prior written consent of QIAGEN.

For further details on the possible previous waiver of Offer Conditions and the legal consequences in the event of a lapse of the Offer, reference is made to sec. 12.11 of the Offer Document.

3.7.5	Governing Law

According to sec. 23 of the Offer Document, the Offer is subject to German law and is being implemented in accordance with the provisions of WpÜG and U.S. securities laws. Furthermore, (i) every contract entered into as a result of the acceptance of the Offer by QIAGEN Shareholders tendering Clearstream Shares will be exclusively subject to and construed in accordance with German law and the exclusive jurisdiction is, to the extent legally permissible, Frankfurt am Main, Germany; (ii) the acceptance of the Offer by QIAGEN Shareholders tendering DTC Shares or Directly Registered Shares will be exclusively subject to and governed by the laws of the United States and the jurisdiction competent in accordance with the applicable laws of the United States (and the states thereof); and (iii) information to be provided to the employees of QIAGEN and questions pertaining to corporate law as it concerns QIAGEN, including the conditions under which the QIAGEN Boards may undertake any action that might result in the frustration of the Offer, are governed by the laws of The Netherlands, in particular the Dutch Offer Rules and Dutch corporate law.

3.8	Financing of the Offer

According to sec. 14.2 of the Offer Document, the Bidder has taken the necessary measures to ensure that the funds necessary for complete fulfillment of the costs of the Offer will be available to it in due time. According to the information given by the Bidder in sec. 14.1 of the Offer Document, the maximum costs for the Offer amount to a maximum of EUR 9,144,796,310 (not including transaction costs borne and paid by Thermo Fisher) and all estimated transaction costs (as described in sec. 15.1.2(b) of the Offer Document) will be borne and paid by Thermo Fisher. Further information on the financing measures are described in sec. 14.2 of the Offer Document.

According to sec. 14.3 of the Offer Document, J.P. Morgan Securities plc (Frankfurt Branch), with its registered office in Frankfurt am Main, and Morgan Stanley & Co. International plc, with its registered office in London, United Kingdom, have confirmed in writing in accordance with Sec. 13 (1) sent. 2 WpÜG that the Bidder has taken the necessary measures to ensure that it has at its disposal, at the time the cash consideration is due, the funds necessary for complete fulfillment of the Offer. These financing confirmations are attached to the Offer Document as annex 3 thereto. The QIAGEN Boards have no reason to doubt the validity of the financing confirmation issued by J.P. Morgan Securities plc (Frankfurt Branch) and Morgan Stanley & Co. International plc.

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3.9	Stock-Exchange Trading in Tendered QIAGEN Shares

According to sec. 13.1.8 of the Offer Document, the Bidder will make the tendered Clearstream Shares (the “Tendered Clearstream Shares”) tradable on the regulated market of the FSE (Prime Standard) under ISIN NL0014676538. Clearstream Shares not tendered into the Offer will continue to be traded under ISIN NL0012169213. Trading on the regulated “as-tendered” market of the FSE is expected to start on the third Banking Day after the commencement of the Acceptance Period and end at the close of the FSE trading on the day on which a publication is made that all Offer Conditions have been met or effectively waived in advance.

There will be no stock market trading of DTC Shares or Directly Registered Shares that have been tendered into the Offer. QIAGEN Shareholders who hold Directly Registered Shares or hold DTC Shares and who wish to have the ability to trade tendered QIAGEN Ordinary Shares on the regulated “as-tendered” market of the FSE should promptly contact their bank, broker, dealer or other nominee to effect a transfer of their QIAGEN Ordinary Shares from the DTC system or the transfer agent, as applicable, to the Clearstream system prior to tendering their QIAGEN Ordinary Shares into the Offer as described in sec. 13.2.8 of the Offer Document. The Bidder advises holders of Directly Registered Shares and holders of DTC Shares to allow for sufficient time for the transfer of such QIAGEN Shares to the Clearstream system.

For further details of the stock-exchange trading reference is made to secs. 13.1.8 and 13.2.8 of the Offer Document.

4	EVALUATION OF THE OFFER

4.1	Background to the Offer

Chronicles of the Business Contacts

The following chronology summarizes the key contacts and events between representatives of QIAGEN and representatives of Thermo Fisher, and between representatives of QIAGEN and representatives of other potential parties to a strategic transaction during the period preceding the signing of the Business Combination Agreement entered into between QIAGEN and Thermo Fisher (the “Business Combination Agreement”) and the announcement of the decision to launch the Offer, each as of March 3, 2020. The following description does not purport to catalogue every conversation among representatives of QIAGEN, Thermo Fisher or other third parties. For a review of Thermo Fisher’s additional key activities that led to the signing of the Business Combination Agreement, please refer to sec. 8.1.2 of the Offer Document.

As part of the ongoing oversight and evaluation of QIAGEN’s business, the Managing Board and the Supervisory Board, together with its senior management, regularly review and evaluate opportunities intended to enhance the value of QIAGEN for the benefit of its shareholders and other stakeholders. These reviews have included periodic consideration of potential strategic transactions, including potential strategic partnerships, investments in research and development, entry into new market segments and lines of business, acquisition opportunities and consideration of potential strategic combinations.

On October 7, 2019, QIAGEN issued a series of ad hoc announcements followed by press releases to announce important business and leadership developments. These included an ad hoc announcement followed by a press release announcing that Peer M. Schatz had notified QIAGEN that, after 27 years at QIAGEN, he had decided to step down as Chief Executive Officer. Thierry Bernard, Senior Vice President, was appointed Interim CEO (and was proposed for appointment as CEO in March 2020).

On that same day, QIAGEN also issued an ad hoc announcement followed by a press release announcing preliminary sales results for the third quarter of 2019, as well as an ad hoc announcement followed by a press release to announce measures to prioritize resource allocation to the most attractive growth opportunities in its Sample to Insight portfolio, in particular in light of a new orientation for its clinical next-generation sequencing (“NGS”) activities due to a new partnership that was announced with Illumina,

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Inc. In terms of results for the third quarter of 2019, QIAGEN announced that it expected preliminary total net sales growth of about 3% at constant exchange rates (“CER”) compared to the outlook for about 4% to 5% CER growth, mainly due to significantly weaker-than-expected developments in China.

On October 16, 2019, the Chairman of the Supervisory Board, Dr. Håkan Björklund, and Mr. Bernard, received a letter from a company (“Party A”) expressing a non-binding interest in acquiring QIAGEN. Party A proposed an offer price of $36.00 per QIAGEN Share in cash and requested to perform due diligence on QIAGEN. It furthermore indicated that it was interested in completing a transaction on an expedited basis.

On October 17, 2019, Marc Casper, the President and Chief Executive Officer of Thermo Fisher and Chairman of the Thermo Fisher Board of Directors, called Dr. Björklund. Mr. Casper stated that Thermo Fisher was interested in engaging in discussions to acquire QIAGEN and that Dr. Björklund should expect to receive a preliminary non-binding acquisition proposal shortly. Dr. Björklund stated that any such proposal would need to be discussed with the Supervisory Board.

On that same day, the financial advisor of a company (“Party B”) contacted Jean-Pascal Viola, Senior Vice President, Head of Corporate Business Development, by phone expressing a non-binding interest in acquiring QIAGEN. At the time, Mr. Viola indicated that he would pass along the outreach to Dr. Björklund. Later that day, Mr. Viola had another brief call with the representative to iterate that Party B was free to provide a written proposal.

On October 18, 2019, an executive of Party B contacted Mr. Viola by email requesting a phone call with QIAGEN’s management to discuss a possible strategic transaction with QIAGEN but did not submit a written proposal. Mr. Viola responded by stating that QIAGEN did not see the need for any management discussions at the time in the absence of a concrete proposal.

On that same day, Thermo Fisher submitted a preliminary, non-binding offer to acquire QIAGEN at a price of $36.00 per QIAGEN Share in cash with no financing contingency, subject to the completion of due diligence.

On October 22, 2019, at the request of the Supervisory Board and Managing Board, representatives of Goldman Sachs International (“Goldman Sachs”) and Barclays Bank PLC (“Barclays”), the financial advisors of QIAGEN, met with Dr. Björklund, Mr. Bernard and Roland Sackers, the Chief Financial Officer of QIAGEN, to discuss the aforesaid indications of interest received from Party A, Party B and Thermo Fisher, and Goldman Sachs and Barclays reviewed their preliminary financial analyses of QIAGEN with the QIAGEN participants.

At this meeting, representatives of De Brauw Blackstone Westbroek (“De Brauw”), Dutch counsel to QIAGEN reiterated the applicable fiduciary duties in evaluating such indications of interests. As QIAGEN is a company organized under the laws of The Netherlands, the applicable fiduciary duties derive from Dutch law, and not the laws of any other jurisdiction, such as the state of Delaware.

On October 30, 2019, the Supervisory Board held a meeting with Mr. Bernard and Mr. Sackers in attendance, as well as representatives of Goldman Sachs and Barclays. At this meeting, the initial proposals by Party A and Thermo Fisher and the expression of interest from Party B were discussed. The Supervisory Board found these non-binding offers and the expression of interest insufficiently appealing to consider a transaction at the time, but determined that QIAGEN remained open to further discuss proposals which accurately reflected its standalone value. Furthermore, the Supervisory Board determined that in this context, a potential sale of QIAGEN should not only be governed by pricing aspects but also by the interests of other relevant stakeholders, such as QIAGEN employees, as required by the fiduciary duties of the QIAGEN Boards under applicable Dutch law.

Following that meeting, Dr. Björklund contacted Party A, Party B and Thermo Fisher. He conveyed the message to Party A and Thermo Fisher that the offer price of $36.00 was far below the standalone value of QIAGEN. Furthermore, Dr. Björklund contacted the CEO of Party B, who confirmed the interest of Party B, but indicated that it would not be prepared to send a more concrete offer at that time. Dr. Björklund suggested to Party B that it should send a written offer should it be seriously interested to start transaction discussions.

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On November 5, 2019, Thermo Fisher submitted a revised, non-binding proposal to acquire QIAGEN for $40.00 per QIAGEN Share in cash with no financing contingency (the “November 5th Thermo Fisher Proposal”). The November 5th Thermo Fisher Proposal was subject to QIAGEN entering into an exclusivity agreement requiring it to negotiate exclusively with Thermo Fisher for a three-week period during which Thermo Fisher was prepared to complete due diligence and negotiate definitive transaction documents.

On November 6, 2019, the Supervisory Board held a telephonic meeting with Mr. Bernard and Mr. Sackers in attendance, as well as representatives of Goldman Sachs and Barclays, to discuss the November 5th Thermo Fisher Proposal. The Supervisory Board decided to reject it, but to invite Thermo Fisher to a top management meeting to further explore common ground for a transaction. Furthermore, the Supervisory Board discussed, with the assistance of representatives of Goldman Sachs and Barclays, whether other potential parties would be interested in a transaction involving QIAGEN. Following these discussions, the Supervisory Board instructed representatives of Goldman Sachs and Barclays to gauge interest from other parties believed to have both the strategic and financial capacity to explore a possible transaction with QIAGEN and the ability to move quickly.

On November 7, 2019, Mr. Casper contacted Dr. Björklund by telephone to continue the discussion regarding the potential acquisition of QIAGEN by Thermo Fisher. Dr. Björklund told Mr. Casper that QIAGEN was unwilling to provide exclusivity at such time.

On November 8, 2019, at the direction of the Supervisory Board, representatives of Goldman Sachs and Barclays contacted several parties to discuss interest in potentially acquiring QIAGEN.

On that same day, Mr. Casper and Dr. Björklund spoke by telephone about next steps in exploring a possible transaction, including entry into a non-disclosure agreement and a proposed due diligence plan.

On November 11, 2019, Mr. Casper provided Dr. Björklund with a list of discussion topics for potential management meetings, and on November 13, 2019, Thermo Fisher and QIAGEN executed a non-disclosure agreement that contained a standstill that would terminate automatically in certain circumstances.

On November 13, 2019, following execution of the non-disclosure agreement, there were reports in the press that Thermo Fisher was considering an acquisition of QIAGEN.

On November 14, 2019, following the contact between representatives of Goldman Sachs and Barclays with several interested parties, Dr. Björklund received a letter from a company (“Party C”). Party C expressed its interest in acquiring QIAGEN and submitted an indicative preliminary non-binding proposal with an offer price range of $40.00 to $44.00 per QIAGEN Share in cash. Furthermore, Party C stated that it would expect to have a customary period of due diligence with appropriate access to QIAGEN’s management and information.

On November 15, 2019, the Supervisory Board held a telephonic meeting with Mr. Bernard and Mr. Sackers in attendance as well as representatives of Goldman Sachs and Barclays. At this meeting, the Supervisory Board discussed, with the assistance of its financial advisors, the submission of the indicative preliminary non-binding proposal by Party C. The Supervisory Board determined that the indicated price range justified a top management meeting with Party C to be held on November 19, 2019 to further explore common ground for a transaction with Party C. It was furthermore determined that a top management meeting between QIAGEN and Thermo Fisher would take place on November 18, 2019.

Promptly following that telephonic meeting on November 15, 2019, QIAGEN issued an ad hoc announcement followed by a press release stating that it had begun a review of potential strategic alternatives after receiving several conditional, non-binding indications of interest for the acquisition of QIAGEN and was beginning discussions with interested parties.

On that same day, QIAGEN executed an engagement letter with Goldman Sachs.

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On November 15, 2019, Barclays provided QIAGEN with disclosure regarding Barclays’ relationships with QIAGEN and various potential bidders, including Thermo Fisher. Such disclosure included information regarding the potential adjustment, cancellation or termination of the Bond Hedge and Warrant Transactions 2024.

On November 18, 2019, members of QIAGEN’s management presented to Thermo Fisher’s management team information concerning, among other things, QIAGEN’s internal management structure, portfolio and business strategy.

On that same day, QIAGEN and Party C executed a non-disclosure agreement that contained a standstill that would terminate automatically in certain circumstances.

On November 19, 2019, members of QIAGEN’s management presented to Party C’s management team information concerning, among other things, QIAGEN’s internal management structure, portfolio and business strategy.

On that same day, the Supervisory Board held a meeting with Mr. Bernard and Mr. Sackers in attendance. At this meeting, the Supervisory Board discussed the management meetings with Thermo Fisher and Party C that had just taken place. It was reported that both parties were requested to revert with updated proposals by November 21, 2019. The participants of the meeting determined that it would be too early to value the indications of interest at this point and to reconvene on November 21, 2019 to review any updated proposals.

On November 20, 2019, QIAGEN executed an engagement letter with Barclays, which included a consent regarding the Bond Hedge and Warrant Transactions 2024 and the disclosure previously provided thereto.

On that same day, Dr. Björklund indicated to Mr. Casper that Thermo Fisher would need to increase its offer price. Mr. Casper confirmed Thermo Fisher’s continued interest in acquiring QIAGEN to Dr. Björklund and stated that Thermo Fisher would be submitting a revised proposal.

On November 21, 2019, Thermo Fisher submitted a revised, non-binding proposal to acquire QIAGEN for $41.50 per QIAGEN Share in cash with no financing contingency (the “November 21st Thermo Fisher Proposal”). The November 21st Thermo Fisher Proposal was subject to QIAGEN entering into an exclusivity agreement requiring it to negotiate exclusively with Thermo Fisher for a five-day period during which Thermo Fisher would be prepared to complete its due diligence and negotiate transaction documents.

On that same day, the Managing Board and the Supervisory Board held a telephonic meeting, which was attended by representatives of QIAGEN’s legal and financial advisors. At this meeting, representatives of Goldman Sachs and Barclays informed the QIAGEN participants that Thermo Fisher had submitted the November 21st Thermo Fisher Proposal. They also stated that Party C had not yet submitted an updated proposal, but that it had reiterated its strong interest in acquiring QIAGEN, subject to another management meeting and additional due diligence. After discussion, the Managing Board and Supervisory Board decided to respond to Thermo Fisher that the offer consideration was inadequate and that QIAGEN required a better understanding of regulatory aspects of the potential transaction. Lastly, it was determined that continued discussions with all current parties was desirable at this stage. Therefore, QIAGEN management and the financial advisors were directed to pursue further discussions with all parties in order to allow the Managing Board and Supervisory Board to evaluate the various proposals as well as the standalone value of QIAGEN, taking into account offer price, regulatory aspects and the interests of all relevant stakeholders.

Following a telephonic discussion on November 22, 2019 between Mr. Casper and Dr. Björklund, Thermo Fisher submitted a further revised, non-binding proposal to acquire QIAGEN for $43.00 per QIAGEN Share in cash with no financing contingency subject to QIAGEN entering into an exclusivity agreement requiring it to negotiate exclusively with Thermo Fisher for a one week period (the “November 22nd Thermo Fisher Proposal”). Dr. Björklund indicated that QIAGEN was not prepared to grant exclusivity at that time, but was willing to move forward in discussions with Thermo Fisher regarding potential terms of a transaction.

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From November 22, 2019 through December 10, 2019, representatives of Thermo Fisher and QIAGEN, including representatives of Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), counsel to Thermo Fisher, and De Brauw engaged in a series of discussions regarding a possible transaction, including the regulatory approval process and related commitments of the parties, the various legal requirements applicable to the offer as a result of QIAGEN being a Dutch company with listings in the United States and Germany and other potential transaction terms. The representatives of Thermo Fisher and QIAGEN did not reach mutual agreement on the transaction terms during this time.

On November 24, 2019, the Managing Board and the Supervisory Board held a telephonic meeting, which was attended by representatives of Goldman Sachs and Barclays. At this meeting, financial advisors informed the QIAGEN Boards that Party C had orally reconfirmed its interest, but had indicated that it required more time to come up with an updated proposal. A phone call lasting several hours was planned for November 25, 2019 between the management teams of QIAGEN and Party C, and to be followed by an updated indication of interest by Party C by November 27, 2019. Furthermore, the QIAGEN Boards discussed the November 22nd Thermo Fisher Proposal.

On November 25, 2019, a conference call was held between the management teams of QIAGEN and Party C to provide Party C with an opportunity to learn more about the operations of QIAGEN, its product portfolio and organizational structures.

On that same day, after the management calls with Party C, the Managing Board and the Supervisory Board held a telephonic meeting with Mr. Bernard in attendance. Mr. Bernard reported that the QIAGEN management team had had a constructive phone discussion with Party C. Furthermore, QIAGEN’s participants discussed the request for exclusivity made by Thermo Fisher and the November 22nd Thermo Fisher Proposal. The Supervisory Board, Mr. Bernard and Mr. Sackers determined that it was in the best interest of QIAGEN to decline exclusivity at this point in time to remain open to discussions with Party C, as a revised offer from Party C was expected. Additionally, it was reaffirmed to ask Party C to provide an updated indication of interest by November 27, 2019.

Also on November 25, 2019, Dr. Björklund received a letter from a company (“Party D”). Party D expressed its preliminary interest in combining its business with QIAGEN and noted that the offer consideration could consist of up to 50% cash and 50% of Party D’s common equity.

On November 26, 2019, Goldman Sachs informed QIAGEN of certain of its relationships with Party D, and that, as a result of such relationships, Barclays would lead discussions between the financial advisors, QIAGEN and Party D. QIAGEN involved Moelis & Company LLC (“Moelis”) as an additional financial advisor, primarily in respect of any discussions between QIAGEN and Party D.

Also on November 26, 2019, Party D followed up on its letter of November 25, 2019, and submitted a non-binding offer of $42.50 per QIAGEN Share in cash and stock (the “November 26th Party D Proposal”). Party D stated that it had based its offer on public information only and that it was therefore preliminary and non-binding.

On November 27, 2019, Goldman Sachs provided QIAGEN with disclosure regarding the potential adjustment, cancellation or termination of the Bond Hedge and Warrant Transactions 2023.

On that same day, Party C conveyed to representatives of Goldman Sachs and Barclays that it was withdrawing itself from discussions regarding the acquisition of QIAGEN.

On November 28, 2019, the Managing Board and the Supervisory Board held a telephonic meeting with Mr. Bernard in attendance as well as representatives of QIAGEN’s financial and legal advisors. Dr. Björklund reported that Party C had declined interest in potentially acquiring QIAGEN. The Managing Board and Supervisory Board discussed that negotiations with Thermo Fisher were ongoing at this time. The Managing Board and Supervisory Board, with the assistance of Barclays and QIAGEN’s legal advisors, reviewed background information on Party D and discussed the November 26th Party D Proposal, including the financial capacity of Party D. Moreover, it was agreed that both the November 22nd Thermo Fisher Proposal and the November 26th Party D Proposal should be reviewed further and a meeting with management of Party D should be scheduled.

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From December 2, 2019 through December 24, 2019, Party D and QIAGEN conducted a due diligence investigation of each other, including review of relevant documents and calls and meetings among management of both companies.

On December 2, 2019, the QIAGEN management met with senior leaders of Party D in New York City to give a presentation. The discussions covered many of the same topics as the meetings with Thermo Fisher and Party C.

On December 4, 2019, the Supervisory Board held a meeting with Mr. Bernard and Mr. Sackers in attendance. At this meeting, the proposals received to date and the process going forward were discussed. Representatives of Goldman Sachs and Barclays reviewed with the Supervisory Board their preliminary financial analyses of QIAGEN, and Barclays additionally reviewed with the Supervisory Board its preliminary financial analyses of the November 26th Party D Proposal. The Supervisory Board considered the November 26th Party D Proposal a serious and interesting opportunity and requested further discussions on potential synergies which should be considered in a management meeting between Party D and QIAGEN. Furthermore, representatives of Linklaters LLP (“Linklaters”), QIAGEN’s German counsel, and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz”), QIAGEN’s U.S. counsel, gave an update of the current discussions between QIAGEN and Thermo Fisher. The Supervisory Board decided to move ahead on the discussions with Thermo Fisher to further discuss the terms regarding a possible transaction, including the regulatory approval process and related commitments of the parties.

On December 6, 2019, QIAGEN and Party D executed a non-disclosure agreement that contained a standstill that would terminate automatically in certain circumstances.

On that same day, Barclays provided additional disclosure to QIAGEN regarding the potential termination of the Bond Hedge and Warrant Transactions 2024.

On December 10, 2019, at the direction of the QIAGEN Boards, representatives of Goldman Sachs and Barclays contacted representatives of Thermo Fisher and informed them that QIAGEN would discontinue discussions due to the inability to reach a mutual agreement at that time.

On that same day, QIAGEN and Party D held a telephonic meeting to review the business activities, product portfolio, scope of global operations and organizational structures of both companies, and additional potential opportunities that could arise out of a business combination.

On December 11, 2019, the Managing Board and the Supervisory Board held a telephonic meeting with Mr. Bernard in attendance. Dr. Björklund reported that discussions with Thermo Fisher had come to a standstill. Mr. Bernard indicated that discussions with Party D were ongoing in the meantime, and an in-person management meeting had been scheduled for December 13, 2019.

On December 13, 2019, senior leaders of QIAGEN and Party D held a meeting in which each company presented their operations, product portfolio, organizational structures and management philosophy.

On December 15, 2019, the Managing Board and the Supervisory Board held a telephonic meeting with Mr. Bernard as well as representatives of Goldman Sachs and Barclays in attendance. Representatives of Barclays reviewed with the QIAGEN participants its preliminary financial analyses of the November 26th Party D Proposal. The QIAGEN participants then reviewed and discussed this proposal that was based on a 25% cash / 75% stock offer. It was noted by the QIAGEN participants that a combination with Party D could be beneficial to the QIAGEN Shareholders and other QIAGEN stakeholders. However, a transaction with Party D would require much more in-depth due diligence. The QIAGEN participants furthermore discussed at this meeting a timeline toward a possible signing of a transaction, which was tentatively envisaged for January 13, 2020, subject to satisfactory due diligence and further discussions with Party D.

On December 20, 2019, QIAGEN executed an engagement letter with Moelis.

On December 23, 2019, the CEO of Party D contacted Dr. Björklund and submitted a revised non-binding offer of $35.00 per QIAGEN Share in cash and stock (the “December 23rd Party D Proposal”).

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On December 24, 2019, the Managing Board and the Supervisory Board held a telephonic meeting with Mr. Bernard in attendance. In this meeting, the December 23rd Party D Proposal was discussed. It was agreed that the offer price was well below the standalone value of QIAGEN, that further discussions with Party D were not justified and that Dr. Björklund would inform Party D accordingly. Additionally, it was further noted that no party at that time had offered an acceptable proposal. Therefore, it was determined to conclude and discontinue the review of potential strategic alternatives.

Promptly following that meeting, QIAGEN issued an ad hoc announcement followed by a press release announcing that it had concluded its review of potential strategic alternatives that was announced on November 15, 2019 and had determined that the execution of its standalone business plan represented the best opportunity to drive future value creation. QIAGEN furthermore determined that the various alternatives to the stand-alone prospects were not compelling and it terminated all discussions with interested parties.

On January 13, 2020, Mr. Casper and Dr. Björklund had informal discussions at the J.P. Morgan Healthcare Conference in San Francisco, California, USA.

Starting in late January and continuing in early February 2020, representatives of Thermo Fisher and QIAGEN had occasional discussions regarding limited legal and regulatory matters associated with a potential transaction.

On February 6 and 7, 2020, members of management of Thermo Fisher and QIAGEN as well as representatives of their respective legal advisors attended in-person meetings in Amsterdam, The Netherlands and continued discussions regarding legal and regulatory matters associated with a potential transaction, including the regulatory approval process and related commitments of the parties. Following such meetings, representatives of Thermo Fisher and QIAGEN continued to regularly discuss a potential transaction.

On February 11, 2020, Mr. Casper and Dr. Björklund agreed that the parties had made progress in discussing preliminary legal and regulatory matters associated with a transaction, including the regulatory approval process and related commitments of the parties. They discussed next steps with respect to due diligence and definitive transaction documentation and agreed that the parties would move quickly to pursue additional due diligence and negotiation of definitive transaction documentation in the interest of assessing whether a mutually agreeable transaction could be reached between the parties.

On February 12, 2020, Dr. Björklund held a telephonic meeting with Mr. Bernard, Mr. Sackers and a representative of De Brauw. During this call, the De Brauw representative provided an update on the transaction process and the status of negotiations with Thermo Fisher.

On February 13, 2020, De Brauw delivered an initial draft of the Business Combination Agreement to Wachtell Lipton.

On February 18, 2020, Wachtell Lipton submitted a revised draft Business Combination Agreement to representatives of De Brauw and subsequently spoke about the principal issues presented in the proposed revisions to the Business Combination Agreement.

From February 18, 2020 through the signing of the Business Combination Agreement, Thermo Fisher and its advisors conducted a confirmatory due diligence investigation of QIAGEN, including review of relevant documents, calls and meetings among management and visits to certain QIAGEN facilities.

On February 19, 2020, Mr. Bernard, Mr. Sackers, Mr. Viola and Philipp von Hugo, Vice President, Head of Global Legal Affairs and Compliance of QIAGEN, held a telephonic meeting with representatives of De Brauw, Linklaters, Mintz, Goldman Sachs and Barclays in attendance. Representatives of De Brauw provided a summary of the material issues raised in the mark-up of the Business Combination Agreement received from Thermo Fisher.

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During the week of February 24, 2020, Wachtell Lipton and De Brauw exchanged drafts of the Business Combination Agreement and engaged in multiple discussions regarding the Business Combination Agreement and the other transaction documents, in certain instances with the additional participation of representatives of NautaDutilh, Thermo Fisher’s Dutch counsel, Hengeler Mueller Partnerschaft von Rechtsanwälten mbB, Thermo Fisher’s German counsel, Linklaters and Mintz. The negotiations focused, among other things, on the circumstances under which the Business Combination Agreement could be terminated, the amount and circumstances in which termination fees would be payable and the nature and scope of QIAGEN’s non-solicitation obligations.

During the week of February 24, 2020, Dr. Björklund and Mr. Casper engaged in a series of telephonic discussions to discuss the final terms of the transaction, although price was not discussed until February 27, 2020 when Dr. Björklund presented a proposal of $46.00 per QIAGEN Share to Mr. Casper. On the morning of February 28, 2020, Mr. Casper and Dr. Björklund discussed the potential transaction, including timing and process of reaching an agreement. As a result of the requirement under German law for the Offer to be made in Euro, Mr. Casper advised Dr. Björklund that Thermo Fisher would be willing to offer EUR 38.00 per QIAGEN Share in cash. Dr. Björklund presented a counterproposal of EUR 40.00 per QIAGEN Share in cash. Finally, Mr. Casper informed Dr. Björklund that Thermo Fisher would be willing to offer EUR 39.00 per QIAGEN Share in cash (approximately $42.91 per QIAGEN Share at the then-current exchange rate), if the remaining open issues in the draft Business Combination Agreement could be promptly resolved. On February 29, 2020, Dr. Björklund called Mr. Casper to convey the Supervisory Board’s willingness to proceed based on Thermo Fisher’s revised offer of EUR 39.00 per QIAGEN Share in cash, subject to resolving remaining open issues.

On February 28, 2020, Goldman Sachs provided updated relationships disclosure to QIAGEN, including information regarding the potential termination of the Bond Hedge and Warrant Transactions 2023, and the Managing Board and Supervisory Board reviewed such disclosure, including the terms of the Bond Hedge and Warrant Transactions 2023.

On February 29, 2020, QIAGEN and Goldman Sachs executed a consent in respect of the Bond Hedge and Warrant Transactions 2023 and the disclosure of matters related thereto.

Representatives of Wachtell Lipton and De Brauw negotiated the remaining open issues of the draft Business Combination Agreement and the other transaction documents from March 1 until the morning of March 3, 2020.

On March 2, 2020, the Supervisory Board and the Managing Board held a telephonic meeting, with certain additional senior executives of QIAGEN, representatives of Goldman Sachs, Barclays, De Brauw and Linklaters in attendance:

•

A representative of De Brauw reviewed the fiduciary duties of the Supervisory Board and the Managing Board under applicable law in connection with the potential strategic transaction. Among other topics, De Brauw reiterated that the governing fiduciary laws for evaluating this proposed transaction were the laws of The Netherlands, which is the jurisdiction where QIAGEN is organized, and that such laws require, among other things, the Supervisory Board and the Managing Board to consider not only the interests of its shareholders, but rather the interests of all of QIAGEN’s stakeholders.

•	Representatives of De Brauw and Linklaters provided a summary of the proposed definitive terms and conditions of the Business Combination Agreement and the various ancillary transaction documents.

•

At the request of the Supervisory Board and the Managing Board, representatives of Goldman Sachs and Barclays reviewed their financial analyses of QIAGEN and each rendered an oral opinion, which were confirmed by written opinions dated as of March 3, 2020 and March 2, 2020 respectively, to the QIAGEN Boards to the effect that as of the date of the written opinion and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken set forth in such written

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opinions, (i) the Offer Price to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares in the Offer pursuant to the Business Combination Agreement and (ii) (a) the EUR 39.00 in cash (the “Advance Liquidation Distribution”) to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares pursuant to the Business Combination Agreement and Asset Sale Agreement or (b) (1) the EUR 39.00 in cash (the “QIAGEN Newco Class A Liquidation Distribution”) to be paid to the holders (other than Thermo Fisher and its affiliates) of class A shares of QIAGEN Newco (the “QIAGEN Newco Class A Shares”), and (2) the one-twenty-seventh (1/27th) of the QIAGEN Newco Class A Liquidation Distribution (the “QIAGEN Newco Class B Liquidation Distribution” and, together with the QIAGEN Newco Class A Liquidation Distribution, the “QIAGEN Newco Liquidation Distributions”) to be paid to the holders (other than Thermo Fisher and its affiliates) of class B shares of QIAGEN Newco (the “QIAGEN Newco Class B Shares”, and, together with the QIAGEN Newco Class A Shares, the “QIAGEN Newco Shares”), provided that a QIAGEN Newco Class B Share will be treated for purposes of the definition of QIAGEN Newco Shares as one-twenty-seventy (1/27th) of a QIAGEN Newco Class A Share), in each case, pursuant to the Business Combination Agreement, the Merger and the Share Transfer Agreement were fair, from a financial point of view, to such holders, as applicable.

•

After discussion, the Supervisory Board and the Managing Board, having determined that the terms of the Business Combination Agreement and the other transaction documents and the transactions contemplated thereby were in the best interest of QIAGEN and its stakeholders (including its shareholders), (1) unanimously approved the execution and delivery of the Business Combination Agreement by QIAGEN and the performance by QIAGEN of its obligations under the Business Combination Agreement and the consummation of the Proposed Transactions and (2) resolved, on the terms and subject to the terms of the Business Combination Agreement, to support the Offer and the other transactions contemplated by the Business Combination Agreement and to recommend acceptance of the Offer by the holders of QIAGEN Shares and to recommend to the QIAGEN Shareholders to vote in favor of the Resolutions at the next annual general meeting that is scheduled to take place on June 30, 2020 at 15:00 hours (CEST) (the “Annual General Meeting”) and the Merger Resolution at a subsequent extraordinary general meeting following satisfaction or previous effective waiver of the Antitrust Clearance Condition (the “Subsequent EGM”).

On March 3, 2020, shortly after 1:00 a.m. (local time in New York, New York), Thermo Fisher and QIAGEN executed the Business Combination Agreement. Thermo Fisher also delivered an executed copy of its debt commitment letter. Shortly thereafter, Thermo Fisher issued a Sec. 10 WpÜG announcement and QIAGEN issued an ad hoc announcement followed by a joint press release, each announcing the execution of the Business Combination Agreement and the Bidder’s decision to launch the Offer.

4.2	Type and Amount of the Consideration Offered

In accordance with and subject to the terms and conditions set forth in the Offer Document, the Bidder offers to acquire all QIAGEN Shares, including all ancillary rights, in particular the entitlement to profits, existing at the time of the Settlement of the Offer, at the Offer Price, i.e., consideration within the meaning of Sec. 27 (1) sent. 2 no. 1 WpÜG, in an amount of EUR 39.00 in cash for each QIAGEN Share.

According to the information provided by the Bidder in sec. 4 of the Offer Document, for the avoidance of doubt, the Offer also applies to the Fractional QIAGEN Shares, each representing one-twenty-seventh (1/27th) of the value of a QIAGEN Share. Accordingly, the total amount that will be received by a holder of Fractional QIAGEN Shares in consideration of validly tendered Fractional QIAGEN Shares is EUR 39.00 divided by 27 multiplied by the number of validly tendered Fractional QIAGEN Shares. For further details about Fractional QIAGEN Shares, please see sec. 2.1.2 of this Statement.

As further stated by the Bidder, holders of DTC Shares and Directly Registered Shares will be paid by the American Stock Transfer & Trust Company as settlement agent (“Settlement Agent”), in U.S. dollars in

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exchange for their DTC Shares and Directly Registered Shares, as applicable upon Settlement. The Offer Price will be converted into U.S. dollars prior to Settlement (as further detailed in sec. 4 of the Offer Document). Accordingly, the actual amount of U.S. dollars received by a holder of DTC Shares or Directly Registered Shares tendering into the Offer may fluctuate according to fluctuations in the Euro to U.S. dollar exchange rate and holders of DTC Shares as well as holders of Directly Registered Shares will bear the risk of such fluctuations.

As per the Offer Document, the payment of the Offer Price in exchange for QIAGEN Shares validly tendered and not properly withdrawn will be made without undue delay following, and in any event within seven Banking Days following, the later of the end of the Additional Acceptance Period or the satisfaction of the Antitrust Clearance Condition, if the Antitrust Clearance Condition has not been previously effectively waived by the Bidder.

4.3	Analysis of the Offer

In evaluating the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement (the “Proposed Transactions”), including the Offer, the Managing Board and the Supervisory Board consulted regularly with senior management of QIAGEN, as well as with representatives of De Brauw, Linklaters, Mintz, Goldman Sachs and Barclays.

In the course of (i) determining that the Offer, the Business Combination Agreement and the Proposed Transactions are in the best interest of QIAGEN, its business, and its shareholders, employees and other stakeholders, (ii) approving the Business Combination Agreement and the Proposed Transactions and (iii) determining to support the Offer and the Proposed Transactions and recommend acceptance of the Offer by the holders of QIAGEN Shares and recommend to the QIAGEN Shareholders to vote in favor of the Resolutions at the Annual General Meeting and the Merger Resolution at the Subsequent EGM, the Managing Board and the Supervisory Board considered numerous factors, including the factors listed below, which are listed in no particular order of importance, each of which, in the view of the Managing Board and the Supervisory Board, supported such determinations, in addition to the factors mentioned in sec. 4.1 of this Statement.

4.3.1	Offer Price

The Managing Board and the Supervisory Board considered certain factors concerning the adequacy of the Offer Price, including, among other things, the factors listed below.

•

Premium to historical market prices: The relationship of the Offer Price to the historical market prices of the QIAGEN Ordinary Shares, including that the Offer Price represents a premium as set out below.

Based on the stock exchange price of the QIAGEN Ordinary Shares at the FSE prior to the publication of the decision to make the Offer on March 3, 2020, the Offer Price of EUR 39.00 per QIAGEN Share includes the following premiums:

Reference point	FSE Closing Price (1)	Premium
Closing stock exchange price on the FSE on March 2, 2020, the last trading day prior to the publication of the decision to make the Offer	EUR 31.80	EUR 7.20 (approx. 22.6%)

Volume-weighted average price on the FSE on days on which QIAGEN Ordinary Shares were traded during the last six months prior to March 2, 2020, the last trading day prior to the publication of the decision to make the Offer

	EUR 31.23	EUR 7.77 (approx. 24.9%)

(1)	Source: Bloomberg

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Based on the stock exchange price of the QIAGEN Ordinary Shares at the NYSE prior to the publication of the decision to make this Offer on March 3, 2020 and the EUR – USD exchange rate indicated below, the Offer Price of EUR 39.00 per QIAGEN Share includes the following premiums:

Reference point	NYSE Closing Price (1)	Premium
Closing stock exchange price on the NYSE on March 2, 2020, the last trading day prior to the publication of the decision to make the Offer	USD 36.12 (approx. EUR 32.35)(2)	EUR 6.65 (20.5%)

Volume-weighted average price on the NYSE on days on which QIAGEN Ordinary Shares were traded during the last six months prior to March 2, 2020, the last trading day prior to the publication of the decision to make the Offer

	USD 34.34 (approx. EUR 30.76)(2)	EUR 8.24 (26.8%)

(1)	Source: Bloomberg
(2)	Based on an exchange rate of EUR 1 = USD 1.1164 on March 2, 2020

•

Negotiated result: The Managing Board and the Supervisory Board firmly believe they obtained Thermo Fisher’s best offer and that, as of the date of the Business Combination Agreement, the Offer Price represented the highest per QIAGEN Share consideration that could reasonably be obtained, based on Thermo Fisher’s history of negotiations with prior acquisition targets and the fact that QIAGEN negotiated an increase in the Offer Price to EUR 39.00 (approximately $43.00) per QIAGEN Share in cash from Thermo Fisher’s original non-binding proposal of $36.00 per QIAGEN Share in cash on October 18, 2019, as described in sec. 4.1 of this Statement.

•

Other negotiations: The fact that the Offer Price of EUR 39.00 was higher than the last proposals made by each of Party A, Party B, Party C and Party D and the fact that none of these parties subsequently expressed that they would be willing to pay an offer price equal to or higher than EUR 39.00 per QIAGEN Share.

•

Cash consideration: Thermo Fisher’s Offer Price will be payable in cash, which provides QIAGEN Shareholders with immediate liquidity and certainty of value, while eliminating long-term business and execution risk.

•

Fairness opinions: The QIAGEN Boards considered the opinions of Barclays and Goldman Sachs, dated March 2, 2020 and March 3, 2020, respectively, that as of such respective date and based upon, and subject to the qualifications, assumptions and limitations set forth in each respective opinion, (i) the Offer Price to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares in the Offer pursuant to the Business Combination Agreement was fair from a financial point of view to such holders and (ii) (a) the Advance Liquidation Distribution to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares in the Asset Sale and Liquidation pursuant to the Business Combination Agreement and the Asset Sale Agreement, was fair from a financial point of view to such holders or (b) the QIAGEN Newco Liquidation Distributions to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Newco Shares pursuant to the Business Combination Agreement, Merger and Share Transfer Agreement, were fair from a financial point of view to such holders, as applicable, (the “Fairness Opinions”) and considered the various financial analyses undertaken by Barclays and Goldman Sachs in connection with each of their respective Fairness Opinions.

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QIAGEN’s financial condition and results and outlook: The Managing Board and the Supervisory Board are familiar with the current and historical financial condition and the results of QIAGEN, as well as the prospects and strategic objectives of QIAGEN. The Managing Board and the Supervisory Board believe, on the basis of this familiarity, that the Offer Price to be received by QIAGEN Shareholders in the transaction fairly reflects QIAGEN’s standalone value, including its potential for

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future growth and acquisition opportunities. In arriving at this conclusion, the Managing Board and the Supervisory Board have also taken into account QIAGEN’s current financial performance and outlook (as described in sec. 2.2.1 of this Statement).

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Statutory minimum price: Insofar as the Managing Board and the Supervisory Board are able to verify on the basis of available information, the value of the Offer Price is in line with the provisions relating to the minimum value of the consideration offered, as set forth in Sec. 31 (1) and (7) WpÜG in conjunction with Secs. 4 and 5 WpÜGAngebV (the “Statutory Minimum Price Requirements”):

•

pursuant to Sec. 5 WpÜGAngebV, the consideration within the meaning of Sec. 27 (1) sent. 2 no. 1 WpÜG offered in the context of a takeover offer within the meaning of Secs. 29 et seq. WpÜG must be at least equal to the weighted average German stock exchange price of the QIAGEN Ordinary Shares during the three-month period prior to the publication of the Bidder’s decision to launch the Offer pursuant to Sec. 10 (1) sent. 1 WpÜG (the “Three-Month Average Price”). The decision to launch the Offer was published on March 3, 2020;

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pursuant to Sec. 4 of the WpÜGAngebV, the consideration offered for the shares of the target company in a takeover offer pursuant to Secs. 29 et seq. WpÜG must be at least equal to the value of the highest consideration paid or agreed by the Bidder, a person acting jointly with the Bidder within the meaning of Sec. 2 (5) sent. 1 WpÜG, or any of their subsidiaries for the acquisition of QIAGEN Shares within the last six months prior to publication of the Offer Document pursuant to Sec. 14 (2) sent. 1 WpÜG;

•

according to sec. 10.1 of the Offer Document, the Three-Month Average Price of the QIAGEN Ordinary Shares for the period up to and including March 2, 2020 amounted to EUR 33.02, as notified by BaFin. The Offer Price exceeds this minimum offer price required by law; and

•

according to sec. 10.1 of the Offer Document, the Bidder, any persons acting jointly with it within the meaning of Sec. 2 (5) sent. 1 WpÜG and their subsidiaries have not acquired or agreed to acquire any QIAGEN Shares during the last six months prior to the publication of the Offer Document.

•

On May 15, 2020, the reported closing price was EUR 39.05 per QIAGEN Ordinary Share on the FSE and USD 42.06 per QIAGEN Ordinary Share on the NYSE. As per sec. 7.3 of the Offer Document, QIAGEN Shareholders are urged to obtain a current market quotation for the QIAGEN Shares.

4.3.2	Strategic and Business Considerations

The Managing Board and the Supervisory Board considered certain strategic and business factors, including, among other things, the factors listed below.

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Combination of Specialty Diagnostics and Molecular Diagnostics: The Managing Board and the Supervisory Board considered that Thermo Fisher’s leading specialty diagnostics capabilities, combined with QIAGEN’s leading molecular diagnostics focused on infectious disease and other growth opportunities, will accelerate the development of higher-specificity, faster and more comprehensive tests that may improve patient outcomes and reduce the cost of care.

•

Complementary Proposition for Life Sciences Customers: The Managing Board and the Supervisory Board considered that QIAGEN’s innovative sample preparation, assay and bioinformatics technologies are complementary to Thermo Fisher’s genetic analysis and biosciences capabilities, offering research customers broader capabilities to accelerate discovery and enabling scientific breakthroughs.

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Commercial and Geographic Reach: The Managing Board and the Supervisory Board considered that Thermo Fisher’s extensive commercial reach, including its customer channels and comprehensive e-commerce platforms, as well as its leading presence in high-growth and emerging markets, will enable QIAGEN to expand customer access to QIAGEN’s product portfolio and to further penetrate their markets.

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4.3.3	Other Transactional Consideration

The Managing Board and the Supervisory Board also considered a number of other factors, including, among other things, the factors listed below.

Likelihood of Consummation

The Managing Board and the Supervisory Board considered the nature of the Offer Conditions included in the Business Combination Agreement, as well as the likelihood of satisfaction of all those conditions. The Managing Board and the Supervisory Board considered that the Offer would likely be consummated, based on, among other things:

•	the fact that the Offer is not subject to any financing condition and that Thermo Fisher had obtained a debt commitment letter in connection with the execution of the Business Combination Agreement;

•	the size and scale of Thermo Fisher relative to QIAGEN and its history of successfully completing acquisitions;

•	the likelihood that the Proposed Transactions would be approved by the relevant regulatory authorities; and

•	the expected ability of Thermo Fisher and QIAGEN to satisfy the Offer Conditions (including the minimum acceptance level of 75% as further specified in sec. 3.7.3(i) of this Statement).

Timing

The Managing Board and the Supervisory Board considered the anticipated timing of the consummation of the Proposed Transactions, and the structure of the transaction as a tender offer for QIAGEN Shares, which, subject to the satisfaction or previous effective waiver of the applicable Offer Conditions as set forth in the Business Combination Agreement, should provide QIAGEN Shareholders with an opportunity to receive the consideration for their QIAGEN Shares within a timeframe that is customary for transactions of this size and nature. The Managing Board and the Supervisory Board considered that the potential for Settlement within a timeframe that is customary for transactions of this size and nature could also reduce the amount of time in which QIAGEN’s business would be subject to potential disruption and uncertainty pending such Settlement.

Additional Acceptance Period

The Managing Board and the Supervisory Board considered that QIAGEN Shareholders that have not accepted the Offer within the Acceptance Period can still accept it within the Additional Acceptance Period, provided that all of the Offer Conditions as described in sec. 3.7.3 of this Statement, other than the Antitrust Clearance Condition, have been satisfied or previously effectively waived by the end of the Acceptance Period. The Managing Board and the Supervisory Board considered this important because such Additional Acceptance Period would allow non-tendering QIAGEN Shareholders – who may be subject to different and potentially adverse tax treatment on the consideration received in respect of their QIAGEN Shares in connection with any Post-Offer Measures (if effectuated) in comparison to the Offer Price received under the Offer – an additional opportunity to tender their QIAGEN Shares into the Offer and avoid any such potentially adverse tax treatment. For a further description of potentially adverse tax effects, please refer to sec. 6.2 of this Statement.

Full Control

The Managing Board and the Supervisory Board considered that, taking account of the strategic and business rationale of the Offer, the terms of the Offer (including the willingness to pay the Offer Price) are predicated on the acquisition of 100% of the QIAGEN Shares or the entirety of QIAGEN’s assets and operations. The importance for Thermo Fisher to acquire 100% of the QIAGEN Shares or the entirety of QIAGEN’s assets and operations is based, among other things, on the fact that having a single shareholder

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and operating without a public listing increases the QIAGEN Group’s and Thermo Fisher’s ability to achieve the goals of the Proposed Transactions and implement the actions of its strategy, reduces the QIAGEN Group’s costs and enables an efficient capital structure. The Managing Board and the Supervisory Board considered that the Post-Offer Measures enable Thermo Fisher to acquire full control over QIAGEN.

The Managing Board and the Supervisory Board further considered the fact that it is typical in friendly public offers for companies incorporated under Dutch law that the bidder and the target agree on certain post-offer restructurings to enable the bidder to obtain 100% ownership of the target or its business. It is anticipated that if either the Merger and Liquidation or the Asset Sale and Liquidation is implemented, QIAGEN Shareholders who do not tender their QIAGEN Shares pursuant to the Offer (including during the Additional Acceptance Period) will ultimately receive for each QIAGEN Share (in the event of the Asset Sale and Liquidation) or QIAGEN Newco Share (in the event of the Merger and Liquidation) then held, cash in an amount equal to the Offer Price, without interest and less applicable withholding taxes. For a further description of potential adverse tax effects, please refer to sec. 6.2 of this Statement. In addition, such transactions (if effected) would mean that QIAGEN Shareholders who do not tender their QIAGEN Shares would not be required to hold a potentially illiquid, minority stake in QIAGEN.

Considering all of the foregoing, the Managing Board and the Supervisory Board considered these proposed Post-Offer Measures desirable and in the best interest of QIAGEN and its stakeholders.

Fiduciary Out and Termination Payment

The Managing Board and the Supervisory Board considered its ability in certain circumstances to, prior to the end of the Acceptance Period, make an Adverse Recommendation Change, or terminate the Business Combination Agreement in order to enter into a definitive agreement with respect to a Competing Offer, if the failure to do so would be inconsistent with the QIAGEN Boards’ fiduciary duties under the laws of The Netherlands and subject to certain other limitations in the Business Combination Agreement. The Managing Board and the Supervisory Board also considered QIAGEN’s obligation to pay to Thermo Fisher a termination payment of USD 367 million in cash in the event that (i) the Business Combination Agreement is terminated by Thermo Fisher due to an Adverse Recommendation Change or by QIAGEN in order to enter into a Competing Offer or (ii) QIAGEN enters into a subsequent agreement, within twelve months of termination of the Business Combination Agreement, for any potential offer or proposal that constitutes or would reasonably be expected to lead to a potential offer for the acquisition of more than 50% of the QIAGEN Shares or assets of the QIAGEN Group representing more than 50% of the revenues, net income or assets (in each case, on a consolidated basis) of the QIAGEN Group, taken as a whole, subject to the terms and conditions set forth in the Business Combination Agreement as further explained in sec. 8.2.17 of the Offer Document (the “Termination Payment”). The Managing Board and the Supervisory Board acknowledged that the Termination Payment was necessary to induce Thermo Fisher to enter into the Business Combination Agreement and determined, with the advice of its financial and legal advisors, after taking into account Dutch fiduciary standards and customary terms and conditions relating to the non-solicitation provisions, would not prohibit a bona fide third party from making a Competing Offer.

Antitrust Commitments and Reverse Termination Payment

The Managing Board and the Supervisory Board considered the fact that Thermo Fisher has agreed to, and to cause its Affiliates and subsidiaries to, use reasonable best efforts to take all actions necessary to promptly, and in any event prior to the Long Stop Date, secure the required antitrust clearances, including, subject to the terms of the Business Combination Agreement, agreeing to sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate any assets, licenses, operations, rights, product lines, businesses or interest therein of QIAGEN and any of its Affiliates and subsidiaries or Thermo Fisher and any of its Affiliates and subsidiaries, except as would reasonably be expected to result in a substantial detriment to Thermo Fisher or QIAGEN, as further explained in sec. 8.2.17 of the Offer Document.

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The Managing Board and the Supervisory Board also considered the fact that Thermo Fisher has agreed to pay to QIAGEN a termination payment of USD 575 million in cash (the “Reverse Termination Payment”) in case the Business Combination Agreement is terminated, amongst others, because the required antitrust clearances have not been obtained prior to the Long Stop Date, subject to the terms and conditions of the Business Combination Agreement as further explained in sec. 8.2.17 of the Offer Document.

The Managing Board and the Supervisory Board further considered the fact that QIAGEN will be required to repay all or a portion of the Reverse Termination Payment in case QIAGEN enters into a contract for an alternative transaction within a certain time after the termination of the Business Combination Agreement and the consideration offered in such alternative transaction represents no less than a 10% cumulative annual growth rate on the Offer Price (as of March 3, 2020) of EUR 39.00 measured from March 3, 2020 until the date on which QIAGEN or any of its Affiliates enters into a binding contract for such alternative transaction, as further explained in sec. 8.2.17 of the Offer Document.

Other Stakeholder Interests

The Managing Board and the Supervisory Board considered certain stakeholder interests, including the fact that, for the benefit of QIAGEN’s stakeholders, Thermo Fisher has agreed that it shall, in accordance with the terms of the Business Combination Agreement, observe certain confirmations and commitments (the “Non-Financial Covenants”), for a period of twelve months after the Settlement Date. The Non-Financial Covenants are reflected in secs. 5.1.2 through 5.1.4 of this Statement and relate to the following topics:

•	The future business activities and strategy of QIAGEN (sec. 5.1.2 of this Statement)

•	The product brands and logos of QIAGEN (sec. 5.1.2 of this Statement)

•	The R&D activities of QIAGEN (sec. 5.1.2 of this Statement)

•	The financing of QIAGEN (sec. 5.1.2 of this Statement)

•	The commitment to corporate social responsibility (sec. 5.1.2 of this Statement)

•	The locations and geographical footprint for the business of QIAGEN (sec. 5.1.3 of this Statement)

•	The employees, employee representation and employment terms and conditions of QIAGEN (sec. 5.1.4 of this Statement)

The Managing Board and the Supervisory Board further considered that pursuant to the Business Combination Agreement, QIAGEN will – for a certain period of time – continue to have a Supervisory Board, including two Independent Members (as described in sec. 5.1.6 of this Statement). The Independent Members shall act in the best interest of QIAGEN and its business (including the interests of the QIAGEN Group as a whole), taking into account their fiduciary duties under Dutch law. In their position as members of the Supervisory Board, the Independent Members shall generally act as any other member of the Supervisory Board (including by considering the interests of the Minority Shareholders and all other QIAGEN Shareholders) and further monitor compliance with the Non-Financial Covenants. The prior approval of the Supervisory Board, including the affirmative vote of at least one of the Independent Members, shall be required in the event of any deviation from the Non-Financial Covenants in the twelve months following the Settlement Date. The Non-Financial Covenants may be enforced by a joint decision of the Independent Members, requiring the approval of both of the Independent Members.

Other Terms of Business Combination Agreement

The Managing Board and the Supervisory Board considered the other terms and conditions of the Business Combination Agreement, including, among other things:

•	that the QIAGEN Group must carry on its business in the ordinary course consistent with past practice, subject to limited specified exceptions;

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•

that QIAGEN will not take a number of actions related to the conduct of its business without the prior written consent of the Bidder, and that these covenants may limit the ability of QIAGEN to pursue business opportunities that it would otherwise pursue;

•

that the approval of the Back-End Resolution at the Annual General Meeting, which is one of the Offer Conditions, would allow QIAGEN to gain greater certainty on the completion of the Offer and the other transactions contemplated by the Business Combination Agreement (thereby allowing its stakeholders to realize the overall benefits of the transactions contemplated thereby); and

•

QIAGEN’s ability, subject to the limitations and conditions in the Business Combination Agreement, to seek specific performance against Thermo Fisher of Thermo Fisher’s and the Bidder’s obligations under the Business Combination Agreement, including the Bidder’s obligation to consummate the Offer on the terms of the Business Combination Agreement.

Uncertainties Associated with the Offer

The Managing Board and the Supervisory Board also considered a number of potential risks or negative factors in its deliberations concerning the Business Combination Agreement and the Proposed Transactions, including, among other things, the factors listed below.

•

The Managing Board and the Supervisory Board considered the fact that QIAGEN Shareholders will have no ongoing equity interest in QIAGEN, meaning that they will cease to participate in QIAGEN’s future growth and to benefit from increases in the value of QIAGEN Shares.

•

The Managing Board and the Supervisory Board considered that the conditions to the Bidder’s obligation to accept for payment and pay for QIAGEN Shares tendered pursuant to the Offer are subject to the Offer Conditions, and the possibility that such conditions may not be satisfied, including as a result of events outside of QIAGEN’s control. The Managing Board and the Supervisory Board also considered the fact that (i) if the Offer is not completed, QIAGEN’s directors and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Offer and (ii) QIAGEN has incurred and will incur significant transaction costs attempting to consummate the Offer, regardless of whether or not the Offer is consummated. The Managing Board and the Supervisory Board also considered the fact that, if the Offer is not consummated, the market’s perception of QIAGEN’s continuing business might result in a loss of one or more customers, business partners, collaboration partners or employees and that the trading price of QIAGEN Shares could be adversely affected.

•

The Managing Board and the Supervisory Board considered the effect of the public announcement of the Proposed Transactions on QIAGEN’s operations, employees, customers and suppliers as well as its ability to attract and retain key personnel while the transaction is pending and the possibility of any suit, action or proceeding in respect of the Business Combination Agreement or the Proposed Transactions.

•

The Managing Board and the Supervisory Board considered that the financial interests of the Executive Officers and directors may be different from or in addition to those of other shareholders, as more fully described in sec. 11 of this Statement, and considered whether a potential conflict of interest existed in relation to any of the directors of the Managing Board and the Supervisory Board, concluding that this was not the case.

4.3.4	Other Considerations

For further considerations regarding the Managing Board’s and the Supervisory Board’s support for Thermo Fisher’s intentions, please refer to sec. 5.3 of this Statement.

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4.4	Opinions of QIAGEN’s Financial Advisors

4.4.1	Opinion of Barclays

QIAGEN engaged Barclays to act as its financial advisor with respect to pursuing strategic alternatives for QIAGEN, including a possible sale of QIAGEN, pursuant to an engagement letter dated November 20, 2019. On March 2, 2020, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Supervisory Board and Managing Board that, as of such date and based upon and subject to the qualifications, limitations, factors and assumptions stated in its opinion, (i) the Offer Price to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares in the Offer pursuant to the Business Combination Agreement and (ii) (a) the Advance Liquidation Distribution to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares pursuant to the Business Combination Agreement and the Asset Sale Agreement or (b) the QIAGEN Newco Liquidation Distributions to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Newco Shares pursuant to the Business Combination Agreement, the Merger and the Share Transfer Agreement were fair, from a financial point of view, to such holders, as applicable.

The full text of Barclays’ written opinion, dated as of March 2, 2020, is attached as Annex 2 hereto. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the Supervisory Board and the Managing Board, addresses only the fairness, from a financial point of view, of (i) the Offer Price to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares in the Offer pursuant to the Business Combination Agreement and (ii) (a) the Advance Liquidation Distribution to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares pursuant to the Business Combination Agreement and the Asset Sale Agreement or (b) the QIAGEN Newco Liquidation Distributions to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Newco Shares pursuant to the Business Combination Agreement, the Merger and the Share Transfer Agreement, as applicable and does not constitute a recommendation to any QIAGEN Shareholder as to whether to accept the Offer Price to be offered to the holders of QIAGEN Shares in connection with the Proposed Transactions or how any holder of QIAGEN Shares, QIAGEN Newco Shares or any other security should vote or act with respect to the Asset Sale and Liquidation, the Merger and Liquidation or any other matter. The terms of the Proposed Transactions were determined through arm’s-length negotiations between QIAGEN and Thermo Fisher and were unanimously approved by the Supervisory Board and Managing Board. Barclays did not recommend any specific form of consideration to QIAGEN or that any specific form of consideration constituted the only appropriate consideration for the Proposed Transactions. Barclays was not requested to address, and its opinion does not in any manner address, QIAGEN’s underlying business decision to proceed with or effect the Proposed Transactions, the likelihood of completion of the Proposed Transactions, or the relative merits of the Proposed Transactions as compared to any other transaction in which QIAGEN may engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transactions, or any class of such persons, whether relative to (i) the Offer Price to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares in the Offer pursuant to the Business Combination Agreement, (ii) (a) the Advance Liquidation Distribution to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares in the Asset Sale and Liquidation pursuant to the Business Combination Agreement and the Asset Sale Agreement, (b) the QIAGEN Newco Liquidation Distributions to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Newco Shares in the Merger and Liquidation pursuant to the Business Combination Agreement, the Merger and the Share Transfer Agreement, as applicable, or otherwise. No limitations were imposed by the Supervisory Board or Managing Board upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

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In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed a draft of the Business Combination Agreement, dated as of March 1, 2020, and the specific terms of the Proposed Transactions;

•	reviewed and analyzed a draft of the form of Asset Sale Agreement, dated as of March 1, 2020;

•	reviewed and analyzed a draft of the form of Share Transfer Agreement, dated as of March 1, 2020;

•	reviewed and analyzed a draft of the form of the Merger Proposal and Explanatory Notes thereto, dated as of March 1, 2020;

•

reviewed and analyzed publicly available information concerning QIAGEN that Barclays believed to be relevant to Barclays’ analysis, including its Annual Report on Form 20-F for the fiscal year ended December 31, 2018 and certain interim reports to shareholders on Form 6-K of QIAGEN, including Quarterly Reports for the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019;

•

reviewed and analyzed financial and operating information with respect to the business, operations and prospects of QIAGEN furnished to Barclays by QIAGEN, including financial projections of QIAGEN previously prepared by management of QIAGEN (the “Management Projections”);

•

reviewed and analyzed a trading history of QIAGEN Ordinary Shares for the year ended February 28, 2020 and a comparison of that trading history with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the historical financial results and present financial condition of QIAGEN with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and price targets of QIAGEN;

•	reviewed and analyzed a comparison of the financial terms of the Proposed Transactions with the financial terms of certain other transactions that Barclays deemed relevant;

•	reviewed and analyzed the results of Barclays’ efforts to solicit indications of interest from third parties with respect to a sale of QIAGEN;

•	had discussions with the management of QIAGEN concerning QIAGEN’s businesses, operations, assets, financial condition and prospects; and

•	undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and had not assumed responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of the management of QIAGEN that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Management Projections, upon the advice and at the instruction of QIAGEN, Barclays assumed that such forecasts were reasonably prepared on a basis reflecting the best available estimates and judgments of the management of QIAGEN as to the future financial performance of QIAGEN as of the date of Barclays’ Fairness Opinion and that QIAGEN would perform substantially in accordance with such forecasts. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such forecasts or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays expressed no opinion or view as to the potential effects of the unusual volatility currently being experienced in the credit, financial and stock markets on QIAGEN or the Proposed Transactions. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of QIAGEN and did not make or obtain any evaluations or appraisals of the assets or liabilities of QIAGEN. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, March 2, 2020. Barclays

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assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after March 2, 2020. Barclays expressed no opinion as to the prices at which QIAGEN Ordinary Shares would trade following the announcement of the Proposed Transactions.

Barclays assumed that the executed Agreements would conform in all material respects to the last draft reviewed by Barclays. Barclays assumed the accuracy of the representations and warranties contained in the Business Combination Agreement, the Merger, the Share Transfer Agreement and the Asset Sale Agreement (together, the “Agreements”) and all the agreements related thereto. Barclays also assumed, upon the advice and at the instruction of QIAGEN, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transactions would be obtained within the constraints contemplated by the Agreements and that the Proposed Transactions will be consummated in accordance with the terms of the Agreements without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, upon the advice and at the instruction of QIAGEN, Barclays also assumed for purposes of its analyses and opinion that the Proposed Transactions will include either the Merger and Liquidation or the Asset Sale and Liquidation following the consummation of the Offer and that the Merger and Liquidation or the Asset Sale and Liquidation will be consummated in accordance with the terms of the Agreements without waiver, modification or amendment of any term, condition or agreement thereof the effect of which would be in any way meaningful to Barclays’ analysis. Barclays did not express any opinion as to any tax or other consequences that might result from the Proposed Transactions, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood QIAGEN had obtained such advice as it deemed necessary from qualified professionals. The opinion of Barclays is not, and should not be construed to be, an expert’s report or a valuation opinion (Wertgutachten) of the type rendered by qualified auditors or independent experts under the requirements of the laws of Germany or The Netherlands or any other applicable laws. An opinion of fairness from a financial point of view differs in a number of important respects from such a valuation opinion performed by qualified auditors and experts and from accounting valuations generally. The opinion of Barclays has not been prepared according to the guidelines for the rendering of fairness opinions (IDW S8) of the institute of public auditors in Germany (Institut der Wirtschaftsprüfer in Deutschland e.V. – IDW).

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In connection with rendering its opinion and performing such financial, comparative and other analyses, Barclays noted that, based on the spot EUR/USD exchange rate as of February 28, 2020, the EUR 39.00 in cash was equal to $43.00. In arriving at its opinion, Barclays did not ascribe a specific range of values to QIAGEN Shares but rather made its determination as to fairness, from a financial point of view, as of the date thereof, to (i) the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares of the Offer Price to be paid to such holders of QIAGEN Shares in the Offer pursuant to the Business Combination Agreement and (ii) (a) the holders of QIAGEN Shares (other than Thermo Fisher and its affiliates) of the Advance Liquidation Distribution to be paid to such holders pursuant to the Business Combination Agreement and the Asset Sale Agreement or (b) the holders of QIAGEN Newco Shares (other than Thermo Fisher and its affiliates) of the QIAGEN Newco Liquidation Distributions to be paid to such holders pursuant to the Business Combination Agreement, the Share Transfer Agreement and the Merger, as applicable, on the basis of various financial and comparative analyses.

The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be

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considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

As discussed in sec. 4.3 of this Statement, Barclays’ opinion to the Supervisory Board and the Managing Board, as available at the respective points in time, were one of many factors taken into consideration by the Supervisory Board and the Managing Board in making their determination to approve and recommend the Proposed Transactions and to recommend acceptance of the Offer to the QIAGEN Shareholders.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Supervisory Board and the Managing Board. The following summary does not purport to be a complete description of the analyses performed by Barclays in connection with the fairness opinion or the analyses and reviews underlying Barclays’ opinion and is qualified in its entirety by reference to Barclays’ written opinion attached as Annex 2.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. Barclays prepared these analyses for purposes of providing its opinion to the Supervisory Board and Managing Board. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold.

For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of QIAGEN, Thermo Fisher or any other parties to the Proposed Transactions. No company, business or transaction considered in Barclays’ analyses and reviews is identical to QIAGEN or the Proposed Transactions, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’ analyses and reviews. None of QIAGEN, Thermo Fisher, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates or forecasts of future results contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ analyses and reviews are inherently subject to substantial uncertainty.

The summary of the financial analyses and reviews summarized below include information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’ analyses and reviews. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 28, 2020, the last trading day before the date that Barclays rendered its oral opinion to the Managing Board and Supervisory Board, and is not necessarily indicative of current market conditions.

Selected Precedent Transaction Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected life science tools transactions and diagnostics transactions that Barclays, based on its experience with merger and

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acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to QIAGEN with respect to the size, mix margins and other characteristics of their businesses. The selected precedent transactions were as follows:

Life Science Tools Precedent Transactions
Announcement Date	Target	Acquiror
07/11/19	Biotek Instruments, Inc.	Agilent Technologies, Inc.
03/24/19	BrammerBio, Inc.	Thermo Fisher
02/25/19	General Electric (Biopharma)	Danaher Corporation
03/09/18	Integrated DNA Technologies, Inc.	Danaher Corporation
05/27/16	FEI Company	Thermo Fisher
01/08/16	Affymetrix Inc.	Thermo Fisher
05/13/15	Pall Corporation	Danaher Corporation
09/22/14	Sigma-Aldrich Corporation	Merck KGaA
04/15/13	Life Technologies Corp.	Thermo Fisher
12/13/10	Dionex Corp.	Thermo Fisher
02/28/10	Millipore Corporation	Merck KGaA
07/27/09	Varian, Inc.	Agilent Technologies, Inc.
04/25/06	Serologicals Corporation	Millipore Corporation

Diagnostics Precedent Transactions
Announcement Date	Target	Acquiror
07/29/19	Genomic Health, Inc.	Exact Sciences Corp.
05/16/18	Abaxis, Inc.	Zoetis, Inc.
06/19/17	EUROIMMUN Medical Laboratory Diagnostics AG	PerkinElmer, Inc.
09/01/16	Cepheid, Inc.	Danaher Corporation
02/01/16	Alere, Inc.	Abbott Laboratories
05/17/12	Dako	Agilent, Inc.
04/30/12	Gen-Probe Incorporated	Hologic, Inc.
05/19/11	Phadia AB	Thermo Fisher
07/25/07	Dade Behring Holdings, Inc.	Siemens Medical Solutions
06/25/07	Ventana Medical Systems, Inc.	Roche Holding AG
06/03/07	Digene Corp.	QIAGEN, N.V.
05/17/07	Biosite Inc.	Inverness Medical Innovations, Inc.
06/29/06	Bayer Healthcare Diagnostics	Siemens Medical Solutions
04/27/06	Diagnostic Products Corporation	Siemens Medical Solutions

For each of the selected transactions, Barclays calculated and compared enterprise value as a multiple of last twelve months (“LTM”) EBITDA based on the latest available public filings as of the time of announcement. While none of the companies that participated in the selected transactions (other than QIAGEN itself) are directly comparable to QIAGEN, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of QIAGEN’s results, market size and product profile.

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The following table presents the results of this analysis:

Enterprise Value as a Multiple of:	Selected Life Science Tools Transactions
	Range	Median	Mean
LTM EBITDA	12.1x-20.8x	19.7x	18.2x

Enterprise Value as a Multiple of:	Selected Diagnostics Transactions
	Range	Median	Mean
LTM EBITDA	11.6x-41.9x	19.2x	22.2x

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of QIAGEN and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the Proposed Transactions. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the Proposed Transactions which would affect the acquisition values of the selected target companies and QIAGEN. Based upon its professional judgment and experience, Barclays selected a range of 18.0x to 22.0x Enterprise Value/LTM EBITDA multiples and applied such range to QIAGEN’s 2019 adjusted EBITDA based on the Management Projections, in each case, to calculate a range of illustrative enterprise values for QIAGEN. Barclays then subtracted from the range of illustrative enterprise values it derived for QIAGEN the assumed amount of QIAGEN’s net debt, as provided by the management of QIAGEN to derive a range of illustrative equity values for QIAGEN. Barclays then divided the range of illustrative equity values it derived by the applicable number of fully diluted outstanding QIAGEN Shares, as provided by the management of QIAGEN to derive a range of implied equity values per QIAGEN Ordinary Share of $35.73 – $44.36.

Illustrative Discounted Cash Flow Analysis

In order to estimate the illustrative present values of QIAGEN Shares, Barclays performed a discounted cash flow analysis of QIAGEN. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of a company by calculating the “present value” of estimated future cash flows of the company. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

Barclays performed a discounted cash flow analysis of QIAGEN based on estimates of unlevered free cash flows of QIAGEN as reflected in the Management Projections to derive a range of implied present values per QIAGEN Ordinary Share as of December 31, 2019, using a mid-year discounting convention. Utilizing discount rates ranging from 7.5% to 8.5%, reflecting estimates of QIAGEN’s weighted average cost of capital, Barclays derived a range of implied enterprise values for QIAGEN by discounting to present value as of December 31, 2019, (i) estimates of unlevered free cash flows of QIAGEN for the years 2020 through 2023 as reflected in the Management Projections and (ii) a range of terminal values for QIAGEN derived by applying a range of terminal value exit multiples ranging from 16.0x to 20.0x Enterprise Value/LTM EBITDA to the projected 2023 EBITDA. Barclays derived such discount rates by application of the Capital Asset Pricing Model, which requires taking into account QIAGEN’s capital structure, yields for U.S. Treasury notes, levered and unlevered betas for QIAGEN and comparable companies, market risk premium, tax rates and other appropriate factors. In selecting the range of terminal value exit multiples, Barclays made qualitative judgments based on its experience and professional judgment. Barclays then added the present value of the terminal value to the present values of the unlevered free cash flows for each of the fiscal years 2020 through 2023 and subtracted the assumed amount of QIAGEN’s net debt to calculate a range of equity values for QIAGEN.

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Barclays then divided this range of equity values by the applicable number of fully diluted QIAGEN Shares based on data provided by QIAGEN’s management to derive a range of implied present values per QIAGEN Ordinary Share of $37.08 – $47.81.

Illustrative Present Value of Future Share Price Analysis

Barclays performed an illustrative analysis of the implied present value of an illustrative future value per QIAGEN Ordinary Share, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s financial multiples. For the analysis of the illustrative future value per QIAGEN Ordinary Share, Barclays used the Management Projections for each of the fiscal years 2020 through 2023.

Barclays first calculated the implied future values per QIAGEN Ordinary Share as of December 31 for each of the fiscal years 2020 to 2022, by applying next-twelve-months adjusted P/E multiples ranging from 22.0x to 26.0x to estimates of the next-twelve-months earnings per QIAGEN Ordinary Share for the years 2020 to 2022. These illustrative multiple estimates were derived by Barclays utilizing its professional judgment and experience. Barclays then discounted 2022 implied future value per share back to December 31, 2019, using a range of illustrative discount rates of 9.0% to 10.0%, reflecting an estimate of QIAGEN’s cost of equity. Barclays derived such range of discount rates by application of the Capital Asset Pricing Model, taking into account QIAGEN’s capital structure, yields for U.S. Treasury notes, levered and unlevered betas for QIAGEN and comparable companies, market risk premium, tax rates and other appropriate factors. This analysis resulted in a range of implied present values per QIAGEN Ordinary Share of $34.71 – $42.16.

Other Factors

Barclays also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were references for informational purposes, including, among other things, the illustrative selected comparable company analysis described below.

Illustrative Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per QIAGEN Ordinary Share by reference to those companies, which could then be used to calculate implied exchange ratio ranges, for reference purposes only, Barclays reviewed and compared specific financial and operating data relating to QIAGEN with selected comparable companies that Barclays, based on its judgement and experience, deemed comparable to QIAGEN. The selected comparable companies with respect to QIAGEN were as follows:

Diversified Tools/Diagnostics Comparable Companies	Diagnostics Comparable Companies	Life Science Tools Comparable Companies

Agilent Technologies, Inc.	Abbott Laboratories	Abcam PLC

Bio-Rad Laboratories, Inc.	Becton Dickinson & Co.	Avantor, Inc. Waters Corporation

Danaher Corporation	bioMerieux S.A.	Bio-Techne Corporation

Illumina, Inc.	DiaSorin S.R.L.	Bruker Corproration

PerkinElmer, Inc.	Hologic, Inc.	Mettler-Toledo International, Inc.

Thermo Fisher	Sysmex Corp.	Repligen Corporation

	Siemens Healthineers AG	Sartorius AG

Waters Corporation

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Barclays calculated and compared various financial multiples and ratios of QIAGEN and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its current stock price to its projected earnings per share (commonly referred to as a price earnings ratio, or P/E), and each company’s enterprise value to certain historical financial criteria (such as earnings before interest, taxes, depreciation and amortization, or EBITDA). The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, and subtracting its cash and cash equivalents. The results of this illustrative selected comparable company analysis are summarized below:

Selected Diversified Tools/ Diagnostics Comparable Companies
	Range	Median
Enterprise Value as a multiple of 2020E Adjusted EBITDA	16.1x-27.8x	20.3x
2020E Adjusted P/E Multiple	18.9-42.4x	24.3x

Selected Diagnostics Comparable Companies
	Range	Median
Enterprise Value as a multiple of 2020E Adjusted EBITDA	12.7x-18.9x	16.0x
2020E Adjusted P/E Multiple	17.4x-34.1x	21.4x

Selected Life Science Tools Comparable Companies
	Range	Median
Enterprise Value as a multiple of 2020E Adjusted EBITDA	12.6x-56.4x	21.3x
2020E Adjusted P/E Multiple	20.4x-81.7x	32.0x

Barclays selected the comparable companies listed above because of similarities in one or more business or operating characteristics with QIAGEN. However, because of the inherent differences between the business, operations and prospects of QIAGEN and because no selected comparable company is exactly the same as QIAGEN, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of QIAGEN and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between QIAGEN and the companies included in the selected comparable company analysis. Based upon these judgments, Barclays selected a range of 16.0x to 21.0x multiples of EV/Adjusted EBITDA and a range of 22.0x to 26.0x multiples of P/E for QIAGEN and applied such ranges to QIAGEN’s 2020E adjusted EBITDA and 2020E adjusted earnings per share, as applicable, each per the Management Projections, to calculate a range of implied prices per QIAGEN Ordinary Share.

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Supervisory Board and Managing Board selected Barclays because of its familiarity with QIAGEN and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as its substantial experience in transactions comparable to the Proposed Transactions.

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Barclays is acting as financial advisor to QIAGEN in connection with the Proposed Transactions. As compensation for its services in connection with the Proposed Transactions, QIAGEN has agreed to pay Barclays a transaction fee of approximately $31.2 million, all of which is contingent upon completion of the proposed acquisition. In addition, QIAGEN has agreed to reimburse Barclays for its reasonable out-of-pocket expenses incurred in connection with the Proposed Transactions and to indemnify Barclays for certain liabilities that may arise out of its engagement by QIAGEN and the rendering of Barclays’ opinion.

Barclays and its affiliates have performed various investment banking and financial services for QIAGEN, Thermo Fisher and their respective affiliates in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, Barclays and its affiliates have performed the following investment banking and financial services: (i) for QIAGEN or its affiliates, acted as a bookrunner in QIAGEN’s sale of $500 million principal amount of 1.000% convertible senior notes due 2024 in November 2018 and (ii) for Thermo Fisher or its affiliates (A) acted as a passive bookrunner in Thermo Fisher’s sale of $900 million principal amount of 2.60% senior notes due 2029 in September 2019; (B) acted as a passive bookrunner in Thermo Fisher’s sale of EUR 4.4 billion principal amount of senior notes due between 2025 and 2049 in September 2019; and (C) provided Thermo Fisher with certain derivative services from time to time. During the period from January 1, 2018 ending March 2, 2020, Barclays received compensation for investment banking and financial services provided by its investment banking division to QIAGEN and/or its affiliates of $4.6 million. During the same period from January 1, 2018 to March 2, 2020, Barclays received compensation for investment banking and financial services provided by its investment banking division to Thermo Fisher and/or its affiliates of $3.1 million.

In addition, Barclays Bank PLC is one of four counterparties to QIAGEN with respect to convertible note hedge transactions entered into contemporaneously with QIAGEN’s sale of $500 million principal amount of 1.000% convertible senior notes due 2024 (the “Convertible Notes Hedge Transactions 2024”) and with respect to issuer warrant transactions entered into contemporaneously with such Convertible Notes Hedge Transactions 2024 (the “Warrant Transactions 2024” and, collectively with the Convertible Notes Hedge Transactions 2024, the “Bond Hedge and Warrant Transactions 2024”). The Convertible Notes Hedge Transactions 2024 provide QIAGEN with a hedge for any potential cash payment in excess of the principal amount of the convertible notes that QIAGEN may be required to make upon conversion of the convertible notes. The Warrant Transactions 2024 provide Barclays with warrants on QIAGEN Ordinary Shares, the value of which depends on the price of QIAGEN Ordinary Shares exceeding a certain strike price. Assuming that the Bond Hedge and Warrant Transactions 2024 are not otherwise terminated pursuant to their terms, pursuant to the terms of the Bond Hedge and Warrant Transactions 2024 specified in the confirmations thereof, upon the occurrence of a fundamental change and certain other events involving QIAGEN (including the Proposed Transactions), there may be an adjustment, cancellation and/or termination of the Bond Hedge and Warrant Transactions 2024 in whole or in part.

Additionally, even if the Proposed Transactions are not consummated, the Warrant Transactions 2024 may be adjusted, terminated, or canceled by Barclays as a result of the announcement of the Proposed Transactions if Barclays determines that it has the right to take such an action and that such action is necessary to preserve the fair value of the Warrant Transactions 2024 to Barclays. Pursuant to the terms of the Warrant Transactions 2024, Barclays will determine, in good faith and in a commercially reasonable manner as calculation agent with respect to such Warrant Transactions 2024, the economic effect of such an announcement on the value of such Warrant Transactions 2024 and may take into account a number of factors, including, for example, the stock price and changes in volatility, stock loan rate, liquidity, and expected dividends of QIAGEN Shares. If the economic effect of the announcement of the Proposed Transactions is material, Barclays may adjust certain terms of the Warrant Transactions 2024 as appropriate. Barclays may make such adjustments regardless of whether the Proposed Transactions are consummated and may make additional adjustments following any announcement of the modification, cancellation, withdrawal or consummation of the Proposed Transactions.

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While the Convertible Notes Hedge Transactions 2024 may be terminated at fair market value pursuant to their terms and the terms of the ISDA following a fundamental change, such termination may be at a value that would result in less payment to QIAGEN than if the Proposed Transactions had not occurred.

In connection with such Bond Hedge and Warrant Transactions 2024, Barclays has exposure to market fluctuations in the price of QIAGEN Ordinary Shares. Barclays’ ordinary practice is to hedge its net market exposure to the price of the ordinary shares underlying private derivative transactions with issuers of such ordinary shares such as the Bond Hedge and Warrant Transactions 2024. In connection with such transactions, Barclays and its affiliates have engaged, and will continue to engage, in hedging and other market transactions (which may include purchasing or selling QIAGEN Ordinary Shares and the entering into or unwinding of various derivative transactions with respect to QIAGEN Ordinary Shares) that are generally intended to substantially neutralize Barclays’ risk exposure as a result of the Bond Hedge and Warrant Transactions 2024. To mitigate the exposure from the Bond Hedge and Warrant Transactions 2024, Barclays held, as of May 14, 2020, among other instruments, a net long position of approximately 176,788 QIAGEN Ordinary Shares in connection with the Bond Hedge and Warrant Transactions 2024, as well as other derivatives referencing QIAGEN’s securities. Barclays is expected to continue to engage in hedging activities in accordance with applicable law to mitigate its exposure to market fluctuations in the price of QIAGEN Ordinary Shares resulting from the Bond Hedge and Warrant Transactions 2024. Such hedging activity has been, and will be, at Barclays’ own risk and may result in a gain or loss to Barclays that may be greater than or less than the contractual benefit to Barclays under the Bond Hedge and Warrant Transactions 2024. The amount of any such gain or loss will not be known until the Bond Hedge and Warrant Transactions 2024 have been fully exercised, expired, or terminated in accordance with their terms and Barclays and its affiliates have completed all of their unwind activities.

Whether the Proposed Transactions result in adjustments, exercises, and/or terminations of Bond Hedge and Warrant Transactions 2024 and the amount of payments or deliveries to be made upon ultimate exercise, expiration, cancellation or termination of the Bond Hedge and Warrant Transactions 2024 will depend on a number of factors, including how the Proposed Transactions are treated under the Bond Hedge and Warrant Transactions 2024 as documented. As such factors change, and as Barclays has hedged its position under such transactions, the completion of the Proposed Transactions could result in ultimate payments to or from Barclays that are greater than, equal to, or less than the amount of the payments that would have been received or paid by Barclays upon exercise, expiration, cancellation or termination of the Bond Hedge and Warrant Transactions 2024 in the absence of the Proposed Transactions.

In accordance with industry practice, Barclays maintains customary institutional information barriers reasonably designed to prevent the unauthorized disclosure of confidential information by personnel in its Investment Banking Division to the personnel in its Markets Division who are undertaking these hedging and other market transactions. Notwithstanding the foregoing, as a result of preparation of disclosures to QIAGEN of Barclays’ Investment Banking Division’s economic interests in the Bond Hedge and Warrant Transactions 2024, persons in Barclays’ Investment Banking Division may have received or may receive input into how to model, or reports of historical measures or estimates of, Barclays’ profit and/or loss over certain measurement periods related to the Bond Hedge and Warrant Transactions 2024.

Prior to the determinations by the Managing Board and Supervisory Board with respect to approval of the Proposed Transactions, Barclays also provided QIAGEN with certain information concerning the impact of the Proposed Transactions on the Bond Hedge and Warrant Transactions 2024, based on theoretical models and various assumptions concerning the terms of the Proposed Transactions and market conditions and other information available at the time. Such estimates and analyses were prepared by the Barclays’ Investment Banking Division without consultation with the derivatives trading personnel responsible for Barclays’s position as a counterparty to the Bond Hedge and Warrant Transactions 2024 and indicated that, under the stated assumptions that upon the full unwind of Bond Hedge and Warrant Transactions 2024, Barclays was likely to make a payment to QIAGEN.

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Assuming the Merger and Liquidation or the Asset Sale and Liquidation are consummated on March 1, 2021, Barclays expects, based on its own assumptions and projections as of May 14, 2020, to make a payment of approximately $3 million to QIAGEN upon termination of the Bond Hedge and Warrant Transactions 2024 and expects to realize a net gain of approximately $2.6 million on the Bond Hedge and Warrant Transactions 2024 as a result of the Proposed Transactions, which is net of the estimated expected costs of the unwind or termination of its hedging activities based on the ordinary hedging practices described above. The actual amount of any such gain will not be known until the Bond Hedge and Warrant Transactions 2024 have been exercised, expired or terminated in accordance with their terms and Barclays has completed all of its unwind activities and may differ from the estimates provided above.

Barclays and its affiliates engage in a wide range of businesses, including investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of their businesses, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of QIAGEN or Thermo Fisher for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

4.4.2	Opinion of Goldman Sachs

Goldman Sachs rendered its opinion to the Supervisory Board and the Managing Board that, as of March 3, 2020 and based upon and subject to the factors and assumptions set forth therein, (i) the Offer Price to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares in the Offer pursuant to the Business Combination Agreement was fair from a financial point of view to such holders and (ii) (a) the Advance Liquidation Distribution to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares pursuant to the Business Combination Agreement and the Asset Sale Agreement, was fair from a financial point of view to such holders or (b) the QIAGEN Newco Liquidation Distributions to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Newco Shares pursuant to the Business Combination Agreement, the Merger and the Share Transfer Agreement, were fair from a financial point of view to such holders, as applicable.

The full text of the written opinion of Goldman Sachs, dated as of March 3, 2020, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex 3. The QIAGEN Shareholders are encouraged to read the opinion carefully in its entirety. The following is a summary of Goldman Sachs’ opinion and the methodology that Goldman Sachs used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Goldman Sachs provided advisory services and its opinion for the information and assistance of the Supervisory Board and the Managing Board in connection with their consideration of the Proposed Transactions. The Goldman Sachs opinion is not a recommendation as to whether or not any holder of QIAGEN Shares should tender such shares in connection with the Offer or how any holder of QIAGEN Shares, QIAGEN Newco Shares or any other security should vote or act with respect to the Asset Sale, the Merger and Share Transfer or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Business Combination Agreement;

•	annual reports to shareholders and Annual Reports on Form 20-F of QIAGEN for the five years ended December 31, 2018;

•	certain interim reports to shareholders on Form 6-K of QIAGEN;

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•	certain other communications from QIAGEN to its shareholders;

•	certain publicly available research analyst reports for QIAGEN; and

•	certain internal financial analyses and forecasts for QIAGEN prepared by its management, as approved for Goldman Sachs’ use by QIAGEN, which are referred to as the Management Projections.

Goldman Sachs also held discussions with members of the senior management of QIAGEN regarding their assessment of the past and current business operations, financial condition and future prospects of QIAGEN; reviewed the reported price and trading activity for the QIAGEN Ordinary Shares; compared certain financial and stock market information for QIAGEN with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the life science tools and diagnostics industries; reviewed the financial terms of certain public offers in the life science tools, and diagnostics sectors within the global healthcare industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with QIAGEN’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with QIAGEN’s consent that the Management Projections for QIAGEN were reasonably prepared on a basis reflecting the best available estimates and judgments of the management of QIAGEN as of the date of Goldman Sachs’ Fairness Opinion. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of QIAGEN or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. The opinion of Goldman Sachs is not, and should not be construed to be, an expert’s report or a valuation opinion (Wertgutachten) of the type rendered by qualified auditors or independent experts under the requirements of the laws of Germany or The Netherlands or any other applicable laws. An opinion of fairness from a financial point of view differs in a number of important respects from such a valuation opinion performed by qualified auditors and experts and from accounting valuations generally. The opinion of Goldman Sachs has not been prepared according to the guidelines for the rendering of fairness opinions (IDW S8) of the institute of public auditors in Germany (Institut der Wirtschaftsprüfer in Deutschland e.V. – IDW).

Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for completion of the Proposed Transactions will be obtained without any adverse effect on QIAGEN in any way meaningful to its analysis. Goldman Sachs has also assumed that the Proposed Transactions will be consummated on the terms set forth in the Agreements, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis. At QIAGEN’s direction, for the purposes of its analysis and opinion, Goldman Sachs has also assumed that the Merger and Liquidation or the Asset Sale and Liquidation will be consummated on the terms set forth in the Agreements reasonably promptly following the consummation of the Offer, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of QIAGEN to engage in the Proposed Transactions or the relative merits of the Proposed Transactions as compared to any strategic alternatives that may be available to QIAGEN; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date thereof, to (i) the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares of the Offer Price to be paid to such holders of QIAGEN Shares in the Offer pursuant to the Business Combination Agreement and (ii) (a) the holders of QIAGEN Shares (other than Thermo Fisher and its affiliates) of the Advance Liquidation Distribution to be paid to such holders pursuant to the Business Combination Agreement and the Asset Sale Agreement or (b) the holders of QIAGEN Newco Shares (other than

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Thermo Fisher and its affiliates) of the QIAGEN Newco Liquidation Distributions to be paid to such holders pursuant to the Business Combination Agreement, the Share Transfer Agreement and the Merger, as applicable. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Agreements or Proposed Transactions or any term or aspect of any other agreement or instrument contemplated by the Agreements or entered into or amended in connection with the Proposed Transactions, or the fairness of the Proposed Transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of QIAGEN; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of QIAGEN, or class of such persons, in connection with the Proposed Transactions, whether relative to (i) the Offer Price to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares in the Offer pursuant to the Business Combination Agreement and (ii) (a) the Advance Liquidation Distribution to be paid to such holders (other than Thermo Fisher and its affiliates) pursuant to the Business Combination Agreement and the Asset Sale Agreement, or (b) the QIAGEN Newco Liquidation Distributions to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Newco Shares pursuant to the Business Combination Agreement, the Merger and the Share Transfer Agreement, as applicable, or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which QIAGEN Ordinary Shares will trade at any time, or as to the impact of the Proposed Transactions on the solvency or viability of QIAGEN or Thermo Fisher or the ability of QIAGEN or Thermo Fisher to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Supervisory Board and the Managing Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 28, 2020, the last trading day before the date that Goldman Sachs rendered its oral opinion to the Managing Board and Supervisory Board and is not necessarily indicative of current market conditions. In connection with rendering its opinion and performing such financial analyses, Goldman Sachs noted that, based on the spot EUR/USD exchange rate as of February 28, 2020, the EUR 39.00 in cash was equal to $43.00.

Historical Stock Trading Analysis

Goldman Sachs reviewed the historical trading prices and volumes for QIAGEN Ordinary Shares for the one-year period ended February 28, 2020. In addition, Goldman Sachs analyzed the consideration to be paid to holders of QIAGEN Ordinary Shares pursuant to the Agreements in relation to the current market price and the volume weighted average share price of QIAGEN Ordinary Shares over the previous one, three and six months and the implied multiples of enterprise value to net sales, enterprise value to adjusted EBITDA and adjusted price to earnings based on VARA research and the Management Projections.

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This analysis indicated that the $43.00 per QIAGEN Ordinary Share represented:

•	a premium of approximately 20% based on the February 28, 2020 market price of $35.90 per QIAGEN Ordinary Share;

•	a premium of approximately 21% based on the last one month volume weighted average price per share of $35.45 per QIAGEN Ordinary Share;

•	a premium of approximately 20% based on the last three months volume weighted average price per share of $35.87 per QIAGEN Ordinary Share; and

•	a premium of approximately 24% based on the last six months volume weighted average price per share of $34.56 per QIAGEN Ordinary Share.

This analysis also indicated that the implied multiples were as follows:

QIAGEN

Implied Enterprise value / Net Sales per the Management Projections............

FY 2020E	7.0x

FY 2021E	6.5x

Implied Enterprise value / Net Sales per Vara Research............

FY 2020E	7.1x

FY 2021E	6.7x

Implied Enterprise value / Adjusted EBITDA per the Management Projections............

FY 2020E	20.0x

FY 2021E	18.2x

Implied Enterprise value / Adjusted EBITDA per Vara Research............

FY 2020E	17.0x

FY 2021E	16.0x

Adjusted Price to earnings ratio per the Management Projections............

FY 2020E	26.9x

FY 2021E	25.1x

Adjusted Price to earnings ratio per Vara Research............

FY 2020E	28.1x

FY 2021E	25.9x

Selected Precedent Transaction Analysis

Goldman Sachs reviewed and compared the purchase prices and financial multiples paid in the following selected transactions in the life science tools and diagnostics industries since 2006. While none of the companies that participated in the selected transactions (other than QIAGEN itself) are directly comparable to QIAGEN, Goldman Sachs chose such transactions because, among other things, based on its professional judgment and experience, the companies that participated in the selected transactions are

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companies with operations that, for the purposes of analysis, may be considered similar to certain of QIAGEN’s results, market size and product profile. The selected precedent transactions were as follows:

Life Science Tools Precedent Transactions
Announcement Date	Target	Acquiror
07/11/19	Biotek Instruments, Inc.	Agilent Technologies, Inc.

03/24/19	BrammerBio, Inc.	Thermo Fisher

02/25/19	General Electric (Biopharma)	Danaher Corporation

03/09/18	Integrated DNA Technologies, Inc.	Danaher Corporation

05/27/16	FEI Company	Thermo Fisher

01/08/16	Affymetrix Inc.	Thermo Fisher

05/13/15	Pall Corporation	Danaher Corporation

09/22/14	Sigma-Aldrich Corporation	Merck KGaA

04/15/13	Life Technologies Corp.	Thermo Fisher

12/13/10	Dionex Corp.	Thermo Fisher

02/28/10	Millipore Corporation	Merck KGaA

07/27/09	Varian, Inc.	Agilent Technologies, Inc.

04/25/06	Serologicals Corporation	Millipore Corporation

Diagnostics Precedent Transactions
Announcement Date	Target	Acquiror
07/29/19	Genomic Health, Inc.	Exact Sciences Corp.

05/16/18	Abaxis, Inc.	Zoetis, Inc.

06/19/17	EUROIMMUN Medical Laboratory Diagnostics AG	PerkinElmer, Inc.

09/01/16	Cepheid, Inc.	Danaher Corporation

02/01/16	Alere, Inc.	Abbott Laboratories

05/17/12	Dako	Agilent Technologies, Inc.

04/30/12	Gen-Probe Incorporated	Hologic, Inc.

05/19/11	Phadia AB	Thermo Fisher

07/25/07	Dade Behring Holdings, Inc.	Siemens Medical Solutions

06/25/07	Ventana Medical Systems, Inc.	Roche Holding AG

06/03/07	Digene Corp.	QIAGEN, N.V.

05/17/07	Biosite Inc.	Inverness Medical Innovations, Inc.

06/29/06	Bayer Healthcare Diagnostics	Siemens Medical Solutions

04/27/06	Diagnostic Products Corporation	Siemens Medical Solutions

For each of the selected transactions, Goldman Sachs calculated and compared enterprise value as a multiple of LTM EBITDA.

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The following table presents the results of this review:

Enterprise Value as a Multiple of:	Selected Life Science Tools Transactions
	Range	Median	Mean
LTM EBITDA	12.1x-20.8x	19.7x	18.2x

Enterprise Value as a Multiple of:	Selected Diagnostics Transactions
	Range	Median	Mean
LTM EBITDA	11.6x-41.9x	19.2x	22.2x

Based upon its professional judgment and experience and the results above, Goldman Sachs selected a range of 18.0x to 22.0x Enterprise Value/LTM EBITDA multiples and applied such range to QIAGEN’s 2019 adjusted EBITDA based on the Management Projections, in each case, to calculate a range of illustrative enterprise values for QIAGEN. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for QIAGEN the assumed amount of QIAGEN’s net debt as provided by the management of QIAGEN to derive a range of illustrative equity values for QIAGEN. Goldman Sachs then divided the range of illustrative equity values it derived by the applicable number of fully diluted outstanding QIAGEN Shares, as provided by the management of QIAGEN to derive a range of implied equity values per QIAGEN Ordinary Share of $35.73 – $44.36.

Illustrative Discounted Cash Flow Analysis

Using the Management Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on QIAGEN. Using discount rates ranging from 6.5% to 7.5%, reflecting estimates of QIAGEN’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2019 (i) estimates of unlevered free cash flow for QIAGEN for the years 2020 through 2023 as reflected in the Management Projections and (ii) a range of illustrative terminal values for QIAGEN, which were calculated by applying terminal value exit multiples ranging from 16.0x to 20.0x Enterprise Value LTM/EBITDA, to the projected 2023 EBITDA to be generated by QIAGEN, as reflected in the Management Projections. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the U.S. financial markets generally. The range of terminal value exit multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Management Projections and the historical Enterprise Value/LTM EBITDA multiples for QIAGEN and the selected comparable companies over the last five years. Goldman Sachs derived ranges of illustrative enterprise values for QIAGEN by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for QIAGEN the assumed amount of QIAGEN’s net debt, as provided by the management of QIAGEN to derive a range of illustrative equity values for QIAGEN. Goldman Sachs then divided the range of illustrative equity values it derived by the applicable number of fully diluted outstanding QIAGEN Shares, as provided by the management of QIAGEN to derive a range of illustrative present values per QIAGEN Ordinary Share of $38.52 – $49.67.

Illustrative Present Value of Future Share Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per QIAGEN Ordinary Share, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s financial multiples. For the analysis, Goldman Sachs used the Management Projections for each of the fiscal years 2020 through 2023. Goldman Sachs first calculated the implied values per QIAGEN Ordinary Share as of December 31 for each of the fiscal years 2020 to 2022, by applying next-twelve-months adjusted P/E multiples ranging from

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22.0x to 26.0x to estimates of the next-twelve-months earnings per QIAGEN Ordinary Share for the years 2020 to 2022. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account the historical P/E multiples for QIAGEN and the selected comparable companies over the last five years. Goldman Sachs then discounted December 31 2020, 2021 and 2022 implied values per share back one, two and three years, respectively, using an illustrative discount rate of 7.4%, reflecting an estimate of QIAGEN’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the U.S. financial markets generally.

This analysis resulted in a range of implied present values per QIAGEN Ordinary Share of $37.30 – $44.09.

Premia Analysis

Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for the above presented Life Science Tools Precedent Transactions and Diagnostics Precedent Transactions discussed above where the target company was a public company. This analysis excluded transactions that did not publicly disclose a premium relative to the target’s last undisturbed closing price prior to announcement of the transaction as referenced in the deal announcement, merger proxy or tender offer documents. For the entire period, using publicly available information, Goldman Sachs calculated the median premiums of the price paid in the 19 transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 35% in Life Science Tools Precedent Transactions and 37% in Diagnostics Precedent Transactions. Using this analysis, and based on its professional judgment and experience, Goldman Sachs applied a reference range of illustrative premiums of 30% to 40% to the closing price per QIAGEN Ordinary Share of $35.90 as of February 28, 2020 and calculated a range of implied equity values per QIAGEN Ordinary Share of $46.67 – $50.26.

Illustrative Selected Comparable Company Analysis

Goldman Sachs reviewed and compared certain financial information relating to QIAGEN with corresponding financial information, ratios and public market multiples for the following publicly traded companies in the diversified tools, diagnostics and life science tools industries (together, the “Selected Comparable Companies”).

• Diversified Tools/Diagnostics Comparable Companies	• Diagnostics Comparable Companies	• Life Science Tools Comparable Companies

• Agilent Technologies, Inc.	• Abbott Laboratories	• Abcam PLC

• Bio-Rad Laboratories, Inc.	• Becton Dickinson & Co.	• Avantor, Inc.

• Danaher Corporation	• bioMerieux S.A.	• Bio-Techne Corporation

• Illumina, Inc.	• DiaSorin S.R.L.	• Bruker Corproration

• PerkinElmer, Inc.	• Hologic, Inc.	• Mettler-Toledo International, Inc.

• Thermo Fisher	• Sysmex Corp.	• Repligen Corporation

	• Siemens Healthineers AG	• Sartorius AG

• Waters Corporation

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Although none of the selected companies is directly comparable to QIAGEN, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of QIAGEN.

Goldman Sachs calculated and compared various financial multiples and ratios of QIAGEN and the selected comparable companies per QIAGEN’s management, Bloomberg and FactSet. As part of its selected comparable company analysis, Goldman Sachs calculated and analyzed each company’s ratio of its current stock price to its projected earnings per share (commonly referred to as a price earnings ratio, or P/E), and each company’s enterprise value to certain historical financial criteria (such as earnings before interest, taxes, depreciation and amortization, or EBITDA). The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, and subtracting its cash and cash equivalents. The results of this illustrative selected comparable company analysis are summarized below:

	Selected Diversified Tools/ Diagnostics Comparable Companies		Company
	Range	Median
Enterprise Value as a multiple of 2020E Adjusted EBITDA	16.1x-27.8x	20.3x	16.9x
2020E Adjusted P/E Multiple	18.9-42.4x	24.3x	22.4x

	Selected Diagnostics Comparable Companies		Company
	Range	Median
Enterprise Value as a multiple of 2020E Adjusted EBITDA	12.7x-18.9x	16.0x	16.9x
2020E Adjusted P/E Multiple	17.4x-34.1x	21.4x	22.4x

	Selected Life Science Tools Comparable Companies		Company
	Range	Median
Enterprise Value as a multiple of 2020E Adjusted EBITDA	12.6x-56.4x	21.3x	16.9x
2020E Adjusted P/E Multiple	20.4x-81.7x	32.0x	22.4x

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company (other than QIAGEN and Thermo Fisher themselves) or transaction used in the above analyses as a comparison is directly comparable to QIAGEN or Thermo Fisher or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the Supervisory Board and Managing Board as to the fairness from a financial point of view of (i) the Offer Price to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares in the Offer pursuant to the Business Combination Agreement and (ii) (a) the Advance Liquidation Distribution to be paid to the holders of QIAGEN Shares (other than Thermo Fisher and its affiliates) pursuant to the Business Combination Agreement and the Asset Sale Agreement or (b) the QIAGEN Newco Liquidation Distributions to be paid to the holders of QIAGEN Newco Shares (other than Thermo Fisher and its affiliates) pursuant to the Business Combination Agreement, the Share Transfer Agreement and the Merger, as applicable. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities

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actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of QIAGEN, Thermo Fisher, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.

The Offer Price, Advance Liquidation Distribution and QIAGEN Newco Liquidation Distributions were determined through arm’s-length negotiations between QIAGEN and Thermo Fisher and were unanimously approved by the Supervisory Board and the Managing Board. Goldman Sachs provided advice to QIAGEN during these negotiations. Goldman Sachs did not, however, recommend any specific form or amount of consideration to the Supervisory Board or Managing Board or that any specific form or amount of consideration constituted the only appropriate consideration for the Proposed Transactions.

As described in sec. 4.2 of this Statement, Goldman Sachs’ opinion to the Supervisory Board and the Managing Board was one of many factors taken into consideration by the Supervisory Board and Managing Board in making their determination to approve the Proposed Transactions. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex 3.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of QIAGEN, Thermo Fisher and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the Proposed Transactions contemplated by the Agreements. Goldman Sachs acted as financial advisor to QIAGEN in connection with, and participated in certain of the negotiations leading to, the Proposed Transactions. Goldman Sachs has provided certain financial advisory and/or underwriting services to QIAGEN and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as Global Coordination and Book Manager with respect to a public offering of QIAGEN’s 1.000% convertible notes due 2024 (aggregate principal amount $400,000,000) in November 2018. During the two-year period ended March 3, 2020, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to QIAGEN and/or its affiliates of approximately $1.1 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Thermo Fisher and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as financial advisor in connection with Thermo Fisher’s divestiture of its anatomical pathology business in April 2018; and as Book Manager with respect to a public offering of Thermo Fisher’s 1.875% Senior Unsecured Notes due 2049 (aggregate principal amount EUR 1,000,000,000), 1.500% Senior Unsecured Notes due 2039 (aggregate principal amount EUR 900,000,000), 0.875% Senior Unsecured Notes due 2031 (aggregate principal amount EUR 900,000,000), 0.500% Senior Unsecured Notes due 2028 (aggregate principal amount EUR 800,000,000), 0.125% Senior Unsecured Notes due 2025 (aggregate principal amount EUR 800,000,000) in September 2019, and 2.600% Senior Unsecured Notes due 2029 (aggregate principal amount USD 900,000,000) in October 2019. During the two-year period ended March 3, 2020, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Thermo Fisher and/or its affiliates of approximately $18 million. Goldman Sachs and its affiliates may also in the future provide financial advisory and/or underwriting services to QIAGEN, Thermo Fisher and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

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In addition, Goldman Sachs is one of four counterparties to QIAGEN with respect to convertible note hedge transactions entered into contemporaneously with QIAGEN’s sale of $400 million principal amount of 0.50% convertible senior notes due 2023 (the “Convertible Notes Hedge Transactions 2023”) and with respect to issuer warrant transactions entered into contemporaneously with such Convertible Notes Hedge Transactions 2023 (the “Warrant Transactions 2023” and, collectively with the Convertible Notes Hedge Transactions 2023, the “Bond Hedge and Warrant Transactions 2023”). The Convertible Notes Hedge Transactions 2023 provide QIAGEN with a hedge for any potential cash payment in excess of the principal amount of the convertible notes that QIAGEN may be required to make upon conversion of the convertible notes. The Warrant Transactions 2023 provide Goldman Sachs with warrants on QIAGEN Ordinary Shares, the value of which depends on the price of QIAGEN Ordinary Shares exceeding a certain strike price. Assuming that the Bond Hedge and Warrant Transactions 2023 are not otherwise terminated pursuant to their terms, pursuant to the terms of the Bond Hedge and Warrant Transactions 2023 specified in the confirmations thereof, upon the occurrence of a fundamental change and certain other events involving QIAGEN (including the Proposed Transactions), there may be an adjustment, cancellation and/or termination of the Bond Hedge and Warrant Transactions 2023 in whole or in part.

Additionally, even if the Proposed Transactions are not consummated, the Warrant Transactions 2023 may be adjusted, terminated, or canceled by Goldman Sachs as a result of the announcement of the Proposed Transactions if Goldman Sachs determines that it has the right to take such an action and that such action is necessary to preserve the fair value of the Warrant Transactions 2023 to Goldman Sachs. Pursuant to the terms of the Warrant Transactions 2023, Goldman Sachs may determine, in good faith and in a commercially reasonable manner as calculation agent with respect to such Warrant Transactions 2023, the economic effect of such an announcement on the value of such Warrant Transactions 2023 and may take into account a number of factors, including, for example, the stock price and changes in volatility, stock loan rate, liquidity, and expected dividends of QIAGEN Shares. If the economic effect of the announcement of the Proposed Transactions is material, Goldman Sachs may adjust certain terms of the Warrant Transactions 2023 as appropriate. Goldman Sachs may make such adjustments regardless of whether the Proposed Transactions are consummated and may make additional adjustments following any announcement of the modification, cancellation, withdrawal or consummation of the Proposed Transactions.

While the Convertible Notes Hedge Transactions 2023 may be terminated at fair market value pursuant to their terms and the terms of the ISDA following a fundamental change, such termination may be at a value that would result in less payment to QIAGEN than if the Proposed Transactions had not occurred.

In connection with such Bond Hedge and Warrant Transactions 2023, Goldman Sachs has exposure to market fluctuations in the price of QIAGEN Ordinary Shares. Goldman Sachs’ ordinary practice is to hedge its net market exposure to the price of the common stock underlying private derivative transactions with issuers of such common stock such as the Bond Hedge and Warrant Transactions 2023. In connection with such transactions, Goldman Sachs and its affiliates have engaged, and will continue to engage, in hedging and other market transactions (which may include purchasing or selling QIAGEN Ordinary Shares and the entering into or unwinding of various derivative transactions with respect to QIAGEN Ordinary Shares) that are generally intended to substantially neutralize Goldman Sachs’ risk exposure as a result of the Bond Hedge and Warrant Transactions 2023. To mitigate the exposure from the Bond Hedge and Warrant Transactions 2023, at the close of business on May 15, 2020, Goldman Sachs held, among other instruments, a net long position of approximately 500,000 QIAGEN Ordinary Shares, as well as other derivatives referencing QIAGEN’s securities. Goldman Sachs is expected to continue to engage in hedging activities in accordance with applicable law to mitigate its exposure to market fluctuations in the price of QIAGEN Ordinary Shares resulting from the Bond Hedge and Warrant Transactions 2023.

Such hedging activity has been, and will be, at Goldman Sachs’ own risk and may result in a gain or loss to Goldman Sachs that may be greater than or less than the contractual benefit to Goldman Sachs under the Bond Hedge and Warrant Transactions 2023. The amount of any such gain or loss will not be known until

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the Bond Hedge and Warrant Transactions 2023 have been fully exercised, expired, or terminated in accordance with their terms and Goldman Sachs and its affiliates have completed all of their unwind activities. Goldman Sachs informed QIAGEN that a portion of the amount of any such gain or loss, including any termination payment, may be shared with Goldman Sachs’ Investment Banking Division.

Whether the Proposed Transactions result in adjustments, exercises, and/or terminations of Bond Hedge and Warrant Transactions 2023 and the amount of payments or deliveries to be made upon ultimate exercise, expiration, cancellation or termination of the Bond Hedge and Warrant Transactions 2023 will depend on a number of factors, including how the Proposed Transactions are treated under the Bond Hedge and Warrant Transactions 2023 as documented. As such factors change, and as Goldman Sachs has hedged its position under such transactions, the completion of the Proposed Transactions could result in ultimate payments to or from Goldman Sachs that are greater than, equal to, or less than the amount of the payments that would have been received or paid by Goldman Sachs upon exercise, expiration, cancellation or termination of the Bond Hedge and Warrant Transactions 2023 in the absence of the Proposed Transactions.

In accordance with industry practice, Goldman Sachs maintains customary institutional information barriers reasonably designed to prevent the unauthorized disclosure of confidential information by personnel in its Investment Banking Division to the personnel in its Securities Division who are undertaking these hedging and other market transactions. Notwithstanding the foregoing, as a result of preparation of disclosures to QIAGEN of Goldman Sachs’ Investment Banking Division’s economic interests in the Bond Hedge and Warrant Transactions 2023, persons in Goldman Sachs’ Investment Banking Division may have received or may receive input into how to model, or reports of historical measures or estimates of, Goldman Sachs’ and/or Goldman Sachs’ Investment Banking Division’s profit and/or loss over certain measurement periods related to the Bond Hedge and Warrant Transactions 2023.

Prior to the determinations by the Managing Board and Supervisory Board with respect to approval of the Proposed Transactions, Goldman Sachs also provided QIAGEN with certain estimates and analyses concerning the impact of the Proposed Transactions on the Bond Hedge and Warrant Transactions 2023, based on theoretical models and various assumptions concerning the terms of the Proposed Transactions and market conditions and other information available at the time. Such estimates and analyses were prepared by the Investment Banking Division of Goldman Sachs without consultation with the derivatives trading personnel responsible for Goldman Sachs’s position as a counterparty to the Bond Hedge and Warrant Transactions 2023. The presentation included illustrative analyses by Goldman Sachs’ Investment Banking Division for a range of stated assumptions regarding purchase prices of QIAGEN Ordinary Shares, transaction announcement dates and volatilities, as well as based on other reasonable assumptions. The presentation noted that the amount of any gain or loss would not be known until the capped call transactions have been exercised, expired or terminated in accordance with their terms and Goldman Sachs and its affiliates have completed all of their unwind activities and that a portion of any gain or loss may be shared with Goldman Sachs’ Investment Banking Division.

Goldman Sachs has advised QIAGEN that as of May 15, 2020, assuming the Proposed Transactions were consummated on May 18, 2020, Goldman Sachs expects to realize a net gain of up to $20 million on the Bond Hedge and Warrant Transactions 2023 as a result of the Proposed Transactions, after giving effect to its hedging activities based on the ordinary hedging practices described above. The amount of any such gain will not be known until the Bond Hedge and Warrant Transactions 2023 have been exercised, expired or terminated in accordance with their terms and Goldman Sachs and its affiliates have completed all of their unwind activities, and such amount may differ from the estimates provided above.

Pursuant to a letter agreement dated November 15, 2019, QIAGEN engaged Goldman Sachs to act as its financial advisor in connection with the contemplated Proposed Transactions. The Supervisory Board and Managing Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Proposed Transactions. The engagement letter between QIAGEN and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately

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$31.2 million, all of which is contingent upon consummation of the Offer. In addition, QIAGEN has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

4.5	Certain QIAGEN Management Projections

QIAGEN does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance or results of operations due to, amongst other reasons, the inherent unpredictability of the underlying assumptions and projections. QIAGEN provided the Management Projections to Goldman Sachs and Barclays. Goldman Sachs and Barclays relied on the Management Projections in performing their financial analyses, including the material financial analyses summarized in sec. 4.4 of this Statement and the Management Projections were the only financial projections with respect to QIAGEN used by Goldman Sachs and Barclays in performing such financial analyses.

Management Projections – Summary P&L

The summary of the Management Projections below includes information presented in tabular format. In order to fully understand such summary, the table below must be read together with the key assumptions used when preparing the Management Projections.

FYE Dec, $m	2019A	2020E	2021E	2022E	2023E
Net sales	1,526	1,595	1,718	1,887	2,079
% growth		4,5%	7,7%	9,9%	10,2%
EPS, adj. ($ per share)	1,43	1,60	1,71	1,89	2,10
% growth (CER)	6,7%	11,6%	7,1%	10,3%	11,1%
Adj. EBITDA*	526	562	616	687	756
% margin	34,5%	35,2%	35,9%	36,4%	36,4%
Less: Depreciation & Amortisation*	(206)	(180)	(196)	(205)	(213)
Adj. EBIT	320	382	420	482	543
% margin		23,9%	24,5%	25,5%	26,1%
Less: Taxes		(65)	(76)	(87)	(98)
% tax rate		17,0%	18,0%	18,0%	18,0%
Adj. NOPAT		317	345	395	446
Plus: Depreciation & Amortisation*		180	196	205	213
Less: Capex		(139)	(151)	(163)	(181)
Less: Change in Working Capital		(16)	(28)	(38)	(42)
Less: Other Cash Flow Items**		(232)	(12)	0	0
Unlevered free cash flow		110	350	399	435
% growth			NM	14,1%	9,0%

The outlook does not take into consideration any future acquisitions.

*

Adjusted EBITDA defined as adjusted operating income after add-back of acquisition, integration and restructuring charges plus depreciation and amortization. Depreciation does not include depreciation on operating lease assets. Other non-cash items such as share-based compensation expenses are not added back.

**	Other Cash Flow Items include milestone payments, restructuring charges and acquisition and integration related charges.

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Key Assumptions

Key Assumptions	2020 Outlook	2021-2023 Outlook
Capital expenditures (PP&E)	~7-8% of sales	~7-8% of sales
Capital expenditures (Intangibles, excluding IP such as dPCR milestone payments ~135mUSD expected for 2020)	~1-2% of sales	~1-2% of sales
Depreciation and amortization (Excluding acquired IP)	~6% of sales	~7-8% of sales
Net working capital development	3⁄4 of sales growth	3⁄4 of sales growth
Amortization of acquired IP (Excluding any future M&A)	~$80 million	2021: ~$75 million 2022: ~$65 million 2023: ~$60 million
Restructuring charges	~20 million	n/a
Acquisition and integration related charges	~20 million	n/a
Net interest expense	~$55 million	~$40-50 million per year
Net interest expense (Adjusted results)	~$15 million per year	~$15-20 million per year
Adjusted tax rate	~17-18%	~18%
Share repurchase considerations	~$100 million	~$100 million per year
Weighted average number of diluted shares outstanding(1) (Based on $35.00 share price in 2020 growing + 10% annually until 2023)	~231 million	2023: ~227 million
FX assumptions	2020 budget rates	2020 budget rates

(1)

Every $1.00 change in market price per share of common stock results in an ~200,000 increase / decrease in dilutive shares due to the call-spread overlay (CSO) as follows: above / below $38.00 for 2021 convertible notes, above $50.97 for the 2023 convertible notes and above $52.16 for the 2024 convertible notes.

Use of Non-GAAP Measures

Certain of the line items included in the Management Projections constitute non-GAAP financial measures within the meaning of applicable rules and regulations of the SEC. QIAGEN believes that such non-GAAP financial measures are helpful to evaluate trends, establish budgets, measure the effectiveness of QIAGEN’s sales and marketing efforts and assess operational effectiveness and efficiencies. The presentation of the non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. This information should not be considered in isolation or in lieu of QIAGEN’s operating and other financial information determined in accordance with U.S. GAAP. Further, because non-GAAP financial measures are not determined consistently by all entities, the non-GAAP measures presented in the Management Projections may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of each of the non-GAAP financial measures described set forth in the Management Projections above for the year ended December 31, 2019 to each of the most directly comparable GAAP measures:

Reconciliation from U.S. GAAP Net Loss to Non-GAAP Adjusted EBITDA for the Year Ended December 31,
(in USD millions)	2019
U.S. GAAP Net Loss	$(41)
Add back Other expense	52
Less Income tax benefit	(36)

U.S. GAAP Loss from Operations	(26)

Add back Depreciation and amortization(1)	206
Add back 2019 restructuring measures	302
Add back Business integration, acquisition and restructuring-related items (including litigation)	44

Non-GAAP Adjusted EBITDA	$526

(1)	Depreciation does not include depreciation on operating lease assets.

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Reconciliation from U.S. GAAP Net Loss to Non-GAAP Adjusted EBIT for the Year Ended December 31,
(in USD millions)	2019
U.S. GAAP Net Loss	$(41)
Add back Other expense	52
Less Income tax benefit	(36)

U.S. GAAP Loss from Operations	(26)

Add back 2019 restructuring measures	302
Add back Business integration, acquisition and restructuring-related items (including litigation)	44

Non-GAAP Adjusted EBIT	$320

Reconciliation from U.S. GAAP Diluted Loss per Common Share to Non-GAAP Adjusted Diluted Earnings per Common Share for the Year Ended December 31,
(in USD millions)	2019
U.S. GAAP Diluted Loss per Common Share	$(0.18)
Add back 2019 restructuring measures	1.32
Less Related tax benefit on 2019 restructuring measures	(0.31)
Add back Business integration, acquisition and restructuring-related items (including litigation)	0.19
Less Related tax benefit on Business integration, acquisition and restructuring-related items (including litigation)	(0.05)
Add back Purchased intangible amortization	0.43
Less Related tax benefit on Purchased intangible amortization	(0.11)
Add back Non-cash interest expense charges	0.17
Less Other special income and expense items including taxes	(0.03)

Non-GAAP Adjusted Diluted Earnings per Common Share	$1.43

*

U.S. GAAP Diluted Loss per Common Share does not consider dilutive shares in 2019 as those shares would be antidilutive. Impacts of adjustments and Non-GAAP Adjusted Diluted Earnings per Common Share were calculated using diluted shares.

Tables may have rounding differences.

The Management Projections, including the non-GAAP financial measures, for the years ending December 31, 2020, 2021, 2022 and 2023 are forward-looking statements. QIAGEN does not provide a reconciliation of forward-looking non-GAAP financial measures to its comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, QIAGEN does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, it is difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expense due to factors which are difficult to predict and subject to constant change. As a result, QIAGEN does not believe that a GAAP reconciliation of forward-looking non-GAAP financial measures for the years ending December 31, 2020, 2021, 2022 or 2023 would provide meaningful supplemental information about QIAGEN’s outlook.

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Additional Information Concerning the Management Projections

The summary of the Management Projections is included in this Statement solely to give QIAGEN’s shareholders access to certain financial projections that were made available to the Supervisory Board, Goldman Sachs and Barclays, and is not being included in this Statement to influence any shareholder’s decision whether to tender their QIAGEN Shares in the Offer or for any other purpose. The Management Projections were prepared solely for internal use of QIAGEN, the Supervisory Board and its advisors, and use in connection with exploring a potential transaction. The Management Projections were not prepared with a view toward public disclosure or published guidelines of the SEC regarding forward-looking statements.

No independent registered public accounting firm provided any assistance in the preparation or review of the Management Projections. Accordingly, no independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the Management Projections or expressed any opinion or given any other form of assurance with respect thereto, and they assume no responsibility for, and express no opinion on, the information contained in the Management Projections. The auditor’s report included in QIAGEN’s Annual Report on Form 20-F for the year ended December 31, 2019 relates solely to the historical financial information of QIAGEN prepared in accordance with U.S. GAAP. Such report does not extend to the Management Projections and should not be read to do so.

By including the Management Projections in this Statement, none of the Bidder, QIAGEN nor any of their representatives has made or makes any representation to any person regarding the information included in the Management Projections or the ultimate performance of QIAGEN, the Bidder or any of their affiliates compared to the information contained in the Management Projections. QIAGEN has made no representation to the Bidder, in the Business Combination Agreement or otherwise, concerning the Management Projections.

The assumptions and estimates underlying the Management Projections, all of which are difficult to predict and many of which are beyond the control of QIAGEN, may not be realized. There can be no assurance that the underlying assumptions will prove to be accurate or that the forecasted results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the Management Projections, whether or not the Offer and the related transactions are completed. None of the Bidder, QIAGEN nor any of their affiliates assumes any responsibility to QIAGEN Shareholders for the accuracy of this information.

In particular, the Management Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions as to future events made by QIAGEN’s management, including about pricing, market growth, market share, competition and other relevant factors, that are inherently uncertain. QIAGEN’s management believed the assumptions and estimates were reasonable at the time the Management Projections were prepared, taking into account the relevant information available to QIAGEN’s management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Because the Management Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year and are unlikely to anticipate each circumstance that will have an effect on the commercial value of QIAGEN’s products and services. Important factors that may affect actual results and cause the Management Projections not to be achieved include, but are not limited to, general economic conditions, accuracy of certain accounting assumptions, changes in QIAGEN’s growth strategies and in its future prospects, business development, results of operations and financial condition, competition from local and international companies, the adoption of new, or changes to existing, laws and regulations, relationships with and revenue from customers, the status of or changes to QIAGEN’s relationships with other partners and other risk factors described in QIAGEN’s SEC filings, including QIAGEN’s Annual Report on Form 20-F for the year ended December 31, 2019. The Management Projections also reflect assumptions as to certain business decisions that are subject to change.

The Management Projections, which are forward-looking statements, do not take into account any circumstances or events occurring after the date that they were prepared and do not account for the consummation of the transactions contemplated by the Business Combination Agreement, and therefore the Management Projections do not give effect to the Offer, the related transactions or any changes to QIAGEN’s operations or strategy that may be implemented after the consummation of the Offer and the

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related transactions, including cost synergies that may be realized as a result of the Offer and the related transactions, any costs incurred in connection with the Offer and the related transactions or any effects of the pendency of the Offer. As a result, there can be no assurance that the Management Projections will be realized, and actual results may be materially better or worse than those contained in the Management Projections. The inclusion of this information should not be regarded as an indication that the Supervisory Board, QIAGEN, the Bidder or any other recipient of this information considered, or now considers, as the case may be, the Management Projections to be material information of QIAGEN or predictive of actual future results. Nor should it be construed as financial guidance, and it should not be relied upon as such.

The Management Projections have not been revised or amended based on developments that have occurred after the date on which they were prepared, including with respect to the COVID-19 pandemic. While any forward-looking statement, including any forecast or projection of the future performance, is inherently subject to a number of uncertainties and risks based on the relevant assumptions and expectations, there is a high level of uncertainty associated with the COVID-19 pandemic and the effects thereof on the future performance or results of operations of QIAGEN in the period that is covered by the Management Projections (2020 through 2023), and such uncertainty makes it impossible to project or forecast the future performance or results of operations of QIAGEN with a reasonable degree of accuracy and in a manner that it could still be considered informative.

QIAGEN undertakes no obligation, except as required by law, to update or otherwise revise the Management Projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error or to not be appropriate, or to reflect changes in general economic or industry conditions.

In light of the foregoing factors and the uncertainties inherent in the Management Projections, readers of this Statement are cautioned not to place undue, if any, reliance on the Management Projections.

4.6	Evaluation of the Adequacy of the Consideration Offered and the Arrangements in the Business Combination Agreement

The Managing Board and Supervisory Board have, each individually, thoroughly evaluated the adequacy (Angemessenheit) of the consideration within the meaning of Sec. 31(1) sent. 1 WpÜG and the other arrangements included in the Business Combination Agreement. Such evaluations are based on the facts and criteria set out in secs. 4.1 through 4.5 above.

While the Managing Board and Supervisory Board have based their evaluations on all facts and criteria set out in secs. 4.1 through 4.5 above, the QIAGEN Boards would like to stress the following aspects in respect of the Offer Price:

•

The cash consideration offered is in line with the Statutory Minimum Price Requirements as to the type of consideration and insofar as the Managing Board and the Supervisory Board are able to verify on the basis of available information, the value of the Offer Price meets the Statutory Minimum Price Requirements.

•

The Offer Price represents a substantial premium between 20.5% and 26.8% to the historical market prices of QIAGEN Ordinary Shares, both on the FSE and the NYSE, as set out in more detail in sec. 4.3.1 of this Statement.

•

In the opinion of the Managing Board and Supervisory Board, as of the date of the Business Combination Agreement, the Offer Price of EUR 39.00 represented the highest per QIAGEN Share consideration reasonably obtainable. This is supported by the fact that following discussions and negotiations with various interested parties, the Offer Price was higher than the latest proposals made by any other party.

After having carefully assessed the content of the Fairness Opinions, the Managing Board and the Supervisory Board believe that the Fairness Opinions support that the Offer Price is fair from a financial point of view towards the QIAGEN Shareholders. The Managing Board and the Supervisory Board have

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each independently assured themselves of the plausibility of the approaches underlying both Fairness Opinions obtained from their financial advisers, also taking into account events and circumstances since the date of the Fairness Opinions. On that basis, the Managing Board and the Supervisory Board consider the Fairness Opinions relevant for their evaluation of the Offer Price as included in this Statement.

As a result of their careful individual assessment and consideration of qualified external advice, the Managing Board and the Supervisory Board each unanimously (i) deem the Offer Price to be attractive and constitute adequate (angemessen) consideration, (ii) concluded that the Offer Price is fair to the QIAGEN Shareholders from a financial point of view and (iii) concluded that overall the arrangements included in the Business Combination Agreement are in the best interest of QIAGEN, the sustainable success of its business and of its clients, employees, shareholders and other stakeholders.

5	OBJECTIVES AND INTENTIONS OF THE BIDDER AND THERMO FISHER AND EXPECTED CONSEQUENCES FOR QIAGEN

5.1	Objectives and Intentions as set forth in the Offer Document

The common intentions of the Bidder and Thermo Fisher at the time of the publication of the Offer Document as set forth in sec. 9 of the Offer Document are summarized below. As set out in the Offer Document, these intentions are based upon the Bidder’s and Thermo Fisher’s knowledge as of the time of publication of the Offer Document and have their legal basis in the Business Combination Agreement. The Non-Financial Covenants that form the basis for the intentions set forth in secs. 5.1.2 through 5.1.4 of this Statement only relate to Thermo Fisher’s and the Bidder’s activity for a period of twelve months following the Settlement Date. Other than the intentions and measures referred to in sec. 9 of the Offer Document (and the effects on the Bidder’s assets, liabilities, financial position and results presented in sec. 15 of the Offer Document), the Bidder has not provided for any other intentions or measures concerning future business operations, the registered office and location of material parts of the business, use of assets, future obligations, employees and their representatives, members of the governing bodies and material changes of employment conditions of either QIAGEN or, to the extent affected by the Offer, the Bidder and Thermo Fisher.

5.1.1	Intended Structural Measures (Strukturmaßnahmen)

Thermo Fisher intends to acquire all of the QIAGEN Shares or the entirety of QIAGEN’s assets and operations. Accordingly, Thermo Fisher intends, following the Settlement, to implement or cause to be implemented certain structural measures in respect of the QIAGEN Group, which may include one or more of the Post-Offer Measures (as further described in sec. 8.5 of the Offer Document). In addition, following the Settlement, Thermo Fisher intends to carry out a further in-depth analysis of potential synergies and efficiencies between Thermo Fisher and the QIAGEN Group.

5.1.2	Future Business Activities, Assets and Future Obligations of QIAGEN

For a period of at least twelve months following the Settlement Date, subject to Thermo Fisher’s determination of overall enhanced value, business model fit and conformity with Thermo Fisher’s financial criteria:

•

Thermo Fisher will support QIAGEN’s existing business strategy of expanding its global leadership in “Sample to Insight” solutions for molecular testing in healthcare and life sciences, including, but not limited to, maintaining and striving to increase its existing presence in key markets worldwide, assuring and striving to improve access to QIAGEN’s products and solutions as a growth strategy, as well as seeking to address the most significant unmet medical and scientific needs.

•

Thermo Fisher will maintain the product brands of QIAGEN and its subsidiaries (the “QIAGEN Group”) and their association with premium and high-quality products in the countries where the QIAGEN Group’s brands are maintained.

•	Thermo Fisher will maintain the names and logos of the product brands of the QIAGEN Group in the countries where the QIAGEN Group’s brands are maintained.

•	Thermo Fisher may combine one or more of Thermo Fisher’s relevant businesses with QIAGEN to leverage the infrastructure and capabilities of QIAGEN.

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•	Thermo Fisher envisions continuing the investment in the QIAGEN Group’s current and planned R&D activities, for a period of at least twelve months following the Settlement Date.

•

Thermo Fisher acknowledges that the QIAGEN Group may require additional capital in order to pursue add-on acquisitions as part of its buy-and-build strategy and will consider making additional funding available to finance such add-on acquisitions, subject to Thermo Fisher’s applicable approval policies and (financial) parameters as applicable from time to time, using a balanced combination of debt and equity.

Furthermore, for a period of at least twelve months following the Settlement Date:

•

Thermo Fisher will procure that the QIAGEN Group remains prudently financed, including, but not limited to, in respect of the level of senior financial debt incurred or to be incurred by the QIAGEN Group, to safeguard the continuity of the business and to continue the QIAGEN Group’s current business strategy.

•	Thermo Fisher will maintain its commitment to corporate social responsibility including in operating QIAGEN following the Settlement.

The aforementioned non-financial covenants reflect Thermo Fisher’s intentions with respect to (i) QIAGEN’s strategy, its business activities and its brand and logos, (ii) QIAGEN’s R&D activities and (iii) QIAGEN’s financing. Thermo Fisher intends to assess after the publication of the Offer Document whether the aforementioned intended measures are in line with Thermo Fisher’s determination of overall enhanced value, its business model and its financial criteria.

5.1.3	Seat of QIAGEN, Location of Material Parts of the Business

Thermo Fisher intends to work collaboratively with the management of QIAGEN to determine an appropriate geographical footprint for the QIAGEN Group’s business.

5.1.4	Employees, Employee Representation and Terms and Conditions of Employment

Terms and Conditions of Employment

Pursuant to the Business Combination Agreement, Thermo Fisher and QIAGEN have agreed on the following non-financial covenants. For a period of at least twelve months following the Settlement Date:

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Thermo Fisher will assume, in accordance with their terms (as such terms may be amended from time to time), the existing rights and benefits of the employees of the QIAGEN Group under their individual employment agreements and all benefit, compensation and social plans, corporate policies, redundancy practices and collective labor agreements of the QIAGEN Group.

•	Thermo Fisher will assume, in accordance with their terms (as such terms may be amended from time to time), all existing pension plans applicable to the QIAGEN Group’s current and former employees.

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Thermo Fisher will give to each employee of the QIAGEN Group who remains employed by Thermo Fisher or any Affiliate of Thermo Fisher after the Settlement Date (each, a “Continuing Employee”) full credit for purposes of eligibility, vesting and determination of level of benefits under any employee benefit and compensation plans or arrangements (excluding for any purpose benefits under defined benefit plans, retiree medical plans, frozen or grandfathered benefit plans or benefit plans under which similarly-situated employees of Thermo Fisher and its Affiliates do not receive any service credit) maintained by Thermo Fisher or its Affiliates that such Continuing Employees may be eligible to participate in after the Settlement for such Continuing Employees’ service with QIAGEN or any of its subsidiaries to the same extent that such service was credited for purposes of any comparable QIAGEN compensation and employee benefit plan immediately prior to the Settlement, except, in each case, to the extent such treatment would result in duplicative benefits; and provided that, in the absence of such comparable QIAGEN compensation and employee benefit plan, the years

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of service of Continuing Employees prior to the Settlement will be taken into account and credited in any benefit plan of Thermo Fisher that gives credit to years of service and for which Continuing Employees are eligible to participate in after the Settlement, subject to the limitations with respect to defined benefit plans, retiree medical plans, frozen or grandfathered benefit plans or benefit plans under which similarly-situated employees of Thermo Fisher and its Affiliates do not receive any service credit and duplicative benefits.

•

Thermo Fisher does not envisage material reductions of the total workforce of the QIAGEN Group as a direct consequence of the Offer, the Merger and Liquidation, the Asset Sale and Liquidation or the grant or exercise of the Top Up Option or completion thereof.

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Each Continuing Employee will receive from Thermo Fisher (or its applicable Affiliate) (i) at least the same base salary and the same target annual bonus opportunity that were provided to such employee immediately prior to the Settlement Date, (ii) with respect to Continuing Employees, who are not members of QIAGEN’s executive committee, long-term incentive opportunities that are at least substantially similar in the aggregate as the long-term incentive opportunities provided to the Continuing Employees pursuant to QIAGEN’s existing long-term incentive opportunities and (iii) other compensation and employee benefits (excluding those contemplated under (i) and (ii)) that are at least substantially similar in the aggregate as either (x) the compensation and employee benefits provided to the Continuing Employees pursuant to the QIAGEN compensation and employee benefit plans as in effect immediately prior to the Settlement or (y) the compensation and employee benefits provided to similarly situated employees of Thermo Fisher or its Affiliates.

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If Thermo Fisher decides to restructure businesses within the QIAGEN Group with similar activities as within the Thermo Fisher Group, Thermo Fisher will consider employees from both legacy groups in evaluating potential redundancies in the interest of seeking the best person for the job, subject to Thermo Fisher’s business objectives and then-current business exigencies.

•

Subject to applicable law, Thermo Fisher will base the nomination, selection and appointment of staff for functions within the QIAGEN Group upon, among other things, a non-discriminatory, fair and business-oriented transparent set of criteria.

Employee Representation

Thermo Fisher will, in accordance with the terms of the Business Combination Agreement and for a period of at least twelve months following the Settlement Date, adhere to applicable law and the terms of any applicable collective bargaining agreement, contract or other agreement or understanding with a labor union, labor organization or works council in maintaining the QIAGEN Group’s current employee consultation structure with respect to the (i) German workers council for QIAGEN GmbH, (ii) French workers council in QIAGEN SAS and (iii) mandatory employee representatives on the board of QIAGEN Aarhus A/S.

5.1.5	Treatment of QIAGEN Equity Awards

In accordance with the terms of the Business Combination Agreement, the QIAGEN equity awards granted under the QIAGEN Amended and Restated 2005 Stock Plan and the QIAGEN 2014 Stock Plan (collectively, the “QIAGEN Equity Plans”) that remain outstanding as of immediately prior to the Settlement will be treated in accordance with sec. 8.2.10 of the Offer Document:

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At the Settlement, each option granted by QIAGEN to acquire QIAGEN Ordinary Shares (each, a “QIAGEN Option”) that is outstanding as of immediately prior to the Settlement (all of which are currently vested) will be canceled in exchange for an amount in cash (without interest and subject to any applicable withholding taxes) equal to (x) the excess, if any, of the Offer Price over the applicable per share exercise price of such QIAGEN Option multiplied by (y) the number of QIAGEN Ordinary Shares subject to such QIAGEN Option as of immediately prior to the Settlement.

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•

At the Settlement, unless otherwise agreed with the applicable award holder, each outstanding restricted stock unit under the QIAGEN Equity Plans, which is subject to time vesting only (each, a “QIAGEN RSU”) and each outstanding restricted stock unit under the QIAGEN Equity Plans, which is subject, in whole or in part, to vesting based on the achievement of one or more performance goals (each, a “QIAGEN PSU”) that is unvested as of immediately prior to the Settlement and that vests at the Settlement either in accordance with its terms or the terms of any applicable employment agreement will be canceled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding taxes) equal to (x) the Offer Price multiplied by (y) the total number of QIAGEN Ordinary Shares subject to such QIAGEN RSU or QIAGEN PSU, as applicable, as of immediately prior to the Settlement (which, in the case of QIAGEN PSUs for which the applicable performance period remains incomplete as of the Settlement, shall be determined based on deemed achievement of target performance conditions in accordance with the terms of the award).

•

At the Settlement, each outstanding QIAGEN RSU and QIAGEN PSU that is unvested as of immediately prior to the Settlement and that does not vest at the Settlement will be canceled and converted into a restricted stock unit award, with substantially the same terms and conditions (including with respect to vesting) as were applicable to such QIAGEN RSU or QIAGEN PSU, as applicable, immediately prior to the Settlement, with respect to the number of shares of Thermo Fisher common stock that is equal to (x) a specified exchange ratio multiplied by (y) the total number of QIAGEN Shares subject to such QIAGEN RSU or QIAGEN PSU, as applicable, as of immediately prior to the Settlement (which, in the case of QIAGEN PSUs for which the applicable performance period remains incomplete as of the Settlement, shall be determined based on deemed achievement of target performance conditions in accordance with the terms of the award).

5.1.6	Managing Board and Supervisory Board

The Managing Board currently consists of one member (QIAGEN’s current Chief Financial Officer, Mr. Sackers), and it is expected that at the Annual General Meeting a second member (QIAGEN’s current Chief Executive Officer, Mr. Bernard) will be appointed to the Managing Board. Thermo Fisher has been discussing and will discuss the composition of the Managing Board for the time as from the Settlement. Thermo Fisher intends to assess potential replacements or additions to the Managing Board.

Thermo Fisher intends that the Supervisory Board of QIAGEN will continue to comprise seven members. Pursuant to the Business Combination Agreement, Thermo Fisher (and QIAGEN) will use their reasonable best efforts to ensure that from the Settlement Date and until the later of (A) the earliest of (i) Thermo Fisher and its Affiliates, in the aggregate, directly or indirectly owning 100% of the issued and outstanding QIAGEN Shares, (ii) Thermo Fisher or any of its Affiliates commencing the Compulsory Acquisition or the takeover buy-out procedure in accordance with Sec. 2:359c of the DCC and (iii) completion of the Share Transfer or the Asset Sale, and (B) twelve months after the Settlement Date (the latest such date, the “Completion Date”), the Supervisory Board will include five members of the Supervisory Board as identified by Thermo Fisher being Mr. Michael A. Boxer, Mr. Paul G. Parker, Mr. Gianluca Pettiti, Mr. Anthony H. Smith and Mr. Stefan Wolf and the two independent members, being Dr. Håkan Björklund and Ms. Barbara W. Wall, as described in more detail in secs. 8.2.5 and 8.3(ii) of the Offer Document (the “Independent Members”).

5.1.7	Intentions with Regard to the Delisting of QIAGEN Ordinary Shares

Thermo Fisher intends to seek a delisting of the QIAGEN Ordinary Shares from the FSE and the NYSE following the Settlement, which delisting may occur as a result of or in connection with a Post-Offer Measure.

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5.1.8	Other Intentions

Other than the intentions and measures referred to sec. 9 of the Offer Document, the Bidder and Thermo Fisher have not provided for any other intentions or measures concerning future business operations, the registered office and location of material parts of the business, use of assets, future obligations, employees and their representatives, members of the governing bodies and material changes of employment conditions of QIAGEN.

With the exception of the effects on the Bidder’s and Thermo Fisher’s assets, liabilities, financial position and results presented in sec. 15 of the Offer Document, the Bidder and Thermo Fisher have no intentions relating to the Transactions that could affect the registered offices of the Bidder or Thermo Fisher or the location of material parts of the business, their future business activities, the use of the assets or future obligations of the Bidder and Thermo Fisher, the members of the governing bodies of the Bidder and Thermo Fisher, or, if any, the employees, their representation and the employment conditions of the Bidder and Thermo Fisher.

5.2	Post-Offer Measures

5.2.1	Introduction

Thermo Fisher’s willingness to enter into the Business Combination Agreement and agree to the Offer (including the Offer Price) was predicated on the acquisition of 100% of the QIAGEN Shares or the entirety of QIAGEN’s assets and operations. In light thereof, and of the willingness of Thermo Fisher and the Bidder to have a minimum acceptance threshold of less than 95%, QIAGEN and Thermo Fisher have agreed to, and QIAGEN has expressed its support for, the Merger and Liquidation or Asset Sale and Liquidation (as applicable), the Top Up Option and the Other Post-Offer Measures

Following the Settlement, Thermo Fisher intends to implement (or cause to be implemented) certain measures (“Post-Offer Measures”) if deemed necessary or appropriate by Thermo Fisher in order to complete its acquisition of QIAGEN’s business, operations and assets. These Post-Offer Measures may include the implementation of the Merger and Liquidation or the Asset Sale and Liquidation (as applicable), the exercise of the Top Up Option, the Compulsory Acquisition or the implementation of any Other Post-Offer Measures.

Furthermore, Thermo Fisher and its Affiliates have reserved the right to use any legally permitted method to acquire all of the QIAGEN Shares (or full ownership of the QIAGEN Group’s business) and to optimize the corporate, financing and tax structure of the QIAGEN Group once it is part of the Thermo Fisher Group. No decision in respect of pursuing any measures as set forth in this section has been taken by Thermo Fisher and no such decision is envisaged to be taken prior to the end of the Acceptance Period. QIAGEN acknowledges that Thermo Fisher will continue to review the structural, tax, and other implications associated with the implementation of any Post-Offer Measures, as well as the availability of each such measure under applicable law.

After the Settlement has occurred and the Subsequent EGM has been held, Thermo Fisher may determine to, or, if the Top Up Option has been exercised, must implement (i) if the resolution to effect the Merger (the “Merger Resolution”) has been adopted at the Subsequent EGM, the Merger and Liquidation; or (ii) if the Merger Resolution has not been adopted at the Subsequent EGM, the Asset Sale and Liquidation.

5.2.2	Annual General Meeting

In accordance with Sec. 18 (1) of the PO Decree, QIAGEN will on the date of publication of this Statement convene a general meeting, in order to discuss the Offer and the other Proposed Transactions and to adopt the Resolutions. The agenda for this meeting will contain both the annually recurring agenda items and the agenda items relating to the Offer as described below. The meeting will be combined with QIAGEN’s annual general meeting of shareholders for the year 2020. The Annual General Meeting will be held at 15:00 hours CEST on June 30, 2020. Separate convocation materials are included in Annex 4.

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At the Annual General Meeting, the QIAGEN Shareholders will be requested to adopt, inter alia, the following resolutions, effective upon the Settlement (except for the resolution under (d) and (e)): (a) (i) grant Quebec Court B.V. (the “Bidder Top Up Affiliate”), a wholly-owned subsidiary of Thermo Fisher, an irrevocable right (the “Top Up Option”) to subscribe for QIAGEN Ordinary Shares up to such number of QIAGEN Ordinary Shares (the “Maximum Number of Top Up Shares”) that, as the result of a subscription for such number of QIAGEN Ordinary Shares by the Bidder Top Up Affiliate pursuant to an exercise of the Top Up Option, the aggregate par value of the QIAGEN Ordinary Shares held by the Bidder and the Bidder Top Up Affiliate would, immediately following the share issue upon exercise of the Top Up Option, be equal to 80% of the aggregate par value of the shares in the capital of QIAGEN issued at such time plus one QIAGEN Ordinary Share, in exchange for an amount per QIAGEN Ordinary Share equal to the Offer Price, and to exclude pre-emptive rights that would otherwise arise pursuant to the grant of the Top Up Option, (ii) amend QIAGEN’s articles of association to ensure that QIAGEN’s authorized share capital shall always be sufficient to allow for the issue of up to the Maximum Number of Top Up Shares on the Settlement Date upon exercise of the Top Up Option, (iii) (x) subject to the Merger Resolution having been adopted at the Subsequent EGM, in accordance with and to the extent required under applicable law, including Sec. 2:107a of the DCC, approve the resolution of the Managing Board to pursue, and cause QIAGEN Newco to pursue, the Share Transfer (subject to the Merger being effected) and approve the dissolution of QIAGEN Newco (subject to the Share Transfer having been effected), and (y) subject to the Merger Resolution not having been adopted at the Subsequent EGM, in accordance with Sec. 2:107a of the DCC, approve the resolution of the Managing Board to pursue the Asset Sale, and, subject to completion of the Asset Sale, resolve to dissolve QIAGEN in accordance with Sec. 2:19 of the DCC, appoint Stichting Liquidator QIAGEN (the “Liquidator”) as the liquidator of QIAGEN, approve reimbursement of the Liquidator’s reasonable salary and costs and appoint the Bidder as the custodian of the books and records of QIAGEN following its dissolution ((i) through (iii) the “Back-End Resolution”), (b) appoint or reappoint the persons identified by Thermo Fisher to the Supervisory Board, (c) accept the resignation of the resigning Supervisory Board members and grant such members of the Supervisory Board full and final discharge for their acts of supervision up to the date of the Annual General Meeting, provided that no discharge shall be given to any Supervisory Board member for acts as a result of fraud (bedrog), gross negligence (grove schuld) or wilful misconduct (opzet) of such Supervisory Board member, (d) amend QIAGEN’s articles of association in accordance with the draft articles of association made available on QIAGEN’s website, which resolution shall be conditioned upon, and be subject to, the delisting of the QIAGEN Shares from the NYSE and the FSE and such amendment to QIAGEN’s articles of association shall become effective upon the execution of the relevant notarial deed of amendment of QIAGEN’s articles of association and (e) amend QIAGEN’s articles of association with a view to the appointment of the members of the Supervisory Board as per the Settlement as referred to under (b) above, which resolution shall be conditioned upon, and subject to, the satisfaction or previous effective waiver of the Antitrust Clearance Condition (resolutions (a) through (e), the “Resolutions” and resolutions (b), (d) and (e), the “Governance Resolutions”).

5.2.3	Subsequent EGM

As the Merger must generally be effectuated within six months from the announcement of the filing of the merger proposal and Settlement is expected to occur more than six months after the convocation of the Annual General Meeting, the Merger Resolution will not be tabled for adoption at the Annual General Meeting. Instead, QIAGEN has undertaken to duly call and give notice, on the first Banking Day following the satisfaction or previous effective waiver of the Antitrust Clearance Condition or such later date as Thermo Fisher requests, of the Subsequent EGM to be held at such date after the Settlement as requested by Thermo Fisher in consultation with QIAGEN. At the Subsequent EGM, QIAGEN’s shareholders will be asked to adopt the Merger Resolution and, if one or more of the Governance Resolutions or the Back-End Resolution have not been adopted at the Annual General Meeting, adopt such Governance Resolutions or the Back-End Resolution, as the case may be.

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The Managing Board and the Supervisory Board have resolved to unanimously recommend QIAGEN’s shareholders to vote in favor of the Merger Resolution and, if applicable, the relevant Governance Resolutions and the Back-End Resolution.

5.2.4	Merger and Liquidation – Description of the Merger, the Cash Payment, the Cash Distribution, the Preference Shares Cancellation (if applicable) and the Share Transfer

In the event of the Merger and Liquidation, a triangular legal merger (juridische driehoeksfusie) will be effected in accordance with title 7 of book 2 of the DCC (the “Merger”), immediately after adoption of the Merger Resolution. At Thermo Fisher’s election, QIAGEN will, prior to the Settlement, (i) incorporate a Dutch private limited liability company to be fully and directly owned by QIAGEN (“QIAGEN Newco”) and (ii) incorporate (or cause to be incorporated) a Dutch private limited liability company to be fully and directly owned by QIAGEN Newco (“QIAGEN Newco Sub”).

Pursuant to the Merger, (i) QIAGEN will merge with and into QIAGEN Newco Sub as a result of which QIAGEN Newco Sub will acquire all the assets, liabilities and legal relationships of QIAGEN by universal succession of title, (ii) QIAGEN Newco will allot shares in its share capital to the shareholders of QIAGEN and (iii) QIAGEN will cease to exist. In the Merger, one QIAGEN Newco Class A Share will be allotted for each QIAGEN Ordinary Share in issue immediately before the Merger becomes effective, and one QIAGEN Newco Class B Share will be allotted for each Fractional QIAGEN Share in issue immediately before the Merger becomes effective. For further details on the procedure for effectuating the Merger and Liquidation under Dutch law, and the share exchange ratio in the Merger, see sec. 8.5.4 of the Offer Document.

Immediately after the Merger becoming effective, the Bidder will make a cash payment to QIAGEN Newco Sub (the “Cash Payment”) in an amount equal to (x) the Offer Price multiplied by (y) the total number of QIAGEN Shares (whereby, for the avoidance of doubt and without duplication, a Fractional QIAGEN Share counts as one-twenty-seventh (1/27th)) held beneficially or of record by the Minority Shareholders minus (z) any cash paid in connection with the exercise of the Top Up Option (the amount obtained by multiplying (x) and (y), the “Cash Distribution Amount”) in exchange for a loan note.

Immediately after the Merger becoming effective and the Cash Payment having been made, QIAGEN Newco Sub will make a cash distribution to QIAGEN Newco (the “Cash Distribution”) in an amount equal to (i) the Cash Distribution Amount plus (ii) the amount of the distribution in connection with the Preference Shares Cancellation (if applicable).

Immediately after the Cash Distribution having been made, QIAGEN Newco Sub will make an entity classification election to be treated as a corporation for U.S. federal tax purposes (the “QIAGEN Newco Sub Election”).

If there are any issued preference shares in the capital of QIAGEN Newco (the “QIAGEN Newco Preference Shares”) as a result of the Merger, QIAGEN Newco will cancel all QIAGEN Newco Preference Shares against payment of a distribution to which the holders thereof are entitled pursuant to QIAGEN Newco’s articles of association, immediately after the QIAGEN Newco Sub Election having been made (the “Preference Shares Cancellation”).

QIAGEN Newco and the Bidder and, if the Top Up Option is exercised, the Bidder Top Up Affiliate, will enter into a share transfer agreement (the “Share Transfer Agreement”) prior to the Merger becoming effective. Pursuant to the Share Transfer Agreement, all issued and outstanding shares in the capital of QIAGEN Newco Sub will be sold and transferred to the Bidder and, if applicable, the Bidder Top Up Affiliate (or their respective nominees nominated in accordance with the Share Transfer Agreement) in proportion to their respective relative shareholdings in QIAGEN, determined at the time of the execution of the Share Transfer Agreement and disregarding any preference shares of QIAGEN held by either of them (such transfer of all issued and outstanding shares in QIAGEN Newco Sub, the “Share Transfer”).

The consideration to be paid in the Share Transfer shall be an amount equal to (i) the Offer Price multiplied by (ii) the total number of QIAGEN Ordinary Shares and, without duplication, the number of Fractional QIAGEN Shares divided by twenty-seven, in each case as issued and outstanding immediately prior to the Merger becoming effective minus (iii) the Cash Distribution Amount.

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The Share Transfer will be effected immediately after the QIAGEN Newco Sub Election having been made and, if applicable, the Preference Shares Cancellation having occurred.

5.2.5	Asset Sale and Liquidation – Description of the Asset Sale

In the event of the Asset Sale and Liquidation, QIAGEN and the Bidder and, if the Top Up Option is exercised, the Bidder Top Up Affiliate, will enter into an asset sale agreement (the “Asset Sale Agreement”) immediately following the Subsequent EGM. Pursuant to the Asset Sale Agreement, all assets and liabilities of QIAGEN with the exception of a limited number of excluded assets and liabilities (the “Business”) will be sold, assigned and transferred to the Bidder and, if applicable, the Bidder Top Up Affiliate or their respective nominees nominated in accordance with the Asset Sale Agreement (the “Asset Sale”).

The purchase price to be paid in the Asset Sale shall be an amount equal to (i) the Offer Price multiplied by (ii) the total number of QIAGEN Shares (whereby, for the avoidance of doubt and without duplication, a Fractional QIAGEN Share counts as one-twenty-seventh (1/27th)) issued and outstanding immediately prior to completion of the Asset Sale.

5.2.6	Merger and Liquidation / Asset Sale and Liquidation – Description of the Liquidation and the Liquidation Distribution

As part of the Merger and Liquidation or the Asset Sale and Liquidation, as the case may be, and after completion of the Asset Sale (in the event of the Asset Sale and Liquidation) or the Share Transfer (in the event of the Merger and Liquidation), QIAGEN (in the event of the Asset Sale and Liquidation) or QIAGEN Newco (in the event of the Merger and Liquidation) will be dissolved (ontbonden) and liquidated (vereffend) in accordance with Secs. 2:19 – 2:23b of the DCC (the “Liquidation”).

As promptly as practicable following an advance liquidation distribution in connection with the Liquidation (any advance liquidation distributions and any final liquidation distribution together, the “Liquidation Distribution”), the Liquidator shall wind up the affairs of QIAGEN (in the event of the Asset Sale and Liquidation) or QIAGEN Newco (in the event of the Merger and Liquidation) and effectuate the Liquidation in full compliance with applicable law. Once the Liquidation is completed, QIAGEN (in the event of the Asset Sale and Liquidation) or QIAGEN Newco (in the event of the Merger and Liquidation) will cease to exist by operation of law.

In the Liquidation, all Minority Shareholders who did not tender their QIAGEN Shares under the Offer will ultimately receive for each QIAGEN Share (in the event of the Asset Sale and Liquidation) or QIAGEN Newco Share (in the event of the Merger and Liquidation) then held, cash in an amount equal to the Offer Price, without any interest being paid on such amount and less any applicable withholding taxes. The withholding or other taxes imposed on such QIAGEN Shareholder in respect of the Liquidation Distribution may be different from, and greater than, the taxes imposed upon a QIAGEN Shareholder that tenders its QIAGEN Shares under the Offer. Consequently, if the Merger and Liquidation or the Asset Sale and Liquidation is pursued, the net amount received by a QIAGEN Shareholder for QIAGEN Shares that are not tendered under the Offer (and who remains a QIAGEN Shareholder up to and including the time of the Asset Sale and Liquidation or the Merger and Liquidation) will depend upon such shareholder’s individual tax circumstances and the amount of any applicable withholding or other taxes.

It should be noted in this respect that the Liquidation Distribution to be ultimately received by non-tendering QIAGEN Shareholders is generally subject to 15% Dutch dividend withholding tax to the extent that the Liquidation Distribution exceeds the average paid up capital recognized for Dutch dividend withholding tax purposes (which QIAGEN expects to be the case, see also below), while the payment of the Offer Price to tendering QIAGEN Shareholders will generally not be subject to Dutch withholding taxes.

To the extent reasonably possible without causing any delays, the Liquidation Distribution shall be imputed to paid up capital (nominaal aandelenkapitaal en agioreserve) recognized for Dutch dividend withholding tax purposes and not to retained earnings (winstreserve), as each such term is defined under applicable accounting principles.

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However, QIAGEN expects the Liquidation Distribution to exceed its paid-up capital recognized for Dutch dividend withholding tax purposes, and thus the Liquidation Distribution to be subject to Dutch dividend withholding tax. See secs. 19.2.3 and 19.2.4 of the Offer Document for a description of the material Dutch tax consequences for QIAGEN Shareholders who do not tender their QIAGEN Shares and of the Merger and Liquidation and of the Asset Sale and Liquidation.

Furthermore, banks may charge administrative costs to Minority Shareholders in relation to the transfer of the Liquidation Distribution to their accounts, for which no compensation will be paid to the Minority Shareholders.

References to the “Merger and Liquidation” refer to the Merger, the Cash Payment, the Cash Distribution, the QIAGEN Newco Sub Election, the Preference Shares Cancellation (if applicable), the Share Transfer and the Liquidation.

References to the “Asset Sale and Liquidation” refer to the Asset Sale and the Liquidation.

5.2.7	Top Up Option

To allow Thermo Fisher to complete its acquisition of QIAGEN’s business, operations and assets in an optimal manner for U.S. tax purposes, the Bidder Top Up Affiliate will be granted the Top Up Option as part of the Back-End Resolution.

The purpose of the Top Up Option is to allow Thermo Fisher to file an election under Sec. 338(g) of the U.S. Internal Revenue Code of 1986, as amended, to cause QIAGEN (or, if the Merger has occurred, QIAGEN Newco) and any subsidiary of QIAGEN with respect to which such election is made to be treated as selling, in each case, all of its assets at fair market value in a single transaction that is not expected to generate a tax liability to Thermo Fisher or any of its Affiliates. As a result of such election, the adjusted basis for U.S. federal income tax purposes of the assets of QIAGEN and its subsidiaries with respect to which such election is made will be “stepped up” to fair market value, potentially allowing Thermo Fisher to benefit from greater tax deductions and lower tax liabilities as a result of any disposition of assets. The ability to “step up” the tax basis of such assets in this manner formed an important component of Thermo Fisher’s assessment of QIAGEN.

The Top Up Option will be exercisable immediately once, upon and promptly following Settlement. Upon exercise of the Top Up Option, QIAGEN will immediately, and in any event on the Settlement Date, issue the relevant number of QIAGEN Ordinary Shares to the Bidder Top Up Affiliate. The relevant QIAGEN Ordinary Shares will be issued in exchange for an amount per QIAGEN Ordinary Share equal to the Offer Price, which amount is to be paid in cash, by contribution in kind of a promissory note issued by Thermo Fisher or any of its subsidiaries, or by a combination thereof.

The Top Up Option, if exercised in full, ensures that Thermo Fisher and its Affiliates hold more than 80% of the voting rights and fair market value of QIAGEN’s share capital on the Settlement Date, prior to completion of the Share Transfer or Asset Sale. Following exercise of the Top Up Option, Thermo Fisher must proceed with the Merger and Liquidation or the Asset Sale and Liquidation, as the case may be.

At the Subsequent EGM, the Bidder Top Up Affiliate will not vote on the QIAGEN Ordinary Shares it acquired through exercise of the Top Up Option. At any other general meeting of QIAGEN, the votes on such shares will be cast proportionally to the votes in favor and against any proposal cast on the other QIAGEN Ordinary Shares, except that the Bidder Top Up Affiliate may decide in its discretion how to vote on such shares with respect to any proposals to appoint, suspend or dismiss members of the Managing Board and the Supervisory Board. In the event of the Merger, the Bidder Top Up Affiliate will only vote the QIAGEN Newco Class A Shares allotted for the QIAGEN Ordinary Shares issued pursuant to the exercise of the Top Up Option in favor and against any proposal proportionally to the votes in favor and against such proposal cast on the other QIAGEN Newco Class A Shares, except that the Bidder Top Up Affiliate may decide in its discretion how to vote on such shares with respect to any proposals to appoint, suspend or dismiss members of the board of QIAGEN Newco.

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In connection with the Top Up Option, QIAGEN’s articles of association may require amendment to ensure that QIAGEN’s authorized share capital shall be sufficient to allow for the issue of up to the Maximum Number of Top Up Shares on the Settlement Date upon exercise of the Top Up Option.

5.2.8	Compulsory Acquisition Procedure / Appraisal Rights

If, following the Settlement Date, the Bidder, alone or together with its Affiliates, holds at least 95% of QIAGEN’s aggregate issued and outstanding share capital (geplaatst en uitstaand kapitaal), the Bidder may – but is under no obligation to – commence a compulsory acquisition procedure (uitkoopprocedure) in accordance with Secs. 2:92a or 2:201a of the DCC in order to acquire the remaining QIAGEN Shares not tendered (the “Compulsory Acquisition”). QIAGEN shall provide the Bidder with any reasonable assistance as may be required, including, if needed, joining such proceedings as co-claimant or defendant. In the Compulsory Acquisition, the competent Dutch court has sole discretion to determine the per QIAGEN Share price, which may be greater than, equal to or less than the Offer Price.

Without prejudice to Sell-Out Rights or a Compulsory Acquisition, if any, QIAGEN Shareholders are not entitled under Dutch law or otherwise to appraisal rights with respect to the Offer.

5.2.9	Other Post-Offer Measures

If the Settlement occurs, Thermo Fisher shall be entitled to effect or cause to effect, other than the Merger and Liquidation and the Asset Sale and Liquidation, any other restructuring of the QIAGEN Group for the purpose of achieving an optimal operational, legal, financial and/or fiscal structure in accordance with applicable law (the “Other Post-Offer Measures”), some of which may have the effect of diluting the shareholding of any shareholders of QIAGEN other than Thermo Fisher and its Affiliates (the “Minority Shareholders”). See sec. 8.5.11 of the Offer Document for further details on the Other Post-Offer Measures.

The implementation of certain Other Post-Offer Measures while QIAGEN still has Minority Shareholders may require the prior approval of the Supervisory Board, including the affirmative vote of at least one of the Independent Members.

In the implementation of any Other Post-Offer Measure, due consideration will be given to the requirements of applicable law, including the requirement to consider the interests of all stakeholders including any Minority Shareholders, and the requirement for the members of the Supervisory Board to form their independent view of the relevant matter. In this respect, the Supervisory Board (and any members thereof) shall continue to have the right to engage, with the reasonable and documented costs thereof being for the account of QIAGEN, their own financial and legal advisors, if and to the extent they reasonably believe that the advice of such advisors is necessary to assist them in reviewing and assessing any matter that comes before the Supervisory Board.

5.3	Evaluation of the Objectives and Intentions of the Bidder and Thermo Fisher and Expected Consequences for QIAGEN

The Managing Board and Supervisory Board have, each individually, thoroughly assessed the Bidder’s intentions set forth in sec. 9 of the Offer Document and described in sec. 5.1 of this Statement. Such intentions accurately reflect the mutual agreement between Thermo Fisher and QIAGEN, set forth in the Business Combination Agreement. In the view of the QIAGEN Boards, the agreed upon Non-Financial Covenants as well as other objectives and intentions, provide the framework for a successful implementation of the acquisition, serve the best interest of QIAGEN and all its stakeholders and offer substantial strategic advantages for QIAGEN with a view to long-term value creation.

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The Managing Board and the Supervisory Board welcome the Bidder’s intentions as described in sec. 5.1.2 and 5.1.3 of this Statement in respect of future business activities, assets and future obligations of QIAGEN, the footprint for the QIAGEN Group’s business, and QIAGEN’s business and production locations. In the view of the QIAGEN Boards, such support and collaboration is likely to be of advantage for QIAGEN’s overall business. Also, the QIAGEN Boards positively note that the Bidder states it will, in accordance with the Business Combination Agreement, maintain its commitment with respect to corporate social responsibility, including in operating QIAGEN, as described in sec. 5.1.2 of this Statement.

The Managing Board and Supervisory Board note that, subject to Thermo Fisher’s determination of overall enhanced value, business model fit and conformity with Thermo Fisher’s financial criteria and in accordance with the Business Combination Agreement, the Bidder has the intention to assess to combine one or more of Thermo Fisher’s relevant businesses with QIAGEN to leverage the infrastructure and capabilities of QIAGEN, as described in sec. 5.1.2 of this Statement. As the QIAGEN Boards regard several business units of Thermo Fisher highly compatible with certain business units of QIAGEN, a combination of suitable businesses could potentially lead to synergies and other advantages that could strengthen the business. The QIAGEN Boards regard such intention as generally positive for QIAGEN and its stakeholders.

Furthermore, the QIAGEN Boards look favorably upon Bidder’s intentions, as described in sec. 5.1.2 of this Statement, to maintain the QIAGEN Group’s product brands, the names and logos of the product brands and the Bidder’s intention to continue investment in the QIAGEN Group’s current and planned R&D activities, subject to Thermo Fisher’s determination of overall enhanced value, business model fit and conformity with Thermo Fisher’s financial criteria and in accordance with the Business Combination Agreement. Since existing intellectual property rights and R&D-based improvements and inventions form the backbone of QIAGEN’s business model, the Managing Board and the Supervisory Board welcome these intentions and believe that they serve the future development of QIAGEN.

The QIAGEN Boards welcome the Bidder’s intentions as described in sec. 5.1.2 of this Statement with respect to the financing of QIAGEN. The Managing Board and Supervisory Board regard the potential support by Thermo Fisher as beneficial in relation to obtaining attractive financing.

The Managing Board and the Supervisory Board expect no consequences for the dividend policy of QIAGEN as a result of the Offer until the Settlement, as QIAGEN has not paid a cash dividend since its incorporation and does not intend to pay any dividends in the foreseeable future.

The Managing Board and the Supervisory Board have noted that the Bidder considers the implementation of certain Post-Offer Measures following the Settlement, which could result in minority shareholders of QIAGEN no longer participating as a shareholder in QIAGEN or its business activities. Reference is made to sec. 4.3.3 of this Statement under the heading “Full Control” for a further explanation and evaluation of the Post-Offer Measures. The Managing Board and the Supervisory Board believe that the acquisition of full control by Thermo Fisher, and the associated delisting of the QIAGEN Ordinary Shares, will generally be beneficial for QIAGEN and its stakeholders. It is expected to contribute to QIAGEN’s and Thermo Fisher’s ability to achieve the goals of the Proposed Transactions and implement the actions of their strategy. In case of a delisting, QIAGEN would save substantial monetary and administrative expenses, mainly in relation to listing fees and capital markets related duties. Furthermore, the QIAGEN Boards believe that it will facilitate achieving an efficient capital structure (both from a tax and financing perspective), which would, amongst others, facilitate intercompany transactions and dividend distributions.

The Managing Board and the Supervisory Board welcome the Bidder’s intentions in respect of QIAGEN’s employees, employee representation and terms and conditions of employment, which are based on Non-Financial Covenants that apply for a period of twelve months after the Settlement Date as described in sec. 5.1.4 of this Statement, and in respect of treatment of QIAGEN equity awards, as described in sec. 5.1.5 of this Statement. The QIAGEN Boards especially welcome commitments in respect of no intentions about material reductions of the total workforce as a direct consequence of the Offer, the Merger and Liquidation, the Asset Sale and Liquidation or the grant or exercise of the Top Up Option, and the fact that

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the Bidder will assume the existing rights and benefits of the employees of the QIAGEN Group under their individual employment agreements and all QIAGEN compensation and employee benefit plans and existing pension plans, in each case in accordance with the terms of the Business Combination Agreement. The Managing Board and the Supervisory Board furthermore welcome the commitments to existing employment contracts until the first anniversary of the Settlement Date. Moreover, the Managing Board and the Supervisory Board welcome the Bidder’s commitment to consider employees from both QIAGEN and Thermo Fisher in evaluating potential redundancies in the interest of seeking the best person for the job and its commitment to base hiring decisions on a non- discriminatory, fair and business-oriented transparent set of criteria. Furthermore, the Managing Board and the Supervisory Board welcome that the Bidder will adhere to the terms of any applicable labor agreement in maintaining aspects of the QIAGEN Group’s current employee consultation structure.

In the view of the QIAGEN Boards, the proposed treatment of QIAGEN equity awards is comprehensible and fair to QIAGEN’s employees and officers.

The QIAGEN Boards welcome Thermo Fisher’s intentions in relation to the composition of the Supervisory Board following the Settlement Date as described in sec. 5.1.6 of this Statement. In particular, the QIAGEN Boards value the presence of two Independent Members until the Completion Date to, amongst other purposes, monitor QIAGEN’s ongoing compliance with the Non-Financial Covenants for the duration thereof. The QIAGEN Boards are confident that this approach is suitable for ensuring that QIAGEN will have a well-functioning and balanced Supervisory Board following the Settlement Date.

In conclusion, the Managing Board and the Supervisory Board welcome and are supportive of the intentions the Bidder and Thermo Fisher have set forth in sec. 9 of the Offer Document (including those as agreed upon in the Non-Financial Covenants), and believe these intentions are in the best interest of QIAGEN and all of QIAGEN’s stakeholders.

6	POTENTIAL CONSEQUENCES FOR QIAGEN SHAREHOLDERS

The following information is to assist the QIAGEN Shareholders in assessing the consequences of accepting or not accepting the Offer. It reflects certain considerations the Managing Board and Supervisory Board deem relevant in connection with such an evaluation. However, this cannot and does not purport to be a complete list of considerations individual QIAGEN Shareholders may deem relevant, in particular due to differing individual circumstances. QIAGEN Shareholders must therefore form their own opinion as to the consequences of accepting or not accepting the Offer in light of their individual circumstances.

The Managing Board and Supervisory Board reiterate that they do not and cannot offer an assessment of the tax consequences for individual shareholders, including whether accepting or not accepting the Offer would result in tax disadvantages (in particular regarding any capital gains tax liabilities). The QIAGEN Boards note that the Bidder has provided certain information on material German, Dutch and U.S. federal income tax consequences in sec. 19 of the Offer Document.

The Managing Board and Supervisory Board recommend that the QIAGEN Shareholders obtain expert advice as appropriate.

6.1	Possible Consequences of Acceptance of the Offer

All QIAGEN Shareholders intending to accept the Offer should take into account, inter alia, the following:

•

Those QIAGEN Shareholders that accept or have accepted the Offer will (subject to the Offer ultimately being consummated) no longer profit from any positive performance of the stock exchange price of the QIAGEN Ordinary Shares or from any favorable development in QIAGEN’s business with the QIAGEN Shares tendered by them (the “Tendered QIAGEN Shares”).

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•

Furthermore, as set forth in sec. 17 of the Offer Document, QIAGEN Shareholders that accept or have accepted the Offer may only withdraw their declared acceptance (i) prior to the end of the Acceptance Period or (ii) after a period of 45 calendar days following the end of the Acceptance Period (such 45-calendar day period may be extended one or more times as described in sec. 17.1 of the Offer Document). The Managing Board and the Supervisory Board note that the Settlement of the Offer and the payment of the Offer Price will not take place until all Offer Conditions have either been fulfilled or effectively waived. In the event of the latest possible fulfilment of the Antitrust Clearance Condition, the Settlement may be delayed until August 5, 2021. In the meantime, the QIAGEN Shareholders that have accepted the Offer may be restricted in their possibilities to dispose of the Tendered QIAGEN Shares.

•

Until the Settlement, all Tendered Clearstream Shares will be traded under the separate ISIN NL0014676538, and will therefore not be fungible with the QIAGEN Ordinary Shares not tendered for sale. If the acceptance rate is low, liquidity in such Tendered QIAGEN Shares may also be low. Trading under the respective separate ISIN may take place at a different price than the trading of QIAGEN Ordinary Shares not tendered in the Offer.

•

The Bidder is, subject to certain limitations, allowed to acquire additional QIAGEN Shares outside of the Offer, via the stock exchange or off-market at any time. After the Settlement, the acquisition by the Bidder of additional QIAGEN Ordinary Shares on a stock exchange at a higher price than the Offer Price will not require the Bidder to adjust the Offer Price for the benefit of those QIAGEN Shareholders that accepted the Offer. After the Settlement and the expiration of the one-year period pursuant to Sec. 31 (5) WpÜG, also acquisitions by the Bidder of additional QIAGEN Shares at a higher price off-market, will not require the Bidder to adjust the Offer Price for the benefit of those QIAGEN Shareholders that have already accepted the Offer.

•

After the Settlement, the Bidder is expected to have the required majority at a general shareholders’ meeting of QIAGEN to implement certain significant corporate law structural measures. Possible structural measures include, changes to the articles of association, capital increases, exclusion of subscription rights of the shareholders in capital measures, reorganizations, mergers, dissolution and other Post-Offer Measures. QIAGEN Shareholders that accept the Offer will not participate in any compensation which is payable by law in the event of certain structural measures realized after the Settlement, which compensation may be higher or lower than the Offer Price.

6.2	Possible Consequences of Non-Acceptance of the Offer

QIAGEN Shareholders intending not to accept the Offer and not to otherwise sell their QIAGEN Shares would remain QIAGEN Shareholders and should take into account, inter alia, the following:

•

The current stock prices of the QIAGEN Ordinary Shares reflect the fact that the Bidder published its decision to launch the Offer on March 3, 2020. QIAGEN Ordinary Shares not tendered into the Offer will continue to be traded on the respective stock exchanges until a potential delisting of the QIAGEN Ordinary Shares occurs. It is uncertain whether the stock prices of QIAGEN Ordinary Shares after the end of the Acceptance Period will continue to stay at the current level or will be higher or lower.

•

Depending on the number of QIAGEN Shareholders that do not accept the Offer during the Acceptance Period, it is possible that the minimum acceptance threshold for the Offer of 75% of the QIAGEN Shares issued and outstanding (geplaatst en uitstaand gewoon kapitaal) will not be met and the Offer will not be consummated (see sec. 12.1 of the Offer Document). If the Offer is not consummated, this could have adverse consequences for the stock exchange price of the QIAGEN Ordinary Shares.

•	The Settlement is expected, depending on the acceptance rate, to result in a reduction or elimination of the free float of QIAGEN Ordinary Shares. Following Settlement, Thermo Fisher

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will own a significant portion of QIAGEN Ordinary Shares, and it is expected there will be minimal, if any, liquidity of the QIAGEN Ordinary Shares. The number of QIAGEN Ordinary Shares in free float could be reduced to the extent that regular trading of QIAGEN Ordinary Shares can no longer be guaranteed or QIAGEN Ordinary Shares are not traded on the stock market at all any more. This could mean that buy and sell orders with respect to QIAGEN Ordinary Shares cannot be executed or cannot be executed in a timely manner. Moreover, the anticipated limitation of the liquidity of QIAGEN Ordinary Shares could result in lower market prices and substantially greater price fluctuations of the QIAGEN Ordinary Shares in the future.

•

After the Settlement, Thermo Fisher may choose to implement (or cause to be implemented) certain Post-Offer Measures, including but not limited to the implementation of the Merger and Liquidation or the Asset Sale and Liquidation (as applicable), the exercise of the Top Up Option, the commencement of the Compulsory Acquisition or the implementation of any Other Post-Offer Measures, as described in more detail in sec. 5.2.9 of this Statement. If the Settlement occurs, non-tendering QIAGEN Shareholders will not be able to prevent the implementation of one or more Post-Offer Measures considering inter alia the voting rights that the Bidder can exercise at general meetings of QIAGEN after the Settlement.

•

Also, the tax treatment in connection with the Merger and Liquidation or the Asset Sale and Liquidation or any Other Post-Offer Measure, in particular regarding any payments received, if implemented, may be different from and less favorable than the tax treatment of receipt of the Offer Price as a consequence of accepting the Offer. Sec. 19 of the Offer Document contains a description of certain material U.S., German and Dutch tax consequences for tendering and non-tendering QIAGEN Shareholders. In particular, if Thermo Fisher elects to implement the Merger and Liquidation or the Asset Sale and Liquidation, the applicable withholding taxes and other taxes, if any, imposed on a non-tendering QIAGEN Shareholder in respect of the Liquidation Distribution may be different from, and greater than, the taxes imposed upon a QIAGEN Shareholder that tenders its QIAGEN Shares under the Offer. If the Merger and Liquidation or the Asset Sale and Liquidation is pursued, the net amount received by a QIAGEN Shareholder for QIAGEN Shares that are not tendered under the Offer (and who remains a QIAGEN Shareholder up to and including the time of the Asset Sale and Liquidation or the Merger and Liquidation) will depend upon such shareholder’s individual tax circumstances and the amount of any required withholding or other taxes. It should be noted in this respect that, if Thermo Fisher elects to effect the Merger and Liquidation or the Asset Sale and Liquidation, the Liquidation Distribution to be ultimately received by the non-tendering QIAGEN Shareholders is generally subject to 15% Dutch dividend withholding tax to the extent that the Liquidation Distribution exceeds the average paid up capital recognized for Dutch dividend withholding tax purposes (which QIAGEN expects to be the case), while the payment of the Offer Price to tendering QIAGEN Shareholders will generally not be subject to Dutch withholding taxes. In addition, if the Offer and the Merger and Liquidation, the Asset Sale and Liquidation, the Compulsory Acquisition or any Other Post-Offer Measure are completed, another difference between tendering and non-tendering QIAGEN Shareholders is that the tendering QIAGEN Shareholders may be paid earlier than non-tendering QIAGEN Shareholders that receive payment in connection with the Merger and Liquidation, the Asset Sale and Liquidation, the Compulsory Acquisition or any Other Post-Offer Measure. For further information on the details of the Post-Offer Measures that may be implemented, see sec. 5.2 of this Statement and sec. 8.5 of the Offer Document.

•

In the event that the Bidder, alone or together with its group companies, provides for its own account at least 95% of QIAGEN’s issued share capital and represents at least 95% of the voting rights of QIAGEN, a non-tendering QIAGEN Shareholder may be entitled to commence sell-out proceedings before the competent Dutch court in accordance with Sec. 2:359d of the DCC to oblige the Bidder to acquire such non-tendering shareholder’s QIAGEN Shares at a price to be set by the court (“Sell-Out Right”). Such proceedings must be commenced within three months after

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the end of the time allowed for acceptance of the Offer. Without prejudice to a Compulsory Acquisition or Sell-Out Rights, if applicable, QIAGEN Shareholders are not entitled under Dutch law or otherwise to appraisal rights with respect to the Offer.

•

In the event of the delisting of the QIAGEN Ordinary Shares, a conversion of the legal form of QIAGEN or implementation of the Merger after the Settlement, the QIAGEN Shares or QIAGEN Newco Shares, as the case may be, will only be transferable pursuant to a notarial deed executed before a Dutch notary. This will require compliance by the transferor and transferee of QIAGEN Shares (or QIAGEN Newco Shares, as the case may be) with various administrative formalities under Dutch law and will also require shareholders to incur costs for Dutch notarial fees when they transfer QIAGEN Shares (or QIAGEN Newco Shares, as the case may be). Furthermore, a transfer of QIAGEN Shares or QIAGEN Newco Shares may in such case require approval from the Supervisory Board or the managing board of QIAGEN Newco, respectively.

•

After the Settlement, the Bidder may also cause QIAGEN to terminate or to apply for termination of the listing of QIAGEN Ordinary Shares on the NYSE and/or the FSE. As a result, there would be no active trading market for QIAGEN Ordinary Shares on the NYSE and/or the FSE. In addition, the Bidder may cause QIAGEN to terminate the registration of QIAGEN Ordinary Shares under the Exchange Act and take steps to cause the suspension of its reporting obligations with respect to the QIAGEN Ordinary Shares with the SEC. As a result of such termination, with respect to the QIAGEN Ordinary Shares, QIAGEN would no longer be required to make filings with the SEC or comply with certain other rules of the SEC. Furthermore, the ability of certain Affiliates of QIAGEN and persons holding “restricted securities” of QIAGEN to dispose of such securities pursuant to Rule 144 promulgated under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated.

•

The Bidder, after the Settlement or at a later point in time, could cause QIAGEN to apply for downlisting of the QIAGEN Ordinary Shares from the regulated market (regulierter Markt) at the FSE with additional listing obligations (Prime Standard) after the conditions required therefore have been met. In this case, the QIAGEN Shareholders would no longer profit from the increased reporting duties of the regulated market.

•

The QIAGEN Ordinary Shares are currently included in the MDAX and TecDAX, both indices calculated by Deutsche Börse AG and/or its relevant affiliates. The Settlement may result in a reduction of the free float of QIAGEN Ordinary Shares. A possible consequence could be that QIAGEN would no longer be able to satisfy the requirements set by Deutsche Börse AG and/or its relevant affiliates for the QIAGEN Ordinary Shares to remain in the MDAX and/or TecDAX. An exclusion from the MDAX and/or TecDAX may have the consequence, inter alia, that institutional investors who reflect the MDAX and/or TecDAX in their portfolio may dispose of QIAGEN Ordinary Shares and refrain from future acquisitions of such QIAGEN Ordinary Shares. An increased supply of QIAGEN Ordinary Shares together with a lower demand for QIAGEN Ordinary Shares may adversely affect the stock price of the QIAGEN Ordinary Shares.

•

The QIAGEN Ordinary Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the QIAGEN Ordinary Shares. Depending upon factors such as liquidity, market value of the remaining QIAGEN Ordinary Shares and the number of QIAGEN Ordinary Shares purchased pursuant to the Offer, it is possible that, following the Offer, the QIAGEN Ordinary Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

7	OFFICIAL APPROVALS AND PROCEDURES

In secs. 11.1 and 12.2 of the Offer Document, the Bidder points out that the Proposed Transactions, including the Offer, are subject to antitrust approval by the European Commission, the United States

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Federal Trade Commission and/or Department of Justice and by the competent authorities in China, Japan, South Korea, Russia, South Africa, Turkey, Australia, New Zealand, Israel, Singapore, and Taiwan.

In sec. 11.2 of the Offer Document, the Bidder further points out that the Bidder and QIAGEN each submitted a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to the United States Federal Trade Commission and Department of Justice, Antitrust Division on March 17, 2020. The Bidder and QIAGEN plan to make all other required applications, filings, and notifications pursuant to the applicable antitrust laws in the European Union, China and the other jurisdictions set forth in sec. 11.1.4 of the Offer Document prior to the end of October 2020.

According to sec. 11.4 of the Offer Document, the Bidder and QIAGEN plan to make such foreign investment control filings as the Bidder determines may be required. According to the information provided in sec. 11.3 of the Offer Document, the Bidder has submitted or intends to submit certain notifications in respect of foreign investment control procedures in at least Germany, France and Spain.

For further details on official approvals and procedures required according to the information provided by the Bidder, please refer to the Bidder’s statements in sec. 11 of the Offer Document.

8	PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS WITH THERMO FISHER

Except as set forth in this Statement, or as otherwise incorporated by reference herein, as of the date of publication of this Statement, there are no material agreements, arrangements or understandings, nor any actual or potential conflicts of interest, between (i) on the one hand, QIAGEN or any of its Affiliates and (ii) on the other hand (x) any of their respective Executive Officers, Supervisory Board members or Affiliates or (y) Thermo Fisher or any of its executive officers, directors or Affiliates.

No transactions with respect to QIAGEN Shares have been effected by QIAGEN or, to its knowledge after making reasonable inquiry, by any of the members of the Supervisory Board or Managing Board or QIAGEN’s Executive Officers, Affiliates or subsidiaries during the 60 days prior to the date of publication of this Statement, other than as described in sec. 11 of this Statement.

8.1	Business Combination Agreement

On March 3, 2020, QIAGEN and Thermo Fisher entered into the Business Combination Agreement, outlining the key terms and the parties’ mutual understanding of the Transaction.

Further details of the Business Combination Agreement are provided in:

•

sec. 3.7 of this Statement, which contains a summary of the material terms and conditions of the Offer, including the Offer Price, the Acceptance Period and the Additional Acceptance Period and the Offer Conditions;

•

sec. 4.3.3 of this Statement, which contains a summary of exclusivity provisions (including with respect to the fiduciary out for QIAGEN and the Termination Payment) as well as commitments relating to obtaining the relevant antitrust clearance (including with respect to the Reverse Termination Payment);

•	secs. 5.1.2 through 5.1.4 of this Statement, which contain a description of the Non-Financial Covenants; and

•

sec. 8.2 of the Offer Document, which includes a description of the non-solicitation undertaking of QIAGEN in sec. 8.2.14 and a description of the termination rights as well as the Termination Payment and the Reverse Termination Payment in secs. 8.2.15 through 8.2.17.

A copy of the Business Combination Agreement is filed as Exhibit (d)(1) to the Schedule TO.

8.2	Confidentiality Agreement

On November 13, 2019, QIAGEN entered into a confidentiality and non-disclosure agreement with Thermo Fisher (the “Confidentiality Agreement”). Since then, the Confidentiality Agreement has formed the basis

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for the exchange of information relating to QIAGEN and Thermo Fisher, including their Affiliates and business activities, among the parties to the Confidentiality Agreement, their Affiliates and advisors.

The foregoing summary of the Confidentiality Agreement does not purport to be complete. A copy of the Confidentiality Agreement is filed as Exhibit (e)(25) to the Schedule 14D-9.

8.3	Non-Tender Agreement

On April 27, 2020, QIAGEN and the Bidder entered into a non-tender agreement pursuant to which QIAGEN has undertaken not to tender any of its 2,595,338 QIAGEN Ordinary Shares and 1,197 Fractional QIAGEN Shares held in treasury (eigen aandelen) as of close of trading on U.S. stock markets on April 24, 2020 (together, the “Treasury Shares”), in whole or in part, in the Offer and to solely use them for the delivery of QIAGEN Shares upon exercise of QIAGEN Options, upon release of QIAGEN RSUs or QIAGEN PSUs or, if and to the extent so agreed following good faith discussions between the Bidder and QIAGEN, upon exercise of outstanding warrants on QIAGEN Ordinary Shares (the “Non-Tender Agreement”). The foregoing summary of the Non-Tender Agreement does not purport to be complete. A copy of the Non-Tender Agreement is filed as Exhibit (e)(24) to the Schedule 14D-9.

9	PERSONS OR ASSETS RETAINED, EMPLOYED, COMPENSATED OR USED

9.1	Goldman Sachs

QIAGEN engaged Goldman Sachs as financial advisor in connection with the Transaction and entered into an engagement letter dated November 15, 2019 (the “Goldman Engagement Letter”).

Based on the terms of the Goldman Engagement Letter, Goldman Sachs will receive customary fees subject to and payable upon completion of the Transaction. In addition, QIAGEN has agreed to reimburse Goldman Sachs for reasonable expenses incurred in connection with its services and to indemnify Goldman Sachs against certain liabilities arising out of Goldman Sachs’ engagement.

9.2	Barclays

QIAGEN engaged Barclays as a financial advisor in connection with the Transaction and entered into an engagement letter dated November 20, 2019 (the “Barclays Engagement Letter”).

Based on the terms of the Barclays Engagement Letter, Barclays will receive customary fees subject to and payable upon completion of the Transaction. In addition, QIAGEN has agreed to reimburse Barclays for reasonable expenses incurred in connection with its services and to indemnify Barclays against certain liabilities arising out of Barclays’ engagement.

9.3	Moelis

QIAGEN engaged Moelis as a financial advisor, primarily in respect of any discussions between QIAGEN and Party D, and entered into an engagement letter dated December 20, 2019, as amended on March 4, 2020 (the “Moelis Engagement Letter”). Please refer to sec. 4.1 of this Statement for further information on the involvement of Moelis.

Based on the terms of the Moelis Engagement Letter, Moelis will receive customary fees subject to and payable upon Settlement. In addition, QIAGEN has agreed to indemnify Moelis against certain liabilities arising out of Moelis’ engagement.

10	PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS

Except as described in this Statement, QIAGEN is not undertaking or engaged in any negotiations in response to the Offer that relate to (i) a tender offer or other acquisition of QIAGEN’s securities by QIAGEN, any of its subsidiaries or any other person, (ii) any extraordinary transaction, such as a merger, reorganization or liquidation, involving QIAGEN or any of its subsidiaries, (iii) any purchase, sale or transfer of a material amount of the assets of QIAGEN or any of its subsidiaries or (iv) any material change in the present dividend rate or policy, or indebtedness or capitalization of QIAGEN.

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Except as indicated in this Statement, there are no transactions, board resolutions, agreements in principle or signed contracts that were entered into in response to the Offer that relate to one or more of the matters referred to in the preceding paragraph.

11	INTERESTS OF THE MEMBERS OF THE MANAGING BOARD, THE SUPERVISORY BOARD AND OTHER EXECUTIVE OFFICERS

11.1	Specific Interests of the Members of the Managing Board, the Supervisory Board and Other Executive Officers

The Supervisory Board members and Executive Officers may be deemed to have interests in the Business Combination Agreement and the transactions contemplated thereby, including the Offer, that are different from or in addition to those of the QIAGEN Shareholders generally. The Supervisory Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Business Combination Agreement and in reaching its decision to approve the Business Combination Agreement and the transactions contemplated thereby and to recommend acceptance of the Offer. The amounts set forth in the tables below are estimates based on multiple assumptions that may or may not actually occur, including the assumptions described in this Statement. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, to be received by an Executive Officer or Supervisory Board member may differ in material respects from the amounts set forth below. In addition, certain amounts in sec. 11 of this Statement are alternatively expressed in U.S. dollars, Euro and British Pounds Sterling. Such amounts were calculated using the rate of exchange for EUR, expressed in USD per EUR, and GBP, expressed in USD per GBP, as the case may be, as announced by the Federal Reserve Bank of New York for customs purposes as the rate in New York, New York, United States for cable transfers in foreign currencies (the “Noon Buying Rate”) on April 17, 2020 of USD 1.0883 per EUR 1.000 and a Noon Buying Rate on April 17, 2020 of USD 1.2503 per GBP 1.00.

Members of the Supervisory Board comprise the following seven non-employee individuals: Dr. Håkan Björklund, Chairman of the Supervisory Board; Stéphane Bancel; Dr. Metin Colpan; Prof. Dr. Ross L. Levine; Prof. Dr. Elaine Mardis; Lawrence A. Rosen; and Elizabeth E. Tallett.

QIAGEN’s current executive officers comprise the following seven individuals: Thierry Bernard, Chief Executive Officer; Roland Sackers, Chief Financial Officer; Dr. Barthold Piening, Senior Vice President and Head of Global Operations; Dr. Thomas Schweins, Senior Vice President, Life Science Business Area; Dr. Jonathan Sheldon, Senior Vice President, QIAGEN Digital Insights Business Area; Jean-Pascal Viola, Senior Vice President, Head of Corporate Business Development & Intellectual Property & Litigation; and Stephany Foster, Senior Vice President and Head of Human Resources (each an “Executive Officer” and together, the “Executive Officers”).

Treatment of QIAGEN Options

The Business Combination Agreement provides that, at the Settlement, each outstanding option to acquire QIAGEN Shares granted by QIAGEN pursuant to the QIAGEN Equity Plans (all of which are currently vested) as of immediately prior to the Settlement will be automatically canceled and converted into a right to receive an amount in cash (without interest and subject to required tax withholding) equal to the product of (i) the excess, if any, of the Offer Price over the applicable per share exercise price of such QIAGEN Option multiplied by (ii) the number of shares subject to such QIAGEN Option as of immediately prior to the Settlement. The applicable amounts will be paid as soon as reasonably practicable after the Settlement, but no later than the second payroll date of QIAGEN after the Settlement.

The following table summarizes, as of April 17, 2020 the outstanding and vested QIAGEN Options held by each Executive Officer and Supervisory Board member of QIAGEN, and the cash consideration that each of them may become entitled to receive in respect of such QIAGEN Options, assuming continued employment or service as an Executive Officer or Supervisory Board member, as applicable, through the

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Settlement and based on the Offer Price of EUR 39.00 per QIAGEN Share (without subtraction of applicable withholding taxes and other deductions due).

	Aggregate No. of QIAGEN Options (#)(1)	Resulting Consideration (USD) (2)	Resulting Consideration (EUR) (2)
Executive Officers
Thierry Bernard	—	—	—
Roland Sackers	58,360	$1,294,768	€1,189,716
Barthold Piening	—	—	—
Thomas Schweins	—	—	—
Jonathan Sheldon	—	—	—
Jean-Pascal Viola	—	—	—
Stephany Foster	3,000	$69,181	€63,568
Supervisory Board Members
Håkan Björklund	—	—	—
Stéphane Bancel	—	—	—
Metin Colpan	4,567	$104,277	€95,816
Ross L. Levine	—	—	—
Elaine Mardis	—	—	—
Lawrence A. Rosen	—	—	—
Elizabeth E. Tallett	1,563	$41,972	€38,567
TOTAL	67,490	$1,510,198	€1,387,667

(1)	The amounts in this column represent all QIAGEN Options held by each Executive Officer and Supervisory Board member, all of which are fully vested as of April 17, 2020.
(2)

The amounts in this column are equal to the product of (i) the total number of QIAGEN Shares subject to the QIAGEN Options identified in column (1), multiplied by (ii) EUR 39.00 (or the USD-equivalent thereof, as applicable), less the applicable per share exercise price of such QIAGEN Option.

Treatment of QIAGEN RSUs and QIAGEN PSUs That Will Vest at the Settlement

The Business Combination Agreement provides that, at the Settlement, unless otherwise agreed with the applicable award holder, each QIAGEN RSU and QIAGEN PSU that is outstanding as of immediately prior to the Settlement and that vests at the Settlement in accordance with its terms or the terms of any applicable employment agreement, will be automatically canceled and converted into the right to receive an amount in cash (without interest and subject to required tax withholding) equal to the product of (i) the Offer Price multiplied by (ii) the total number of QIAGEN Shares subject to such QIAGEN PSU or QIAGEN RSU as of immediately prior to the Settlement (which, in the case of QIAGEN PSUs for which the applicable performance period is complete as of the Settlement, will be the number of QIAGEN PSUs earned based on actual performance through the applicable performance period as determined under the award and the QIAGEN Equity Plans, and which, in the case of QIAGEN PSUs for which the applicable performance period is not complete as of the Settlement, will be the number of QIAGEN PSUs that would be earned assuming 100% achievement of applicable performance targets as set forth in the award and the QIAGEN Equity Plans). The applicable amounts will be paid as soon as reasonably practicable after the Settlement, but no later than the second payroll date of QIAGEN after the Settlement.

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The following table summarizes, as of April 17, 2020, the outstanding QIAGEN RSUs and QIAGEN PSUs that will vest at the Settlement held by each Executive Officer and Supervisory Board member of QIAGEN, and the cash consideration that each of them may become entitled to receive in respect of such QIAGEN RSUs and QIAGEN PSUs, assuming continued employment or service as an Executive Officer or Supervisory Board member, as applicable, through the Settlement and based on the Offer Price of EUR 39.00 per QIAGEN Share (without subtraction of applicable withholding taxes and other deductions due).

	Aggregate No. of QIAGEN RSUs (#)(1)	Resulting Consideration (USD) (2)	Resulting Consideration (EUR) (2)	Aggregate No. of QIAGEN PSUs (#)(3)	Resulting Consideration (USD) (2)	Resulting Consideration (EUR) (2)	Total Resulting Consideration (USD) (4)	Total Resulting Consideration (EUR) (4)
Executive Officers
Thierry Bernard	20,000	$848,874	€780,000	227,171	$9,641,978	€8,859,669	$10,490,852	€9,639,669
Roland Sackers	53,472	$2,269,550	€2,085,408	641,957	$27,247,030	€25,036,323	$29,516,580	€27,121,731
Barthold Piening	—	—	—	69,135	$2,934,345	€2,696,265	$2,934,345	€2,696,265
Thomas Schweins	19,534	$829,095	€761,826	281,570	$11,950,873	€10,981,230	$12,779,968	€11,743,056
Jonathan Sheldon	—	—	—	105,000	$4,456,589	€4,095,000	$4,456,589	€4,095,000
Jean-Pascal Viola	6,110	$259,331	€238,290	211,688	$8,984,822	€8,255,832	$9,244,153	€8,494,122
Stephany Foster	1,310	$55,601	€51,090	86,527	$3,672,526	€3,374,553	$3,728,127	€3,425,643
Supervisory Board Members
Håkan Björklund	28,623	$1,214,866	€1,116,297	—	—	—	$1,214,866	€1,116,297
Stéphane Bancel	41,509	$1,761,796	€1,618,851	—	—	—	$1,761,796	€1,618,851
Metin Colpan	39,208	$1,664,133	€1,529,112	—	—	—	$1,664,133	€1,529,112
Ross L. Levine	35,063	$1,488,203	€1,367,457	—	—	—	$1,488,203	€1,367,457
Elaine Mardis	41,509	$1,761,796	€1,618,851	—	—	—	$1,761,796	€1,618,851
Lawrence A. Rosen	41,509	$1,761,796	€1,618,851	—	—	—	$1,761,796	€1,618,851
Elizabeth E. Tallett	38,740	$1,644,269	€1,510,860	—	—	—	$1,644,269	€1,510,860
TOTAL	366,587	$15,559,309	€14,296,893	1,623,048	$68,888,162	€63,298,872	$84,447,471	€77,595,765

(1)	The amounts in this column represent all QIAGEN RSUs that will vest at the Settlement held by each Executive Officer and Supervisory Board member.
(2)

The amount in this column is equal to the product of (i) the total number of QIAGEN Shares subject to the QIAGEN RSUs or QIAGEN PSUs identified in column (1) or column (4) respectively, as applicable, multiplied by (ii) EUR 39.00 (or the USD-equivalent thereof, as applicable).

(3)

The amounts in this column represent all QIAGEN PSUs that will vest at the Settlement held by each Executive Officer and Supervisory Board member (in the case of any QIAGEN PSUs for which the applicable performance period is complete as of the Settlement, based on the number of QIAGEN PSUs earned based on actual performance through the applicable performance period, and in the case of any QIAGEN PSUs for which the applicable performance period is not complete as of the Settlement, assuming 100% achievement of applicable performance targets).

(4)	The amount in this column is equal to the sum of the amounts in columns (2) and (5) or columns (3) and (6), as applicable.

Treatment of Unvested QIAGEN RSUs and QIAGEN PSUs

The Business Combination Agreement provides that, at the Settlement, each outstanding QIAGEN RSU and QIAGEN PSU that is unvested as of immediately prior to the Settlement and that does not vest at the Settlement in accordance with its terms or the terms of any applicable employment agreement will automatically be canceled and converted into a time-vesting restricted stock unit award (an “Adjusted RSU”), with substantially the same terms and conditions (including with respect to vesting) as were applicable to such QIAGEN RSU or QIAGEN PSU immediately prior to the Settlement, with respect to a number of shares of Thermo Fisher common stock that is equal to the product (rounded to the nearest whole share) of (i) a specified exchange ratio multiplied by (ii) the total number of QIAGEN Shares subject to such QIAGEN RSU or QIAGEN PSU as of immediately prior to the Settlement (which, in the

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case of QIAGEN PSUs for which the applicable performance period is complete as of the Settlement, will be the number of QIAGEN PSUs earned based on actual performance through the applicable performance period as determined under the award and the QIAGEN Equity Plans, and which, in the case of QIAGEN PSUs for which the applicable performance period is not complete as of the Settlement, will be the number of QIAGEN PSUs that would be earned assuming 100% achievement of applicable performance targets as set forth in the award and QIAGEN Equity Plans). Notwithstanding the foregoing, (i) with respect to any Adjusted RSU in respect of a converted QIAGEN PSU, the applicable vesting period shall be the duration of the originally scheduled performance period relating to such QIAGEN PSU or any longer period set forth in an applicable award agreement, subject to any applicable provisions relating to acceleration of vesting and (ii) the Adjusted RSUs will not be subject to any minimum share ownership requirements (as may be required in any QIAGEN RSU or QIAGEN PSU) and will provide that any employee notice of termination included in a QIAGEN RSU or QIAGEN PSU will be interpreted and implemented in compliance with applicable law.

Pursuant to the letter agreements between Thermo Fisher and each of Messrs. Bernard and Viola and Drs. Piening, Schweins and Sheldon dated March 2, 2020 (the “Waiver Letters”), with respect to any QIAGEN RSUs or QIAGEN PSUs granted to Messrs. Bernard and Viola and Drs. Piening, Schweins and Sheldon on or after January 1, 2020 and prior to the Settlement (excluding certain RSUs granted to Mr. Bernard), such QIAGEN RSUs and QIAGEN PSUs will automatically be canceled and converted at the Settlement into Adjusted RSUs, which will vest as to 25% of such Adjusted RSUs at the Settlement, 25% on the first anniversary of the Settlement (subject to continued service with Thermo Fisher through such date), and 50% on the second anniversary of the Settlement (subject to continued service with Thermo Fisher through such date), in each case with any applicable performance conditions deemed earned assuming 100% achievement of target levels and with any such Adjusted RSUs that vest to be settled within sixty days of the applicable vesting date. In the event that prior to any applicable vesting date following the Settlement the employment of Messrs. Bernard or Viola or Drs. Piening, Schweins or Sheldon is terminated without cause or such Executive Officer resigns his employment with Thermo Fisher for good reason, in each case during the twenty-four-month period following the Settlement, subject to such Executive Officer’s execution of a release of claims, any such Adjusted RSUs that remain unvested as of the date of termination of employment will vest in full and be settled within sixty days following termination of employment.

The following table summarizes the QIAGEN RSUs and QIAGEN PSUs outstanding as of April 17, 2020 held by each Executive Officer that are expected to convert into Adjusted RSUs and the estimated amounts that the Executive Officers would be eligible to receive in respect of such awards assuming continued employment or service through the Settlement and a qualifying termination of employment or service immediately thereafter and based on the Offer Price of EUR 39.00 per QIAGEN Share (without subtraction of applicable withholding taxes and other deductions due). No Supervisory Board members hold QIAGEN RSUs or QIAGEN PSUs that will be converted into Adjusted RSUs.

	No. of QIAGEN RSUs Converting into Adjusted RSUs (#)	No. of QIAGEN PSUs Converting into Adjusted RSUs (#)	Total Value (USD) (1)	Total Value (EUR) (1)
Executive Officers
Thierry Bernard	—	120,000	$5,093,244	€4,680,000
Roland Sackers	—	—	—	—
Barthold Piening	—	20,000	$848,874	€780,000
Thomas Schweins	—	75,000	$3,183,278	€2,925,000
Jonathan Sheldon	—	35,000	$1,485,530	€1,365,000
Jean-Pascal Viola	—	35,000	$1,485,530	€1,365,000
Stephany Foster	—	—	—	—
TOTAL	—	285,000	$12,096,455	€11,115,000

(1)	The amount in this column equals the sum of (i) the number of QIAGEN RSUs converting into Adjusted RSUs multiplied by EUR 39.00 (or the USD-equivalent thereof, as applicable) and (ii) the number of

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QIAGEN PSUs converting into Adjusted RSUs multiplied by EUR 39.00 (or the USD-equivalent thereof, as applicable) (in the case of any QIAGEN PSUs for which the applicable performance period is complete as of the Settlement, based on the number of QIAGEN PSUs earned based on actual performance through the applicable performance period, and in the case of any QIAGEN PSUs for which the applicable performance period is not complete as of the Settlement, assuming 100% achievement of applicable performance targets).

11.2	Agreements with Members of the Managing Board or Supervisory Board, or Other Executive Officers

Thierry Bernard Employment Agreement

QIAGEN Inc., a subsidiary of QIAGEN, entered into an employment agreement with Mr. Bernard, dated January 7, 2015, as amended (the “Bernard Employment Agreement”); and QIAGEN LLC, a subsidiary of QIAGEN, entered into a bonus agreement with Mr. Bernard, dated December 4, 2019 (the “Bernard Bonus Agreement”). The Bernard Employment Agreement provides that if Mr. Bernard’s employment is terminated by QIAGEN without cause or by Mr. Bernard without good reason, then the terminating party must provide a ninety-day notice period of the intent to terminate his employment, with termination to be effective on the last day of the calendar quarter in which such ninety-day period concludes, during which time Mr. Bernard will receive his salary and benefits. In lieu of such notice period, QIAGEN may terminate Mr. Bernard’s employment immediately and provide the payments and benefits to which Mr. Bernard would be entitled had he remained employed through the notice period. In the event Mr. Bernard resigns his employment for good reason, then Mr. Bernard must provide a ninety-day notice period of the intent to terminate employment (during which period QIAGEN may cure the events giving rise to good reason). The Bernard Employment Agreement further provides that if Mr. Bernard’s employment is terminated by QIAGEN without cause or by Mr. Bernard for good reason, then Mr. Bernard will be entitled to (i) his base salary for twelve months following his termination date or until he begins employment with another employer, provided that if Mr. Bernard begins employment with another employer and his salary from such employer is less than the amount of his QIAGEN base salary, QIAGEN shall pay to Mr. Bernard an amount equal to the difference between the base salary and Mr. Bernard’s salary from the new employer until the expiration date of the twelve-month period following the termination date, (ii) continued medical insurance coverage at no cost to Mr. Bernard and to the same extent such insurance is provided to similarly-situated executives currently employed by QIAGEN, for twelve months following his termination date or until he begins employment with another employer and (iii) continued vesting of outstanding equity-based awards during any applicable notice period. Mr. Bernard’s severance payments are subject to his execution and non-revocation of a release and his compliance with the restrictive covenants set forth in the Confidentiality, Non-Competition, and Assignment of Inventions Agreement that QIAGEN and Mr. Bernard entered into concurrently with the Bernard Employment Agreement, which includes a confidentiality covenant and one year post-termination non-competition and non-solicitation of employees, customers and other business partners covenants. The Bernard Bonus Agreement provides for the payment of an additional monthly bonus in connection with Mr. Bernard’s role as interim chief executive officer of QIAGEN and will continue in effect while Mr. Bernard serves as chief executive officer of QIAGEN, until such time as Mr. Bernard enters into a new arrangement with respect to his service as chief executive officer of QIAGEN.

Roland Sackers Employment Agreement

Mr. Sackers joined QIAGEN in 1999 and became QIAGEN’s Chief Financial Officer in 2004. Mr. Sackers’ current employment arrangements with the QIAGEN Group consist of three agreements: an employment agreement between QIAGEN and Mr. Sackers, dated August 5, 2004, as amended (the “Sackers NL Employment Agreement”); an employment agreement between QIAGEN Deutschland Holding GmbH and Mr. Sackers, dated November 9, 2006, as amended (the “Sackers DE Employment Agreement”); and an employment agreement among QIAGEN, QIAGEN Deutschland Holding GmbH and QIAGEN North American Holdings, Inc. and Mr. Sackers, dated December 1, 2006, as amended (the

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“Sackers U.S. Employment Agreement” and together with the Sackers NL Employment Agreement and the Sackers DE Employment Agreement, the “Sackers Employment Agreements”). The Sackers U.S. Employment Agreement and Sackers DE employment Agreement provide that the term of Mr. Sackers’ employment under those agreements ends on June 30, 2022. Both agreements provide that QIAGEN must give notice to Mr. Sackers at least one year before June 30, 2022 of QIAGEN’s intention not to renew the agreements. In addition, the Sackers U.S. Employment Agreement provides that if Mr. Sackers’ employment is terminated by QIAGEN without cause prior to June 30, 2022, Mr. Sackers will be entitled to further compensation in an amount equal to his U.S. base salary plus his U.S. target annual bonus (in aggregate approximately ten percent of his total cash compensation) times two. The Sackers NL Employment Agreement does not provide for a specific employment term, but requires that QIAGEN must provide at least six months’ notice to Mr. Sackers of QIAGEN’s intention to terminate the agreement. In the event of an involuntary termination of the Sackers NL Employment Agreement without cause, Mr. Sackers’ compensation provided under that agreement will become due to him under and pursuant to the terms of the Sackers DE Employment Agreement. As a result, the Sackers Employment Agreements provide for Mr. Sackers to receive his full compensation and benefits in accordance with applicable law through June 30, 2022. Mr. Sackers is additionally subject to a confidentiality covenant under the Sackers Employment Agreements.

Barthold Piening Employment Agreement

QIAGEN GmbH, a subsidiary of QIAGEN, entered into an employment agreement with Dr. Piening, dated November 9, 2018 (the “Piening Employment Agreement”). The Piening Employment Agreement provides that if Dr. Piening’s employment is terminated by QIAGEN without cause, then Dr. Piening will be entitled to a nine-month notice period of the intent to terminate his employment, beginning on the last day of the calendar quarter in which termination occurs, during which time he will receive his salary and benefits. The Piening Employment Agreement contains a confidentiality covenant.

Thomas Schweins Employment Agreement

QIAGEN GmbH, a subsidiary of QIAGEN, entered into an employment agreement with Dr. Schweins, dated May 15, 2006, as amended (the “Schweins Employment Agreement”). The Schweins Employment Agreement provides that if Dr. Schweins’ employment is terminated by QIAGEN without cause, then Dr. Schweins will be entitled to a nine-month notice period of the intent to terminate his employment, beginning on the last day of the calendar quarter in which termination occurs, during which time he will receive his salary and benefits. The Schweins Employment Agreement contains a confidentiality covenant.

Jonathan Sheldon Employment Agreement

QIAGEN Manchester Limited, a subsidiary of QIAGEN, entered into an employment agreement with Dr. Sheldon, dated December 21, 2017, as amended (the “Sheldon Employment Agreement”). The Sheldon Employment Agreement provides that if Dr. Sheldon’s employment is terminated by QIAGEN without cause, then Dr. Sheldon will be entitled to a nine-month notice period of the intent to terminate his employment, beginning on the last day of the calendar quarter in which termination occurs, during which time he will receive his salary and benefits. In lieu of such notice period, QIAGEN may terminate Dr. Sheldon’s employment immediately and provide to Dr. Sheldon the base salary to which Dr. Sheldon would be entitled had he remained employed through the notice period. The Sheldon Employment Agreement contains a confidentiality covenant.

Jean-Pascal Viola Employment Agreement

QIAGEN GmbH, a subsidiary of QIAGEN, entered into an employment agreement with Mr. Viola, dated March 15, 2017, as amended (the “Viola DE Employment Agreement”); and Q Biotechnology CV, a

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subsidiary of QIAGEN, entered into an employment agreement with Mr. Viola, dated January 11, 2018 (the “Viola NL Employment Agreement”). The Viola DE Employment Agreement provides that if Mr. Viola’s employment is terminated by QIAGEN without cause, then Mr. Viola will be entitled to a nine-month notice period of the intent to terminate his employment, beginning on the last day of the calendar quarter in which termination occurs, during which time he will receive his salary and benefits. The Viola NL Employment Agreement is terminable by either party upon compliance with the applicable statutory notice period. Pursuant to the Non-Competition Agreement between Mr. Viola and QIAGEN dated March 15, 2017, Mr. Viola is subject to a confidentiality covenant and one year post-termination non-competition and non-solicitation of employees, customers and other business partners covenants.

Stephany Foster Employment Agreement

QIAGEN LLC, a subsidiary of QIAGEN, entered into an employment agreement with Ms. Foster, dated October 15, 2019 (the “Foster Employment Agreement”). The Foster Employment Agreement provides that if Ms. Foster’s employment is terminated by QIAGEN without cause or by Ms. Foster without good reason, then the terminating party must provide a nine-month notice period of the intent to terminate employment, beginning on the last day of the calendar quarter in which termination occurs, during which time Ms. Foster will receive her salary and benefits. In lieu of such notice period, QIAGEN may terminate Ms. Foster’s employment immediately and provide the payments and benefits to which Ms. Foster would be entitled had she remained employed through the notice period. If Ms. Foster resigns her employment with good reason, then Ms. Foster must provide a ninety-day notice period of the intent to terminate employment (during which period QIAGEN may cure the events giving rise to good reason). The Foster Employment Agreement further provides that if Ms. Foster’s employment is terminated by QIAGEN without cause or by Ms. Foster for good reason, then Ms. Foster will be entitled to (i) her base salary for twelve months following her termination date or until she begins employment with another employer, provided that if Ms. Foster begins employment with another employer and her salary from such employer is less than the amount of her QIAGEN base salary, QIAGEN shall pay to Ms. Foster an amount equal to the difference between the base salary and Ms. Foster’s salary from the new employer until the expiration date of the twelve-month period following the termination date, (ii) continued medical insurance coverage at no cost to Ms. Foster and to the same extent such insurance is provided to similarly-situated executives currently employed by QIAGEN, for twelve months following her termination date or until she begins employment with another employer and (iii) continued vesting of outstanding equity-based awards during any applicable notice period. Ms. Foster’s severance payments are subject to her execution and non-revocation of a release and her compliance with the restrictive covenants set forth in the Confidentiality, Non-Competition, and Assignment of Inventions Agreement that QIAGEN and Ms. Foster entered into concurrently with the Foster Employment Agreement, which includes a confidentiality covenant and one year post-termination non-competition and non-solicitation of employees, customers and other business partners covenants.

Post-Settlement Employment Terms

Each of the Waiver Letters contains an annex setting forth proposed employment terms with Thermo Fisher following the Settlement, the terms of which are described below.

Pursuant to the Waiver Letter with Mr. Bernard, Thermo Fisher and Mr. Bernard have agreed to certain terms and conditions of Mr. Bernard’s employment with Thermo Fisher following the Settlement. The Waiver Letter with Mr. Bernard provides for a base salary of $521,000 (EUR 478,728.29) and a target bonus opportunity equal to 100% of base salary. In addition, Mr. Bernard will be entitled to a one-time Founders Grant award with a fair market value equal to $2,000,000 (EUR 1,837,728.57) to be made shortly following the Settlement Date, which award will be denominated 50% in Thermo Fisher stock options (the “Thermo Options”) and 50% in Thermo Fisher time-based restricted stock units (the “Thermo RSUs”). Beginning in 2022, Mr. Bernard will be entitled to an annual equity award with a fair market value equal to $1,000,000 (EUR 918,864.28), which award will be denominated based on the methodology applicable to

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other executives of Mr. Bernard’s seniority. Mr. Bernard will also be eligible for a cash Synergy Bonus in connection with the Settlement, with a maximum bonus opportunity equal to $521,000 (EUR 478,728.29), which bonus will be payable based 33% on Thermo Fisher’s fiscal 2021 performance and 67% based on Thermo Fisher’s fiscal 2022 performance. Mr. Bernard will also be eligible to participate in Thermo Fisher’s health and welfare plans, including supplemental long-term disability up to an additional amount equal to $10,000 (EUR 9,188.64) and life insurance plans and financial planning programs. If Mr. Bernard’s employment with Thermo Fisher is terminated by Thermo Fisher without cause following the Settlement, Mr. Bernard will be entitled to a prorated bonus for the year of termination, a severance payment equal to the sum of twelve months’ base salary plus target bonus for the year of termination, twelve months’ continued participation in Thermo Fisher health and welfare plans, and outplacement services in an amount up to $20,000 (EUR 18,377.29), in each case subject to Mr. Bernard’s execution and non-revocation of a release of claims and compliance with the terms of Thermo Fisher’s standard non-competition agreement. If Mr. Bernard’s employment with Thermo Fisher is terminated on terms to be agreed between Thermo Fisher and Mr. Bernard following a change in control that occurs following the Settlement, Mr. Bernard will be entitled to a prorated bonus for the year of termination, a severance payment equal to the sum of eighteen months’ base salary plus target bonus for the year of termination and twenty-four months’ continued participation in Thermo Fisher health and welfare plans.

Pursuant to the Waiver Letter with Dr. Piening, Thermo Fisher and Dr. Piening have agreed to certain terms and conditions of Dr. Piening’s employment with Thermo Fisher following the Settlement. The Waiver Letter with Dr. Piening provides for a base salary of $496,264.80 (EUR 456,000) and a target bonus opportunity equal to 35% of base salary. In addition, Dr. Piening will be entitled to a one-time Founders Grant award with a fair market value equal to $700,000 (EUR 643,205) to be made shortly following the Settlement Date, which award will be denominated 50% in Thermo Options and 50% in Thermo RSUs. Beginning in 2022, Dr. Piening will be entitled to an annual equity award with a fair market value equal to $350,000 (EUR 321,602.50), which award will be denominated based on the methodology applicable to other executives of Dr. Piening’s seniority. Dr. Piening will also be eligible for a cash Synergy Bonus in connection with the Settlement, with a maximum bonus opportunity equal to $174,128 (EUR 160,000), which bonus will be payable based 33% on Thermo Fisher’s fiscal 2021 performance and 67% based on Thermo Fisher’s fiscal 2022 performance.

Pursuant to the Waiver Letter with Dr. Schweins, Thermo Fisher and Dr. Schweins have agreed to certain terms and conditions of Dr. Schweins’ employment with Thermo Fisher following the Settlement. The Waiver Letter with Dr. Schweins provides for a base salary of $460,350.90 (EUR 423,000) and a target bonus opportunity equal to 60% of base salary. In addition, Dr. Schweins will be entitled to a one-time Founders Grant award with a fair market value equal to $1,000,000 (EUR 918,864.28) to be made shortly following the Settlement Date, which award will be denominated 50% in Thermo Options and 50% in Thermo RSUs. Beginning in 2022, Dr. Schweins will be entitled to an annual equity award with a fair market value equal to $500,000 (EUR 459,432.14), which award will be denominated based on the methodology applicable to other executives of Dr. Schweins’ seniority. Dr. Schweins will also be eligible for a cash Synergy Bonus in connection with the Settlement, with a maximum bonus opportunity equal to $276,210.54 (EUR 253,800), which bonus will be payable based 33% on Thermo Fisher’s fiscal 2021 performance and 67% based on Thermo Fisher’s fiscal 2022 performance.

Pursuant to the Waiver Letter with Dr. Sheldon, Thermo Fisher and Dr. Sheldon have agreed to certain terms and conditions of Dr. Sheldon’s employment with Thermo Fisher following the Settlement. The Waiver Letter with Dr. Sheldon provides for a base salary of $391,593.96 (£313,200) (EUR 359,821.70) and a target bonus opportunity equal to 52% of base salary. In addition, Dr. Sheldon will be entitled to a one-time Founders Grant award with a fair market value equal to $1,000,000 (£799,808.05) (EUR 918,864.28) to be made shortly following the Settlement Date, which award will be denominated 50% in Thermo Options and 50% in Thermo RSUs. Beginning in 2022, Dr. Sheldon will be entitled to an annual equity award with a fair market value equal to $500,000 (£399,904.02) (EUR 459,432.14), which award will be denominated based on the methodology applicable to other executives of Dr. Sheldon’s seniority. Dr. Sheldon will also be eligible for a cash Synergy Bonus in connection with the Settlement,

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with a maximum bonus opportunity equal to $203,798.90 (£163,000) (EUR 187,263.53), which bonus will be payable based 33% on Thermo Fisher’s fiscal 2021 performance and 67% based on Thermo Fisher’s fiscal 2022 performance.

Pursuant to the Waiver Letter with Mr. Viola, Thermo Fisher and Mr. Viola have agreed to certain terms and conditions of Mr. Viola’s employment with Thermo Fisher following the Settlement. The Waiver Letter with Mr. Viola provides for a base salary of $291,664.40 (EUR 268,000) and a target bonus opportunity equal to 50% of base salary. In addition, Mr. Viola will be entitled to a one-time Founders Grant award with a fair market value equal to $700,000 (EUR 643,205) to be made shortly following the Settlement Date, which award will be denominated 50% in Thermo Options and 50% in Thermo RSUs. Beginning in 2022, Mr. Viola will be entitled to an annual equity award with a fair market value equal to $350,000 (EUR 321,602.50), which award will be denominated based on the methodology applicable to other executives of Mr. Viola’s seniority. Mr. Viola will also be eligible for a cash Synergy Bonus in connection with the Settlement, with a maximum bonus opportunity equal to $145,832.20 (EUR 134,000), which bonus will be payable based 33% on Thermo Fisher’s fiscal 2021 performance and 67% based on Thermo Fisher’s fiscal 2022 performance.

Severance Payments and Change of Control Transaction Payments

Pursuant to the employment agreements between QIAGEN and each Executive Officer, in the event of the sale or the transfer of all or substantially all of QIAGEN’s assets or business to an acquirer in one or several transactions, including a merger, consolidation or a transfer of shares to a third party, each Executive Officer is entitled to a change of control payment commensurate to a multiple of his or her base salary and annual bonus, including salaries and bonuses set forth in employment agreements with QIAGEN Affiliates (a “Transaction Payment”). At the Settlement, Mr. Sackers will receive a Transaction Payment equal to a multiple of three times his base salary and annual bonus; and Messrs. Bernard and Viola, Drs. Piening, Schweins and Sheldon and Ms. Foster will each receive a Transaction Payment equal to a multiple of one time their respective annual base salary and annual bonus, assuming that performance goals underlying annual bonuses for 2020 will be satisfied at the target level. The applicable amounts will be paid as soon as reasonably practicable after the Settlement, but no later than the second payroll date of QIAGEN after the Settlement.

The estimated severance payments and Transaction Payments for the Executive Officers, assuming continued employment or service through the Settlement (which, for this purpose, will be deemed to be April 17, 2020), a qualifying termination, as described above, of employment or service immediately thereafter and that performance goals underlying annual bonuses for 2020 will be satisfied at the target level, are set forth below and are included for illustrative purposes. The estimated severance payments include amounts to be paid in respect of applicable notice periods set forth in the employment agreements with each Executive Officer, as described above (but do not include payments that may be required in respect of the value of benefits associated with pension schemes, reimbursement of medical and health insurance expenses or other benefits, and do not include any future grants under the QIAGEN Equity Plans prior to the Settlement or accelerated vesting with respect thereto). The actual amount of severance payments may be different from the amount listed below due to statutory severance payments pursuant to the laws governing the employment relationship or a severance amount or compensation awarded by a court or agreed between QIAGEN and the Executive Officer. In addition, the amounts set forth in the table below do not take into account any accelerated vesting of equity awards (which are described above) and do not reflect payment under noncompetition agreements or statutory non-competition payments, or the terms of any employment arrangements that may be agreed following the date of publication of this Statement between the Executive Officers and Thermo Fisher, including but not limited to the proposed terms of employment described in the Waiver Letters.

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	Estimated Salary and Bonus Component of Severance Payments (USD) (1)	Estimated Salary and Bonus Component of Severance Payments (EUR) (1)	Estimated Transaction Payments (USD)	Estimated Transaction Payments (EUR)	Total (USD)	Total (EUR)
Executive Officers
Thierry Bernard	$1,375,616	€1,264,004	$1,600,000	€1,470,183	$2,975,616	€2,734,187
Roland Sackers	$1,851,243	€1,701,041	$2,416,026	€2,220,000	$4,267,269	€3,921,041
Barthold Piening	$630,732	€579,557	$618,274	€568,110	$1,249,006	€1,147,667
Thomas Schweins	$756,183	€694,830	$710,442	€652,800	$1,466,625	€1,347,630
Jonathan Sheldon (2)	$601,296	€552,509	$570,137	€523,878	$1,171,433	€1,076,387
Jean-Pascal Viola	$440,039	€404,336	$418,266	€384,330	$858,305	€788,666
Stephany Foster	$613,288	€563,528	$350,000	€321,602	$963,288	€885,130

(1)

The amounts in this column include amounts to be paid in respect of applicable notice periods set forth in the employment agreements with each Executive Officer, as described above (but do not include payments that may be required in respect of the value of benefits associated with pension schemes, reimbursement of medical and health insurance expenses or other benefits).

(2)

For Mr. Sheldon, includes certain amounts denominated in British Pounds Sterling which have been converted to U.S. dollars and Euro using a Noon Buying Rate on April 17, 2020 of USD 1.0883 per EUR 1.000 and a Noon Buying Rate on April 17, 2020 of USD 1.2503 per GBP 1.00.

Post-Closing Arrangements

Pursuant to the Business Combination Agreement and subject to the terms thereof, for a period of one year following the Settlement, each Executive Officer who is a Continuing Employee will receive from Thermo Fisher (or its applicable Affiliate) (i) at least the same base salary and the same target annual bonus opportunity that was provided to such Continuing Employee immediately prior to the Settlement Date and (ii) other compensation and benefits (excluding base salary, target annual bonus opportunity, and long-term incentive opportunities) that are at least substantially similar in the aggregate as either the compensation and benefits provided by QIAGEN to the Continuing Employees pursuant to the QIAGEN benefit plans as in effect immediately prior to the Settlement or the compensation and benefits provided to similarly situated employees of Thermo Fisher or its Affiliates. Pursuant to the Business Combination Agreement and subject to the terms thereof, for a period of one year following the Settlement, Thermo Fisher will cause QIAGEN and its subsidiaries to honor the terms of all labor agreements to which QIAGEN or its subsidiaries are bound.

Pursuant to the Business Combination Agreement and subject to the terms thereof and for a period of at least twelve months following the Settlement Date, each Continuing Employee will receive full credit for such Continuing Employee’s service with QIAGEN or any of its subsidiaries for purposes of eligibility, vesting and determination of level of benefits under the employee benefit plans of Thermo Fisher or its applicable Affiliates (excluding any defined benefit plans, retiree medical plans, frozen or grandfathered benefit plans or benefit plans under which similarly situated employees of Thermo Fisher and its Affiliates do not receive any service credit) that such Continuing Employees may be eligible to participate in after the Settlement, to the same extent as such service was credited for purposes of any comparable QIAGEN benefit plan immediately prior to the date of the Settlement, to the extent that there is no duplication of benefits; and provided that, in the absence of such comparable QIAGEN benefit plan, the years of service of Continuing Employees prior to the Settlement Date will be taken into account and credited in any benefit plan of Thermo Fisher that gives credit to years of service and for which Continuing Employees are eligible to participate in after the Settlement Date.

Supervisory Board Member and Officer Exculpation, Indemnification and Insurance

QIAGEN’s articles of association provide that QIAGEN will, unless law provides otherwise and subject to certain exceptions, reimburse certain costs, damages and fines to each of its now acting and former

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Supervisory Board members and officers, for threatened, pending or completed actions, suits or proceedings against them by reason of the fact that they are or were QIAGEN Supervisory Board members or officers. QIAGEN’s articles of association also provide that QIAGEN may purchase and maintain liability insurance on behalf of Supervisory Board members and officers. In addition, pursuant to the Sackers DE Employment Agreement, Mr. Sackers is entitled to indemnification in his function as a current or former Managing Director of QIAGEN.

Pursuant to the Business Combination Agreement and subject to the terms thereof, for six years following the Settlement, Thermo Fisher will or will cause one of its subsidiaries to indemnify and hold harmless, and provide advancement of expenses (as incurred by such person in connection with and prior to the final disposition of any claim, action or proceeding, subject to the execution by such person of appropriate undertakings to repay such advanced fees, costs and expenses if it is ultimately determined that such person is not entitled to indemnification) to, the present and former Supervisory Board members and officers of QIAGEN and its subsidiaries (each, an “Indemnified Person”), in a manner no less advantageous in the aggregate as such persons are or have the right to be indemnified or have the right to advancement of expenses as of the date of the Business Combination Agreement, in each case pursuant to QIAGEN’s articles of association or any indemnification agreements between the QIAGEN Group and such person, and to the fullest extent permitted by applicable law, in each case, for acts or omissions occurring at or prior to the Settlement Date. Pursuant to the Business Combination Agreement and subject to the terms thereof, Thermo Fisher will, as of the Settlement Date, obtain and fully pay, or cause to be obtained and fully paid, or permit QIAGEN to obtain and fully pay, the premium for a six-year run-off or “tail” endorsement to the directors’ and officers’ liability coverage of QIAGEN’s existing directors’ and officers’ insurance program and QIAGEN’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), which, in each case, commences on the Settlement Date; provided, that in no event shall the total cost for the D&O Insurance exceed the Premium Cap, and if such premium for such insurance would at any time exceed the Premium Cap, then Thermo Fisher will obtain, or cause to be obtained, D&O Insurance, which based upon consultation between Thermo Fisher and QIAGEN in good faith, provides the maximum limits on liability available at a cost equal to the Premium Cap.

The foregoing summary of the indemnification of Supervisory Board members and Executive Officers and the D&O Insurance does not purport to be complete. Further details are set forth in sec. 8.2.9 of the Offer Document. A copy of the Business Combination Agreement is filed as Exhibit (e)(1) to the Schedule 14D-9, the Sackers DE Employment Agreement is filed as Exhibit (e)(11) to the Schedule 14D-9 and the articles of association as confirmed by notarial deed as of January 17, 2020 are filed as Exhibit (e)(25) to the Schedule 14D-9.

12	SHAREHOLDINGS AND INTENTION OF THE MEMBERS OF THE MANAGING BOARD AND OF THE SUPERVISORY BOARD TO ACCEPT THE OFFER

As of the date of publication of this Statement, the following members of the Managing Board and members of the Supervisory Board hold QIAGEN Shares:

Name	Amount of QIAGEN Shares		Approximate percentage of total QIAGEN Shares
Roland Sackers	161,427		0.07%
Dr. Håkan Björklund	—		—
Stéphane Bancel	15,926		0.007%
Dr. Metin Colpan	3,556,384	(1)	1.54%
Dr. Ross L. Levine	2,151		0.0009%
Dr. Elaine Mardis	5,956		0.003%
Lawrence A. Rosen	—		—
Elizabeth E. Tallett	28,668		0.01%

(1)	2,741,579 QIAGEN Shares held through CC Verwaltungs GmbH and 770,370 QIAGEN Shares held through Colpan GbR.

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No QIAGEN Shares or options for QIAGEN Shares other than set out above or set out in sec. 11 of this Statement are held by any member of the QIAGEN Boards, nor by any of their spouses, registered partners, minor children and any entities over which these members or other persons referred to have control within the meaning of Annex G (3) of the PO Decree.

Transactions in QIAGEN Shares in the year before the date of publication of this Statement by members of the Managing Board and the Supervisory Board

Date	Transaction type	Total number of QIAGEN Shares, QIAGEN PSUs or QIAGEN RSUs	Volume-weighted average price
Roland Sackers
October 31, 2019	QIAGEN Shares received through release of QIAGEN PSUs	QIAGEN Shares: 32,296	—
February 26, 2020	QIAGEN Shares received through release of QIAGEN RSUs	QIAGEN Shares: 5,523	—
February 27, 2020	QIAGEN Shares received through release of QIAGEN PSUs	QIAGEN Shares: 23,794	—
February 28, 2020	Grant of QIAGEN PSUs	QIAGEN PSUs: 120,000	—
February 28, 2020	QIAGEN Shares received through release of QIAGEN PSUs	QIAGEN Shares: 17,811	—
March 20, 2020	QIAGEN Option exercises	QIAGEN Shares: 37,815	$21.04
		QIAGEN Shares: 39,564	$22.25
March 20, 2020	Sale of QIAGEN Shares	QIAGEN Shares: - 37,815	$38.50
		QIAGEN Shares: - 39,564	$38.57
April 20 and 21, 2020	QIAGEN Option exercise	QIAGEN Shares: 3,444	$15,59
		QIAGEN Shares: 11,538	$15,59
		QIAGEN Shares: 43,378	$21,87
April 20 and 21, 2020	Sale of QIAGEN Shares	QIAGEN Shares: - 58,360	$41.00
April 23, 2020	Sale of QIAGEN Shares	QIAGEN Shares: - 25,177	$42.00
Dr. Håkan Björklund
February 28, 2020	Grant of QIAGEN RSUs	QIAGEN RSUs: 9,426	—
Stéphane Bancel
February 27, 2020	QIAGEN Shares received through release of QIAGEN RSUs	QIAGEN Shares: 3,637	—
February 28, 2020	Grant of QIAGEN RSUs	QIAGEN RSUs: 9,426	—
February 28, 2020	QIAGEN Shares received through release of QIAGEN RSUs	QIAGEN Shares: 2,314	—

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Date	Transaction type	Total number of QIAGEN Shares, QIAGEN PSUs or QIAGEN RSUs	Volume-weighted average price
Dr. Metin Colpan
February 26, 2020	QIAGEN Shares received through release of QIAGEN RSUs	QIAGEN Shares: 222	—
February 27, 2020	QIAGEN Shares received through release of QIAGEN RSUs	QIAGEN Shares: 3,389	—
February 28, 2020	Grant of QIAGEN RSUs	QIAGEN RSUs: 9,426	—
February 28, 2020	QIAGEN Shares received through release of QIAGEN RSUs	QIAGEN Shares: 2,156	—
April 21, 2020	QIAGEN Option exercise	QIAGEN Shares: 1,649	$22,25
		QIAGEN Shares: 1,355	$21,04
		QIAGEN Shares: 1,563	$15,59
April 21, 2020	Sale of QIAGEN Shares	QIAGEN Shares: - 4,567	$41,23
Dr. Ross L. Levine
February 28, 2020	Grant of QIAGEN RSUs	QIAGEN RSUs: 9,426	—
February 28, 2020	QIAGEN Shares received through release of QIAGEN RSUs	QIAGEN Shares: 2,151	—
Dr. Elaine Mardis
February 27, 2020	QIAGEN Shares received through release of QIAGEN RSUs	QIAGEN Shares: 3,640	—
February 28, 2020	Grant of QIAGEN RSUs	QIAGEN RSUs: 9,426	—
February 28, 2020	QIAGEN Shares received through release of QIAGEN RSUs	QIAGEN Shares: 2,316	—
Lawrence A. Rosen
February 27, 2020	QIAGEN Shares received through release of QIAGEN RSUs	QIAGEN Shares: 3,346	—
February 28, 2020	Grant of QIAGEN RSUs	QIAGEN RSUs: 9,426	—
February 28, 2020	QIAGEN Shares received through release of QIAGEN RSUs	QIAGEN Shares: 2,207	—
March 4, 2020	Sale of QIAGEN Shares	QIAGEN Shares: - 5,553	$41,52
Elizabeth E. Tallett
February 27, 2020	QIAGEN Shares received through release of QIAGEN RSUs	QIAGEN Shares: 3,973	—
February 28, 2020	Grant of QIAGEN RSUs	QIAGEN RSUs: 9,426	—
February 28, 2020	QIAGEN Shares received through release of QIAGEN RSUs	QIAGEN Shares: 2,528	—

No transactions or agreements in respect of securities in QIAGEN have been effected or have been concluded in the year before the date of publication of this Statement by any member of the QIAGEN

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Boards, other than as shown in the table above, nor by any of their spouses, registered partners, minor children and any entities over which these members or other persons referred to have control within the meaning of Annex G (3) of the PO Decree.

Transactions in QIAGEN Shares in the 60 days before the date of to this Statement by Executive Officers(1)

Date	Transaction type	Total number of QIAGEN Shares	Volume weighted average price
Thierry Bernard
April 23, 2020	Sale of QIAGEN Shares	QIAGEN Shares: - 9,500	$41.99
Dr. Barthold Piening
—	—	—	—
Dr. Thomas Schweins
April 21, 2020	Sale of QIAGEN Shares	QIAGEN Shares: -10,000	$41.41
April 20, 2020	Sale of QIAGEN Shares	QIAGEN Shares: -8,450	$40.83
March 20, 2020	Sale of QIAGEN Shares	QIAGEN Shares: -8,416	$38.66
Dr. Jonathan Sheldon
—	—	—	—
Jean-Pascal Viola
April 22, 2020	Sale of QIAGEN Shares	QIAGEN Shares: -10,000	$41.29
Stephany Foster
April 22, 2020	QIAGEN Option exercise	QIAGEN Shares: 1,000	$21,08
		QIAGEN Shares: 1,000	$19,73
		QIAGEN Shares: 500	$16,00
		QIAGEN Shares: 500	$18,68
April 22, 2020	Sale of QIAGEN Shares	QIAGEN Shares: - 2,038	$41.18

(1)

Roland Sackers is a member of the Managing Board and an Executive Officer. For transactions in QIAGEN Shares in the 60 days before the date of publication of this Statement by Roland Sackers please refer to the table “Transactions in QIAGEN Shares in the year before the date of publication of this Statement by members of the Managing Board and the Supervisory Board”

Other than as shown in the tables above, and other than issuances of QIAGEN Shares upon settlement of employees’ QIAGEN RSUs or QIAGEN PSUs or the exercise of QIAGEN Options, no transactions with respect to QIAGEN Shares have been effected by QIAGEN or, to its knowledge after making reasonable inquiry, by any of the members of the QIAGEN Boards or by any Executive Officer, Affiliates or subsidiaries in the 60 days before the date of publication of this Statement.

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The sole member of the Managing Board intends to accept the Offer for all of the QIAGEN Shares held by him.

All members of the Supervisory Board holding QIAGEN Shares intend to accept the Offer for all of the QIAGEN Shares held by them.

Furthermore, to the knowledge of QIAGEN after making reasonable inquiry, to the extent permitted by applicable securities laws, rules or regulations, all Executive Officers and Affiliates currently intend to tender, or cause to be tendered, all QIAGEN Shares held of record or beneficially owned by such person or entity pursuant to the Offer (other than QIAGEN Shares for which such holder does not have discretionary authority). The foregoing does not include any QIAGEN Shares over which, or with respect to which, any such Executive Officer or member of the QIAGEN Boards acts in a fiduciary or representative capacity or is subject to the instructions of a third party with respect to such tender.

13	RECOMMENDATION

Each QIAGEN Shareholder must make its own decision on whether or not to accept the Offer and vote in favor of the Resolutions, taking into account the overall circumstances, its individual situation (including its individual tax situation), and its personal assessment of the possibilities of the future development of the value and share price of QIAGEN Shares. Subject to applicable law, the Managing Board and the Supervisory Board assume no responsibility in the event that the acceptance or non-acceptance of the Offer should subsequently have adverse economic consequences for any QIAGEN Shareholder.

After due and careful consideration of the information in this Statement and the overall circumstances of and in connection with the Offer as well as the goals and intentions of the Bidder, the Managing Board and the Supervisory Board regard the consideration offered by the Bidder to be fair and adequate within the terms of Sec. 31 (1) WpÜG.

Furthermore, after due consideration, the Managing Board and the Supervisory Board, each for itself, (a) unanimously determined that, on the terms of and subject to the conditions of the Business Combination Agreement, the Offer, and the other Proposed Transactions and the related actions as contemplated in the Business Combination Agreement, are in the best interest of QIAGEN and its stakeholders (including the QIAGEN Shareholders) and (b) unanimously approved the execution and delivery of the Business Combination Agreement by QIAGEN and the performance by QIAGEN of its obligations under the Business Combination Agreement and the consummation of the transactions contemplated by the Business Combination Agreement, including the Offer.

Therefore, upon due consideration of the Proposed Transactions and the related actions as contemplated in the Business Combination Agreement and taking into account the considerations and explanations contained in this Statement, the Managing Board and the Supervisory Board unanimously

(i)	support the Offer and recommend to all QIAGEN Shareholders to accept the Offer and tender their QIAGEN Shares under the Offer; and

(ii)

recommend that QIAGEN Shareholders vote in favor of each of the Resolutions at the Annual General Meeting that will be held at 15:00 hours CEST on June 30, 2020 and the Merger Resolution (and, if applicable, the relevant Governance Resolutions and the Back-End Resolution) at the Subsequent EGM.

This Statement and the recommendation given above were both unanimously adopted by the Managing Board and the Supervisory Board independently on May 17, 2020.

Venlo, May 18, 2020

QIAGEN N.V.

The Managing Board	The Supervisory Board

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– English Version –

ANNEX 1

Financial Statements 2019 Prepared in Accordance with IFRS

I

QIAGEN N.V.

CONSOLIDATED FINANCIAL STATEMENTS

QIAGEN N.V.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	Note	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	(3)	$622,486	$1,159,079
Restricted cash	(3)	5,743	—
Current financial assets	(7)	107,118	214,568
Trade accounts receivable	(8)	376,281	351,612
Income taxes receivable		42,119	34,936
Inventories	(3)	170,704	162,912
Fair value of derivative financial instruments	(25, 26)	107,868	102,754
Other current assets	(9)	79,490	89,795

Total current assets		1,511,809	2,115,656

Non-current assets:
Property, plant and equipment	(10)	356,100	340,012
Goodwill	(12)	2,166,213	2,134,125
Other intangible assets	(12)	750,599	674,997
Right-of-use assets	(13)	56,041	—
Equity accounted investments	(11)	9,729	14,845
Non-current financial assets	(7)	94,187	81,639
Deferred tax assets	(17)	77,610	57,851
Fair value of derivative financial instruments	(25, 26)	192,266	295,363
Other non-current assets	(9)	49,700	83,329

Total non-current assets		3,752,445	3,682,161

Total assets		$5,264,254	$5,797,817

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Financial Statements F-2

QIAGEN N.V.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

	Note	December 31, 2019	December 31, 2018
Liabilities and equity
Current liabilities:
Current financial debts	(16)	$285,244	$503,589
Trade and other accounts payable		84,767	69,415
Provisions	(14)	8,129	4,237
Income tax payable		34,082	30,047
Fair value of derivative financial instruments	(25, 26)	103,175	107,027
Other current liabilities	(15)	436,097	258,780

Total current liabilities		951,494	973,095

Non-current liabilities:
Non-current financial debts	(16)	1,418,634	1,671,811
Deferred tax liabilities	(17)	28,486	70,617
Fair value of derivative financial instruments	(25, 26)	435,592	614,200
Other non-current liabilities	(15)	106,201	89,279

Total non-current liabilities		1,988,913	2,445,907

Equity:
Common Shares, 0.01 EUR par value, authorized — 410,000 shares, issued — 230,829 shares in 2019 and 2018	(18)	2,702	2,702
Share premium		1,790,504	1,727,922
Retained earnings	(18)	948,186	1,133,682
Reserves		(305,579)	(306,588)
Less treasury shares, at cost — 3,077 and 5,320 shares in 2019 and 2018, respectively	(18)	(111,966)	(178,903)

Total equity		2,323,847	2,378,815

Total liabilities and equity		$5,264,254	$5,797,817

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Financial Statements F-3

QIAGEN N.V.

CONSOLIDATED INCOME STATEMENTS

(in thousands, except per share data)

		Years ended December 31,
	Note	2019	2018
Net sales	(4, 21)	$1,526,424	$1,501,848
Cost of sales:
Cost of sales		(457,093)	(452,126)
Acquisition-related intangible amortization		(71,689)	(56,943)

Total cost of sales		(528,782)	(509,069)

Gross profit		997,642	992,779

Operating expenses:
Other operating income		12,542	29,764
Research and development expense		(144,013)	(157,877)
Sales and marketing expense		(421,571)	(431,313)
General and administrative expense		(130,999)	(104,568)
Restructuring, acquisition, integration and other, net	(6)	(199,722)	(35,135)
Long-lived asset impairments	(6)	(154,828)	(7,987)
Other operating expense		(8,585)	(13,117)

Total operating expenses, net	(10, 12, 23)	(1,047,176)	(720,233)

(Loss) income from operations		(49,534)	272,546

Financial income		22,113	20,851
Financial expense	(16)	(75,756)	(67,293)
Foreign currency losses, net		(5,667)	(12,257)
Gain from equity accounted investments	(11)	2,083	2,592
Other financial expense, net	(26)	(9,960)	(69,544)

Total finance expense, net		(67,187)	(125,651)

(Loss) income before income taxes		(116,721)	146,895

Income taxes	(17)	46,951	(42,001)

Net (loss) income		$(69,770)	$104,894

Basic (loss) earnings per common share	(19)	$(0.31)	$0.46
Diluted (loss) earnings per common share	(19)	$(0.31)	$0.45
Weighted average shares outstanding (in thousands)
Basic	(19)	226,777	226,640
Diluted	(19)	226,777	233,456

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Financial Statements F-4

QIAGEN N.V.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(in thousands)

		Years ended December 31,
	Note	2019	2018
Net (loss) income		$(69,770)	$104,894
Other comprehensive income (loss) not reclassified to profit or loss in subsequent periods:
(Loss) gain on pensions, before tax		(796)	1,325
Other comprehensive income (loss) to be reclassified to profit or loss in subsequent periods:
Foreign currency translation adjustments, before tax		(12,172)	(108,486)
Gains on cash flow hedges, before tax	(26)	11,547	11,368
Reclassification adjustments on cash flow hedges, before tax	(26)	(3,888)	(9,774)
Net investment hedge	(26)	5,505	13,839

Other comprehensive income (loss), before tax		196	(91,728)
Income tax relating to components of other comprehensive income (loss)		813	460

Total other comprehensive income (loss), after tax		1,009	(91,268)

Comprehensive (loss) income		$(68,761)	$13,626

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Financial Statements F-5

QIAGEN N.V.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

		Years ended December 31,
	Note	2019	2018
Net (loss) income		$(69,770)	$104,894
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	(10, 12)	239,361	214,547
Non-cash impairments	(6)	159,627	17,020
Amortization of debt discount and issuance costs		40,763	36,393
Deferred income taxes	(17)	(66,879)	(12,990)
Share based compensation	(23)	65,893	40,113
Loss (gain) on financial assets	(7)	2,867	(2,725)
Reversals of contingent consideration		(10,433)	—
Other non-cash items, including fair value changes in derivatives	(16, 26)	8,881	58,470
Changes in operating assets and liabilities:
Accounts receivable	(8)	(30,742)	(41,813)
Inventories	(3)	(30,028)	(36,918)
Other current assets		28,345	(9,942)
Other non-current assets		(157)	(29,883)
Accounts payable		9,252	6,993
Accrued and other liabilities	(15)	52,611	1,153
Other non-current liabilities		(14,293)	15,911
Income taxes	(17)	31,805	39,489
Interest paid		(31,311)	(25,902)
Interest received		22,710	17,978
Income taxes paid, net of refunds		(41,474)	(29,317)

Net cash provided by operating activities		367,028	363,471

Cash flows from investing activities:
Purchases of property, plant and equipment	(10)	(60,581)	(55,774)
Purchases of intangible assets	(12)	(214,303)	(94,989)
Development expenses	(12)	(13,342)	(3,975)
Purchases of financial assets	(7)	(293,959)	(568,002)
Proceeds from financial assets	(7)	396,098	691,765
Purchase of investments	(11)	(5,170)	(9,398)
Cash paid for acquisitions, net of cash acquired	(5)	(68,058)	(172,832)
Proceeds from divestiture	(5)	1,000	16,394
Cash paid for collateral asset		22,685	(3,461)
Other investing activities		(1,328)	(15,059)

Net cash used in investing activities		(236,958)	(215,331)

Cash flows from financing activities:
Proceeds from issuance of cash convertible notes, net of issuance costs	(16)	—	494,879
Purchase of call option related to cash convertible notes	(16)	—	(97,277)
Proceeds from issuance of warrants	(16)	—	72,406
Proceeds from exercise of call option related to cash convertible notes	(16)	134,737	—
Payment of intrinsic value of cash convertible notes	(16)	(133,763)	—
Repayment of long-term debt	(16)	(506,400)	—
Principal payments on leases	(13)	(22,666)	(1,308)
Proceeds from issuance of common shares		2,075	4,412
Tax withholding related to vesting of stock awards		(49,998)	—
Purchase of treasury shares	(18)	(74,450)	(104,685)
Other financing activities		(11,281)	(8,019)

Net cash (used in) provided by financing activities		(661,746)	360,408

Effect of exchange rate changes on cash and cash equivalents and restricted cash		826	(7,183)

Net (decrease) increase in cash and cash equivalents and restricted cash		(530,850)	501,365
Cash and cash equivalents, beginning of period		1,159,079	657,714

Cash and cash equivalents and restricted cash, end of period		$628,229	$1,159,079

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Financial Statements F-6

QIAGEN N.V.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(in thousands)

		Common Shares				Cash flow hedge reserve			Foreign currency translation	Treasury Shares
	Note	Shares	Amount	Share premium	Retained earnings		Revaluation reserve	Pension reserve		Shares	Amount	Total equity
Balance at JANUARY 1, 2018		230,829	$2,702	$1,687,564	$1,071,393	$(30,487)	$(942)	$(878)	$(183,955)	(4,272)	$(118,987)	$2,426,410

IFRS 9 impact of change in accounting policy		—	—	—	(942)	—	942	—	—	—	—	—
IFRS 15 impact of change in accounting policy		—	—	—	(1,306)	—	—	—	—	—	—	(1,306)
Net income		—	—	—	104,894	—	—	—	—	—	—	104,894
Other comprehensive income (loss)		—	—	—	—	15,034	—	754	(107,056)	—	—	(91,268)

Total comprehensive income		—	—	—	104,894	15,034	—	754	(107,056)	—	—	13,626
Purchase of treasury shares	(18)	—	—	—	—	—	—	—	—	(2,871)	(104,685)	(104,685)
Tax benefit of employee stock plans	(22)	—	—	245	—	—	—	—	—	—	—	245
Share-based payments	(22)	—	—	40,113	—	—	—	—	—	—	—	40,113
Employee stock plans	(22)	—	—	—	(40,357)	—	—	—	—	1,823	44,769	4,412

Balance at DECEMBER 31, 2018		230,829	$2,702	$1,727,922	$1,133,682	$(15,453)	$—	$(124)	$(291,011)	(5,320)	$(178,903)	$2,378,815

Balance at JANUARY 1, 2019		230,829	$2,702	$1,727,922	$1,133,682	$(15,453)	$—	$(124)	$(291,011)	(5,320)	$(178,903)	$2,378,815

IFRS 16 impact of change in accounting policy	(13)	—	—	—	(1,322)	—	—	—	—	—	—	(1,322)
Net loss		—	—	—	(69,770)	—	—	—	—	—	—	(69,770)
Other comprehensive income (loss)		—	—	—	—	13,164	—	(437)	(11,718)	—	—	1,009

Total comprehensive loss		—	—	—	(69,770)	13,164	—	(437)	(11,718)	—	—	(68,761)
Purchase of treasury shares	(18)	—	—	—	—	—	—	—	—	(1,987)	(74,450)	(74,450)
Tax benefit of employee stock plans	(22)	—	—	(3,307)	—	—	—	—	—	—	—	(3,307)
Issuance of common shares in connection with conversion of the 2019 Notes and early redemption of 2021 Notes	(22)	—	—	(4)	7,294	—	—	—	—	2,056	68,761	76,051
Share-based payments	(22)	—	—	65,893	—	—	—	—	—	—	—	65,893
Employee stock plans	(22)	—	—	—	(121,698)	—	—	—	—	3,622	123,773	2,075
Tax withholding related to vesting of stock awards	(22)	—	—	—	—	—	—	—	—	(1,448)	(51,147)	(51,147)

Balance at DECEMBER 31, 2019		230,829	$2,702	$1,790,504	$948,186	$(2,289)	$—	$(561)	$(302,729)	(3,077)	$(111,966)	$2,323,847

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Financial Statements F-7

QIAGEN N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED December 31, 2019

1. Corporate Information, Basis of Presentation and Statement of Compliance

QIAGEN N.V. is a public limited liability company (‘naamloze vennootschap’) under Dutch law with registered office at Hulsterweg 82, 5912 PL Venlo, The Netherlands. QIAGEN N.V., a Netherlands holding company, and subsidiaries (we, our or the Company) is the leading global provider of Sample to Insight solutions that are used by over 500,000 customers worldwide to transform biological materials into valuable molecular insights. Our sample technologies isolate and process DNA, RNA and proteins—the building blocks of life—from blood, tissue and other materials. Assay technologies are used to make these biomolecules visible and ready for analysis. Bioinformatics software and knowledge bases are used to analyze and interpret complex genomic data to report relevant, actionable insights. Automation solutions are used to tie these together in seamless and cost-effective workflows. We provide this portfolio to two major customer classes: Molecular Diagnostics (human healthcare) and Life Sciences comprised of Academia / Applied Testing (life sciences research, forensics and food safety) and Pharma. With approximately 5,100 employees in over 35 locations worldwide, we market our products in more than 130 countries.

The accompanying consolidated financial statements were prepared in accordance with International Financial Reporting standards as endorsed by the European Union (IFRS) and all amounts are presented in U.S. dollars rounded to the nearest thousand, unless otherwise indicated. The consolidated financial statements have been prepared on a historical cost basis, except for derivative financial instruments, contingent consideration and financial assets that have been measured at fair value. The financial statements of the Company have been prepared on the basis of the going concern assumption. Based on our current knowledge and available information, we do not expect COVID-19 to have an impact on our ability to continue as a going concern in the future. The consolidated financial statements also comply with the financial reporting requirements included in Section 9 in Book 2 of the Netherlands Civil Code, as far as applicable.

We undertake acquisitions to complement our own internal product development activities. In 2019, we completed three immaterial acquisitions, including the January 2019 acquisition of N-of-One, Inc, a privately-held U.S. molecular decision support company and pioneer in clinical interpretation services for complex genomic data located in Concord, Massachusetts. On April 27, 2018, we acquired all shares in STAT-Dx Life, S.L. (STAT-Dx), a privately-held company located in Barcelona, Spain and on April 19, 2018, we acquired all remaining shares of a privately held entity in which we held a minority interest. Accordingly, at their respective acquisition dates, all the assets acquired and liabilities assumed were recorded at their respective fair values and our consolidated results of operations include the operating results from the acquired companies from the acquisition dates.

Certain prior year amounts have been reclassified to conform to the current year presentation. Beginning in 2019 in the Consolidated Income Statements, the line item “Acquisition-related intangible amortization” in cost of sales is presented separately. Previously, these amounts were presented together in one line in cost of sales. Additionally beginning in 2019, “Restructuring, acquisition, integration and other, net” and “Long-lived asset impairments” within operating expenses are presented separately. Previously, these amounts were presented together with general and administrative expenses in one line as “General and administrative, restructuring, integration and other, net.” These reclassifications had no effect on (loss) income from operations.

The consolidated financial statements of QIAGEN for the year ended December 31, 2019, were authorized for issue in accordance with a resolution of the Supervisory Board on April 29, 2020.

Consolidated Financial Statements F-8

2. Effects of New Accounting Policies and Disclosures

Adoption of New and Amended Standards and Interpretations

Effective January 1, 2019, we adopted both the Annual Improvements to IFRS Standards 2015-2017 Cycle and IFRIC 23, Uncertainty over Income Tax Treatments, without impact.

In January 2016, the IASB (International Accounting Standards Board) published IFRS 16 Leases. Under the new guidance, lessees are required to present right-of-use assets and lease liabilities on the balance sheet. This new lease guidance requires that a lessee recognize the following for leases at the commencement date:

•	A lease liability, which is a lessee‘s obligation to make lease payments arising from a lease, measured on a discounted basis; and

•	A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

We adopted IFRS 16 as per the effective date of January 1, 2019, using the modified retrospective approach and did not restate the comparative periods. Under this approach, the cumulative effect of initially applying the standard was recognized as an adjustment to the opening balance of retained earnings on the date of initial application. As a lessee, the classification of our leases did not change, but we recognized a lease liability and corresponding right-of-use asset on our consolidated balance sheets for all our leases. We elected the package of practical expedients which allows us to not reassess (1) whether existing contracts contain leases, (2) the lease classification for existing leases, and (3) whether existing initial direct costs meet the new definition. We also elected the hindsight practical expedient which permits entities to use hindsight in determining the lease term when transitioning to IFRS 16. Our initial lease liabilities and right- of-use assets totaled $56.4 million and $57.7 million, respectively, as recorded in our condensed consolidated balance sheet as of January 1, 2019, primarily relating to leased office space. The difference between the additional right-of-use assets and lease liabilities was recorded as a $1.3 million adjustment to retained earnings. The standard did not materially impact our consolidated net earnings or cash flows. Further disclosure is found in Note 13 “Leases”.

Effective January 1, 2019, we adopted IFRIC 23, Uncertainty over Income Tax Treatments, without impact. IFRIC 23 clarifies the application of the recognition and measurement requirements of IAS 12 when there is uncertainty about the income tax treatment. For recognition and measurement, estimates and assumptions must be made, e.g. whether an estimate is made separately or together with other uncertainties, a most likely amount or expected amount for the uncertainty is used and whether changes have occurred compared to the previous period. The risk of detection from tax authorities is irrelevant for the recognition of uncertain balance sheet items. Accounting is based on the assumption that the tax authorities are investigating the matter in question and that they have all relevant information at their disposal.

New and amended standards and interpretations not yet adopted:

We have not early adopted the following new and amended standards. We intend to adopt the new and amended standards at their effective dates.

The IASB refined its definition of material to make it easier to understand and issued amendments to IAS 1 and IAS 8, Definition of Material. The amendments are effective from 1 January 2020 but may be applied earlier. However, the IASB does not expect significant change – the refinements are not intended to alter the concept of materiality.

Effective January 1, 2020, we will prospectively adopted the IASB issued amendments to IFRS 3, Definition of a Business, to provide more guidance on the definition of a business. The amendments include an election to use a concentration test. This is a simplified assessment that results in an asset acquisition if substantially all of the fair value of the gross assets is concentrated in a single identifiable asset or a group of similar identifiable assets.

Consolidated Financial Statements F-9

3. Summary of Significant Accounting Policies, Estimates and Judgments

Significant Accounting Policies

3.1 Consolidation Principles

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries as at December 31, 2019 and for the year then ended.

Subsidiaries are fully consolidated from the date of acquisition, being the date on which the Company obtains control, and continue to be consolidated until the date that such control ceases. An entity is controlled when the Company has power over the entity, exposure or rights to variable returns from its involvement with the entity, and the ability to affect those returns through its power over the entity. In determining whether control exists, potential voting rights must be taken into account if those rights are substantive, in other words they can be exercised on a timely basis when decisions about the relevant activities of the entity are to be taken. Entities consolidated by the Company are referred to as “subsidiaries.” The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. All intra-Company balances, income and expenses, unrealized gains and losses and dividends resulting from intra-Company transactions are eliminated in full.

Profit or loss and each component of other comprehensive income are attributed to the owners of the parent and to the noncontrolling interest. Total comprehensive income is attributed to the owners of the parent and to the noncontrolling interest even this results in a deficit balance.

A change in the ownership interest of a subsidiary, without a change of control, is accounted for as an equity transaction.

If the Company loses control over a subsidiary, it derecognizes the assets (including goodwill) and liabilities of the subsidiary, the carrying amount of any noncontrolling interest, the cumulative translation differences, recorded in equity, recognizes the fair value of the consideration received, recognizes the fair value of any investment retained, any surplus or deficit in profit or loss and reclassifies the parent’s share of components previously recognized in other comprehensive income to profit or loss.

3.2 Business Combinations and Goodwill

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value and the amount of any noncontrolling interest in the acquiree. The Company measures the noncontrolling interest in the acquiree at fair-value. Acquisition related costs incurred are expensed.

When the Company acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date.

Any contingent consideration to be transferred by the acquirer will be recognized at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration which is deemed to be an asset or liability will be recognized either in profit or loss or as change to other comprehensive income. If the contingent consideration is classified as equity, it shall not be remeasured until it is finally settled within equity.

Goodwill is initially measured at cost being the excess of the consideration transferred and the amount recognized for noncontrolling interest over the Company’s net identifiable assets acquired and liabilities assumed. If this consideration is lower than the fair value of the net assets of the subsidiary acquired, the difference is recognized as profit.

Consolidated Financial Statements F-10

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Company’s cash generating units that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

Where goodwill forms part of a cash-generating unit and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

Management monitors and makes decisions regarding the Company’s operations on a functional specific and global level. Therefore, we concluded that the consolidated Company as a whole qualifies as one cash generating unit.

3.3 Equity Accounted Investments

Investments in entities in which the Company has significant influence, generally participations of 20% or more of the voting power, but over which it does not exercise management control are accounted for using the equity method.

Under the equity method, the investment is carried in the statement of financial position at cost plus post acquisition changes in the Company’s share of net assets of the associate.

After application of the equity method, the Company determines whether it is necessary to recognize an additional impairment loss on the Company’s investment. The Company determines at each reporting date whether there is any objective evidence that the investment is impaired. If this is the case the Company calculates the amount of impairment as the difference between the recoverable amount of the investment and its carrying value and recognizes the amount in the income statement.

Upon loss of significant influence over the associate, the Company measures and recognizes any retaining investment at its fair value.

3.4 Foreign Currency Translation

The Company’s presentation currency is the U.S. dollar (US$) which is also the parent company’s functional currency. The subsidiaries’ functional currencies are the local currency of the respective country with the exception of QIAGEN U.S. Finance Holdings (Luxembourg) SARL and QIAGEN Finance (Ireland) Ltd. which functional currencies are the U.S. dollar. Statements of financial position prepared in the functional currencies are translated to the presentation currency at exchange rates in effect at the end of the accounting period except for shareholders’ equity accounts, which are translated at rates in effect when these balances were originally recorded. Revenue and expense accounts are translated at a weighted average of exchange rates during the period. The cumulative effect of translation is included in shareholders’ equity. On disposal of a subsidiary, such translation differences are recognized in the income statement as part of the gain or loss on sale.

Foreign currency transactions involving monetary assets and liabilities denominated in a currency other than the functional currency of the entity are translated using the exchange rate prevailing at the dates of the transactions. Foreign currency transaction gains and losses realized until settlement are included in the income statement, except for those related to intercompany transactions of a long-term investment nature which represent in substance part of the reporting entity’s net investment in a foreign entity; such gains and losses are included in the cumulative foreign currency translation adjustments component of shareholders’ equity. The net loss on foreign currency transactions in 2019 was $5.7 million, and in 2018 was $12.3 million.

Consolidated Financial Statements F-11

The exchange rates of key currencies affecting the Company were as follows:

	Closing rate as at December		Annual average rate
(US$ equivalent for one)	2019	2018	2019	2018
Euro (EUR)	1.1234	1.1450	1.1196	1.1813
Pound Sterling (GBP)	1.3204	1.2800	1.2768	1.3356
Swiss Franc (CHF)	1.0350	1.0161	1.0062	1.0228
Australian Dollar (AUD)	0.7023	0.7059	0.6954	0.7478
Canadian Dollar (CAD)	0.7696	0.7337	0.7535	0.7719
Japanese Yen (JPY)	0.0092	0.0091	0.0092	0.0091
Chinese Yuan (CNY)	0.1437	0.1454	0.1448	0.1514

3.5 Revenue Recognition

Beginning January 1, 2018, we recognize revenues when control of promised goods or services transfers to our customers in an amount that reflects the consideration that is expected to be received in exchange for those goods or services. The majority of our sales revenue continues to be recognized when products are shipped to the customers. See Note 4 “Revenue”.

Shipping and Handling Income and Costs

Shipping and handling costs charged to customers are recorded as revenue in the period that the related product sale revenue is recorded. Associated costs of shipping and handling are included in sales and marketing expenses. For the years ended December 31, 2019 and 2018, shipping and handling costs totaled $27.9 million and $28.4 million, respectively.

3.6 Operating Expenses

Advertising Costs

The costs of advertising are expensed as incurred and are included as a component of sales and marketing expense. Advertising costs for the years ended December 31, 2019 and 2018 were $8.1 million and $8.1 million, respectively.

General and Administrative

General and administrative expenses primarily represent the costs required to support administrative infrastructure. These costs include licensing costs in connection with continued investments information technology improvements, including cyber security, across the organization as well as personnel in administrative functions.

Restructuring, Acquisition, Integration and Other

We incur indirect acquisition and business integration costs in connection with business combinations. These costs represent incremental costs that we believe would not have been incurred absent the business combinations. Major components of these costs include consulting and related fees incurred to integrate or restructure the acquired operations, payroll and related costs for employees remaining with the Company on a transitional basis and public relations, advertising and media costs for re-branding of the combined organization.

Restructuring costs include personnel costs (principally termination benefits), facility closure and contract termination costs. Termination benefits are recorded when it is probable that employees will be entitled to benefits and the amounts can be reasonably estimated. Estimates of termination benefits are based on the frequency of past termination benefits, the similarity of benefits under the current plan and prior plans, and the existence of statutory required minimum benefits. Facility closure and other costs are recorded when the liability is incurred. The specific restructuring measures and associated estimated costs are based on management’s best

Consolidated Financial Statements F-12

business judgment under the existing circumstances at the time the estimates are made. If future events require changes to these estimates, such adjustments will be reflected in the period of the revised estimate. See Note 6 “Restructuring and Impairments” for the details.

Research and Development

Research costs are expensed as incurred. Development expenditures on an individual project are recognized as an intangible asset when the Company can demonstrate:

•	The technical feasibility of completing the intangible asset so that it will be available for use or sale.

•	Its intention to complete and its ability to use or sell the asset.

•	How the asset will generate probable future economic benefits.

•	The availability of resources to complete the asset and to use or sell the intangible asset.

•	The ability to measure reliably the expenditure during development.

Following initial recognition of the development expenditure as an asset, the cost model is applied requiring the asset to be carried at cost less any accumulated amortization and accumulated impairment losses.

Amortization of the asset begins when development is complete and the asset is available for use. It is amortized over the period of expected future benefit. Amortization is recorded in cost of sales. During the period of development, the asset is tested for impairment annually. The capitalized expenses are amortized on a straight-line basis over their estimated useful lives (between three and five years).

3.7 Government Grants

We recognize government grants when there is reasonable assurance that all conditions will be complied with and the grant will be received. Our government grants generally represent subsidies for specified activities and are therefore recognized when earned as a reduction of the expenses recorded for the activity that the grants are intended to compensate. Thus, when the grant relates to research and development expense, the grant is recognized over the same period that the related costs are incurred. Otherwise, amounts received under government grants are recorded as liabilities in the statement of financial position. When the grant relates to an asset, the value of the grant is deducted from the carrying amount of the asset and recognized over the same period that the related asset is depreciated or amortized.

The Company has received cost grants and investment grants. In 2019, the Company recorded income from government grants in the amount of $1.4 million (2018: $1.2 million). As of December 31, 2019, liabilities in the amount of $0.3 million (2018: $1.0 million) are recorded with respect to grants which have been received but for which not all conditions have been met.

3.8 Borrowing Costs

Borrowing costs directly attributable to the acquisition, construction or production of an asset that takes a substantial period of time to get ready for its intended use or sale are capitalized as part of the cost of the respective assets (qualifying asset) when such borrowing costs are significant. All other borrowing costs are expensed in the period they occur.

3.9 Post-Employment Benefits

The Company operates a number of defined benefit and defined contribution plans. For defined benefit plans, the Company provides for benefits payable to their employees on retirement by charging current service costs to income. The defined benefit liability comprises the present value of the defined benefit obligation less past service cost and actuarial gains and losses not yet recognized and less the fair value of plan assets out of which

Consolidated Financial Statements F-13

the obligations are to be settled directly. The Company’s contributions to the defined contribution pension plans are charged to the income statement in the year to which they relate. Refer to Note 23 “Employee Benefits and Personnel Costs” for more details.

3.10 Share-Based Payments

The Company has a stock option plan, which is described in detail under Note 22 “Share-Based Payments”. A compensation charge is calculated at the date the options are granted. This charge is recognized over the stock option’s vesting period. When the option is exercised, the proceeds received net of any transaction costs are credited to share capital and share premium.

3.11 Taxation

Taxes reported in the consolidated income statements include current and deferred income taxes.

Current income tax

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, by the reporting date, in the countries where the Company operates and generates taxable income.

Current income tax relating to items recognized directly in equity is recognized in equity and not in the income statement. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred tax

Deferred tax is provided using the liability method on temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax relating to items recognized outside profit or loss is recognized outside profit or loss. Deferred tax items are recognized in correlation to the underlying transaction either in other comprehensive income or directly in equity.

Deferred tax assets and deferred tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Income tax exposure

Uncertainties exist with respect to the interpretation of complex tax regulations, changes in tax laws, and the amount and timing of future taxable income. Given the wide range of international business relationships and the long-term nature and complexity of existing contractual agreements, differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to tax income and expense already recorded.

The Company establishes provisions, based on reasonable estimates, for possible consequences of audits by the tax authorities of the respective counties in which it operates. The amount of such provisions is based on various factors, such as experience of previous tax audits and differing interpretations of tax regulations by the taxable entity and the responsible tax authority. Such differences of Interpretation may arise on a wide variety of issues depending on the conditions prevailing in the respective Company’s domicile.

Consolidated Financial Statements F-14

3.12 Financial Instruments

Recognition and initial measurement

The Company’s financial assets include cash and short-term deposits, trade and other receivables, loan and other receivables, quoted and unquoted financial instruments, and derivative financial instruments. The Company’s financial liabilities include trade and other payables, bank overdraft, loans and borrowings, and derivative financial instruments.

Trade receivables and debt securities issued are initially recognized when they are originated. All other financial assets and financial liabilities are initially recognized when the Company becomes a party to the contractual provisions of the instrument.

A financial asset (unless it is a trade receivable without a significant financing component) or financial liability is initially measured at fair value plus, for an item not at FVTPL, transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.

3.13 Financial Instruments—Classification and Subsequent Measurement

Financial assets

On initial recognition, a financial asset is classified as measured at: amortized costs; FVOCI—debt investment; FVOCI—equity investment; or FVTPL.

Financial assets are not reclassified subsequent to their initial recognition unless the Company changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model.

A financial asset is measured at amortized cost if if meets both of the following conditions and is not designated as an FVTPL:

•	it is held within a business model whose objective is to hold assets to collect contractual cash flows; and

•	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A debt investment is measured at FVOCI if it meets both of the following conditions and is not designated as at FVTPL:

•	it is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and

•	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

On initial recognition of an equity investment that is not held for trading, the Company may irrevocably elect to present subsequent changes in the investment’s fair value in OCI. This election is made on an investment-by-investment basis.

All financial assets not classified as measured at amortized cost or FVOCI as described above are measured at FVTPL. This includes all derivative financial assets (see Note 26). On initial recognition, the Company may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as at FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

Consolidated Financial Statements F-15

Financial assets—Business model assessment

The Company makes an assessment of the objective of the business model in which a financial asset is held at a portfolio level because this best reflects the way the business is managed and information is provided to management. The information considered includes:

•

the stated policies and objectives for the portfolio and the operation of those policies in practice. These include whether management’s strategy focuses on earning contractual interest income, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of any related liabilities or expected cash outflows or realizing cash flows through the sale of the assets;

•	how the performance of the portfolio is evaluated and reported to the Company’s management;

•	the risks that affect the performance of the business model (and the financial assets held within that business model) and how those risks are managed;

•	how managers of the business are compensated—e.g. whether compensation is based on the fair value of the assets managed or the contractual cash flows collected; and

•	the frequency, volume and timing of sales of financial assets in prior periods, the reasons for such sales and expectations about future sales activity.

Transfers of financial assets to third parties in transactions that do not qualify for derecognition are not considered sales for this purpose, consistent with the Company’s continuing recognition of the assets.

Financial assets that are held for trading or are managed and whose performance is evaluated on a fair value basis are measured at FVTPL.

Financial assets—Assessment whether contractual cash flows are solely payments of principal and interest

For the purposes of this assessment, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during a particular period of time and for other basic lending risks and costs (e.g. liquidity risk and administrative costs), as well as a profit margin.

In assessing whether the contractual cash flows are solely payments of principal and interest, the Company considers the contractual terms of the instrument. This includes assessing whether the financial asset contains a contractual term that could change the timing or amount of contractual cash flows such that it would not meet this condition. In making this assessment, the Company considers:

•	contingent events that would change the amount or timing of cash flows;

•	terms that may adjust the contractual coupon rate, including variable-rate features;

•	prepayment and extension features; and

•	terms that limit the Company’s claim to cash flows from specified assets (e.g. non-recourse features).

A prepayment feature is consistent with the solely payments of principal and interest criterion if the prepayment amount substantially represents unpaid amounts of principal and interest on the principal amount outstanding, which may include reasonable additional compensation for early termination of the contract. Additionally, for a financial asset acquired at a discount or premium to its contractual par amount, a feature that permits or requires prepayment at an amount that substantially represents the contractual par amount plus accrued (but unpaid) contractual interest (which may also include reasonable additional compensation for early termination) is treated as consistent with this criterion if the fair value of the prepayment feature is insignificant at initial recognition.

Consolidated Financial Statements F-16

Financial assets—Subsequent measurement and gains and losses

Financial assets at FVTPL	These assets are subsequently measured at fair value. Net gains and losses, including any interest or dividend income, are recognized in profit or loss. However, see Note 26 for derivatives designated as hedging instruments.

Financial assets at amortised cost	These assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss.

Debt investments at FVOCI	These assets are subsequently measured at fair value. Interest income calculated using the effective interest method, foreign exchange gains and losses and impairment are recognized in profit or loss. Other net gains and losses are recognized in OCI. On derecognition, gains and losses accumulated in OCI are reclassified to profit or loss.

Equity investments at FVOCI	These assets are subsequently measured at fair value. Dividends are recognized as income in profit or loss unless the dividend clearly represents a recovery of part of the cost of the investment. Other net gains and losses are recognized in OCI and are never reclassified to profit or loss.

The Company does not hold any debt or equity investments at FVOCI as of December 31, 2019.

Financial liabilities—Classification, subsequent measurement and gains and losses

Financial liabilities are classified as measured at amortized cost or FVTPL. A financial liability is classified as at FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss.

See Note 26 for financial liabilities designated as hedging instruments.

3.14 Derecognition

Financial assets

The Company derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which the Company neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.

Consolidated Financial Statements F-17

The Company enters into transactions whereby it transfers assets recognized in its statement of financial position, but retains either all or substantially all of the risks and rewards of the transferred assets. In these cases, the transferred assets are not derecognized.

Financial liabilities

The Company derecognizes a financial liability when its contractual obligations are discharged or canceled, or expire. The Company also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non- cash assets transferred or liabilities assumed) is recognized in profit or loss.

3.15 Offsetting

Financial assets and financial liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Company currently has a legally enforceable right to set off the amounts and it intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.

3.16 Derivative Financial Instruments and Hedge Accounting

The Company holds derivative financial instruments to hedge its foreign currency and interest rate risk exposures. Embedded derivatives are separated from the host contract and accounted for separately if the host contract is not a financial asset and certain criteria are met.

Derivatives are initially measured at fair value. Subsequent to initial recognition, derivatives are measured at fair value, and changes therein are generally recognized in profit or loss.

At inception of designated hedging relationships, the Company documents the risk management objective and strategy for undertaking the hedge. The Company also documents the economic relationship between the hedged item and the hedging instrument, including whether the changes in cash flows of the hedged item and hedging instrument are expected to offset each other.

Cash flow hedges

When a derivative is designated as a cash flow hedging instrument, the effective portion of changes in the fair value of the derivative is recognised in OCI and accumulated in the hedging reserve. The effective portion of changes in the fair value of the derivative that is recognised in OCI is limited to the cumulative change in fair value of the hedged item, determined on a present value basis, from inception of the hedge. Any ineffective portion of changes in the fair value of the derivative is recognized immediately in profit or loss.

The Company designates only the change in fair value of the spot element of forward exchange contracts as the hedging instrument in cash flow hedging relationships. The change in fair value of the forward element of forward exchange contracts (‘forward points’) is separately accounted for as a cost of hedging and recognized in a costs of hedging reserve within equity.

When the hedged forecast transaction subsequently results in the recognition of a non-financial item such as inventory, the amount accumulated in the hedging reserve and the cost of hedging reserve is included directly in the initial cost of the non-financial item when it is recognized.

For all other hedged forecast transactions, the amount accumulated in the hedging reserve and the cost of hedging reserve is reclassified to profit or loss in the same period or periods during which the hedged expected future cash flows affect profit or loss.

Consolidated Financial Statements F-18

If the hedge no longer meets the criteria for hedge accounting or the hedging instrument is sold, expires, is terminated or is exercised, then hedge accounting is discontinued prospectively. When hedge accounting for cash flow hedges is discontinued, the amount that has been accumulated in the hedging reserve remains in equity until, for a hedge of a transaction resulting in the recognition of a non-financial item, it is included in the non-financial item’s cost on its initial recognition or, for other cash flow hedges, it is reclassified to profit or loss in the same period or periods as the hedged expected future cash flows affect profit or loss.

If the hedged future cash flows are no longer expected to occur, then the amounts that have been accumulated in the hedging reserve and the cost of hedging reserve are immediately reclassified to profit or loss.

Net investment hedges

When a derivative instrument or a non-derivative financial liability is designated as the hedging instrument in a hedge of a net investment in a foreign operation, the effective portion of, for a derivative, changes in the fair value of the hedging instrument or, for a non-derivative, foreign exchange gains and losses is recognised in OCI and presented in the translation reserve within equity. Any ineffective portion of the changes in the fair value of the derivative or foreign exchange gains and losses on the non-derivative is recognized immediately in profit or loss. The amount recognised in OCI is reclassified to profit or loss as a reclassification adjustment on disposal of the foreign operation.

Derivative financial instruments and hedge accounting—Policy applicable before 1 January 2018

The policy applied in the comparative information presented for 2017 is similar to that applied for 2018. However, for all cash flow hedges, including hedges of transactions resulting in the recognition of non-financial items, the amounts accumulated in the cash flow hedge reserve were reclassified to profit or loss in the same period or periods during which the hedged expected future cash flows affected profit or loss. Furthermore, for cash flow hedges that were terminated before 2017, forward points were recognized immediately in profit or loss.

Refer to Note 26 “Financial Risk Factors and Use of Derivative Financial Instruments” for more details.

3.17 Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents consist of cash on deposit in banks and other cash invested temporarily in various instruments that are short-term and highly liquid, and having an original maturity of less than 90 days at the date of purchase.

(in thousands)	2019	2018
Cash at bank and on hand	$188,408	$208,083
Short-term bank deposits	434,078	950,996

Cash and Cash Equivalents	$622,486	$1,159,079

Restricted cash includes cash that is subject to legal restriction in connection with a tender offer and no available for general operating purposes. As of December 31, 2019, we have $5.7 million of restricted cash.

3.18 Inventories

Inventories are stated at the lower of cost and net realizable value. The moving average method of valuation is used. The cost of work in process and finished goods includes raw materials, direct labor and production overhead expenditure based upon normal operating capacity. Net realizable value is the estimated selling price in the ordinary course of business less the cost of completion and distribution expenses. Provisions are established for slow-moving and obsolete inventory.

Consolidated Financial Statements F-19

(in thousands)	2019	2018
Raw materials	$26,077	$25,819
Work in process	45,729	38,659
Finished goods	98,898	98,434

Inventories	$170,704	$162,912

Included in inventories as of December 31, 2019, are $24.8 million (2018: $14.4 million) of inventory provisions. The movement in inventory provisions was recorded under cost of sales. During 2019, inventories in the amount of $187.9 million have been recognized as cost of sales (2018: $180.3 million).

3.19 Property, Plant and Equipment

Property, plant and equipment are stated at cost of acquisition or construction cost less accumulated depreciation and accumulated impairment in value. Depreciation is computed using the straight-line and declining balance methods over the following estimated useful lives of the assets:

Buildings and improvements	5-40 years
Machinery and equipment	3-10 years
Furniture and office equipment	3-10 years

Land is not depreciated. Construction costs include borrowing costs and operating expenses that are directly attributable to items of property, plant and equipment capitalized during construction. Subsequent expenditure on an item of property, plant and equipment is capitalized at cost only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. Repair and maintenance costs are expensed as incurred. Gains and losses on disposal or retirement of items of property, plant and equipment are determined by comparing the proceeds received with the carrying amounts and are included in the consolidated income statements. The asset’s residual values, useful lives and methods of depreciation are reviewed, and adjusted if appropriate, at each financial year end.

3.20 Leases

Company as a lessee

Prior to adoption of IFRS 16 on January 1, 2019, leases of property, plant and equipment were classified as either finance or operating leases. Payments made under operating leases, net of any incentive received from the lessor, were charged to earnings on a straight-line basis over the life of the lease.

Starting January 1, 2019, leases are recognized as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for use by the company. The right-of-use asset is depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis.

Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments:

•	fixed payments, including in-substance fixed payments, less any lease incentives received;

•	variable lease payments that are based on an index or a rate;

•	amounts expected to be payable to the lessee under residual value guarantees;

•	the exercise price of a purchase option if the lessee is reasonably certain to exercise that option; and

•	payments of penalties for terminating the lease, if the lease term reflects the lessee exercising that option.

Consolidated Financial Statements F-20

The lease payments are discounted using the interest rate implicit in the lease. If that rate cannot be determined, the lessee’s incremental borrowing rate at the lease commencement date is used, which is based on an assessment of interest rates the company would have to pay to borrow funds, including the consideration of factors such as the nature of the asset and location, collateral, market terms and conditions, as applicable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made.

Each lease payment is allocated between the liability and finance charges. The interest element of the finance cost is recognized in the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.

Right-of-use assets are measured at cost comprising the following:

•	the amount of the initial measurement of the lease liability;

•	any lease payments made at or before the commencement date less any lease incentives received;

•	any initial direct costs; and

•	restoration costs.

The company determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised. The company applies judgement in evaluating whether it is reasonably certain to exercise the option to renew. That is, it considers all relevant factors that create an economic incentive for it to exercise the renewal.

The company leases various items of real estate, vehicles and other equipment. Rental contracts are typically made for fixed periods but may have extension or termination options.

Company as a lessor

When the company acts as a lessor, it determines at lease inception whether a lease is a finance lease or an operating lease. Leases in which the company does not transfer substantially all the risks and rewards incidental to ownership of an asset are classified as operating leases. The company recognizes lease payments received under operating leases as income on a straight-line basis over the lease terms in the Income Statement.

3.21 Intangible Assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is its fair value as at the date of acquisition. Expenditure on acquired technology rights, patents, trademarks and licenses are capitalized as intangible assets when it is probable that future economic benefits will flow to the Company and the cost can be measured reliably. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses.

Amortization expense related to developed technology and patent and license rights acquired in a business combination is included in cost of sales. Amortization of trademarks and customer base acquired in a business combination is recorded in sales and marketing expense. Amortization expenses of intangible assets not acquired in a business combination are recorded within cost of sales, research and development, or sales and marketing line items based on the nature and use of the asset.

Consolidated Financial Statements F-21

The useful lives of intangible assets are assessed as either finite or indefinite. Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at each financial year end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognized in the income statement in the expense category consistent with the function of the intangible asset.

Developed technology, patents and license rights, computer software, development costs and other intellectual properties are amortized on a straight-line basis over their estimated useful lives as follows:

Developed technology, patents and license rights	5-15 years
Computer software	3-7 years
Development costs	3-5 years
Other intellectual properties	5-15 years

3.22 Impairment

Impairment of financial assets

The Company recognizes an allowance for expected credit losses (ECLs) for trade receivables, contract assets, and debt investments carried and amortized cost. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the company expects to receive, discounted at an approximation of the original effective interest rate.

ECLs are recognized in two stages. For credit risk exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12 months (12-month ECLs). The company considers a financial asset to be in default when the counterparty is unlikely to pay its credit obligations to the company in full or when the financial asset is past due. For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (lifetime ECLs). When determining whether the credit risk of a financial asset has increased significantly since initial recognition, the Company considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the company’s historical experience and informed credit assessment and including forward-looking information, such as forecast economic conditions.

The Company assess the trade receivables allowance by applying the IFRS 9 simplified approach to measuring expected credit losses (ECLs), which uses the lifetime ECL allowance. To measure the ECLs on trade receivables, the Company considers any credit-risk concentration, collective debt risk based on historical losses, specific circumstances considering the market information on a country specific basis, and other forward looking information. Trade receivables are written off when there is no reasonable expectation of recovery of the asset (for example because of bankruptcy).

Impairment of non-financial assets

The Company assesses at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Company estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash-generating unit’s (CGU) fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or the Company’s assets. Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted

Consolidated Financial Statements F-22

to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs to sell, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded subsidiaries or other available fair value indicators.

Impairment losses are recognized in the income statement in those expense categories consistent with the function of the impaired asset, except for property previously revalued where the revaluation was taken to other comprehensive income. In this case, the impairment is also recognized in other comprehensive income up to the amount of any previous revaluation.

For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the Company estimates the asset’s or cash-generating unit’s recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the income statement unless the asset is carried at a revalued amount, in which case the reversal is treated as a revaluation increase.

Goodwill

Goodwill is subject to impairment tests annually, as of October 1, or earlier if indicators of potential impairment exist. We assess goodwill for impairment at least annually in the absence of an indicator of possible impairment and immediately upon an indicator of possible impairment.

Impairment is determined for goodwill by assessing the recoverable amount of each cash-generating unit (or Company of cash-generating units) to which the goodwill relates. Where the recoverable amount of the cash generating unit is less than their carrying amount an impairment loss is recognized. Impairment losses relating to goodwill cannot be reversed in future periods.

Intangible assets

Intangible assets with indefinite useful lives are tested for impairment annually as of October 1 either individually or at the cash generating unit level, as appropriate and when circumstances indicate that the carrying value may be impaired.

3.23 Provisions

Provisions are recognized by the Company when a present legal or constructive obligation exists as a result of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate of the amount of the obligation can be made. Where the effect of the time value of money is material, the amount of a provision is the present value of the expenditures expected to be required to settle the obligation. Where discounting is used, the increase in the provision due to the passage of time is recognized as a financing cost.

Restructuring provisions are recorded in the period in which management has committed to a detailed formal plan, has raised a valid expectation in those affected that it will carry out the restructuring and it becomes probable that a liability will be incurred and the amount can be reasonably estimated. Restructuring provisions comprise lease termination penalties, other penalties and employee termination payments.

Consolidated Financial Statements F-23

3.24 Segment Reporting

We determined that we operate as one operating segment. Our chief operating decision maker (CODM) makes decisions based on the Company as a whole. In addition, we have a common basis of organization and types of products and services which derive revenues and consistent product margins. Accordingly, we operate and make decisions as one cash generating unit.

3.25 Cash Flow Statement

The cash flow statement provides an explanation of the changes in cash and cash equivalents and restricted cash. It is prepared on the basis of a comparison of the statements of financial position as of January 1 and December 31 using the indirect method. Investing and financing transactions that do not require the use of cash or cash equivalents and restricted cash have been excluded from the cash flow statement. In 2019 and 2018 such eliminations primarily related to non-cash impacts from the convertible bonds.

Significant Accounting Estimates and Judgments

The preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are described below.

Purchase Price Allocation

The purchase price allocation for acquisitions requires extensive use of accounting estimates and judgments to allocate the purchase price to the identifiable tangible and intangible assets acquired, including in-process research and development, and liabilities assumed based on their respective fair values. An acquisition may include contingent consideration as part of the purchase price. Contingent consideration is accounted for at fair value at the acquisition date with subsequent changes to the fair value being recognized in earnings. Additionally, we must determine whether an acquired entity is considered to be a business or a set of net assets, because a portion of the purchase price can only be allocated to goodwill in a business combination.

We have made several acquisitions in recent years. The purchase prices for the acquisitions were allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition dates. We engaged an independent third-party valuation firm to assist us in determining the estimated fair values of in-process research and development and identifiable intangible assets. Such a valuation requires significant estimates and assumptions, including but not limited to determining the timing and estimated costs to complete the in-process projects, projecting regulatory approvals, estimating future cash flows, and developing appropriate discount rates. We believe the estimated fair values of contingent consideration and assets acquired and liabilities assumed are based on reasonable assumptions. However, the fair value estimates for the purchase price allocations may change during the allowable allocation period, which is up to one year from the acquisition dates, if additional information becomes available.

Fair Value Measurements

We have categorized our assets and liabilities that are measured at fair value, based on the priority of the inputs to the valuation techniques, in a three-level fair value hierarchy: Level 1—using quoted prices in active markets for identical assets or liabilities; Level 2—using observable inputs other than quoted prices; and Level 3 – using unobservable inputs. We primarily apply the market approach for recurring fair value measurements, maximize our use of observable inputs and minimize our use of unobservable inputs. We utilize the mid-point price between bid and ask prices for valuing the majority of our assets and liabilities measured and reported at fair value. In addition to using market data, we make assumptions in valuing assets and liabilities, including assumptions about risk and the risks inherent in the inputs to the valuation technique.

Consolidated Financial Statements F-24

Certain of our derivative instruments, which are classified in Level 2 of the fair value hierarchy, are valued using industry-standard models that consider various inputs, including time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these inputs are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable prices at which transactions are executed in the marketplace.

Certain of our acquisitions involve contingent consideration, the payment of which is contingent on the occurrence of future events. Contingent consideration is classified in Level 3 of the fair value hierarchy and is initially recognized at fair value as a cost of the acquisition. After the acquisition, the contingent consideration liability is remeasured each reporting period. The fair value of contingent consideration is measured predominantly on unobservable inputs such as assumptions about the likelihood of achieving specified milestone criteria, projections of future financial performance, assumed discount rates and assumed weightings applied to potential scenarios in deriving a probability weighted fair value. Significant judgment is used in developing these estimates and assumptions both at the acquisition date and in subsequent periods. If actual events differ from management’s estimates, or to the extent these estimates are adjusted in the future, our financial condition or results of operations could be affected in the period of any change.

For other fair value measurements, we generally use an income approach to measure fair value when there is not a market observable price for an identical or similar asset or liability. This approach utilizes management’s best assumptions regarding expectations of projected cash flows, and discounts the expected cash flows using a commensurate risk-adjusted discount rate.

Impairment of Intangible Assets

Assets are tested or reviewed for impairment in accordance with the accounting policy stated under Note 3.22 “Impairment”.

In the fourth quarter of 2019, we performed our annual impairment assessment of goodwill (using data as of October 1, 2019). We performed our goodwill impairment testing on a single cash generating unit basis which is consistent with our reporting structure. Differences in assumptions used in projecting future operating cash flows and cost of funds could have a significant impact on the determination of impairment amounts. In estimating future cash flows, we used our internal five-year projections. Our projections were based on recent sales data for existing products, planned timing of new product launches or capital projects, and customer commitments related to new and existing products. These projections also included assumptions of future production volumes and pricing. Based on the sensitivity analysis performed, we determined that in the event that our estimates of projected future cash flows, growth rates and weighted average cost of capital were too high by 10%, there would still be no impact on the reported value of goodwill. We concluded that no impairment existed at October 1, 2019 or through December 31, 2019.

Due to the numerous variables associated with our judgments and assumptions relating to the valuation of the cash generating unit and the effects of changes in circumstances affecting these valuations, both the precision and reliability of the resulting estimates are subject to uncertainty, and as additional information becomes known, we may change our estimates.

Development Costs

Development costs are capitalized in accordance with the accounting policy stated under Note 3.6 “Research and Development”. Determining the amounts to be capitalized requires management to make assumptions regarding the expected future cash generation of the assets, discount rates to be applied and the expected period of benefits. At least annually, management reviews the carrying amount of projects and assessed whether they were impaired or not.

Consolidated Financial Statements F-25

Income Taxes

The Company is subject to income taxes in numerous jurisdictions that require estimates to be made based on interpretations of laws or regulations. Various internal and external factors, such as changes in tax laws, regulations and rates, changing interpretations of existing tax laws or regulations, future level of research and development spending and changes in overall levels of pre-tax income may have favorable or unfavorable effects on the income tax and deferred tax provisions in the period in which such determination is made.

Deferred tax assets are recognized in accordance with the accounting policy stated in Note 3.11 “Taxation”. Deferred tax assets are recognized for net operating loss carry-forwards to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized based upon the likely timing and level of future taxable profits.

Share-Based Payments—Stock Options

The Company utilizes the Black-Scholes-Merton valuation model for estimating the fair value of its stock options as stated under Note 22 “Share-Based Payments”. Option valuation models, including Black-Scholes-Merton, require the input of highly subjective assumptions, and changes in the assumptions used can materially affect the grant date fair value of an award.

Share-Based Payments—Restricted Stock Units and Performance Stock Units

Restricted stock units and performance stock units represent rights to receive Common Shares at a future date. The fair market value is determined based on the number of stock units granted and the fair market value of our shares on the grant date. The fair market value at the time of the grant, less an estimate for pre-vesting forfeitures, is recognized in expense over the vesting period. We grant performance-based stock units subject to performance periods of one-year up to three years. Thus the estimates of performance achieved during the performance period may be subject to significant changes from period to period as the performance is completed.

4. Revenue

Nature of Goods and Services

Our revenues are reported net of sales and value added taxes and accruals for estimated rebates and returns and are derived primarily from the sale of consumable and instrumentation products, and to a much lesser extent, from the sale of services, intellectual property and technology. Revenue is recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration we expect to receive in exchange for those products or services. We enter into contracts that can include various combinations of products and services, which are generally distinct and accounted for as separate performance obligations. The transaction price is allocated to performance obligations based on their relative stand-alone selling prices.

We offer warranties on our products. Certain of our warranties are assurance-type in nature and do not cover anything beyond ensuring that the product is functioning as intended. Based on the guidance in IFRS 15, assurance-type warranties do not represent separate performance obligations. The Company also sells separately-priced service contracts which qualify as service-type warranties and represent separate performance obligations.

We sell our products and services both directly to customers and through distributors generally under agreements with payment terms typically less than 90 days and in most cases not exceeding one year and therefore contracts do not contain a significant financing component.

Consumable and Related Revenue

Consumable Products: In the last three years, revenue from consumable product sales has accounted for approximately 78-80% of our net sales and revenue is recognized when performance obligations under the terms of a contract with a customer are satisfied. The majority of our contracts have a single performance obligation to

Consolidated Financial Statements F-26

transfer a product or multiple performance obligations to transfer multiple products concurrently. Accordingly, we recognize revenue when control of the products has transferred to the customer, which is generally at the time of shipment of products as this is when title and risk of loss have been transferred. In addition, invoicing typically occurs at this time so this is when we have a present right to payment. Revenue is measured as the amount of consideration we expect to receive in exchange for transferring products and is generally based upon a negotiated formula, list or fixed price.

Related Revenue: Revenues from related products include software-as-a-service (SaaS), licenses, intellectual property and patent sales, royalties and milestone payments and over the last three years has accounted for approximately 8-10% of our net sales.

SaaS arrangements: Revenue from SaaS arrangements, which allow customers to use hosted software over the contract period without taking possession of the software, is recognized over the duration of the agreement unless the terms of the agreement indicate that revenue should be recognized in a different pattern, for example based on usage.

Licenses: Licenses for on-site software, which allow customers to use the software as it exists when made available, are sold as perpetual licenses or subscriptions. Revenue from on-site licenses are recognized upfront at the point in time at the later of when the software is made available to the customer and the beginning of the license term. When a portion of the transaction price is allocated to a performance obligation to provide support and/or updates, revenue is recognized as the updates/support are provided, generally over the life of the license. Fees from research collaborations include payments for technology transfer and access rights. Royalties from licensees of intellectual property are based on sales of licensed products and revenues are recognized at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied).

Milestone Payments: At the inception of each companion diagnostic co-development arrangement that includes development milestone payments, which represent variable consideration, we evaluate whether the milestones are probable of being reached and estimate the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within our control, such as milestones which are achieved through regulatory approvals, are considered to be constrained and excluded from the transaction price until those approvals are received. Revenue is recognized following the input method as this is considered to best depict the timing of the transfer of control. This involves measuring actual hours incurred to date as a proportion of the total budgeted hours of the project. At the end of each subsequent reporting period, the proportion of completion is trued-up. We also re-evaluate the probability of achievement of development milestones and any related constraint on a periodic basis, and if necessary, adjust our estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenues and earnings in the period of adjustment.

Instruments

Revenue from instrumentation includes the instrumentation equipment, installation, training and other instrumentation services, such as extended warranty services or product maintenance contracts and over the last three years has accounted for approximately 11-12% of net sales. Revenue from instrumentation equipment is recognized when the customer obtains control of the instrument which is predominantly at the time of delivery or when title has transferred to the customer. Service revenue is recognized over the term of the service period as the customers benefit from the service throughout the service period. Revenue related to services performed on a time-and-materials basis is recognized when performed.

Consolidated Financial Statements F-27

Contract Estimates

The majority of our revenue is derived from contracts (i) with an original expected length of one year or less and (ii) contracts for which we recognize revenue at the amount in which we have the right to invoice as product is delivered. We have elected the practical expedient not to disclose the value of remaining performance obligations associated with these types of contracts.

However, we have certain companion diagnostic co-development contracts to provide research and development activities in which our performance obligations extend over multiple years. As of December 31, 2019, we had $20.4 million of remaining performance obligations for which the transaction price is not constrained related to these contracts which we expect to recognize over the next 12 to 18 months.

Revenue expected to be recognized in any future year related to remaining performance obligations, excluding revenue pertaining to contracts that have an original expected duration of one year or less, contracts where revenue is recognized as invoiced and contracts with variable consideration related to undelivered performance obligations, is not material.

Contract Balances

The timing of revenue recognition, billings and cash collections can result in billed accounts receivable, unbilled receivables (contract assets), and customer advances and deposits (contract liabilities) in the condensed consolidated balance sheet.

Contract assets as of December 31, 2019 and 2018 totaled $5.5 million and $6.9 million, respectively, are included in other current assets in the accompanying condensed consolidated balance sheet and relate to the companion diagnostic co-development contracts discussed above.

Contract liabilities primarily relate to advances or deposits received from customers before revenue is recognized and is primarily related to instrument service and software subscription revenue. As of December 31, 2019 and 2018, contract liabilities totaled $56.2 million and $54.3 million, respectively, of which $48.5 million and $45.3 million is included in other current liabilities, respectively, and $7.7 million and $9.0 million in included in other non-current liabilities, respectively. During the year ended December 31, 2019 and 2018, we satisfied the associated performance obligations and recognized revenue of $48.3 million and $44.5 million, respectively, related to advance customer payments previously received.

Disaggregation of Revenue

We disaggregate our revenue based on product categories and customer class as shown in the tables below for the years ended December 31, 2019 and 2018:

	2019			2018
(in thousands)	Consumables and related	Instruments	Total	Consumables and related	Instruments	Total
Molecular Diagnostics	$665,866	$71,266	$737,132	$649,602	$82,197	$731,799
Life Sciences	688,281	101,011	789,292	665,857	104,192	770,049
Academia / Applied Testing	418,518	69,114	487,632	407,370	72,131	479,501
Pharma	269,763	31,897	301,660	258,487	32,061	290,548

Total	$1,354,147	$172,277	$1,526,424	$1,315,459	$186,389	$1,501,848

Refer to Note 21 “Segment Information” for disclosure of revenue by geographic region.

Consolidated Financial Statements F-28

5. Acquisitions and Divestitures

Business Combinations and Asset Acquisitions

For acquisitions which have been accounted for as business combinations, the acquired companies’ results have been included in the accompanying consolidated statements of income from their respective dates of acquisition. Our acquisitions have historically been made at prices above the fair value of the acquired net assets, resulting in goodwill, due to expectations of synergies of combining the businesses. These synergies include use of our existing infrastructure, such as sales force, shared service centers, distribution channels and customer relations; to expand sales of an acquired business’ products; use of the infrastructure of the acquired businesses to cost-effectively expand sales of our products; and elimination of duplicative facilities, functions and staffing.

If the acquired net assets do not constitute a business under the acquisition method of accounting, the transaction is accounted for as an asset acquisition and no goodwill is recognized. In an asset acquisition, the amount allocated to acquired IPR&D is recognized and measured based on its relative fair value in relation to the cost of the group of assets as a whole at the acquisition date.

2019 Business Combinations

In January 2019, we completed the acquisition of N-of-One, Inc, a privately-held U.S. molecular decision support company and pioneer in clinical interpretation services for complex genomic data located in Concord, Massachusetts. The cash consideration, net of cash acquired, was $24.5 million. This acquisition was not significant to the overall consolidated financial statements and as of December 31, 2019, the allocation of the purchase price was final. The acquisition did not have a material impact to net sales, net income or earnings per share and therefore no pro forma information has been provided herein.

In the third quarter of 2019, we acquired two additional companies for total cash consideration, net of cash acquired, of $43.5 million. The purchase price allocations for these acquisitions are preliminary and are based upon preliminary estimates which used information that was available to management at the time the financial statements were prepared and these estimates and assumptions are subject to change within the measurement period, up to one year from the acquisition date. Accordingly, the allocation may change. We continue to gather information about the assets and liabilities acquired, including the acquired tax balance. These acquisitions were not significant to the overall consolidated financial statements and the acquisitions did not have a material impact to net sales, net income or earnings per share, no pro forma information has been provided herein.

2018 Business Combination

In April 2018, we acquired all shares in STAT-Dx Life, S.L. (STAT-Dx), a privately-held company located in Barcelona, Spain, which is developing the next generation of multiplex diagnostics for one-step, fully integrated molecular analysis of common syndromes using a novel system based on real-time PCR technology and proven QIAGEN chemistries.

The cash consideration totaled $148.8 million. The acquisition included contingent consideration which is recorded as part of the purchase price based on the acquisition date fair value. Potential contingent payments through 2024 under the purchase agreement total $44.3 million, of which the fair value of $37.4 million was recorded as purchase price using a probability-weighted analysis of the future milestones applying discount rates between 6.5% and 6.9%. Direct acquisition costs totaled $2.0 million.

Consolidated Financial Statements F-29

The final purchase price allocation differed from the initial preliminary purchase price allocation as follows:

	Preliminary as of
(in thousands)	Final	April 27, 2018	Difference
Purchase Price:
Cash consideration	$148,780	$148,780	$—
Fair value of contingent consideration	37,377	36,751	626

	$186,157	$185,531	$626

Preliminary Allocation:
Cash and cash equivalents	$7,357	$7,357	$—
Prepaid expenses and other current assets	1,432	1,432	—
Inventories	1,868	1,868	—
Income tax receivables	2,213	2,213	—
Accounts payable	(1,412)	(1,412)	—
Accruals and other current liabilities	(1,785)	(560)	(1,225)
Fixed and other long-term assets	6,306	6,434	(128)
Developed technology	31,300	80,100	(48,800)
In-process research and development	24,300	—	24,300
Goodwill	117,621	97,268	20,353
Deferred tax liability on fair value of identifiable intangible assets acquired	(3,043)	(9,169)	6,126

Total	$186,157	$185,531	$626

The changes in the values of in-process research and development assets and developed technology relate to new information obtained, that existed at the acquisition date, regarding key assumptions in the valuation model since the initial purchase price allocation. The weighted average amortization period for the developed technology is 10 years. The goodwill acquired is not deductible for tax purposes.

In-process research and development relates to technologies that remain in development at the time of acquisition and which had not yet obtained regulatory approval. During 2019, one development project was completed and a portion of in-process research and development costs were reclassified into developed technology as further discussed in Note 12 “Goodwill and Intangible Assets”. The remaining technologies within in-process research and development are expected to be completed within the next two years.

Revenue and earnings in the reporting periods since the acquisition date have not been significant. No pro forma financial information has been provided herein as the acquisition of STAT-Dx did not have a material impact to our net sales, net income or earnings per share on a pro forma basis.

Other 2018 Business Combination

In April 2018, we acquired all remaining shares of a privately held entity in which we held a minority interest. The value of the minority interest investment was revalued in connection with the acquisition and a corresponding gain of $4.8 million was recorded in general and administrative, restructuring, integration and other expense in the accompanying condensed consolidated statement of income for the year ended December 31, 2018. This acquisition was not significant to the overall consolidated financial statements. The acquisition did not have a material impact to net sales, net income or earnings per share and therefore no pro forma information has been provided herein.

Consolidated Financial Statements F-30

2019 Asset Acquisition

On January 31, 2019, we acquired the digital PCR asset of Formulatrix, Inc., a developer of laboratory automation solutions. We paid Formulatrix $125.0 million in cash upon closing and will pay an additional $135.9 million in 2020. As of December 31, 2019, $134.3 million is included in other current liabilities in the accompanying condensed consolidated balance sheet for the present value of the future expected payments.

Divestitures

In 2019, we sold a portfolio of protein catalysation products for $1.0 million. An immaterial gain was recorded on the sale. In 2018, we sold a portfolio of veterinary testing products for a total of €15.1 million ($18.5 million), of which $16.4 million was received in cash and the balance due in April 2020. An $8.0 million gain was recorded on the sale to other financial (expense) income, net in the accompanying condensed consolidated statement of income for the year ended period ended December 31, 2018.

6. Restructuring and Impairments

As part of our restructuring activities, we incur expenses that qualify as constructive obligations under IAS 37 arising from a restructuring program including severance and employee costs as well as contract and other costs, primarily contract termination costs, as well as inventory write-offs and other implementation costs primarily related to consulting fees. Personnel costs (principally termination benefits) primarily relate to cash severance and other termination benefits including accelerated share-based compensation. We also incur expenses that are an integral component of, and are directly attributable to, our restructuring activities which do not qualify as constructive obligations under IAS 37, which consist of asset-related costs such as intangible asset impairments and other asset related write-offs.

Termination benefits are recorded when it is probable that employees will be entitled to benefits and the amounts can be reasonably estimated. Estimates of termination benefits are based on the frequency of past termination benefits, the similarity of benefits under the current plan and prior plans, and the existence of statutory required minimum benefits. Other benefits which require future service and are associated to non-recurring benefits are recognized ratably over the future service period. Other assets, including inventory, are impaired or written-off if the carrying value exceeds the fair value. All other costs are recognized as incurred.

2019 Restructuring

In the second half of 2019, we decided to suspend development of NGS-related instrument systems and entered into a new strategic partnership with Illumina to commercialize IVD kits worldwide on Illumina’s diagnostic sequencers. In order to align our business with this new strategy, we began restructuring initiatives to target resource allocation to growth opportunities in our Sample to Insight portfolio.

Impairments to property, plant and equipment primarily impacted machinery and equipment and future and office equipment. These assets were fully impaired given that these assets had no alternative use following the changes announced for this program and it was estimated that no value was recoverable in a market disposal.

Due to the suspended development, intangible assets were also assessed for recoverability. The abandoned assets include computer software, developed technology and other capitalized development costs related to the suspended projects as well as the termination of licenses which were used exclusively in connection with this program. Costs incurred to either purchase software or produce software products and the software components of products to be sold, leased or marketed after technological feasibility is established were previously capitalized during the development of certain NGS-related instrument systems. These long-lived assets were fully impaired due to the decision to suspend further development. As a result, we recorded intangible asset impairment charges due to the conclusion that the identified assets have no alternative use outside of the suspended program and thus are fully impaired.

Consolidated Financial Statements F-31

We also conducted an impairment review of inventory and prepaid and other assets and recorded the charges noted in the table below. As these charges, including inventory, are a direct result of the decision to suspend further development of NGS-related instrument systems and are not related to external market factors, the impairment charges were recorded in the line item restructuring, acquisition, integration and other, net in the consolidated income statement due to the assets being deemed excess and no longer utilized due to the discontinued development and related actions discussed above.

In addition, we have initiated measures to:

•	shift Commercial Operations activities into Business Areas;

•	transition manufacturing activities into a regional structure; and

•	expand the scope of activities at QIAGEN Business Services (QBS) centers in Wroclaw, Poland and Manila, Philippines

The following is a summary of the charges recorded during the year ended December 31, 2019.

Consolidated Income Statement Classification and Type of Charge (in thousands)	Note	Year ended December 31, 2019 Total
Restructuring, acquisition, integration and other, net
Personnel related (of which $2,956 due to related parties)	(22)	$70,503
Contract termination costs (of which $15,676 due to related parties)		42,099
Consulting fees		10,150
Accounts receivable (of which $5,984 due from related parties)		10,825
Inventories		12,336
Other current assets (of which $12,915 was long-term and $2,270 due from related parties)		17,012

		162,925

Long-lived asset impairments
Property, plant and equipment	(9)	13,367
Other intangible assets	(12)	140,122

		153,489

Other (expense) income, net
Equity accounted investment impairment	(11)	4,799

Total		$321,213

Of the total costs incurred, $60.2 million are accrued as of December 31, 2019 in other current liabilities in the accompanying consolidated balance sheet as summarized in the following table that includes the cash components of the restructuring activity.

(in thousands)	Personnel Related	Contract Termination	Consulting Fees	Total
Costs incurred in 2019	$44,565	$42,099	$10,150	$96,814
Payments	(17,272)	(18,294)	(2,162)	(37,728)
Foreign currency translation adjustment	631	493	(53)	1,071

Liability at December 31, 2019	$27,924	$24,298	$7,935	$60,157

Consolidated Financial Statements F-32

Future pre-tax costs between $15—$23 million are expected to be incurred primarily related to personnel, consulting and contract termination costs before completion of the program in 2020.

2017 Restructuring

We initiated restructuring initiatives in 2017 to mitigate the negative impacts stemming from the U.S. tax reform. Total pre-tax costs for the initiatives, which were concluded in 2018, were $24 million and no additional costs will be incurred related to this program. Cumulative costs for this program were as follows:

(in thousands)	Personnel Related	Contract and Other Costs	Inventory Write-offs & Asset Impairments	Total
Cost of sales	$—	$—	$3,039	$3,039
Restructuring, acquisition, integration and other, net	—	4,583	—	4,583

Total 2017 costs	—	4,583	3,039	7,622

Cost of sales	424	1,193	—	1,617
Restructuring, acquisition, integration and other, net	10,381	4,232	1,610	16,223

Total 2018 costs	10,805	5,425	1,610	17,840

Restructuring, acquisition, integration and other, net	(1,100)	—	—	(1,100)

Total 2019 releases	(1,100)	—	—	(1,100)

Total cumulative costs	$9,705	$10,008	$4,649	$24,362

The following table summarizes the cash components of the restructuring activity.

(in thousands)	Personnel Related	Contract and Other Costs	Total
Liability at December 31, 2017	$—	$4,585	$4,585

Additional costs in 2018	12,642	5,554	18,196
Release of excess accrual	(1,837)	(129)	(1,966)
Payments	(6,892)	(7,149)	(14,041)
Foreign currency translation adjustment	(93)	(17)	(110)

Liability at December 31, 2018	3,820	2,844	6,664

Release of excess accrual	(1,100)	—	(1,100)
Payments	(2,269)	(2,828)	(5,097)
Foreign currency translation adjustment	(49)	(16)	(65)

Liability at December 31, 2019	$402	$—	$402

During 2018, fixed asset impairments of $1.6 million were recorded in connection with this initiative and are included within restructuring, acquisition, integration and other, net in the accompanying consolidated income statement. As of December 31, 2019 and 2018, liabilities of $0.4 million and $6.7 million, respectively, are included in other current liabilities in the accompanying consolidated balance sheets.

Consolidated Financial Statements F-33

2016 Restructuring

During 2016, we initiated a series of targeted actions to support faster sales momentum and improve efficiency and accountability. The objective with these actions is to ensure that we grow sustainably and consistently. Measures included simplifying our geographic presence with site reductions, focusing resources to shared service centers, and streamlining selected organizational structures. The cumulative cost for this program was $98.2 million and no additional costs will be incurred related to this program. During the years ended December 31, 2019 and 2018, releases of excess accruals as included in the table below were included in restructuring, acquisition, integration and other, net.

(in thousands)	Personnel Related	Facility Related	Contract and Other Costs	Total
Liability at December 31, 2017	$3,922	$1,052	$1,066	$6,040

Additional costs in 2018	372	—	—	372
Release of excess accrual	(343)	(838)	(546)	(1,727)
Payments	(3,648)	(214)	(494)	(4,356)
Foreign currency translation adjustment	(48)	—	(26)	(74)

Liability at December 31, 2018	255	—	—	255

Release of excess accrual	(31)	—	—	(31)
Payments	(225)	—	—	(225)
Foreign currency translation adjustment	1	—	—	1

Liability at December 31, 2019	$—	$—	$—	$—

7. Financial Assets

(in thousands)	December 31, 2019	December 31, 2018
Current financial assets:
Unquoted debt securities	$107,118	$214,568
Quoted equity securities	—	350

Current Financial Assets	$107,118	$214,918

Non-current financial instruments:
Unquoted debt securities	$22,468	$20,038
Quoted equity securities	870	2,117
Unquoted equity securities	70,849	59,484

Non-current Financial Assets	$94,187	$81,639

Total Financial Assets	$201,305	$296,557

Unquoted Debt Securities

At December 31, 2019 and 2018, we had $129.6 million ($65.0 million and €57.5 million) and $234.3 million ($134.1 million and €87.5 million), respectively, of money market deposits, commercial paper and loan receivables due from financial and nonfinancial institutions. These instruments are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market and are measured at fair market

Consolidated Financial Statements F-34

value with gains and losses recorded in earnings. Instruments are classified as current financial assets if they have stated maturity of less than one year. Instruments that are redeemable at our discretion with stated maturity dates of more than one year are classified as non-current financial assets in the accompany balance sheets.

(in thousands)	2019	2018
Balance at beginning of the year	$234,606	$359,198

Unquoted debt securities acquired	293,959	568,002
Unquoted debt securities sold	(396,098)	(691,765)
(Loss) gain on sales of unquoted debt securities	(2,867)	2,725
Translation	(14)	(3,554)

Balance at end of the year	$129,586	$234,606

Quoted Equity Securities

A summary of our investments in quoted equity securities that have readily determinable fair values follows below. These investments are reported at fair value with gains and losses recorded in earnings beginning in January 2018 upon adoption of IFRS 9. Prior to adoption, these investments were reported at fair value with unrealized gains and losses recognized in accumulated other comprehensive income on the balance sheet. Accordingly, upon adoption, we recorded a cumulative effect adjustment to decrease opening retained earnings at January 1, 2018 by a net of tax amount of $0.9 million (pre-tax $1.1 million) for unrealized losses as of the adoption date.

(in thousands, except shares held)	As of December 31, 2019
	HTG Molecular Diagnostics, Inc. (HTGM)	Oncimmune Holdings plc (Oncimmune)
Shares held	833,333	560,416
Cost basis	$2,000	$—
Fair value	$585	$285
Total cumulative unrealized gain (loss)	$(1,415)	$285

(in thousands, except shares held)	As of December 31, 2018
	HTGM	Curetis N.V. (Curetis)
Shares held	833,333	204,000
Cost basis	$2,000	$1,444
Fair value	$2,117	$350
Total cumulative unrealized loss	$117	$(1,094)

During the year ended December 31, 2019, we received 560,416 shares in Oncimmune in settlement of a zero-book value financial instrument held with a third party. On the date of receipt, these shares held a fair value of $0.7 million which was recorded as a gain in other operating income in the accompanying consolidated income statement. Also during 2019, we sold the remaining 204,000 Curetis shares and recognized an immaterial loss in other operating expense.

During the year ended December 31, 2018, we sold 116,424 shares of Curetis and recognized a gain of $0.3 million in other operating income in the accompanying consolidated statement of income.

During the years ended December 31, 2019 and 2018, losses recognized for the change in fair market value of all quoted equity securities totaled $2.1 million and $0.1 million, respectively, in other operating expense in the accompanying consolidated income statement. These marketable securities are included in current financial assets and non-current financial assets, respectively, in the accompanying consolidate balance sheets.

Consolidated Financial Statements F-35

Unquoted Equity Securities

At December 31, 2019 and 2018, we had investments in non-publicly traded companies that do not have readily determinable fair values with carrying amounts that totaled $70.8 million and $59.5 million, respectively. Upon adoption of IFRS 9 in 2018, these investments are required to be accounted for at fair value through profit and loss unless the investment is not held for trading, and the holder elects at initial recognition to account for it at fair value through other comprehensive income. As this election has not been made, these investments are accounted for at fair value through profit and loss.

Changes in these investments for the years ended December 31, 2019 and 2018 are as follows:

(in thousands)	2019	2018
Balance at beginning of year	$59,484	$33,605

Cash investments in equity securities	3,619	9,633
Net increases due to observable price changes	7,760	13,104
Conversion of note receivable to equity securities	—	11,369
Sale of equity securities	—	(5,400)
Full acquisition of equity securities	—	(2,710)
Foreign currency translation adjustments	(14)	(117)

Balance at end of year	$70,849	$59,484

During 2019, we made investments of $3.6 million in equity securities. During 2018, we made investments of $9.6 million in equity securities, of which $9.3 million was an additional investment in NeuMoDx Molecular, Inc. (NeuMoDx).

The investment with NeuMoDx is part of a strategic partnership to commercialize two new fully integrated systems for automation of PCR (polymerase chain reaction) testing. Under the agreement, we will initially distribute the NeuMoDx™ 288 (high-throughput version) and NeuMoDx™ 96 (mid-throughput version) in Europe and other major markets worldwide outside of the United States. NeuMoDx will distribute these instruments within the United States directly. The two companies have also entered into an agreement under which we can acquire all NeuMoDx shares not currently owned by QIAGEN at a predetermined price of approximately $234 million, subject to the achievement of certain regulatory and operational milestones. As of December 31, 2019 and 2018, this investment had a total carrying value of $41.0 million which is included in non-current financial assets in the consolidated balance sheets, representing our maximum exposure to loss.

For the year ended December 31, 2019 and 2018, we recognized gains of $7.8 million and $13.1 million, respectively, in other operating income in the accompanying consolidated statement of income due to upward adjustments resulting from observable price changes. These adjustments were due to equity offerings at a higher price from the issuer in orderly transactions for identical or similar investments as those we hold.

During 2018, we converted a note receivable from a non-publicly traded company, considered a related party, into an equity interest in that company and is currently held at the value of the shares received. This note held a balance of $11.4 million including principal balance and accrued interest at conversion which was a non-cash investing activity and is therefore not included in the consolidated statement of cash flows. Also during 2018, we sold our interest in a non-publicly traded company which had a book value of $5.4 million. Proceeds from the sale totaled $10.5 million in cash resulting in a corresponding gain of $5.1 million recorded in other operating income in the accompanying consolidated statement of income. Additionally during 2018, we acquired all remaining shares of a privately held entity in which we held a minority interest as discussed in Note 5 “Acquisitions and Divestitures”.

Consolidated Financial Statements F-36

8. Trade Accounts Receivable

We sell our products worldwide through sales subsidiaries and distributors. There is no concentration of credit risk with respect to trade accounts receivable as we have a large number of internationally dispersed customers. Trade accounts receivable are non-interest bearing and mostly have payment terms of 30-90 days.

(in thousands)	2019	2018
Trade accounts receivable	$368,427	$342,849
Notes receivable	28,805	18,033
Allowance for doubtful accounts	(20,951)	(9,270)

Trade Accounts Receivable, net	$376,281	$351,612

The notes receivable represent a written promise from customers to pay definite amounts of money on specific future dates.

The changes in the allowance for doubtful accounts receivable are as follows:

(in thousands)	2019	2018
Balance as of January 1	$9,270	$8,008
Additions charged to expense	17,537	4,448
Deductions from allowance(1)	(5,777)	(2,827)
Currency translation adjustments and other	(79)	(359)

Balance as of December 31	$20,951	$9,270

(1)	Write-offs for which an allowance was previously provided.

9. Other Current and Non-current Assets

Other current assets at December 31, 2019 and 2018 consist of the following:

(in thousands)	2019	2018
Current loans and other receivables	$34,407	$11,127
Prepaid expenses	22,053	28,884
Value added tax	20,347	24,416
Cash collateral	2,683	25,368

Other Current Assets	$79,490	$89,795

Other non-current assets at December 31, 2019 and 2018 consist of the following:

(in thousands)	2019	2018
Non-current loans receivable with related parties including interest	$15,581	$24,300
Other non-current assets	14,855	10,420
Prepaid licenses and royalties	13,748	39,697
Prepayment of intangibles	4,337	7,884
Non-current deposits and escrow payments	1,179	1,028

Other Non-current Assets	$49,700	$83,329

Consolidated Financial Statements F-37

As of December 31, 2018, prepaid licenses and royalties included $30.0 million of prepaid royalties to Natera for a partnership to develop genetic assays for the GeneReader NGS System. As discussed in Note 6 “Restructuring and Impairments,” in the second half of 2019 we suspended development of NGS-related instrument systems. Accordingly, $15.0 million of the prepaid royalties were expensed in 2019 and the refundable portion of $15.0 million is classified as current as of December 31, 2019.

10. Property, Plant and Equipment

Cost (in thousands)	Land and buildings	Machinery and equipment	Furniture and office equipment	Leasehold improvements	Construction in progress	Total
January 1, 2018	$309,753	$299,175	$103,257	$37,372	$8,627	$758,184
Currency adjustments	(8,091)	(15,892)	(3,354)	(1,348)	(206)	(28,891)
Additions	947	31,125	10,121	1,470	29,388	73,051
Business combinations	—	4,506	316	894	—	5,716
Disposals	—	(15,248)	(5,835)	(1,252)	(441)	(22,776)
Transfers	96	3,084	5,265	848	(9,293)	—

December 31, 2018	302,705	306,750	109,770	37,984	28,075	785,284

Currency adjustments	(3,186)	(4,350)	(913)	175	(380)	(8,654)
Additions	6,594	41,762	9,164	4,603	21,958	84,081
Business combinations	—	2,208	34	20	—	2,262
Disposals	(632)	(57,410)	(20,059)	(2,570)	(37)	(80,708)
Transfers	7,495	3,334	4,905	5,527	(21,261)	—

December 31, 2019	$312,976	$292,294	$102,901	$45,739	$28,355	$782,265

Depreciation (in thousands)	Land and buildings	Machinery and equipment	Furniture and office equipment	Leasehold improvements	Construction in progress	Total
January 1, 2018	$(89,675)	$(235,919)	$(80,898)	$(27,681)	—	$(434,173)
Currency adjustments	2,882	12,365	2,702	959	—	18,908
Depreciation	(8,244)	(28,853)	(9,884)	(2,293)	—	(49,274)
Disposals	—	13,334	5,719	214	—	19,267

December 31, 2018	(95,037)	(239,073)	(82,361)	(28,801)	—	(445,272)

Currency adjustments	1,124	2,849	627	(147)	1	4,454
Depreciation	(7,527)	(29,121)	(9,697)	(3,034)	—	(49,379)
Impairment losses	—	(9,177)	(4,030)	—	(160)	(13,367)
Disposals	472	53,233	21,182	2,512	—	77,399
December 31, 2019	(100,968)	(221,289)	(74,279)	(29,470)	(159)	(426,165)

Net book value
December 31, 2018	$207,668	$67,677	$27,409	$9,183	$28,075	$340,012

December 31, 2019	$212,008	$71,005	$28,622	$16,269	$28,196	$356,100

Impairments of $13.4 million during 2019 were related to the 2019 Restructuring program as further discussed in Note 6 “Restructuring and Impairments.” No property, plant and equipment were pledged as security against non-current financial debts at December 31, 2019 and 2018. The net carrying amount of property, plant and equipment under finance lease contracts amounted to $0.1 million as of December 31, 2018.

The asset’s residual values, useful lives and methods of depreciation are reviewed, and adjusted if appropriate, at each financial year end. For the years ended December 31, 2019 and 2018, interest capitalized in connection with construction projects was not significant.

Consolidated Financial Statements F-38

11. Equity Accounted Investments

We have made strategic investments in certain companies that are accounted for using the equity method of accounting. The method of accounting for an investment depends on the level of influence. We monitor changes in circumstances that may require a reassessment of the level of influence. We periodically review the carrying value of these investments for impairment, considering factors such as the most recent stock transactions and book values from the recent financial statements.

Amounts from equity method investments considered in the financial statements are as follows:

		Equity investments as of December 31,		Share of income (loss) for the years ended December 31,
($ in thousands)	Ownership Percentage	2019	2018	2019	2018
PreAnalytiX GmbH	50.00%	$5,452	$5,405	$3,971	$4,062
Suzhou Fuda Business Management and Consulting Partnership	33.67%	3,100	3,138	—	—
TVM Life Sciences Ventures III	4.80%	1,219	—	(330)	$—
Apis Assay Technologies Ltd	19.00%	719	770	(51)	—
Hombrechtikon Systems Engineering AG	19.00%	(761)	378	(1,124)	(668)
MAQGEN Biotechnology Co., Ltd	40.00%	—	5,154	(383)	(579)
Biotype Innovation GmbH	0.00%	—	—	—	(123)
Pyrobett	19.00%	—	—	—	(100)

		$9,729	$14,845	$2,083	$2,592

These equity method investments are included in equity accounted investments in the consolidated balance sheets for the years ended December 31, 2019 and 2018.

Of the $9.7 million of non-marketable investments accounted for as equity method investments, $10.5 million is included in other long-term assets and $0.8 million, where we are committed to fund losses, is included in other long-term liabilities in the accompanying consolidated balance sheets as of December 31, 2019.

During 2019, we made an investment in TVM Life Science Ventures III and as of December 31, 2019 we hold a 4.8% ownership stake in this limited partnership that is accounted for under the equity method as we have the ability to exercise significant influence over the limited partnership. Also during the year ended December 31, 2019, we recorded an impairment of $4.8 million in other operating expense in the accompanying consolidated income statement, following changes in circumstances of MAQGEN Biotechnology Co., Ltd that indicated the carrying value was no longer recoverable. Accordingly, the investment was fully impaired.

In 2018, we recorded impairments totaling $6.1 million in other operating expense in the accompanying consolidated income statements, following changes in the investees’ circumstances that indicated the carrying value was no longer recoverable.

The below tables shows the changes in our equity method investments for the years ended December 31, 2019 and 2018:

(in thousands)	2019	2018
Equity method investments as at January 1st	$14,845	$18,462
Acquisition of shares	1,549	7,181
Impairment	(4,799)	(6,142)
Dividend distribution received	(4,052)	(6,059)
Share of profit	2,083	2,592
Exchange rate differences / other	103	(1,189)

Equity method investments as at December 31st	$9,729	$14,845

Consolidated Financial Statements F-39

The following overview reflects 100% of the balances of the relating companies:

(in millions)	2019	2018
Total assets	$99.4	$57.0
Shareholders’ equity	$80.7	$48.0
Net sales	$50.2	$30.9
Net result	$10.7	$10.4

12. Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill for the years ended December 31, 2019 and 2018 are as follows:

(in thousands)	2019	2018
Goodwill as at January1st	$2,134,125	$2,038,180
Goodwill acquired during the year	34,807	142,287
Purchase adjustments	(236)	—
Disposals	(225)	(5,682)
Currency adjustments	(2,258)	(40,660)

Goodwill as at December 31st	$2,166,213	$2,134,125

The changes in the carrying amount of goodwill during the years ended December 31, 2019 resulted primarily from the acquisition of N-of-One, Inc. and other acquisitions discussed in Note 5 “Acquisitions and Divestitures” and changes in foreign currency translation. The changes in goodwill during the year ended December 31, 2018 resulted primarily from acquisition of STAT-Dx and other acquisitions and divestitures also discussed in Note 5 “Acquisitions and Divestitures”.

In the fourth quarter of 2019, we performed our annual impairment assessment of goodwill (using data as of October 1, 2019) in accordance with the provisions of IAS 36. No events or changes in circumstances indicated that the acquired goodwill might be impaired.

Management monitors and makes decisions regarding the Company’s operations on a functional specific and global level. Therefore, we concluded that the goodwill impairment test needs to be performed on the level of the consolidated Group as a whole (one cash generating unit). In testing for potential impairment, we measured the estimated fair value of the cash generating unit based upon discounted future operating cash flows using a discount rate reflecting our estimated average cost of funds.

For impairment testing, the recoverable amount of goodwill allocated to the cash generating unit (higher of the cash generating unit’s fair value less selling costs and its value in use) is compared to the carrying amount of the net assets employed (including goodwill) of the cash generating unit. Value in use is normally assumed to be higher than the fair value less selling costs; therefore, fair value less selling costs is only investigated when value in use is lower than the carrying amount of the cash generating unit.

Key assumptions used in the value in use calculations

The value in use is calculated based on estimated future cash flow projections expected to result from the use of the cash generating unit, discounted using an appropriate long-term pre-tax discount rate. The value in use calculations use cash flow projections based on financial budgets and models over the projection period (five years) as available for internal reporting purposes and in accordance with standard valuation practices. The growth rates used are based on industry growth forecasts for the projected period as well as for the subsequent period (long-term growth rate of 3% in 2019 and 2018). The discount rates used are based on the pre-tax weighted average cost of capital (2019: 6.70%; 2018: 7.70%) and are verified against external analyst reports.

Consolidated Financial Statements F-40

Sensitivity to changes in assumptions

Changes in assumptions used in projecting future operating cash flows and cost of funds could have a significant impact on the determination of impairment amounts. In estimating future cash flows, we used our internal budgets. Our budgets were based on recent sales data for existing products, planned timing of new product launches or capital projects, and customer commitments related to new and existing products. These budgets also included assumptions of future production volumes and pricing. The calculation of value in use is most sensitive to discount rates and growth rates used.

Discount rates reflect management’s estimate of the risks profile for the respective valuation object. The growth rates used are based on industry growth forecasts for the projected period as well as for the subsequent period.

We concluded that no impairment existed. We believe that any reasonably possible change in the key assumptions would not have an impact on reported goodwill. Even if our estimates of projected future cash flows in respect of discount and growth rates were too high by 10%, there would be no impact on the reported value of goodwill at December 31, 2019. Due to the numerous variables associated with our judgments and assumptions relating to the valuation of the cash generating unit and the effects of changes in circumstances affecting these valuations, both the precision and reliability of the resulting estimates are subject to uncertainty, and as additional information becomes known, we may change our estimates.

Other Intangible Assets

Cost (in thousands)	Developed technology, patent and license rights	Computer software	Development costs	Other intellectual properties	Total
January 1, 2018	$1,178,725	$300,724	$139,344	$438,018	$2,056,811
Currency adjustments	(27,695)	(11,327)	(3,103)	(10,224)	(52,349)
Additions	32,139	53,999	3,975	19	90,132
Business combinations	53,900	208	—	27,300	81,408
Disposals	(18,662)	(13,799)	—	(3,797)	(36,258)

December 31, 2018	1,218,407	329,805	140,216	451,316	2,139,744

Currency adjustments	(6,989)	(4,666)	(1,575)	1,325	(11,905)
Additions	286,111	57,369	13,342	49	356,871
Business combinations	10,631	7	—	25,827	36,465
Disposals	(437,453)	(10,408)	(128,225)	(140,269)	(716,355)
Transfers	15,922	—	—	(15,922)	—

December 31, 2019	$1,086,629	$372,107	$23,758	$322,326	$1,804,820

Consolidated Financial Statements F-41

Amortization (in thousands)	Developed technology, patent and license rights	Computer software	Development costs	Other intellectual properties	Total
January 1, 2018	$(824,264)	$(130,414)	$(105,959)	$(293,160)	$(1,353,797)
Currency adjustments	16,965	5,626	2,161	6,322	31,074
Amortization	(79,106)	(38,593)	(8,111)	(39,470)	(165,280)
Impairment losses	—	(7,890)	—	—	(7,890)
Disposals	15,519	13,113	—	2,514	31,146

December 31, 2018	(870,886)	(158,158)	(111,909)	(323,794)	(1,464,747)

Currency adjustments	3,447	373	1,390	(149)	5,061
Amortization	(91,612)	(36,573)	(7,645)	(30,948)	(166,778)
Impairment losses	(40,298)	(86,363)	(14,797)	(3)	(141,461)
Disposals	437,453	7,757	128,225	140,269	713,704

December 31, 2019	(561,896)	(272,964)	(4,736)	(214,625)	(1,054,221)

Net book value
December 31, 2018	347,521	171,647	28,307	127,522	674,997

December 31, 2019	$524,733	$99,143	$19,022	$107,701	$750,599

In 2019, we recorded asset impairment charges totaling $141.5 million, of which $140.1 million related to the 2019 Restructuring program discussed in Note 6 “Restructuring and Impairments” and $1.4 million were related to other identified impairments during the year. In 2018, we recorded asset impairment charges of $7.9 million of computer software of which $1.6 million related to the 2017 Restructuring program also discussed in Note 6 “Restructuring and Impairments” and $6.3 million related to strategic shifts in our business.

Amortization expense on intangible assets is included in the line items cost of sales, research and development expense, sales and marketing expense or general and administrative expense in the accompanying consolidated statements of income depending on the nature and use of the asset. In 2019, purchased intangibles amortization related to developed technology and patent and license rights acquired in a business combination is included in cost of sales in the amount of $71.7 million (2018: $56.9 million) and purchased intangibles amortization of trademarks and customer base acquired in a business combination is recorded in sales and marketing expense in the amount of $30.0 million (2018: $39.0 million).

Amortization of capitalized development costs have been recorded to cost of sales in the amount of $7.6 million in 2019 (2018: $8.1 million).

Cash paid for purchases of intangible assets during the year ended December 31, 2019 totaled $214.3 million, of which $11.5 million is related to current year payments for licenses that were accrued as of December 31, 2018 and $0.5 million is related to prepayments recorded in other non-current assets in the accompanying consolidated balance sheet. Intangible asset additions excluding development costs of $343.6 million includes $202.3 million of cash paid during the year ended December 31, 2019, together with $137.8 million of additions that were accrued as of December 31, 2019 and $3.5 million of additions which were previously recorded as prepayments.

Cash paid for intangible assets during the year ended December 31, 2018 totaled $95.0 million of which $11.9 million is related to current year payments for licenses that were accrued as of December 31, 2017 and $3.3 million is related to prepayments recorded in other non-current assets in accompanying consolidated balance sheet. Intangible asset additions excluding development costs of $86.2 million includes $79.8 million of cash paid during the year ended December 31, 2018, together with $4.2 million of additions which were previously recorded as prepayments and $2.2 million of additions which were previously recorded as prepayments.

Consolidated Financial Statements F-42

13. Leases

In January 2016, the IASB published IFRS 16 Leases. The new standard increases transparency and comparability by requiring the recognition by lessee of right-of-use (“ROU”) assets and lease liabilities arising from lease contracts on the balance sheet. Under the standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing and uncertainty of cash flows arising from leases.

Accounting Policies

We adopted IFRS 16 Leases on its effective date on January 1, 2019 and the comparative information has not been adjusted and continues to be reported under IAS 17 Leases. As a result, we changed our accounting policy for leases as detailed below.

We implemented the standard using the required modified retrospective approach and have also elected to utilize the package of practical expedients, which permits us to not reassess (1) whether any expired or existing contracts are or contain leases, (2) the lease classification for any expired or existing leases, and (3) any initial direct costs for any existing leases as of the effective date. We also elected the practical expedient to use hindsight in determining the appropriate lease term and in assessing impairment of its right-of-use assets. In using the modified retrospective approach, we are required to recognize and measure leases existing at, or entered into after, the beginning of the earliest comparative period presented.

Adoption of the new standard resulted in the recording of additional right-of-use assets and lease liabilities of approximately $56.4 million and $57.7 million, respectively as of January 1, 2019. The difference between the additional right-of-use assets and lease liabilities was recorded as a $1.3 million adjustment to retained earnings. The standard did not materially impact our condensed consolidated income statements and had no impact on cash flows.

Nature of Existing Leases

We have leases for equipment, cars, machinery, other equipment, office and buildings. Our leases have remaining lease terms of 1 year to 9 years, some of which include options to extend or early renew the leases, and some of which include options to early terminate the leases. As of December 31, 2019, no such options have been recognized as part of the right-of-use assets and lease liabilities.

Leases can contain variable lease charges based on index like consumer prices or rates. During 2019, amounts recorded as variable lease payments not included in the lease liabilities were not material.

When we cannot readily determine the interest rate implicit in the lease contracts, we apply our incremental borrowing rate based on information available at the commencement date in determining the present value of lease payments. We use the implicit rate when readily determinable.

Supplemental balance sheet and other information related to leases was as follows:

(in thousands, except lease term and discount rate)	Location in balance sheet	December 31, 2019
Right-of-use assets	Right-of-use assets	$56,041
Office and buildings		43,909
Cars and all others assets		12,132
Current lease liabilities	Other current liabilities	$18,739
Non-current lease liabilities	Other non-current liabilities	$39,631
Weighted Average Remaining Lease Term (in years)		3.71

Consolidated Financial Statements F-43

The components of lease expense were as follows:

(in thousands)	Year ended December 31, 2019
Amortization of right-of-use assets	$23,046
Office and buildings	15,930
Cars and all others assets	7,116
Interest on lease liabilities	$1,590

Supplemental cash flow information related to leases was as follows:

(in thousands)	Year ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Financing cash flows from principal portion of lease payments	$(22,666)
Operating cash flows from interest portion of lease payments	(1,590)

Total cash outflow for leases	$(24,256)

Maturities of lease liabilities were as follows:

(in thousands)	Leases
2020	$19,914
2021	16,009
2022	11,885
2023	7,119
2024	3,391
Thereafter	3,202

Total lease payments(1)	61,520
Less imputed interest	(3,150)

Total	$58,370

(1)	Total lease payments exclude payments associated to the lease agreement discussed below that has not yet commenced.

As of December 31, 2019, we had an additional lease for a facility related primarily to research and development that has not yet commenced but will create significant rights and obligations for the Company. The agreement commences in 2020 with future undiscounted aggregate lease payments of $44.5 million to be paid over a lease term of 15 years.

14. Provisions

For the years ended December 31, 2019 and 2018, provisions as per the accompanying consolidated statements of financial position totaled $8.1 million and $4.2 million, respectively, and included amounts related to our warranty and acquisition related provisions.

Consolidated Financial Statements F-44

Warranty provision

In the ordinary course of business, we provide a warranty to customers that our products are free of defects and will conform to published specifications. Generally, the applicable product warranty period is one year from the date of delivery of the product to the customer or of site acceptance, if required. Additionally, we typically provide limited warranties with respect to our services. From time to time, we also make other warranties to customers, including warranties that our products are manufactured in accordance with applicable laws and not in violation of third-party rights. We provide for estimated warranty costs at the time of the product sale. A provision for estimated future warranty costs is recorded in cost of sales at the time product revenue is recognized. Product warranty obligations are included in provisions in the accompanying consolidated statement of financial position. We believe our warranty reserves as of December 31, 2019 and 2018 appropriately reflect the estimated cost of such warranty obligations. The changes in the carrying amount of warranty obligations are as follows:

(in thousands)	2019	2018
Warranty obligation as at January 1st	$2,848	$3,051
Provision charged to cost of sales	3,229	2,892
Usage	(2,921)	(2,760)
Adjustments to previously provided warranties, net	(1)	(243)
Currency translation	(14)	(92)

Warranty obligation as at December 31st	$3,141	$2,848

Acquisition related cost

The provision for acquisition and related costs primarily relates to personnel and consulting costs.

(in thousands)	2019	2018
Acquisition related costs as at January 1st	$1,389	$1,802
Provision charged to expenses	6,884	3,564
Usage	(3,296)	(3,938)
Currency adjustments and other	11	(39)

Acquisition related costs as at December 31st	$4,988	$1,389

For all provisions it is expected that the respective amounts will be utilized in the next financial year.

15. Other Current and Non-current Liabilities

Other current liabilities at December 31, 2019 and 2018 consist of the following:

(in thousands)	2019	2018
Accrued contingent consideration	$142,604	$27,820
Accrued expenses and other liabilities	75,052	88,701
Payroll and related accrued liabilities	66,866	66,871
Restructuring	62,152	6,850
Deferred revenue	48,525	45,358
Current lease liabilities	18,739	—
Future license payments	10,021	10,511
Royalties	5,481	5,469
Accrued interest on non-current financial debt	5,257	6,200
Cash collateral liability	1,400	1,000

Other current liabilities	$436,097	$258,780

Consolidated Financial Statements F-45

Other non-current liabilities at December 31, 2019 and 2018 consist of the following:

(in thousands)	2019	2018
Non-current lease liabilities	$39,631	$—
Accrued contingent consideration	19,556	21,466
Future license payments	14,531	24,266
Accrued expenses	12,693	24,542
Non-current employee benefit obligations	12,103	10,033
Deferred revenue	7,687	8,972

Other non-current liabilities	$106,201	$89,279

Please refer to Note 20 “Commitments and Contingencies” for additional information.

16. Financial Debts

Our credit facilities available and undrawn at December 31, 2019 total €426.6 million (approximately $479.2 million). This includes a €400.0 million syndicated multi-currency revolving credit facility expiring December 2021 of which no amounts were utilized at December 31, 2019 or at December 31, 2018, and three other lines of credit amounting to €26.6 million with no expiration date, none of which were utilized as of December 31, 2019 or as of December 31, 2018. The €400.0 million facility can be utilized in Euro, British pounds sterling, Swiss franc or U.S. dollar and bears interest of 0.4% to 1.2% above three months EURIBOR, or LIBOR in relation to any loan not in euro, and is offered with interest periods of one, two, three or six months. The commitment fee is calculated based on 35% of the applicable margin. In 2019 and 2018, $1.0 million of commitment fees were paid, respectively. The revolving facility agreement contains certain financial and non-financial covenants, including but not limited to, restrictions on the encumbrance of assets and the maintenance of certain financial ratios. We were in compliance with these covenants at December 31, 2019. The credit facilities are for general corporate purposes.

During 2019, we repaid $506.4 million of long-term debt including $430.0 million for the amount due for the 2019 Cash Convertible Notes, $73.0 million for amounts due for the U.S. Private Placement and and $3.4 million for a portion of the 2021 Cash Convertible Notes which was converted during the contingent conversion period as discussed further below.

Consolidated Financial Statements F-46

At December 31, 2019 and December 31, 2018, total long-term debt, net of debt issuance costs of $10.8 million and $14.2 million, respectively, consists of the following:

(in thousands)	2019	2018
0.375% Senior Unsecured Cash Convertible Notes due 2019	$—	$427,445
0.875% Senior Unsecured Cash Convertible Notes due 2021	285,244	279,492
0.500% Senior Unsecured Cash Convertible Notes due 2023	347,995	335,201
1.000% Senior Unsecured Cash Convertible Notes due 2024	413,272	397,793
3.19% Series A Senior Notes due October 16, 2019	—	72,956
3.75% Series B Senior Notes due October 16, 2022	299,566	299,412
3.90% Series C Senior Notes due October 16, 2024	26,944	26,933
German Private Placement (Schuldschein)	330,857	336,168

Total current and non-current financial debts	1,703,878	2,175,400

Less: current portion of financial debts	285,244	503,589

Total non-current financial debts	$1,418,634	$1,671,811

Total amount secured	—	—
Unused lines of credit for short-term financing	479,242	488,457

Beginning on January 1, 2020 and ending at the close of business on March 31, 2020, the 2021 Notes became convertible pursuant to the indenture as discussed below. The notes are all unsecured obligations that rank pari passu. Interest expense on non-current debt was $68.0 million for the year ended December 31, 2019 (2018: $61.2 million).

Future maturities (stated at the carrying values) and future interest as of December 31, 2019 and 2018 is as follows:

As of December 31, 2019 (in thousands)	Carrying value	Loans (fixed and floating-rate)	Convertible notes (fixed-rate)	Total future contractual cash obligations(1)
2020	$285,244	$15,813	$9,625	$25,438
2021	38,716	54,410	292,820	347,230
2022	468,958	481,883	7,000	488,883
2023	347,995	2,343	354,395	356,738
2024	546,716	135,031	417,605	552,636
Thereafter	16,249	16,952	—	16,952

Total financial debts 2019	$1,703,878	$706,432	$1,081,445	$1,787,877

(1)

Future 2020 contractual cash obligations include only amounts due in cash. The 2021 Notes that became convertible pursuant to the indenture on January 1, 2020 and are classified as current as of December 31, 2019, are only convertible during the triggered conversion period and are thus not included as a cash payment until the 2021 date in the table above.

Consolidated Financial Statements F-47

As of December 31, 2018 (in thousands)	Carrying value	Loans (fixed and floating-rate)	Convertible notes (fixed-rate)	Total future contractual cash obligations
2019	$503,589	$91,058	$440,612	$531,670
2020	—	16,259	9,625	25,884
2021	315,732	55,565	283,880	339,445
2022	471,092	484,380	7,000	491,380
2023	335,201	2,368	341,601	343,969
Thereafter	549,786	154,311	402,126	556,437

Total financial debts 2018	$2,175,400	$803,941	$1,484,844	$2,288,785

Cash Convertible Notes due 2019, 2021, 2023 and 2024

On March 19, 2014, we issued $730.0 million aggregate principal amount of Cash Convertible Senior Notes of which $430.0 million was due in March 19, 2019 (2019 Notes) and $300.0 million is due in March 19, 2021 (2021 Notes). The aggregate net proceeds of the 2019 and 2021 Convertible Notes were $680.7 million, after payment of the net cost of the Call Spread Overlay described below and transaction costs. Additionally, we used $372.5 million of the net proceeds to repay other debt. During the first quarter of 2019, $430.0 million was paid at maturity (2019 Notes) and $3.4 million of the 2021 Notes was redeemed.

On September 13, 2017, we issued $400.0 million aggregate principal amount of Cash Convertible Senior Notes which is due in 2023 (2023 Notes). The net proceeds of the 2023 Notes were $365.6 million, after payment of the net cost of the Call Spread Overlay described below and transaction costs paid.

On November 13, 2018, we issued $500.0 million aggregate principal amount of Cash Convertible Senior Notes which is due in 2024 (2024 Notes). The net proceeds of the 2024 Notes were $468.9 million, after payment of the net cost of the Call Spread Overlay described below and transaction costs paid through December 31, 2019.

We refer to the 2019 Notes, 2021 Notes 2023 Notes and 2024 Notes, collectively as the “Cash Convertible Notes”.

Interest on the Cash Convertible Notes is payable semi-annually in arrears and will mature on the maturity date unless repurchased or converted with their terms prior to such date. The interest rate and corresponding maturity of each Note are summarized in the table below. The Cash Convertible Notes are solely convertible into cash in whole, but not in part, at the option of noteholders under the circumstances described below and during the contingent conversion periods as shown in the table below.

Cash Convertible Notes	Annual Interest Rate	Date of Interest Payments	Maturity Date	Contingent Conversion Period	Conversion Rate per $200,000 Principal Amount
2021 Notes	0.875%	March 19 and September 19	March 19, 2021	April 29, 2014 to September 18, 2020	7,063.1647
2023 Notes	0.500%	March 13 and September 13	September 13, 2023	October 24, 2017 to March 13, 2023	4,829.7279
2024 Notes	1.000%	May 13 and November 13	November 13, 2024	December 24, 2018 to August 2, 2024	4,360.3098

Additionally, conversion may occur at any time following a Contingent Conversion Period through the fifth business day immediately preceding the applicable maturity date.

Upon conversion, noteholders will receive an amount in cash equal to the Cash Settlement Amount, calculated as described below. The Cash Convertible Notes are not convertible into shares of our common stock or any other securities.

Consolidated Financial Statements F-48

Noteholders may convert of the Cash Convertible Notes into cash at their option at any time during the Contingent Conversion Periods described above only under the following circumstances (Contingent Conversion Conditions):

•

if the last reported sale price of our common stock for at least 20-consecutive trading days during a period of 30-consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•	if we undergo certain fundamental changes, including a change of control, as defined in the agreement;

•

during the five-business day period immediately after any 10-consecutive trading day period in which the quoted price for the 2021 Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day;

•

if parity event or trading price unavailability event, as the case maybe occurs for the 2023 Notes and 2024 Notes during the period of 10 days, including the first business day following the relevant trading price notification date.

•

if we elect to distribute assets or property to all or substantially all the holders of our common stock and those assets or other property have a value of more than 25% of the average daily volume-weighted average trading price of our common stock for the prior 20-consecutive trading days;

•	if we elect to redeem the Cash Convertible Notes; or

•	if we experience certain customary events of default, including defaults under certain other indebtedness until such event has been cured or waived or the payment of the Notes have been accelerated.

The Contingent Conversion Conditions in the 2021 Notes, 2023 Notes and 2024 Notes noted above have been analyzed under IFRS 9, Financial Instruments, and, based on our analysis, we determined that each of the embedded features listed above are clearly and closely related to the 2021 Notes, 2023 Notes and 2024 Notes (i.e., the host contracts). As a result, pursuant to the accounting provisions of IFRS 9, Financial Instruments, these features noted above are not required to be bifurcated as separate instruments.

Beginning on January 1, 2020 and ending at the close of business on March 31, 2020, the 2021 Notes became convertible pursuant to the indenture. The 2021 Notes became convertible pursuant to Section 12.01(b)(iv) of the indenture because the arithmetic mean of the last reported sale prices of our common stock, in each trading day in at least one 20-consecutive trading day period during the 30-consecutive trading day period ending on the last trading day of the preceding fiscal quarter, was greater than 130% of the conversion price in effect on such last trading day.

No Contingent Conversion Conditions were triggered for the 2023 Notes and 2024 Notes as of December 31, 2019.

Upon conversion, holders are entitled to a cash payment (Cash Settlement Amount) equal to the average of the conversion rate multiplied by the daily volume-weighted average trading price for our common stock over a 50-day period. The conversion rate is subject to adjustment in certain instances but will not be adjusted for any accrued and unpaid interest. In addition, following the occurrence of certain corporate events that may occur prior to the applicable maturity date, we may be required to pay a cash make-whole premium by increasing the conversion rate for any holder who elects to convert Cash Convertible Notes in connection with the occurrence of such a corporate event.

We may redeem the Cash Convertible Notes in their entirety at a price equal to 100% of the principal amount of the applicable Cash Convertible Notes plus accrued interest at any time when 20% or less of the aggregate principal amount of the applicable Cash Convertible Notes originally issued remain outstanding.

Consolidated Financial Statements F-49

Because the Cash Convertible Notes contain an embedded cash conversion option, we have determined that the embedded cash conversion option is a derivative financial instrument, which is required to be separated from the Cash Convertible Notes and accounted for separately as a derivative liability, with changes in fair value reported in our consolidated statements of income until the cash conversion option transaction settles or expires. The initial fair value liability of the embedded cash conversion options for the 2019 Notes and 2021 Notes was $51.2 million and $54.0 million, respectively, $74.5 million for the 2023 Notes, and $98.5 million for the 2024 Notes, which simultaneously reduced the carrying value of the Cash Convertible Notes (effectively an original issuance discount). For further discussion of the derivative financial instruments relating to the Cash Convertible Note, refer to Note 26 “Financial Risk Factors and Use of Derivative Financial Instruments”.

As noted above, the reduced carrying value on the Cash Convertible Notes resulted in a debt discount that is amortized to the principal amount through the recognition of non-cash interest expense using the effective interest method over the expected life of the debt, which is five and seven for the 2019 Notes and 2021 Notes, and six years for the 2023 Notes and 2024 Notes, respectively. This resulted in our recognition of interest expense on the Cash Convertible Notes at an effective rate approximating what we would have incurred had nonconvertible debt with otherwise similar terms been issued. The effective interest rate of the 2019 Notes, 2021 Notes, 2023 Notes and 2024 Notes is 2.937%, 3.809%, 3.997% and 4.782% respectively, which is imputed based on the amortization of the fair value of the embedded cash conversion option over the remaining term of the Cash Convertible Notes.

In connection with the issuance of the 2019 and 2021 Cash Convertible Notes, we incurred approximately $13.1 million in transaction costs. We incurred approximately $6.2 million in transaction costs for the 2023 Cash Convertible Notes. For 2024 Cash Convertible Notes, we incurred $5.7 million transaction costs of which $0.2 million was accrued as of December 31, 2019. Such costs have been allocated to the Cash Convertible Notes and deferred and are being amortized to interest expense over the terms of the Cash Convertible Notes using the effective interest method.

Interest expense related to the Cash Convertible Notes was comprised of the following:

	Year-Ended December 31
(in thousands)	2019	2018
Coupon interest	$9,954	$6,890
Amortization of original issuance discount	36,966	32,114
Amortization of debt issuance costs	3,014	3,485

Total interest expense related to the Cash Convertible Notes	$49,934	$42,489

Cash Convertible Notes Call Spread Overlay

Concurrent with the issuance of the Cash Convertible Notes, we entered into privately negotiated hedge transactions (Call Options) with, and issued warrants to purchase shares of our common stock (Warrants) to, certain financial institutions. We refer to the Call Options and Warrants collectively as the “Call Spread Overlay.” The Call Options are intended to offset any cash payments payable by us in excess of the principal amount due upon any conversion of the Cash Convertible Notes. We used $105.2 million of the proceeds from the issuance of the 2019 and 2021 Cash Convertible Notes to pay for the Call Options, and simultaneously received $69.4 million from the sale of the Warrants, for a net cash outlay of $35.8 million for the Call Spread Overlay.

During 2017, we used $73.7 million of the proceeds from the from the issuance of the 2023 Cash Convertible Notes to pay for the premium for the Call Option, and simultaneously received 45.3 million from the sale of Warrants, for a net cash outlay of $28.3 million for the Call Spread Overlay. Issuance costs incurred in connection with the Warrant and the Call Option were $0.3 million and $0.1 million respectively.

Consolidated Financial Statements F-50

In November 2018, we used $97.3 million of the proceeds from the issuance of the 2024 Cash Convertible Notes to pay for the premium for the Call Option, and simultaneously received $72.4 million from the sale of Warrants, for a net cash outlay of $24.9 million for the Call Spread Overlay. Issuance costs incurred in connection with the Warrant and the Call Option were $0.5 million and $0.5 million respectively, of which 48.0 thousand was accrued as of December 31, 2019.

The Call Options and Warrants are derivative financial instruments and are discussed further in Note 26 “Financial Risk Factors and Use of Derivative Financial Instruments”.

Aside from the initial payment of a premium of $105.2 million (2019 and 2021 Notes), $73.7 million (2023 Notes), and $97.3 million (2024 Notes) for the Call Option, we will not be required to make any cash payments under the Call Options, and will be entitled to receive an amount of cash, generally equal to the amount by which the market price per share of our common stock exceeds the exercise price of the Call Options during the relevant valuation period. The exercise price under the Call Options is initially equal to the conversion price of the Cash Convertible Notes.

During the first quarter of 2019, we received $133.2 million in cash upon the exercise of the call options in connection with the repayment of the 2019 Notes. In the same transaction, we paid $132.7 million for the intrinsic value of the 2019 Notes’ embedded cash conversion option. Not all of the 2019 Note holders tendered the required conversion notice, and as a result the net effect of the cash paid and received of $0.5 million was recognized as a gain in other financial expense, net.

In connection with the early conversion of a portion of the 2021 Notes during the first quarter of 2019, we received $0.4 million in cash and recorded an other current asset of $0.7 million upon the exercise of the related call options. In the same transaction, we paid $1.1 million for the intrinsic value of the 2021 Notes’ embedded cash conversion option. During the second quarter of 2019, we collected the $0.7 million receivable balance and received $0.4 million in cash upon the exercise of additional call options. As a result of these early conversions, we have recognized a $0.4 million gain in other financial expense, net.

We issued Warrants as summarized in the table below. The number of warrants and exercise prices are subject to customary adjustments under certain circumstances. The proceeds, net of issuance costs, from the sale of the Warrants are included as additional paid in capital in the accompanying consolidated balance sheets.

Cash convertible notes	Issued on	Number of share warrants (in millions)	Exercise price per share	Proceeds from issuance of warrants, net of issuance costs (in millions)	Warrants expire over a period of 50 trading days beginning on
2019	March 19, 2014	15.2	$32.0560	$40.6	December 27, 2018
2021	March 19, 2014	10.6	$32.0560	$28.3	December 29, 2020
2023	September 13, 2017	9.7	$50.9664	$45.3	June 26, 2023
2024	November 13, 2018	10.9	$52.1639	$72.4	August 27, 2024

During 2019, 2.1 million common shares were issued in connection with the conversion of the 15.2 million warrants related to the 2019 Notes which resulted in a $7.3 million increase in retained earnings, a decrease of $68.8 million in treasury shares and an approximately $4.0 thousand cash payment for fractional shares.

The Warrants that were issued with our Cash Convertible Notes discussed above, could have a dilutive effect to the extent that the price of our common stock exceeds the applicable strike price of the Warrants. For each Warrant that is exercised, we will deliver to the holder a number of shares of our common stock equal to the amount by which the settlement price exceeds the exercise price, plus cash in lieu of any fractional shares. The Warrants are exercisable only upon expiration and we will not receive any proceeds if the Warrants are exercised.

Consolidated Financial Statements F-51

Private Placement

In October 2012, we completed a private placement through the issuance of new senior unsecured notes at a total amount of $400.0 million with a weighted average interest rate of 3.66% (settled on October 16, 2012). The notes were issued in three series: (1) 73.0 million 7-year term due and paid in 2019 (3.19%); (2) $300.0 million 10-year term due in October 16, 2022 (3.75%); and (3) $27.0 million 12-year term due in October 16, 2024 (3.90%). We paid $2.1 million in debt issue costs which will be amortized through interest expense over the lifetime of the notes. The note purchase agreement contains certain financial and non-financial covenants, including but not limited to, restrictions on priority indebtedness and the maintenance of certain financial ratios. Based on an estimation using the changes in the U.S. Treasury rates, the Level 2 fair value of these senior notes as of December 31, 2019 and 2018 was approximately $329.2 million and $391.7 million, respectively.

German Private Placement (Schuldschein)

In 2017, we completed a German private placement bond (“Schuldschein”) which was issued in several tranches totaling $331.1 million due in various periods through 2027. The Schuldschein consists of U.S. dollar and Euro denominated tranches. The Euro tranches are designated as a foreign currency non-derivative hedging instrument that qualifies as a net investment hedge as described in Note 26 “Financial Risk Factors and Use of Derivative Financial Instruments”. Based on the spot rate method, the change in the carrying value of the Euro denominated tranches attributed to the net investment hedge as of December 31, 2019 totaled $0.4 million of unrealized loss and is recorded in equity. We paid $1.2 million in debt issuance costs which are being amortized through interest expense over the lifetime of the notes. A summary of the tranches as of December 31, 2019 and 2018 is as follows:

				Carrying Value (in thousands) as of
Currency	Notional Amount	Interest Rate	Maturity	December 31, 2019	December 31, 2018
EUR	€11.5 million	Fixed 0.4%	March 2021	$12,905	$13,143
EUR	€23.0 million	Floating EURIBOR + 0.4%	March 2021	25,811	26,286
EUR	€21.5 million	Fixed 0.68%	October 2022	24,112	24,561
EUR	€64.5 million	Floating EURIBOR + 0.5%	October 2022	72,335	73,684
USD	$45.0 million	Floating LIBOR + 1.2%	October 2022	44,919	44,891
EUR	€25.0 million	Floating EURIBOR + 0.5%	October 2022	28,026	28,543
EUR	€64.0 million	Fixed 1.09%	June 2024	71,747	73,097
EUR	€31.0 million	Floating EURIBOR + 0.7%	June 2024	34,753	35,406
EUR	€14.5 million	Fixed 1.61%	June 2027	16,249	16,557

				$330,857	$336,168

The financial markets regulators in the United Kingdom and the Eurozone have passed regulations that will become effective in 2021 under which LIBOR and EURIBOR in their current form will not be compliant. Market participants and regulators are working on establishing new interest rate benchmarks. While the outcome of this work is not clear yet, the Schuldschein our syndicated loan facility, and our interest rate swaps continue to make reference to the current LIBOR and EURIBOR benchmark rates. These agreements contain language for the determination of interest rates in case the benchmark rate is not available. However, it appears likely that the agreements will need to be adjusted in line with still to be developed market practice once new benchmark rates become available.

Consolidated Financial Statements F-52

17. Income Tax

Major components of income tax expense as presented in the income statement for the years ended December 31, 2019 and 2018, are:

(in thousands)	2019	2018
Current income tax charge	$18,838	$54,497
Adjustment in respect of current income tax of previous years	1,090	494

Current Income Tax	19,928	54,991

Relating to origination and reversal of temporary differences	(67,210)	(14,897)
Relating to changes in tax rates	331	1,907

Deferred Income Tax	(66,879)	(12,990)

Total Income Tax	$(46,951)	$42,001

Deferred tax related to items charged or credited directly to equity during 2019 and 2018 shown in the statement of comprehensive income totaled $0.8 million and $0.5 million, respectively.

The applicable statutory income tax rate in The Netherlands was 25% in 2019 and in 2018. The principal items comprising the differences between income taxes computed at the Netherlands statutory rate and the effective tax rate for the years ended December 31, 2019 and 2018 is as follows:

	2019		2018
(in thousands)	Amount	Percent	Amount	Percent
Income before Tax	$(116,721)	—	$146,895	—

At Dutch statutory income tax rate of 25.0%	(29,180)	25.0%	36,724	25.0%
Taxation of foreign operations, net(1)	(25,490)	21.8%	(34,066)	(23.2)%
Tax impact from intangible property transfer	(21,122)	18.1%	—	—%
Changes in tax rates impacting deferred taxes(2)	331	(0.3)%	1,907	1.3%
Tax impact from non-deductible items(3)	21,415	(18.3)%	31,257	21.3%
Other	7,095	(6.1)%	6,179	4.2%

Total Income Tax	$(46,951)	40.2%	$42,001	28.6%

(1)

Our effective tax rate reflects the benefit of our global operations where certain income or loss is taxed at rates higher or lower than The Netherlands’ statutory rate of 25% as well as the benefit of some income being partially exempt from income taxes due to various intercompany operating and financing activities. The most significant tax benefits from these foreign operating and financing activities are attributable to subsidiaries in Germany, Singapore, Switzerland, Ireland, Dubai and Luxembourg. These foreign tax benefits are due to a combination of favorable tax laws, regulations, rulings, and exemptions in these jurisdictions.

(2)	The Netherlands’ top statutory corporate income tax rate will be reduced in steps to 21.7% from 25% beginning in 2021.
(3)	During 2019, we reassessed accruals for tax contingencies totaling $10.9 million, primarily related to ongoing income tax audits.

We conduct business globally and, as a result, file numerous consolidated and separate income tax returns in the Netherlands, Germany, Switzerland and the U.S. federal jurisdiction, as well as in various other state and foreign jurisdictions. In the normal course of business, we are subject to examination by taxing authorities throughout the world. Tax years in the Netherlands are potentially open back to 2007 for income tax examinations by tax

Consolidated Financial Statements F-53

authorities. The German group is open to audit for the tax years starting in 2014 and in 2019, the German tax authority commenced an audit for the 2014-2016 tax years. The U.S. consolidated group is subject to Federal and most state income tax examinations by tax authorities beginning with the year ending December 31, 2016 through the current period. Our subsidiaries, with few exceptions, are no longer subject to income tax examinations by tax authorities for years before 2015.

Effective January 1, 2019, we adopted IFRIC 23, Uncertainty over Income Tax Treatments. As of December 31, 2019 and 2018, our recorded uncertain tax positions totaled $58.0 million and $55.8 million, respectively. Also, we have accrued interest of $2.5 million and $4.1 million related to these uncertain tax positions at December 31, 2019 and 2018, respectively.

We have recorded deferred tax assets of $49.1 million and had deferred tax liabilities of $12.8 million at December 31, 2019 and 2018, respectively. The components of the net deferred asset and liability at December 31, 2019 and December 31, 2018 are as follows:

(in thousands)	2019	2018	Change
Accrued liabilities	$17,977	$15,480	$2,497
Equity awards	16,585	22,857	(6,272)
Inventory	19,905	22,292	(2,387)
Net operating loss and credit carryforward	27,692	12,861	14,831
Intangibles	1,078	1,721	(643)
Depreciation and amortization	5,297	3,604	1,693
Disallowed interest carryforwards	6,856	—	6,856
Convertible debt	7,104	8,102	(998)
Other	10,886	9,134	1,752
Offsetting	(35,770)	(38,200)	2,430

Deferred Tax Asset	77,610	57,851	19,759

Intangibles	(26,294)	(71,196)	44,902
Depreciation and amortization	(25,376)	(25,448)	72
Other	(12,586)	(12,173)	(413)
Offsetting	35,770	38,200	(2,430)

Deferred Tax (Liability)	$(28,486)	$(70,617)	$42,131

Net Deferred Tax Asset / (Liability)	$49,124	$(12,766)	$61,890

The movement in deferred income tax assets and liabilities during the year is as follows:

(in thousands)	2019	2018
Change in deferred tax recognized in income	$66,880	$12,990
Change in deferred tax related to business combinations (1)	(1,511)	(7,602)
Change in deferred tax recognized in equity (2)	(3,479)	(1,086)

Change in Deferred Tax	$61,890	$4,302

(1)

The change in deferred tax related to business combinations represents the deferred tax liability on fair value of identifiable intangible assets acquired and deferred tax asset on tax loss carry forwards as discussed in Note 5 “Acquisitions and Divestitures”.

(2)	The change deferred tax recognized in equity represents changes in components of other comprehensive income or loss, equity awards and translation adjustment.

At December 31, 2019 and 2018, we had $682.5 million and $408.7 million in total worldwide net operating loss (NOL) carryforwards. Included in these amounts at December 31, 2019 and 2018, we had $92.2 million and $56.5 million of unused tax losses for which no deferred tax asset is recognized in the statement of financial position, most of which do not expire. At December 31, 2019 and 2018, we had $133.8 million and

Consolidated Financial Statements F-54

$112.2 million of U.S. federal (NOL) carryforwards. At December 31, 2019, the entire NOLs in the U.S. are subject to limitations under Section 382 of the Internal Revenue Code. The NOLs in the U.S. will expire beginning December 31, 2024 through December 31, 2034. Also included in the above amount as of December 31, 2019 and 2018, were other foreign NOL carryforwards totaling approximately $456.5 million and $240.0 million, respectively. As of December 31, 2019, we had NOL carryforwards in Germany of $394.0 million which we expect to be utilized due to sufficient future taxable income. The NOLs in Germany mainly result from non-profitable activities which will not be continued. Of the total $456.5 million NOL carryforward, a portion of the foreign NOLs will be expiring beginning 2027.

At December 31, 2019, we had U.S. interest carryforwards of $255.0 million related to U.S. interest carryforwards which do not expire and for which no deferred taxes were recognized.

18. Equity

Common Shares

The authorized classes of our shares consist of Common Shares (410 million authorized), Preference Shares (450 million authorized) and Financing Preference Shares (40 million authorized). All classes of shares have a par value of €0.01. No Financing Preference Shares or Preference Shares have been issued. Like all shareholders’ equity accounts, common shares are translated to U.S. dollars at the foreign exchange rates in effect when the shares are issued.

Appropriation of profit of 2018

The financial statements for the reporting year 2018 have been adopted by the Annual General Meeting on June 17, 2019. The Annual General meeting has adopted the appropriation of profit after tax as proposed by the Managing Board.

Proposal for Profit Appropriation

The General Meeting of Shareholders will be asked to approve the following appropriation of the 2019 net loss for the period: an amount of $69.8 million to be subtracted from retained earnings.

Share Repurchase Programs

On May 6, 2019, we announced our sixth share repurchase program of up to $100 million of our common shares. During 2019, no shares were repurchased under this program. We do not currently anticipate repurchasing any common under this program due to the announced Thermo Fisher merger transaction discussed in Note 29 “Subsequent Events.”

On January 31, 2018, we announced our fifth share repurchase program of up to $200 million of our common shares. During 2018, we repurchased 2.9 million QIAGEN shares for $104.7 million (including transaction costs). During 2019, we repurchased 2.0 million QIAGEN shares for $74.5 million (including transaction costs), bringing the total shares repurchased under this program to 4.9 million for $179.1 million (including transaction costs).

The cost of repurchased shares is included in treasury stock and reported as a reduction in total equity when a repurchase occurs. Repurchased shares will be held in treasury in order to satisfy various obligations, which include exchangeable debt instruments, warrants and employee share-based remuneration plans.

19. Earnings per Common Share

We present basic and diluted earnings per share. Basic earnings per share is calculated by dividing the net income by the weighted average number of common shares outstanding. Diluted earnings per share reflect the potential dilution that would occur if all “in the money” securities to issue common shares were exercised. Due to the net loss for the year ended December 31, 2019, stock options and restricted stock units representing

Consolidated Financial Statements F-55

3.9 million weighted-shares of common stock and warrants representing 1.7 million weighted-shares of common stock were excluded from the computation of diluted net loss because the impact would have been antidilutive.

The following table summarizes the information used to compute earnings per common share:

	Years ended December 31,
(in thousands, except per share data)	2019	2018
Net (loss) income	$(69,770)	$104,894

Weighted average number of common shares used to compute basic net income per common share	226,777	226,640
Dilutive effect of stock options and restricted stock units	—	4,613
Dilutive effect of outstanding warrants	—	2,203

Weighted average number of common shares used to compute diluted net income per common share	226,777	233,456

Outstanding options and awards having no dilutive effect, not included in above calculation	107	272

Outstanding warrants having no dilutive effect, not included in above calculation	32,938	35,939

Basic (loss) earnings per common share	$(0.31)	$0.46

Diluted (loss) earnings per common share	$(0.31)	$0.45

20. Commitments and Contingencies

Licensing and Purchase Commitments

We have licensing agreements with companies, universities and individuals, some of which require certain up-front payments. Royalty payments are required on net product sales ranging from 0.45 percent to 25 percent of covered products or based on quantities sold. Several of these agreements have minimum royalty requirements. The accompanying consolidated balance sheets include accrued royalties relating to these agreements in the amount of $5.5 million at December 31, 2019 and 2018. Royalty expense relating to these agreements amounted to $13.5 million and $14.0 million, for the years ended December 31, 2019 and 2018, respectively. Royalty expense is primarily recorded in cost of sales, with a small portion recorded as research and development expense depending on the use of the technology under license. Some of these agreements also have minimum raw material purchase requirements and requirements to perform specific types of research.

At December 31, 2019, we had commitments to purchase goods or services, and for future license and royalty payments. They are as follows:

(in thousands)	Purchase Commitments	License & Royalty Commitments
2020	$126,121	$11,434
2021	35,915	9,012
2022	26,337	6,507
2023	3,223	4,382
2024	3,000	1,823
Thereafter	—	4,297

Total licensing and purchase commitments at December 31, 2019	$194,596	$37,455

Consolidated Financial Statements F-56

As of December 31, 2019, future license payments of $10.0 million and $14.5 million are included in other current liabilities and other non-current liabilities, respectively.

The information for the comparative period is provided below:

(in thousands)	Purchase Commitments	License & Royalty Commitments
2019	$93,214	$11,973
2020	20,804	11,613
2021	8,883	9,167
2022	2,690	6,731
2023	2,690	4,704
Thereafter	—	4,443

Total licensing and purchase commitments at December 31, 2018	$128,281	$48,631

Contingent Consideration Commitments

Pursuant to the purchase agreements for certain acquisitions and other contractual arrangements, we could be required to make additional contingent cash payments totaling up to $179.4 million based on the achievement of certain revenue and operating results milestones as follows:

(in thousands)	Contingent Cash Payments
2020	$152,750
2021	11,800
2022	5,900
2024	5,900
Anytime 12-month period from now until 2028	3,000

Total contingent cash payments at December 31, 2019	$179,350

Of the $179.4 million total contingent obligation as discussed further in Note 25 “Fair Value Measurements”, we have assessed the fair value at December 31, 2019 to be $162.2 million, of which $142.6 million is included in other current liabilities and $19.6 million is included in other non-current liabilities in the accompanying consolidated balance sheets.

Employment Agreements

Certain of our employment contracts contain provisions which guarantee the payments of certain amounts in the event of a change in control, as defined in the agreements, or if the executive is terminated for reasons other than cause, as defined in the agreements. At December 31, 2019 , the commitment under these agreements totaled $16.5 million (2018: $16.9 million).

Litigation

From time to time, we may be party to legal proceedings incidental to our business. As of December 31, 2019, certain claims, suits or legal proceedings arising out of the normal course of business have been filed or were pending against QIAGEN or our subsidiaries. These matters have arisen in the ordinary course and conduct of business, as well as through acquisition. Although it is not possible to predict the outcome of such litigation, we assess the degree of probability and evaluate the reasonably possible losses that we could incur as a result of these matters. We accrue for any estimated loss when it is probable that a liability has been incurred and the amount of probable loss can be estimated.

Consolidated Financial Statements F-57

Litigation accruals recorded in accrued and other current liabilities totaled $0.8 million as of December 31, 2019 (2018: $6.0 million). The estimated amount of a range of possible losses is between $0.3 million and $2.2 million. During the year ended December 31, 2019, payments of $5.4 million related to previous matters were made. Based on the facts known to QIAGEN and after consultation with legal counsel, management believes that such litigation will not have a material adverse effect on our financial position or results of operations above the amounts accrued. However, the outcome of these matters is ultimately uncertain, thus any settlements or judgments against us in excess of management’s expectations could have a material adverse effect on our financial position, results of operations or cash flows.

21. Segment Information

Considering the acquisitions made during 2019, we determined that we still operate as one business segment in accordance with IFRS 8 Operating Segments. As a result of our continued restructuring and streamlining of the growing organization, our chief operating decision maker (CODM) continues to make decisions with regards to business operations and resource allocation based on evaluations of QIAGEN as a whole. Accordingly, we operate as one business segment. Summarized product category and geographic information and operating income is shown in the tables below.

Product Category Information

Net sales for the product categories are attributed based on those revenues related to sample and assay products and similarly related revenues including bioinformatics solutions, and revenues derived from instrumentation sales. Refer to Note 4 “Revenue” for disaggregation of revenue based on product categories and customer class.

Geographical Information

Net sales are attributed to countries based on the location of the customer. QIAGEN operates manufacturing facilities in Germany, China, and the United States that supply products to customers as well as QIAGEN subsidiaries in other countries. The intersegment portions of such net sales are excluded to derive consolidated net sales. No single customer represents more than ten percent of consolidated net sales. Our country of domicile is the Netherlands, which reported net sales of $15.8 million and $15.9 million for the years ended 2019 and 2018, respectively, and these amounts are included in the line item Europe, Middle East and Africa as shown in the table below.

(in thousands)	2019	2018
Net Sales
Americas:
United States	$663,869	$632,660
Other Americas	58,121	60,359

Total Americas	721,990	693,019

Europe, Middle East and Africa	487,476	490,301
Asia Pacific, Japan and Rest of World	316,958	318,528

Total	$1,526,424	$1,501,848

Consolidated Financial Statements F-58

Long-lived assets include property, plant and equipment, goodwill, other intangible assets, equity accounted investments, non-current financial assets and other non-current assets. The Netherlands, which is included in the balances for Europe, reported long-lived assets of $48.6 million and $47.6 million for the years ended 2019 and 2018, respectively.

(in thousands)	2019	2018
Long-lived assets
Americas:
United States	$2,088,363	$1,923,019
Other Americas	10,770	9,833

Total Americas	2,099,133	1,932,852

Germany	515,377	540,227
Other Europe, Middle East and Africa	611,235	616,782
Asia Pacific, Japan and Rest of World	256,824	239,086

Total	$3,482,569	$3,328,947

Operating Income Information

Our chief operating decision maker (CODM) makes decisions with regard to business operations and resource allocation considering many measures, the primary income measure being adjusted operating income. Adjusted results are financial measures that are considered to provide insight into our core business performance. The table below provides details regarding adjustments from the primary metric used by the CODM to income from operations for the years ended 2019 and 2018.

(in thousands)	2019	2018
Adjusted income from operations	$421,792	$403,315
Purchased intangible amortization	(101,484)	(95,755)
Business integration and acquisition related items	(346,444)	(40,979)
Development costs	(9,100)	(4,136)
Other income and expense	(14,298)	10,101

(Loss) Income from operations	$(49,534)	$272,546

22. Share-Based Payments

We adopted the QIAGEN N.V. Amended and Restated 2005 Stock Plan (the 2005 Plan) in 2005 and the QIAGEN N.V. 2014 Stock Plan (the 2014 Plan) in 2014. The 2005 Plan expired by its terms in April 2015 and no further awards will be granted under the 2005 Plan. The plans allow for the granting of stock rights and incentive stock options, as well as non-qualified options, stock grants and stock-based awards, generally with terms of up to 5 or 10 years, subject to earlier termination in certain situations. The vesting and exercisability of certain stock rights will be accelerated in the event of a Change of Control, as defined in the plans. All option grants have been at the market value on the grant date or at a premium above the closing market price on the grant date. We issue Treasury Shares to satisfy option exercises and award releases and had approximately 15.7 million Common Shares reserved and available for issuance under the 2005 and 2014 Plans at December 31, 2019.

Consolidated Financial Statements F-59

Stock Options

We have not granted stock options since 2013. A summary of the status of employee stock options as of December 31, 2019 and 2018, and changes during the years then ended is presented below:

	Stock Options (in thousands)	Weighted Average Exercise Price US$
Outstanding at January 1, 2019	898	$20.04
Exercised	(104)	$19.95
Expired	(2)	$17.51

Outstanding at December 31, 2019	792	$20.06

Vested at December 31, 2019	792	$20.06

Vested and expected to vest at December 31, 2019	792	$20.06

Outstanding at January 1, 2018	1,149	$19.54
Exercised	(249)	$17.77
Expired	(2)	$15.84

Outstanding at December 31, 2018	898	$20.04

Vested at December 31, 2018	898	$20.04

Vested and expected to vest at December 31, 2018	898	$20.04

The total intrinsic value of options exercised during the years ended December 31, 2019 and 2018 was $2.0 million and $5.0 million, respectively. The actual tax benefit for the tax deductions from option exercises totaled $0.5 million and $0.8 million during the years ended December 31, 2019 and 2018, respectively. At December 31, 2019, there was no unrecognized share-based compensation expense related to employee stock option awards.

At December 31, 2019 and 2018, 0.8 million and 0.9 million options were exercisable at a weighted average price of $20.06 and $20.04 per share, respectively. The options outstanding at December 31, 2019 will expire in various years through 2023.

Stock Units

Stock units represent rights to receive Common Shares at a future date and include restricted stock units which are subject to time-vesting only and performance stock units which include performance conditions in addition to time-vesting. The final number of performance stock units earned is based on the performance achievement which for some grants can reach up to 120% of the granted shares. There is no exercise price and the fair market value at the time of the grant is recognized over the requisite vesting period, generally up to 5 or 10 years. The fair market value is determined based on the number of stock units granted and the market value of our shares on the grant date. Pre-vesting forfeitures were estimated to be approximately 6.2% (2018: 6.6%). At December 31, 2019, there was $60.1 million remaining in unrecognized compensation cost including estimated forfeitures related to these awards, which is expected to be recognized over a weighted average period of 2.57 years (2018: $95.2 million over a weighted average of 2.40 years). The weighted average grant date fair value of restricted stock units granted during the year ended December 31, 2019 was $37.28 (2018: $35.37). The total fair value of restricted stock units released during the years ended December 31, 2019 and 2018 was $123.9 million and $54.3 million, respectively.

Consolidated Financial Statements F-60

A summary of stock units as of December 31, 2019 and 2018, and changes during the year then ended are presented below:

(in thousands)	2019	2018
Outstanding at January 1st	8,343	8,102
Granted	1,618	2,344
Released	(3,517)	(1,575)
Forfeited	(1,261)	(528)

Outstanding at December 31st	5,183	8,343

Vested and expected to vest at December 31st	3,972	7,238

Beginning in 2019, we began net share settlement for the tax withholding upon the vesting of awards. Shares are issued on the vesting dates net of the applicable statutory tax withholding to be paid by us on behalf of our employees. As a result, fewer shares are issued than the number of stock units outstanding. We record a liability for the tax withholding to be paid by us as a reduction to treasury shares.

Compensation Expense

Share-based compensation expense for the years ended December 31, 2019 and 2018 totaled approximately $65.9 million and $40.1 million, respectively as shown in the table below.

(in thousands)	2019	2018
Cost of sales	$2,493	$2,879
Research and development	5,810	6,457
Sales and marketing	7,947	9,372
General and administrative	23,705	21,405
Restructuring, acquisition, integration and other, net	25,938	—

Share-based compensation expense before taxes	65,893	40,113

Less: Income tax benefit (1)	13,399	7,869

Net share-based compensation expense	$52,494	$32,244

(1)

Does not include the excess tax benefit realized for the tax deductions of the share-based payment arrangements totaled $4.0 million and $4.7 million for the years ended December 31, 2019 and 2018, respectively.

Share-based compensation includes amounts related to restructuring programs discussed in Note 6 “Restructuring and Impairments”, including accelerated expense in 2019 and net forfeitures in 2017. No share-based compensation cost was capitalized in inventory in 2019 and 2018 as the amounts were not material.

23. Employee Benefits and Personnel Costs

We maintain various benefit plans, including defined contribution and defined benefit plans. Our U.S. defined contribution plan is qualified under Section 401(k) of the Internal Revenue Code, and covers substantially all U.S. employees. Participants may contribute a portion of their compensation not exceeding a limit set annually by the Internal Revenue Service. This plan includes a provision for us to match a portion of employee contributions. Total expense under the 401(k) plans, including the plans acquired via business acquisitions, was $4.0 million for the years ended December 31, 2019 and 2018. We also have defined contributions up to an established maximum. We make matching contributions up to an established maximum. Matching contributions made to the plan, and expensed, totaled approximately 0.2 million for the years ended December 31, 2019 and 2018.

Consolidated Financial Statements F-61

We have five defined benefit, non-contributory retirement or termination plans that cover certain employees in Germany, France, Japan, Italy and the United Arab Emirates. These defined benefit plans provide benefits to covered individuals satisfying certain age and service requirements. For certain plans, we calculate the vested benefits to which employees are entitled if they separate immediately. The benefits accrued on a pro-rata basis during the employees’ employment period are based on the individuals’ salaries, adjusted for inflation. The liability under the defined benefit plans was $8.2 million at December 31, 2019 and $7.4 million at December 31, 2018, and is included as a component of other non-current liabilities on the accompanying consolidated balance sheets.

Personnel Costs

Personnel costs amounted to $484.7 million in 2019 (2018: $483.6 million). As of December 31, 2019, there were 5,096 employees within the Group (2018: 4,952).

(in thousands)	2019	2018
Salaries and wages	$232,398	$283,192
Social security	76,472	84,670
Share-based payment expense	39,956	40,113
Termination costs	68,544	10,834
Other	67,298	64,765

Personnel Costs	$484,668	$483,574

The personnel costs are allocated to the functional areas in which the respective employees are working or in the case of the incremental termination benefits which are the result of restructuring activities as discussed in Note 6 “Restructuring and Impairments” are recorded in restructuring, acquisition, integration and other costs. Termination costs include accelerated expense for share-based payments related to the 2019 Restructuring activities also discussed in Note 6.

24. Related Party Transactions

From time to time, we have transactions with other companies in which we hold an interest, all of which are individually and in the aggregate immaterial, as summarized in the table below:

	For the years ended December 31,
(in thousands)	2019	2018
Net sales	$20,002	$23,358

Net sales with related parties primarily reflects our ventures in China including our partnership to externalize the HPV test franchise for cervical cancer screening in China as well as our joint venture with Sichuan Maccura Biotechnology Co., Ltd which was terminated in conjunction with the 2019 restructuring activities discussed further in Note 6 “Restructuring and Impairments” which also details related party restructuring charges.

	As of December 31,
(in thousands)	2019	2018
Trade accounts receivable	$7,589	$10,109
Other current assets	$13,697	$3,873
Other non-current assets	$16,830	$24,300
Trade and other accounts payable	$1,775	$4,888
Other current liabilities	$15,404	$5,488

Consolidated Financial Statements F-62

Other current assets includes short-term loan receivables and suppliers advances from companies with which we have an investment or partnership interest.

In connection with the 2019 Restructuring further discussed in Note 6 “Restructuring and Impairments”, we entered into a agreement with a non-publicly traded company considered a related party to reduce future purchase commitments to $25.2 million through 2022. The commitment was reduced by $12.8 million which will be paid in 2020 and is included in other current liabilities as of December 31, 2019, in the accompanying consolidated balance sheet.

During 2018, we purchased a convertible note for $15.0 million from a privately held company. The note is due in December 2021 and bears interest at 8%. In the event the company goes public, the note will convert into common shares in the company ranking pari-passu with existing common shares. As of December 31, 2019, the principal and accrued interest of this note totals $16.3 million and is included in other non-current assets.

Compensation of Directors and Officers

Remuneration of the Managing Board

The tables below state the amounts earned on an accrual basis by our Managing Board members in 2019 and 2018.

For the year ended December 31, 2019 (in thousands, except for number of award grants)	Thierry Bernard(3)	Peer M. Schatz(3)	Roland Sackers
Fixed Salary	$650	$910	$560
Other (1)	34	6,571	40

Total fixed income 2019	684	7,481	600
Short-term variable cash bonus (2)	500	—	249

Total short-term income 2019	1,184	7,481	849
Defined contribution on benefit plan	24	65	76

Total cash compensation	$1,208	$7,546	$925

(1)

Amounts include, among others, car lease and reimbursed personal expenses such as tax consulting. Additionally, amounts for Mr. Schatz include separation payments due upon the conclusion of his agreement. We occasionally reimburse our Managing Directors’ personal expenses related to attending out-of-town meetings but not directly related to their attendance. Amounts do not include the reimbursement of certain expenses relating to travel incurred at the request of QIAGEN, other reimbursements or payments that in total did not exceed $10,000 or tax amounts paid by the Company to tax authorities in order to avoid double-taxation under multi-tax jurisdiction employment agreements. Compensation for Mr. Schatz for 2019 is excluding €0.7 million to account for the tax levy payable to the Dutch tax authorities by the Company on termination benefits pursuant to Article 32bb of the Dutch wage tax act.

(2)

The Performance Stock Units Granted amount includes the number of performance share units granted to each Managing Board member in 2019 for the conversion of 2018 cash bonus earned by each Managing Board member in 2018. In 2019, Mr. Schatz received 60,982 performance stock units and Mr. Sackers received 21,131 performance stock units.

Consolidated Financial Statements F-63

(3)

Mr. Schatz’s contract as Managing Director and Chief Executive Officer concluded effective September 30, 2019 and he continues as a Senior Advisor until June 30, 2021. In October 2019, Mr. Bernard was named Interim Chief Executive Officer in addition to his prior role as Senior Vice President, Head of Molecular Diagnostics Business Area. Mr. Bernard is not a statutory director under Dutch law.

For the year ended December 31, 2018 (in thousands, except for number of option and award grants)	Peer M. Schatz	Roland Sackers
Fixed Salary	$1,281	$575
Other (1)	5	37

Total fixed income 2018	1,286	612
Short-term variable cash bonus (3)	—	—

Total short-term income 2018	1,286	612
Defined contribution on benefit plan	78	80

Total compensation	$1,364	$692

(1)

Amounts include, among others, car lease and reimbursed personal expenses such as tax consulting. We also occasionally reimburse our Managing Directors’ personal expenses related to attending out-of-town meetings but not directly related to their attendance. Amounts do not include the reimbursement of certain expenses relating to travel incurred at the request of QIAGEN, other reimbursements or payments that in total did not exceed $10,000 or tax amounts paid by the Company to tax authorities in order to avoid double-taxation under multi-tax jurisdiction employment agreements.

(2)

The Performance Stock Units Granted amount includes the number of performance stock units granted to each Managing Board member under the Company’s Commitment Program as discussed further in the Corporate Governance Report within this Annual Report. Of the total performance shares granted in 2018, 307,000 were granted to Mr. Schatz and 97,000 were granted to Mr. Sackers under this Commitment Program.

(3)

The Variable Cash Bonus does not include values which were converted to equity-based compensation for each Managing Board member at his election in lieu of the value of the cash bonus earned by such Managing Board member in 2018. In 2019, Mr. Schatz will receive a grant of 60,982 performance stock units and Mr. Sackers will receive a grant of 21,131 performance stock units. The performance stock units will vest 40% over three years and 60% over five years from the date of grant, with the final performance measurement aligned to achievement of 2019 performance goals.

The total recognized compensation expense in accordance with IFRS 2 for share-based compensation in the year December 31, 2019 (2018) for long-term compensation of stock units amounted to $37.4 million ($12.3 million) for Mr. Schatz and $4.7 million ($3.6 million) for Mr. Sackers. Based on such valuations and including the tax levy on termination benefits, the total compensation including share-based compensation expenses in the year 2019 (2018) for members of the Managing Board was $54.3 million ($18.0 million), and amounts to $45.8 million ($13.7 million) for Mr. Schatz and $5.6 million ($4.3 million) for Mr. Sackers.

Consolidated Financial Statements F-64

Remuneration of the Supervisory Board

The tables below state the amounts earned on an accrual basis by the members of the Supervisory Board in 2019 and 2018:

For the year ended December 31, 2019 (in thousands, except for number of share grants)	Fixed remuneration	Committee Chairman / Chairwoman	Committee membership	Total (1)	Number of restricted stock units granted
Stéphane Bancel	$57.5	—	32.0	$89.5	9,331
Dr. Håkan Björklund	$150.0	12.0	11.0	$173.0	9,331
Dr. Metin Colpan	$57.5	12.0	6.0	$75.5	9,331
Dr. Ross L. Levine	$57.5	—	6.0	$63.5	9,331
Dr. Elaine Mardis	$57.5	—	6.0	$63.5	9,331
Lawrence A. Rosen	$57.5	25.0	—	$82.5	9,331
Elizabeth E. Tallett	$57.5	18.0	21.0	$96.5	9,331

(1)	Supervisory Directors are reimbursed for travel costs and for any value-added tax to be paid on their remuneration. These reimbursements are excluded from the amounts presented herein.

For the year ended December 31, 2018 (in thousands, except for number of share grants)	Fixed remuneration	Committee Chairman / Chairwoman	Committee membership	Total(2)	Number of restricted stock units granted
Stéphane Bancel	$57.5	—	32.0	$89.5	9,866
Dr. Håkan Björklund	$103.8	6.0	14.0	$123.8	9,866
Dr. Metin Colpan	$57.5	12.0	6.0	$75.5	9,866
Prof. Dr. Manfred Karobath (1)	$75.0	6.0	8.5	$89.5	9,866
Dr. Ross L. Levine	$57.5	—	6.0	$63.5	9,866
Dr. Elaine Mardis	$57.5	—	6.0	$63.5	9,866
Lawrence A. Rosen	$57.5	25.0	—	$82.5	9,866
Elizabeth E. Tallett	$57.5	18.0	21.0	$96.5	9,866

(1)	Prof. Dr. Manfred Karobath was a member of the Supervisory Board since 2000 and did not stand for re-election at the Company’s Annual General Meeting in June 2018.
(2)	Supervisory Directors are reimbursed for travel costs and for any value-added tax to be paid on their remuneration. These reimbursements are excluded from the amounts presented herein.

The total recognized compensation expense in accordance with IFRS 2 for share-based compensation in the year 2019 (2018) for long-term compensation of restricted stock units amounted to $1.9 million ($1.5 million) and includes $321.3 thousand ($259.0 thousand) for Mr. Bancel, $150.8 thousand ($58.3 thousand) for Mr. Björklund, $327.6 thousand ($270.6 thousand) for Mr. Colpan, $235.8 thousand ($128.0 thousand) for Mr. Levine, $315.7 thousand ($227.6 thousand) for Ms. Mardis, $321.3 thousand ($259.0 thousand) for Mr. Rosen and $229.0 thousand ($201.4 thousand) for Ms. Tallett. $120.2 thousand in 2018 for Mr. Karobath, who did not stand for re-election at the Company’s Annual General Meeting in June 2018.

The total recognized compensation expense, including share-based compensation expenses, for members of the Supervisory Board in 2019 (2018) totaled $2.5 million ($2.2 million) and includes amounts of $410.8 thousand ($348.5 thousand) for Mr. Bancel, $323.8 thousand ($182.1 thousand) for Mr. Björklund, $403.1 thousand ($346.1 thousand) for Mr. Colpan, $299.3 thousand ($191.5 thousand) for Mr. Levine, $379.2 thousand ($291.1 thousand) for Ms. Mardis, $403.8 thousand ($341.5 thousand) for Mr. Rosen, and $325.5 thousand ($297.9 thousand) for Ms. Tallett. $209.7 thousand in 2018 for Mr. Karobath.

Consolidated Financial Statements F-65

Supervisory Board and Managing Board members’ interests in QIAGEN N.V. shares

Share Ownership

The following table sets forth certain information as of January 31, 2020 concerning the ownership of Common Shares by our directors and officers. In preparing the following table, we have relied on information furnished by such persons.

Name and Country of Residence	Shares Beneficially Owned	Percent Ownership
Thierry Bernard, United States	47,526	*
Roland Sackers, Germany	139,476	*
Stéphane Bancel, United States	9,975	*
Dr. Håkan Björklund, Sweden	—	—%
Dr. Metin Colpan, Germany	3,550,617	1.56%
Dr. Ross L. Levine, United States	—	—
Dr. Elaine Mardis, United States	—	—
Lawrence A. Rosen, United States	—	—
Elizabeth Tallett, United States	22,167	*

*	Indicates that the person beneficially owns less than 0.5% of the Common Shares issued and outstanding as of January 31, 2020.

25. Fair Value Measurements

Financial Instruments are measured at fair value according the following hierarchy which prioritizes the inputs used in measuring fair value as follows:

• Level 1,	Observable inputs, such as quoted prices in active markets;

• Level 2,	Inputs, other than the quoted price in active markets, that are observable either directly or indirectly; and

• Level 3,	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Our assets and liabilities measured at fair value on a recurring basis consist of financial assets, which are classified in Level 1 and Level 2 of the fair value hierarchy, derivative contracts used to hedge currency and interest rate risk and derivative financial instruments entered into in connection with the Cash Convertible Notes discussed in Note 26 “Financial Risk Factors and Use of Derivative Financial Instruments”, which are classified in Level 2 of the fair value hierarchy, and contingent consideration accruals which are classified in Level 3 of the fair value hierarchy, and are shown in the tables below. There have been no transfers between levels.

In determining fair value for Level 2 instruments, we apply a market approach, using quoted active market prices relevant to the particular instrument under valuation, giving consideration to the credit risk of both the respective counterparty to the contract and the Company. To determine our credit risk we estimated our credit rating by benchmarking the price of outstanding debt to publicly-available comparable data from rated companies. Using the estimated rating, our credit risk was quantified by reference to publicly-traded debt with a corresponding rating. The Level 2 derivative financial instruments include the Call Options asset, the Warrants liability and the embedded conversion option liability. See Note 16 “Financial Debts” and Note 26 “Financial Risk Factors and Use of Derivative Financial Instruments” for further information. The derivatives are not actively traded and are valued based on an option pricing model that uses observable market data for inputs. Significant market data inputs used to determine fair values as of December 31, 2019 included our common stock price, the risk-free interest rate, and the implied volatility of our common stock. The Call Options asset and the embedded cash

Consolidated Financial Statements F-66

conversion option liability were designed with the intent that changes in their fair values would substantially offset, with limited net impact to our earnings. Therefore, the sensitivity of changes in the unobservable inputs to the option pricing model for such instruments is substantially mitigated.

Our Level 3 instruments include contingent consideration liabilities. We value contingent consideration liabilities using unobservable inputs, applying the income approach, such as the discounted cash flow technique, or the probability-weighted scenario method. Contingent consideration arrangements obligate us to pay the sellers of an acquired entity if specified future events occur or conditions are met such as the achievement of technological or revenue milestones. We use various key assumptions, such as the probability of achievement of the milestones (0% to 100%) and the discount rate (between 2.4% and 6.9%), to represent the non-performing risk factors and time value when applying the income approach. We regularly review the fair value of the contingent consideration, and reflect any change in the accrual in the consolidated statements of income in the line items commensurate with the underlying nature of milestone arrangements. If minor changes were made in the key assumptions on which these valuations are based, there would be no material effect on the fair value of contingent consideration on the statement of financial position or the corresponding effect in the consolidated statement of income for the years ended December 31, 2019 and 2018. The maximum amount of contingent consideration relating to business combinations is disclosed in Note 20 “Commitments and Contingencies”.

Our Level 3 instruments also include unquoted equity securities for which we estimate the value based on valuation methods using the observable transaction price at the transaction date and other unobservable inputs. These investments are carried at fair value which is considered to be cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

As of December 31, 2019, we held the following financial instruments carried at fair value on the statement of financial position:

(in thousands)	2019	Level 1	Level 2	Level 3
Financial assets, current	$107,118	$—	$107,118	$—
Financial assets, non-current	94,187	870	22,468	70,849
Call option	290,971	—	290,971	—
Foreign exchange contracts	6,689	—	6,689	—
Interest rate contracts	2,474	—	2,474	—

Assets	$501,439	$870	$429,720	$70,849

Foreign exchange contracts	(1,814)	—	(1,814)	—
Interest rate contracts	(6,027)	—	(6,027)	—
Cash conversion option	(292,263)	—	(292,263)	—
Warrants	(238,663)	—	(238,663)	—
Contingent consideration	(162,160)	—	—	(162,160)

Liabilities	$(700,927)	—	$(538,767)	$(162,160)

Consolidated Financial Statements F-67

As of December 31, 2018, we held the following financial instruments carried at fair value on the statement of financial position:

(in thousands)	2018	Level 1	Level 2	Level 3
Financial assets, current	$214,918	$350	$214,568	$—
Financial assets, non-current	81,639	2,117	20,038	59,484
Call option	395,095	—	395,095	—
Foreign exchange contracts	2,673	—	2,673	—

Assets	$694,325	$2,467	$632,374	$59,484

Foreign exchange contracts	(5,957)	—	(5,957)	—
Interest rate contracts	(18,768)	—	(18,768)	—
Cash conversion option	(399,262)	—	(399,262)	—
Warrants	(297,240)	—	(297,240)	—
Contingent consideration	(48,971)	—	—	(48,971)

Liabilities	$(770,198)	$—	$(721,227)	$(48,971)

Refer to Note 7 “Financial Assets” for the change in unquoted equity securities with Level 3 inputs during the year ended December 31, 2019 included in financial assets, non-current in the table above. For liabilities with Level 3 inputs, the following table summarizes the activity as of December 31, 2019 and 2018:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3) Contingent Consideration (in thousands)	2019	2018
Contingent consideration as at January 1st	$(48,971)	$(11,539)

Additions from acquisitions	(132,422)	(53,962)
Payments	11,800	16,530
Gain included in earnings	7,433	—

Contingent consideration as at December 31st	$(162,160)	$(48,971)

As of December 31, 2019, the liability for contingent consideration totals $162.2 million, of which $142.6 million is included in other current liabilities and $19.6 million is included in other non-current liabilities in the accompanying consolidated balance sheet. During 2019, gains for the reduction in the fair value of contingent consideration related to unmet milestones of $7.4 million was recognized in restructuring, integration and other, net in the accompanying consolidated income statement.

The table below presents the carrying values and the estimated fair values of financial instruments not presented in the tables above.

	As of December 31, 2019			As of December 31, 2018
(in thousands)	Carrying Amount	Level 1	Level 2	Carrying Amount	Level 1	Level 2
Long-term debt including current portion:
Cash convertible notes	$1,046,511	$1,296,334	$—	$1,439,931	$1,794,000	$—
U.S. Private placement	326,510	—	329,157	399,301	—	391,700
German private placement	330,857	—	334,371	336,168	—	337,768

	$1,703,878	$1,296,334	$663,528	$2,175,400	$1,794,000	$729,468

The fair values of the financial instruments presented in the tables above were determined as follows:

Cash Convertible Notes: Fair value is based on an estimation using available over-the-counter market information on the Cash Convertible Notes due in 2021, 2023 and 2024.

Consolidated Financial Statements F-68

U.S. Private Placement: Fair value of the outstanding bonds is based on an estimation using the changes in the U.S. Treasury rates.

German Private Placement: Fair value is based on an estimation using changes in the euro swap rates.

The estimated fair values may not represent actual values of the financial instruments that could be realized as of the balance sheet date or that will be realized in the future. There were no adjustments in the twelve-month periods ended December 31, 2019 and 2018 for nonfinancial assets or liabilities required to be measured at fair value on a nonrecurring basis.

26. Financial Risk Factors and Use of Derivative Financial Instruments

26.1. Financial Risks

Market risk

Our market risk relates primarily to interest rate exposures on cash, short-term investments and borrowings and foreign currency exposures. Financial risk is centrally managed and is regulated by internal guidelines which require a continuous internal risk analysis. The overall objective of our risk management is to reduce the potential negative earnings effects from changes in interest and foreign exchange rates. Exposures are managed through operational methods and financial instruments relating to interest rate and foreign exchange risks. In the ordinary course of business, we use derivative instruments, including swaps, forwards and/or options, to manage potential losses from foreign currency exposures and interest rates. The principal objective of such derivative instruments is to minimize the risks and/or costs associated with global financial and operating activities. We do not utilize derivative or other financial instruments for trading or other speculative purposes. All derivatives are recognized as either assets or liabilities in the balance sheet and are measured at fair value with any change in fair value recognized in earnings in the period of change, unless the derivative qualifies as an effective hedge that offsets certain exposures. In determining fair value, we consider both the counterparty credit risk and our own creditworthiness, to the extent that the derivatives are not covered by collateral agreements with respective counterparties.

Foreign currency exchange rates

As a global enterprise, we are subject to risks associated with fluctuations in foreign currencies with regard to our ordinary operations. This includes foreign currency-denominated receivables, payables, debt, and other balance sheet positions as well as future cash flows resulting from anticipated transactions including intra-group transactions. We manage our balance sheet exposure on a group-wide basis primarily using foreign exchange forward contracts, options and cross-currency swaps.

A significant portion of our revenues and expenses are earned and incurred in currencies other than the U.S. dollar. The euro is the most significant such currency, with others including the British pound, Japanese yen, Chinese renminbi, Turkish lira, Brazilian real, Indian rupee, Swiss franc, and Canadian and Australian dollars. Fluctuations in the value of the currencies in which we conduct our business relative to the U.S. dollar have caused and will continue to cause U.S. dollar translations of such currencies to vary from one period to another. Due to the number of currencies involved, the constantly changing currency exposures, and the potential substantial volatility of currency exchange rates, we cannot predict the effect of exchange rate fluctuations upon future operating results. In general terms, depreciation of the U.S. dollar against our other foreign currencies will increase reported net sales. However, this effect is, at least partially, offset by the fact that we also incur substantial expenses in foreign currencies.

We have significant production and manufacturing facilities located in Germany and intercompany sales of inventory also expose us to foreign currency exchange rate risk. Intercompany sales of inventory are generally denominated in the local currency of the subsidiary purchasing the inventory in order to centralize foreign

Consolidated Financial Statements F-69

currency risk with the manufacturing subsidiary. We use an in-house bank approach to net and settle intercompany payables and receivables as well as intercompany foreign exchange swaps and forward contracts in order to centralize the foreign exchange rate risk to the extent possible. We have entered in the past and may enter in the future into foreign exchange derivatives including forwards, swaps and options to manage the remaining foreign exchange exposure.

For the presentation of market risks, IFRS 7 requires sensitivity analyses that show the effects of hypothetical changes of relevant risk variables on profit or loss and shareholders’ equity. Currency risks as defined by IFRS 7 arise on account of financial instruments being denominated in a currency that is not the functional currency and being of a monetary nature; differences resulting from the translation of financial statements into the Company’s presentation currency are not taken into consideration. Relevant risk variables are generally all non-functional currencies in which QIAGEN has financial instruments.

QIAGEN is exposed to currency risks from financial derivatives. If each of the respective currency pairs for which the Company has financial derivatives in place, which do not qualify for hedge accounting in accordance with IFRS 9, varied from the rates used for the preparation of the consolidated financial statements, this would have had an effect on the net income of the Company. Any effect would have been almost fully off-set by corresponding valuation adjustments in the positions, which economically had been hedged by these financial derivatives. Accordingly, the net effect of such variance in currency rates would not have been material.

If, at December 31, 2019, the U.S. dollar had gained or lost 10% against all identified major currencies, the estimated effect on the fair value of the financial derivatives would have been as follows:

	As of December 31, 2019		As of December 31, 2018
(in thousands)	10% higher	10% lower	10% higher	10% lower
Currency
Euro (EUR)	12,010	(12,038)	(5,947)	5,947
Australian Dollar (AUD)	11,655	(11,760)	9,493	(9,493)
Swedish Krona (SEK)	(395)	483	(345)	422
Japanese Yen (JPY)	(82)	101	—	—
Canadian Dollar (CAD)	(275)	334	(399)	488
Singapore Dollar (SGD)	(587)	704	(1,795)	2,196
Swiss Franc (CHF)	(1,818)	2,205	(8,478)	10,389
Pound Sterling (GBP)	388	(391)	895	(895)
Turkish Lira (TRY)	2,369	(2,909)	1,393	(1,699)
South Korean Won (KRW)	621	(756)	529	(647)
Chinese Yuan (CNY)	952	(1,159)	263	(321)
Norwegian Krone (NOK)	—	—	209	(256)
Polish Zloty (PLN)	402	(488)	362	(443)

Total	25,240	(25,674)	(3,820)	5,688

Interest rates

The Company is exposed to interest rate risk by floating rate financial debt and floating rate financial assets. This exposure is managed by varying the proportion of fixed and floating rate debt, while all non-derivative financial assets pay interest on floating rates. Net financial income earned on the Company’s net financial assets is generally affected by changes in the level of interest rates, principally the Euro and the U.S. dollar interest rate.

At December 31, 2019, we had $622.5 million in cash and cash equivalents (2018: $1.2 billion). Interest income earned on our cash investments is affected by changes in the relative levels of market interest rates. We only invest in high-grade investment instruments. A hypothetical adverse 10% movement in market interest rates would not have materially impact our financial statements.

Consolidated Financial Statements F-70

Borrowings against lines of credit are at variable interest rates. We had no amounts outstanding against our lines of credit at December 31, 2019 and 2018. A hypothetical adverse 10% movement in market interest rates would not have materially impacted our financial statements.

At December 31, 2019, we had $1.7 billion in current and non-current financial debt (2018: $2.2 billion). A hypothetical adverse 10% movement in market interest rates would not have materially impacted our financial statements.

Liquidity risk

To date, we have funded our business primarily through internally generated funds, debt and the private and public sales of equity. Our primary use of cash has been to support continuing operations and our investing activities including capital expenditure requirements and acquisitions. As of December 31, 2019 and 2018, we had cash and cash equivalents of $622.5 million and $1.16 billion, respectively. We also had current financial assets of $107.1 million and $214.6 million, respectively. Cash and cash equivalents are primarily held in Euros and U.S. dollars, other than those cash balances maintained in the local currency of subsidiaries to meet local working capital needs. As of December 31, 2019 and 2018, we had working capital of $560.3 million and $1.1 billion, respectively.

In October 2016, we extended the maturity of our €400.0 million syndicated revolving credit facility, which now has a contractual lifetime until December 2021 of which no amounts were utilized at December 31, 2019. We have additional credit lines totaling €26.6 million with no expiration date, none of which were utilized as of December 31, 2019. We also have finance lease obligations, including interest, in the amount of $0.1 million as of December 31, 2018 and repayment obligations of $1.7 billion of financial debt (2018: $2.2 billion), of which $285.2 million is current as of December 31, 2019.

As of December 31, 2019, our future contractual cash obligations are as follows:

Contractual Obligations	Payments Due by Period
(in thousands)	Total	2020	2021	2022	2023	2024	Thereafter
Financial debt (1)	$1,787,877	$25,438	$347,230	$488,883	$356,738	$552,636	$16,952
Purchase obligations	194,596	126,121	35,915	26,337	3,223	3,000	—
Lease obligations	61,520	19,914	16,009	11,885	7,119	3,391	3,202
License and royalty payments (2)	37,455	11,434	9,012	6,507	4,382	1,823	4,297

Total contractual cash obligations	$2,081,448	$182,907	$408,166	$533,612	$371,462	$560,850	$24,451

(1)	Amounts include required principal, stated at current carrying values, and interest payments.
(2)	As of December 31, 2019, $10.0 million and $14.5 million are included in other current liabilities and other non-current liabilities, respectively.

Consolidated Financial Statements F-71

In addition to the above and pursuant to purchase agreements for several of our recent acquisitions, we could be required to make additional contingent cash payments totaling up to $179.4 million based on the achievement of certain revenue and operating results milestones as follows:

(in thousands)	Contingent Cash Payments
2020	$152,750
2021	11,800
2022	5,900
2024	5,900
Anytime 12-month period from now until 2028	3,000

Total	$179,350

Of the $179.4 million total contingent obligation, we have assessed the fair value at December 31, 2019 to be $162.2 million, of which $142.6 million is included in other current liabilities and $19.6 million is included in other non-current liabilities.

We believe that funds from operations, existing cash and cash equivalents, together with the proceeds from our public and private sales of equity, and availability of financing facilities, will be sufficient to fund our planned operations and expansion during the coming year. However, any global economic downturn may have a greater impact on our business than currently expected, and we may experience a decrease in the sales of our products, which could impact our ability to generate cash. The recent outbreak of COVID-19 continues to impact the global economy and markets. At this time, the impact of the outbreak on our business has been mixed as production at our plants is uninterrupted and supply chains and distribution channels are intact yet our production is focused on those products most needed to fight the outbreak. At present, our liquidity remains healthy. However, going forward the COVID-19 outbreak may negatively impact, amongst other things, our supply chain, workforce, operations of our plants, and market demand and liquidity. If our future cash flows from operations and other capital resources are not adequate to fund our liquidity needs, we may be required to obtain additional debt or equity financing or to reduce or delay our capital expenditures, acquisitions or research and development projects. If we could not obtain financing on a timely basis or at satisfactory terms, or implement timely reductions in our expenditures, our business could be adversely affected.

Credit risk

Financial instruments that potentially subject us to concentrations of credit risk are cash and cash equivalents, financial assets, and accounts receivable. We attempt to minimize the risks related to cash and cash equivalents and financial assets by dealing with highly-rated financial institutions and investing in a broad and diverse range of financial instruments. We have established guidelines related to credit quality and maturities of investments intended to maintain safety and liquidity. Concentration of credit risk with respect to accounts receivable is limited due to a large and diverse customer base, which is dispersed over different geographic areas. Allowances are maintained for potential credit losses and such losses have historically been within expected ranges. There were no significant concentrations of credit risk during the reporting period. The maximum exposure to credit risk is represented by the carrying amount of each financial asset in the statement of financial position.

Credit risk is managed on a Company basis, except for credit risk relating to accounts receivable balances. Each local entity is responsible for managing and analyzing the credit risk for each of their new clients before standard payment and delivery terms and conditions are offered.

Counterparty risk

The financial instruments used in managing our foreign currency, equity and interest rate exposures have an element of risk in that the counterparties may be unable to meet the terms of the agreements. To the extent that

Consolidated Financial Statements F-72

derivatives are not subject to mutual collateralization agreements, we attempt to minimize this risk by limiting the counterparties to a diverse group of highly-rated international financial institutions. The carrying values of our financial instruments incorporate the non-performance risk by using market pricing for credit risk. However, we have no reason to believe that any counterparties will default on their obligations and therefore do not expect to record any losses as a result of counterparty default. In order to minimize our exposure with any single counterparty, we have entered into all derivative agreements, with the exception of the Call Spread Overlay, under master agreement which allow us to manage the exposure with the respective counterparty on a net basis. Most of these master agreements, include bilateral collateral agreements.

Fair values

The fair values of financial assets and financial liabilities are determined in accordance with the accounting policies stated under Notes 3.12 “Financial Instruments” and 3.13 “Financial Instruments—Classification and Subsequent Measurement”.

Equity prices

The Warrants issued as part of the Call Spread Overlay discussed in Note 16 “Financial Debts” and Note 26.2 “Use of Derivative Financial Instruments” expose us to income statement volatility due to changes in our own equity price. Changes in the fair value of the Warrants are recognized in other financial expense, net. Assuming a hypothetical 10% increase or decrease in equity prices at December 31, 2019, the estimated effect would have been approximately $61.5 million loss or $55.7 million gain, respectively (2018: $108.3 million loss or $89.0 million gain).

Commodities

The Company has exposures to price risk related to anticipated purchases of certain commodities used as raw materials in its business. A change in commodity prices may alter the gross margin, but due to the limited exposure to any single raw material, a price change is unlikely to have a material unforeseen impact on the Company’s earnings.

26.2 Use of Derivative Financial Instruments

Derivatives and Hedging

Objective and Strategy

In the ordinary course of business, we use derivative instruments, including swaps, forwards and/or options, to manage potential losses from foreign currency exposures and interest bearing assets or liabilities. The principal objective of such derivative instruments is to minimize the risks and/or costs associated with our global financial and operating activities. We do not utilize derivative or other financial instruments for trading or other speculative purposes. We recognize all derivatives as either assets or liabilities on the balance sheet on a gross basis, measure those instruments at fair value and recognize the change in fair value in earnings in the period of change, unless the derivative qualifies as an effective hedge that offsets certain exposures. We have agreed with almost all of our counterparties with whom we enter into cross-currency swaps, interest rate swaps or foreign exchange contracts, to enter into bilateral collateralization contracts under which we receive or provide cash collateral, as the case may be, for the net position with each of these counterparties. As of December 31, 2019, cash collateral positions consisted of $1.4 million recorded in other current liabilities and $2.7 million recorded in other current assets in the accompanying consolidated balance sheet. As of December 31, 2018, we had a liability position of $1.0 million recorded in other current liabilities and $25.4 million recorded in other current assets in the accompanying consolidated balance sheet.

Consolidated Financial Statements F-73

Non-Derivative Hedging Instrument

Net Investment Hedge

In 2017, we entered into a foreign currency non-derivative hedging instrument that is designated and qualifies as net investment hedge. The objective of the hedge is to protect part of the net investment in foreign operations against adverse changes in the exchange rate between the Euro and the functional currency of the U.S. dollar. The non-derivative hedging instrument is the German private corporate bond (“Schuldschein”) which was issued in the total amount of $331.1 million as described in Note 16 “Financial Debts”. Of the $331.1 million, which is held in both U.S. dollars and Euro, €255.0 million is designated as the hedging instrument against a portion of our Euro net investments in our foreign operations. The relative changes in both the hedged item and hedging instrument are calculated by applying the change in spot rate between two assessment dates against the respective notional amount. The effective portion of the hedge is recorded in the cumulative translation adjustment account within other accumulated comprehensive income (loss). Based on the spot rate method, the unrealized gain and loss recorded in equity as of December 31, 2019 and 2018 is $0.4 million and $5.9 million, respectively.Since we are using the debt as the hedging instrument, which is also remeasured based on the spot rate method, there is no hedge ineffectiveness related to the net investment hedge as of December 31, 2019 and 2018.

Derivatives Designated as Hedging Instruments

Cash Flow Hedges

As of December 31, 2019 and 2018, we held derivative instruments that are designated and qualify as cash flow hedges where the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings. In 2019 and in 2018, we did not record any hedge ineffectiveness related to any cash-flow hedges in earnings. Based on their valuation as of December 31, 2019, we expect approximately $1.9 million of derivative losses included in accumulated other comprehensive loss will be reclassified into income during the next 12 months. The cash flows derived from derivatives are classified in the consolidated statements of cash flows in the same category as the consolidated balance sheet account of the underlying item.

We use interest rate derivative contracts to align our portfolio of interest bearing assets and liabilities with our risk management objectives. During 2015, we entered into five cross currency interest rate swaps through 2025 for a total notional amount of €180.0 million which qualify for hedge accounting as cash flow hedges. We determined that no ineffectiveness exists related to these swaps. As of December 31, 2019 and 2018, interest receivables of $1.5 million and $1.4 million, respectively are recorded in other current assets in the accompanying consolidated balance sheets.

Fair Value Hedges

As of December 31, 2019 and 2018, we held derivative instruments that qualify for hedge accounting as fair value hedges. For derivative instruments that are designated and qualify as a fair value hedge, the effective portion of the gain or loss on the derivative is reflected in earnings. This earnings effect is offset by the change in the fair value of the hedged item attributable to the risk being hedged that is also recorded in earnings. In 2019 and 2018, we concluded there was no ineffectiveness. The cash flows derived from derivatives are classified in the consolidated statements of cash flows in the same category as the consolidated balance sheet account of the underlying item.

We hold interest rate swaps which effectively fixed the fair value of a portion of our fixed rate private placement debt and qualify for hedge accounting as fair value hedges. We determined that no ineffectiveness exists related to these swaps. As of December 31, 2019, an interest receivable of $0.1 million is recorded in other current assets and as of December 31, 2018, accrued and unpaid interest of $0.1 million, is recorded in accrued and other liabilities, respectively, in the accompanying condensed consolidated balance sheets.

Consolidated Financial Statements F-74

Derivatives Not Designated as Hedging Instruments

Call Options

We entered into Call Options during 2014 which, along with the sale of the Warrants, represent the Call Spread Overlay entered into in connection with the 2019 and 2021 Cash Convertible Notes and which are more fully described in Note 16 “Financial Debts”.In these transactions, the Call Options are intended to address the equity price risk inherent in the cash conversion feature of each instrument by offsetting cash payments in excess of the principal amount due upon any conversion of the Cash Convertible Notes.

Aside from the initial payment of a premiums for the Call Options, we will not be required to make any cash payments under the Call Options. We will, however, be entitled to receive under the terms of the Call Options, an amount of cash generally equal to the amount by which the market price per share of our common stock exceeds the exercise price of the Call Options during the relevant valuation period. The exercise price under the Call Options is equal to the conversion price of the Cash Convertible Notes.

The Call Options, for which our common stock is the underlying security, are derivative assets that require mark-to-market accounting treatment due to the cash settlement features until the Call Options settle or expire. The Call Options are measured and reported at fair value on a recurring basis, within Level 2 of the fair value hierarchy. For further discussion of the inputs used to determine the fair value of the Call Options, refer to Note 25 “Fair Value Measurements”.

The Call Options do not qualify for hedge accounting treatment. Therefore, the change in fair value of these instruments is recognized immediately in our consolidated statements of income in other financial expense, net. Because the terms of the Call Options are substantially similar to those of the Cash Convertible Notes’ embedded cash conversion option, discussed below, we expect the effect on earnings from those two derivative instruments to mostly offset each other.

Cash Convertible Notes Embedded Cash Conversion Option

The embedded cash conversion option within the Cash Convertible Notes discussed in Note 16 “Financial Debts” is required to be separated from the Cash Convertible Notes and accounted for separately as a derivative liability, with changes in fair value reported in our consolidated statements of income in other financial expense, net until the cash conversion option settles or expires. The embedded cash conversion option is measured and reported at fair value on a recurring basis, within Level 2 of the fair value hierarchy. For further discussion of the inputs used to determine the fair value of the embedded cash conversion option, refer to Note 25 “Fair Value Measurements”.

Embedded Conversion Option

During 2017, we purchased a convertible note for $3.0 million from a publicly listed company considered a related party. The embedded conversion option within the convertible note is required to be separated from the convertible note and accounted for separately as derivative liability, with changes in fair value reported in our consolidated statements of income in other financial income (expense), net. The embedded cash conversion option is measured and reported at fair value on a recurring basis, within Level 2 of the fair value hierarchy. For further discussion of the inputs used to determine the fair value of the embedded cash conversion option, refer to Note 25 “Fair Value Measurements”.

Foreign Currency Derivatives

As a globally active enterprise, we are subject to risks associated with fluctuations in foreign currencies in our ordinary operations. This includes foreign currency-denominated receivables, payables, debt, and other balance sheet positions including intercompany items. We manage balance sheet exposure on a group-wide basis using foreign exchange forward contracts, foreign exchange options and cross-currency swaps.

Consolidated Financial Statements F-75

We are party to various foreign exchange forward, option and swap arrangements which had, at December 31, 2019 and 2018 aggregate notional value of $701.4 million and $792.7 million which expire at various dates through March 2020. The transactions have been entered into to offset the effects from short-term balance sheet exposure to foreign currency exchange risk. Changes in the fair value of these arrangements have been recognized in other financial expense, net.

Fair Values of Derivative Instruments

The following table summarizes the fair value amounts of derivative instruments reported in the consolidated balance sheets as of December 31, 2019 and 2018:

	As of December 31, 2019		As of December 31, 2018
(in thousands)	Current Asset	Non-current Asset	Current Asset	Non-current Asset
Assets:
Derivative instruments designated as hedges
Interest rate contracts—cash flow hedge (1)	$—	$—	$—	$—
Interest rate contracts—fair value hedge (1)	—	2,474	—	—

Total derivative instruments designated as hedges	$—	$2,474	$—	$—

Undesignated derivative instruments
Embedded conversion option	$—	$—	$—	$349
Call options	101,179	189,792	100,081	295,014
Foreign exchange contracts	$6,689	$—	2,673	—

Total undesignated derivative instruments	$107,868	$189,792	$102,754	$295,363

Total Derivative Assets	$107,868	$192,266	$102,754	$295,363

	As of December 31, 2019		As of December 31, 2018
(in thousands)	Current Liability	Non-current Liability	Current Liability	Non-current Liability
Liabilities:
Derivative instruments designated as hedges
Interest rate contracts—cash flow hedge (1)	$—	$(6,027)	$—	$(17,574)
Interest rate contracts—fair value hedge (1)	—	—	(473)	(721)

Total derivative instruments designated as hedges	$—	$(6,027)	$(473)	$(18,295)

Undesignated derivative instruments
Cash convertible notes embedded conversion option	$(101,361)	$(190,902)	$(100,164)	$(299,098)
Cash conversion options	—	(238,663)	(433)	(296,807)
Foreign exchange contracts	(1,814)	—	(5,957)	—

Total undesignated derivative instruments	$(103,175)	$(429,565)	$(106,554)	$(595,905)

Total Derivative Liabilities	$(103,175)	$(435,592)	$(107,027)	$(614,200)

(1)	The fair value amounts for the interest rate contracts do not include accrued interest.

Consolidated Financial Statements F-76

Gains and Losses on Derivative Instruments

The following table summarize the classification and gains and losses on derivative instruments for the years ended December 31, 2019 and 2018:

	Year ended December 31,
	2019	2018
(in thousands)	Other financial expense, net	Other financial expense, net
Total amounts presented in the Consolidated Statements of Income in which the effects of cash flow and fair value hedges are recorded	$(9,960)	$(69,544)
Gains (Losses) on Derivatives in Cash Flow Hedges
Interest rate contracts
Amount of (loss) gain reclassified from accumulated other comprehensive income	$(3,888)	$(9,774)
Amounts excluded from effectiveness testing	—	—
Gains (Losses) on Derivatives in Fair Value Hedges
Interest rate contracts
Hedged item	(3,668)	2,051
Derivatives designated as hedging instruments	3,668	(2,051)
Gains (Losses) Derivatives Not Designated as Hedging Instruments
Embedded conversion option	(349)	131
Call options	(104,125)	74,682
Cash convertible notes embedded cash conversion option	106,998	(76,500)
Cash conversion option	(17,479)	(138,093)
Foreign exchange contracts	1,835	(19,857)

Total losses	$(17,008)	$(169,411)

Balance Sheet Line Items in which the Hedged Item is Included

The following table summarizes the balance sheet line items in which the hedged item is included as of December 31, 2019 and 2018:

	Carrying Amount of the Hedged Assets (Liabilities)
(in thousands)	December 31, 2019	December 31, 2018
Current portion of long-term debt	$—	$(72,956)
Long-term debt	$(126,816)	$(126,751)

27. Additional Information for Financial Instruments

The tables below present the carrying amounts, fair values and measurements in accordance with IFRS 9 as of December 31, 2019 and 2018, respectively.

Consolidated Financial Statements F-77

December 31, 2019 (US$ thousands)	IFRS 9 Category	Total Carrying Amount	Amortized Cost	At Fair Value
Assets
Cash and cash equivalents	AC	622,486	622,486	—
Financial assets	FVTPL	201,305	—	201,305
Trade accounts receivable	AC	376,281	376,281	—
Derivatives designated as hedges	N/A	2,474	—	2,474
Undesignated derivatives	FVTPL	297,660	—	297,660
Liabilities
Financial debts	FLAC	(1,703,878)	(1,703,878)	(1,959,862)
Lease liabilities(1)	FLAC	(58,370)	(58,370)	—
Trade accounts payable	FLAC	(84,767)	(84,767)	—
Derivatives in effective hedges	N/A	(6,027)	—	(6,027)
Undesignated derivatives	FVTPL	(532,740)	—	(532,740)
Contingent consideration	FVTPL	(162,160)	—	(162,160)
Aggregated by category
Financial assets measured at amortized cost (AC)		998,767	998,767	—
Financial liabilities measured at amortized Cost (FLAC)		(1,847,015)	(1,847,015)	(1,959,862)
Instruments at fair value through profit or loss (FVTPL)		(195,935)	—	(195,935)

(1)	Separate disclosure of fair value of lease liabilities is not required.

December 31, 2018 (US$ thousands)	IFRS 9 Category	Total Carrying Amount	Amortized Cost	At Fair Value
Assets
Cash and cash equivalents	AC	1,159,079	1,159,079	—
Financial assets	FVTPL	296,207	—	296,207
Trade accounts receivable	AC	351,612	351,612	—
Derivatives designated as hedges	N/A	—	—	—
Undesignated derivatives	FVTPL	398,117	—	398,117
Liabilities
Financial debts	FLAC	(2,175,400)	(2,175,400)	(2,523,468)
Finance lease obligations	N/A	(83)	(83)	—
Trade accounts payable	FLAC	(69,415)	(69,415)	—
Derivatives in effective hedges	N/A	(18,768)	—	(18,768)
Undesignated derivatives	FVTPL	(702,459)	—	(702,459)
Contingent consideration	FVTPL	(48,971)	—	(48,971)
Aggregated by category
Financial assets measured at amortized cost (AC)		1,510,691	1,510,691	—
Financial liabilities measured at amortized cost (FLAC)		(2,244,815)	(2,244,815)	(2,523,468)
Instruments at fair value through profit or loss (FVTPL)		(57,106)	—	(57,106)

As of December 31, 2019 and 2018, fair values of financial debts amount to $2.0 billion and $2.5 billion, respectively. The carrying amounts of all other financial assets and financial liabilities approximate their fair values.

Consolidated Financial Statements F-78

As of December 31, 2019 and 2018, there are no significant concentrations of risks arising from financial instruments.

Net Results by Category

December 31, 2019		Subsequent Measurement
(in thousands)	From interest	At fair value	Allowances / Impairments	De- recognition	Net result
Loans and receivables (LaR)	$14,618	—	—	—	$14,618
Financial assets	—	(1,597)	—	—	(1,597)
Financial liabilities measured at amortized cost (FLAC)	(69,515)	—	—	—	(69,515)

Net result	$(54,897)	$(1,597)	$—	$—	$(56,494)

Interest from financial instruments is recognized in financial expense.

The Company recognizes the other components of net gain/loss in other financial income/expense, except for impairments of trade receivables that are classified as “loans and receivables” which are reported under general and administrative, restructuring, integration and other expense.

The information for the comparative period is provided below:

December 31, 2018		Subsequent Measurement
(in thousands)	From interest	At fair value	Allowances / Impairments	De- recognition	Net result
Loans and receivables (LaR)	$15,061	$—	$—	$—	$15,061
Financial assets	—	(147)	—	—	(147)
Financial liabilities measured at amortized cost (FLAC)	(62,766)	—	—	—	(62,766)

Net result	$(47,705)	$(147)	$—	$—	$(47,852)

28. Capital Management

The primary objectives of the Group’s capital management are to safeguard the Group’s ability to continue as a going concern and to ensure financial flexibility to execute the Group’s strategic growth targets. We regularly review our capital structure to ensure a low cost of capital to enhance shareholder value. The Group’s overall strategy remains unchanged from 2018 and we are not subject to any externally imposed capital requirements. All common shares issued are fully paid.

During 2019, we repaid $506.4 million of long-term debt including $430.0 million for the amount due for the 2019 Cash Convertible Notes, $73.0 million for amounts due for the U.S. Private Placement and and $3.4 million for a portion of the 2021 Cash Convertible Notes which was converted during the contingent conversion period.

In November 2018, we issued $500.0 million aggregate principal amount of Cash Convertible Senior Notes which is due in 2024 (2024 Notes). The net proceeds of the 2024 Notes were $470.0 million, after payment of the net cost of the Call Spread Overlay described below and transaction costs paid through December 31, 2018.

An important indicator of capital management efforts is the ratio of shareholders’ equity compared to total assets as shown in the consolidated statement of financial position:

(in thousands, except of ratio)	2019	2018
Shareholders’ equity attributable to equity holders of the parent	$2,323,847	$2,378,815
Total assets	$5,264,254	$5,797,817
Shareholders’ equity ratio in %	44%	41%

Consolidated Financial Statements F-79

Total financial debt consists of cash convertible notes and private placements as discussed in Note 16 “Financial Debts”. The changes in financial debts reconciled to the cash flows arising from financing activities as follows:

Reconciliation of Liabilities Arising from Financing Activities

Total financial debt consists of cash convertible notes and private placements as discussed in Note 16. The changes in financial debts reconciled to the cash flows arising from financing activities as follows:

(in thousands)	12/31/2018	Cash flows	Amortization of debt discount and issuance costs (1)	Foreign currency and other(2)	12/31/2019
Cash convertible notes	$1,439,931	$(433,400)	$39,980	$—	$1,046,511
Private Placement	399,301	(73,000)	209	—	326,510
German Private Placement (Schuldschein)	336,168	—	193	(5,504)	330,857

Total non-current debt	2,175,400	(506,400)	40,382	(5,504)	1,703,878

Lease liability including recognition of IFRS 16 lease liability	83	(24,256)	—	82,543	58,370

Total liabilities from financing activities	$2,175,483	$(530,656)	$40,382	$77,039	$1,762,248

(in thousands)	12/31/2017	Cash flows	Amortization of debt discount and issuance costs (1)	Embedded derivative	Foreign currency and other(3)	12/31/2018
Cash convertible notes	$1,008,507	$494,879	$35,599	$(98,475)	(579)	$1,439,931
Private Placement	399,083	—	218	—	—	399,301
German Private Placement (Schuldschein)	349,812	—	195	—	(13,839)	336,168

Total non-current debt	1,757,402	494,879	36,012	(98,475)	(14,418)	2,175,400

Finance leases	1,416	(1,308)	—	—	(25)	83

Total liabilities from financing activities	$1,758,818	$493,571	$36,012	$(98,475)	$(14,443)	$2,175,483

(1)

Total amortization of debt discount and issuance costs for the years ended December 31, 2019 and 2018 totaled $40.8 million and $36.4 million, respectively which included costs related to the syndicated multi-currency revolving credit facility expiring December 2021 of which no amounts were utilized at December 31, 2019 or at 2018.

(2)

For the year ended December 31, 2019, the German Private Placement experienced unrealized foreign currency gains totaling $5.5 million. Other includes recognition of lease liability upon adoption of IFRS 16 and current year additions to lease liability.

(3)

For the year ended December 31, 2018, the Cash Convertible Notes are net of debt issuance costs, of which $0.6 million were unpaid as of year-end and the German Private Placement experienced unrealized foreign currency gains totaling $13.8 million. Finance leases for the year end included non-cash charges of less than $0.1 million of foreign currency impacts.

29. Subsequent Events

Events that occurred after the balance sheet date that provide no information on the actual situation at the balance sheet date are not recognized in the financial statements. When those events are relevant for the economic decisions of users of the financial statements, the nature and the estimated financial effects of the events are disclosed in the financial statements.

Consolidated Financial Statements F-80

On March 3, 2020, QIAGEN N.V. and Thermo Fisher Scientific, Inc. announced that their boards of directors, as well as the managing board of QIAGEN N.V., unanimously approved Thermo Fisher’s proposal to acquire QIAGEN for €39 per share in cash. The offer price represents a premium of approximately 23% to the closing price of QIAGEN’s common stock on the Frankfurt Prime Standard on March 2, 2020, the last trading day prior to the announcement of the transaction. Thermo Fisher will commence a tender offer to acquire all of the ordinary shares of QIAGEN.

30. Consolidated Companies

The following is a list of the Company’s subsidiaries as of December 31, 2019, other than certain subsidiaries that did not in the aggregate constitute a significant subsidiary:

Company Name	Jurisdiction of Incorporation
Amnisure International LLC	USA
Cellestis Pty. Ltd.	Australia
STAT-Dx Life S.L.	Spain
QIAGEN Aarhus A/S	Denmark
QIAGEN AB	Sweden
QIAGEN AG	Switzerland
QIAGEN Australia Holding Pty. Ltd.	Australia
QIAGEN Benelux B.V.	Netherlands
QIAGEN Beverly LLC	USA
QIAGEN China (Shanghai) Co. Ltd.	China
QIAGEN Deutschland Holding (Luxembourg) SARL	Luxembourg
QIAGEN Deutschland Holding GmbH	Germany
QIAGEN Finance (Malta) Ltd.	Malta
QIAGEN France S.A.S.	France
QIAGEN Gaithersburg LLC	USA
QIAGEN GmbH	Germany
QIAGEN Hamburg GmbH	Germany
QIAGEN Healthcare Biotechnologies Limited(1)	UK
QIAGEN Healthcare Biotechnologies Systems Limited(1)	UK
QIAGEN Inc. (Canada)	Canada
QIAGEN Instruments AG	Switzerland
QIAGEN K.K.	Japan
QIAGEN Lake Constance GmbH	Germany
QIAGEN LLC	USA
QIAGEN Ltd.	UK
QIAGEN Manchester Ltd.	UK
QIAGEN Marseille S.A.S.	France
QIAGEN North American Holdings Inc.	USA
QIAGEN Pty. Ltd.	Australia
QIAGEN Redwood City Inc.	USA
QIAGEN Sciences LLC	USA
QIAGEN S.r.l.	Italy
QIAGEN TRM Services Ltd.	UAE
QIAGEN U.S. Finance Holdings (Luxembourg) SARL	Luxembourg
QIAGEN U.S. Finance LLC	USA
QIAGEN U.S. Finance Ltd	Ireland

(1)

QIAGEN Healthcare Biotechnologies Limited (registration # 11561466) and QIAGEN Healthcare Biotechnologies Systems Limited (registration # 11562019) are exempt from the audit of individual accounts requirements under Section 479A of the 2006 UK Companies Act.

Consolidated Financial Statements F-81

31. Fees Paid to External Auditors

At our 2019 Annual General Meeting of Shareholders on June 17, 2019, our shareholders appointed KPMG Accountants N.V. to serve as our external auditor for our statutory consolidated financial statements prepared in accordance with International Financial Reporting Standards for the year ended December 31, 2019. Set forth below are the total fees billed (or expected to be billed), on a consolidated basis, by the independent public accounting firm or their affiliates for providing audit and other professional services in each of the last two years:

(in thousands)	2019		2018
	KPMG Network	KPMG Accountants N.V.	KPMG Network	KPMG Accountants N.V.
Audit fees	$2,439	$217	$2,555	$219
Audit related fees	224	—	324	—
Tax and all other fees	14	—	93	—

Service fees to external auditors	$2,677	$217	$2,972	$219

Audit fees consist of fees and expenses billed for the annual audit and quarterly review of QIAGEN’s consolidated financial statements. They also include fees billed for other audit services, which are those services that only the statutory auditor can provide.

Audit-related fees consist of fees and expenses billed for assurance and related services that are related to the performance of the audit or review of QIAGEN’s financial statements and include consultations concerning financial accounting and reporting standards and review of the opening balance sheets of newly acquired companies.

Tax fees include fees and expenses billed for tax compliance services, including assistance on the preparation of tax returns and claims for refund; tax consultations, such as assistance and representation in connection with tax audits and appeals. All other fees include various fees and expenses billed for services as approved by the Audit Committee.

Consolidated Financial Statements F-82

QIAGEN N.V.

COMPANY FINANCIAL STATEMENTS

Company Financial Statements F-83

QIAGEN N.V.

COMPANY FINANCIAL STATEMENTS BALANCE SHEETS

(before profit appropriation)

(in thousands)

	Note	December 31, 2019	December 31, 2018
Assets
Fixed assets:
Intangible fixed assets:
Goodwill	(3)	$313,696	$307,116
Other intangible assets	(2)	1	1
Tangible fixed assets:
Property, plant and equipment	(4)	731	938
Financial fixed assets:
Non-current financial assets	(5)	26,022	23,592
Financial fixed assets	(6)	3,376,424	3,411,757
Fair value of derivative financial instruments	(11)	192,266	295,015
Other fixed assets		4,578	2,027

Total fixed assets		3,913,718	4,040,446

Current assets:
Trade and other receivables:
Receivables from group companies		721,873	624,882
Prepaid and other current assets		9,068	31,620
Securities:
Current financial assets	(5)	107,118	214,568
Fair value of derivative financial instruments	(11)	107,868	102,754
Cash and cash equivalents:
Cash and cash equivalents		532,924	1,032,716

Total current assets		1,478,851	2,006,540

Total assets		5,392,569	6,046,986

Liabilities and equity
Shareholders’ equity:
Common shares	(8)	2,584	2,727
Share premium	(10)	1,790,504	1,727,922
Legal reserves	(10)	(277,976)	(270,322)
Other reserves	(10)	(561)	(124)
Treasury shares		(111,966)	(178,903)
Retained earnings		991,032	992,621
Net (loss) income for the period		(69,770)	104,894

Total shareholders’ equity		2,323,847	2,378,815

Non-current liabilities:
Non-current financial debts	(7)	1,418,633	1,671,811
Deferred tax liabilities		—	1,200
Fair value of derivative financial instruments	(11)	435,592	614,200
Other non-current liabilities		20,847	14,431

Total non-current liabilities		1,875,072	2,301,642

Current liabilities:
Current portion of non-current financial debts	(7)	285,244	503,589
Accounts payable trade		930	1,839
Payables to group companies		777,528	717,430
Fair value of derivative financial instruments	(11)	103,175	107,027
Accrued liabilities		26,773	36,644

Total current liabilities		1,193,650	1,366,529

Total liabilities and shareholders’ equity		$5,392,569	$6,046,986

The accompanying notes are an integral part of these company financial statements.

Company Financial Statements F-84

QIAGEN N.V.

COMPANY FINANCIAL STATEMENTS INCOME STATEMENTS

(in thousands)

		Years ended December 31,
	Note	2019	2018
Other expense		$65	$(47)
Operating expenses:
Sales and marketing expense		(332)	(352)
General and administrative		(8,815)	(7,986)
Restructuring, acquisition, integration and other		(13,521)	(3,160)
Other operating income		(53)	352

Total operating expenses, net		(22,721)	(11,146)

Loss from operations		(22,656)	(11,193)

Financial income		19,569	17,545
Financial expense	(7)	(69,480)	(64,504)
Other financial expense, net	(11)	(24,362)	(106,706)

Total finance expense, net		(74,273)	(153,665)

Loss before income taxes		(96,929)	(164,858)

Income taxes		1,247	(2,598)

Loss after income tax		(95,682)	(167,456)

Share in results from participating interests, after tax		25,912	272,350

Net (loss) income for the period		$(69,770)	$104,894

The accompanying notes are an integral part of these company financial statements.

Company Financial Statements F-85

QIAGEN N.V.

COMPANY FINANCIAL STATEMENTS STATEMENTS OF CHANGES IN EQUITY

(in thousands)

		Common shares		Share premium	Retained earnings	Net Income	Legal reserves	Other reserves	Treasury shares		Total shareholders’ equity
	Note	Shares	Amount						Shares	Amount
Balance at January 1, 2018, as previously reported		230,829	$2,606	$1,687,564	$964,053	$67,378	$(174,384)	$(1,820)	(4,272)	$(118,987)	$2,426,410
IFRS 9 impact of change in accounting policy		—	—	—	(942)	—	—	942	—	—	—
IFRS 15 impact of change in accounting policy		—	—	—	(1,306)	—	—	—	—	—	(1,306)

Adjusted balance at January 1, 2018		230,829	2,606	1,687,564	961,805	67,378	(174,384)	(878)	(4,272)	(118,987)	2,425,104

Appropriation of prior year net income		—	—	—	67,378	(67,378)	—	—	—	—	—
Net income for the period		—	—	—	—	104,894	—	—	—	—	104,894
Effect from capitalized development costs	(10)	—	—	—	3,916	—	(3,916)	—	—	—	—
Effect from foreign currency translation	(10)	—	121	—	(121)	—	(107,056)	—	—	—	(107,056)
Effect from cash flow hedge		—	—	—	—	—	15,034	—	—	—	15,034
Effect from pension reserve		—	—	—	—	—	—	754	—	—	754
Purchase of treasury shares		—	—	—	—	—	—	—	(2,871)	(104,685)	(104,685)
Stock awards and options		—	—	40,358	(40,357)	—	—	—	1,823	44,769	44,770

Balance at December 31, 2018		230,829	$2,727	$1,727,922	$992,621	$104,894	$(270,322)	$(124)	(5,320)	$(178,903)	$2,378,815

Company Financial Statements F-86

		Common shares		Share premium	Retained earnings	Net loss	Legal reserves	Other reserves	Treasury shares		Total shareholders’ equity
	Note	Shares	Amount						Shares	Amount
Balance at January 1, 2019, as previously reported		230,829	2,727	1,727,922	992,621	104,894	(270,322)	(124)	(5,320)	(178,903)	2,378,815
IFRS 16 impact of change in accounting policy		—	—	—	(1,322)	—	—		—	—	(1,322)

Adjusted balance at January 1, 2019		230,829	$2,727	$1,727,922	$991,299	$104,894	$(270,322)	$(124)	(5,320)	$(178,903)	$2,377,493
Appropriation of prior year net income		—	—	—	104,894	(104,894)	—	—	—	—	—
Net loss for the period		—	—	—	—	(69,770)	—	—	—	—	(69,770)
Effect from capitalized development costs	(10)	—	—	—	9,100	—	(9,100)	—	—	—	—
Effect from foreign currency translation	(10)	—	(143)	—	143	—	(11,718)	—	—	—	(11,718)
Effect from cash flow hedge		—	—	—	—	—	13,164	—	—	—	13,164
Effect from pension reserve		—	—	—	—	—	—	(437)	—	—	(437)
Purchase of treasury shares		—	—	—	—	—	—	—	(1,987)	(74,450)	(74,450)
Issuance of common shares in connection with conversion of 2019 Notes and early redemption of 2021 Notes		—	—	(4)	7,294	—	—	—	2,056	68,761	76,051
Stock awards and options		—	—	62,586	(121,698)	—	—	—	3,622	123,773	64,661
Tax withholding related to vesting of stock awards		—	—	—	—	—	—	—	(1,448)	(51,147)	(51,147)

Balance at December 31, 2019		230,829	$2,584	$1,790,504	$991,032	$(69,770)	$(277,976)	$(561)	(3,077)	$(111,966)	$2,323,847

The accompanying notes are an integral part of these company financial statements.

Company Financial Statements F-87

QIAGEN N.V.

NOTES TO THE COMPANY FINANCIAL STATEMENTS

FOR THE YEAR ENDED December 31, 2019

1. Accounting Policies

These company financial statements have been prepared in accordance with Title 9, Book 2 of the Dutch Civil Code. For setting the principles for the recognition and measurement of assets and liabilities and determination of results for its separate financial statements, the Company makes use of the option provided in section 2:362(8) of the Dutch Civil Code. This means that the principles for the recognition and measurement of assets and liabilities and determination of the result (hereinafter referred to as principles for recognition and measurement) of the separate financial statements of the Company are the same as those applied for the consolidated EU-IFRS financial statements. These principles also include the classification and presentation of financial instruments, being equity instruments or financial liabilities. In case no other principles are mentioned, refer to the accounting principles as described in the consolidated financial statements. For an appropriate interpretation of these statutory financial statements, the company financial statements should be read in conjunction with the consolidated financial statements.

Information on the use of financial instruments and on related risks for the group is provided in the notes to the consolidated financial statements of the group.

All amounts are presented in U.S. dollars rounded to the nearest thousand, unless otherwise indicated.

Participating interests in group companies

Group companies are all entities in which the Company has directly or indirectly control. The Company controls an entity when it is exposed, or has rights, to variable returns from its involvement with the group company and has the ability to affect those returns through its power over the group company. Group companies are recognized from the date on which control is obtained by the Company and derecognized from the date that control by the Company over the group company ceases. Participating interests in group companies are accounted for in the company financial statements according to the net equity value, with separate presentation of the goodwill component under intangible fixed assets, with the principles for the recognition and measurement of assets and liabilities and determination of results as set out in the notes to the consolidated financial statements.

Participating interests with a negative net asset value are valued at nil. This measurement also covers any receivables provided to the participating interests that are, in substance, an extension of the net investment. In particular, this relates to loans for which settlement is neither planned nor likely to occur in the foreseeable future. A share in the profits of the participating interest in subsequent years will only be recognized if and to the extent that the cumulative unrecognized share of loss has been absorbed. If the Company fully or partially guarantees the debts of the relevant participating interest, or if has the constructive obligation to enable the participating interest to pay its debts (for its share therein), then a provision is recognized accordingly to the amount of the estimated payments by the Company on behalf of the participating interest.

Share of result of participating interests

The share in the result of participating interests consists of the share of the Company in the result of these participating interests. Results on transactions involving the transfer of assets and liabilities between the Company and its participating interests and mutually between participating interests themselves, are eliminated to the extent that they can be considered as not realized

Company Financial Statements F-88

2. Other Intangible Assets

Intangible assets represent developed technology, computer software, patent rights and licenses. As of December 31, 2019 and 2018, the historic cost of intangibles assets amounted to $8.1 million and accumulated amortization amounted to $8.1 million. No amortization expense on intangible assets during the year ended December 31, 2019 (2018: $0.1 million).

3. Goodwill

The changes in the carrying amount of goodwill for the years ended December 31, 2019 and 2018 are as follows:

(in thousands)	2019	2018
Goodwill as at January 1st	$307,116	$194,126
Goodwill acquired during the year	7,551	117,621
Goodwill transferred from (to) indirectly owned Group companies	—	6,780
Currency adjustments	(971)	(11,411)

Goodwill as at December 31st	$313,696	$307,116

In 2019, the changes in goodwill resulted from goodwill acquired during the year partially offset by foreign currency translation. In 2018, the changes in goodwill resulted from goodwill acquired during the year and transferred from indirectly owned Group companies partially offset by foreign currency translation.

4. Property, Plant and Equipment

The changes in property, plant and equipment for the years ended December 31, 2019 and 2018 are as follows:

(in thousands)	2019	2018
Property. plant and equipment as at January 1st	$938	$1,123
Additions	6	27
Depreciation	(213)	(212)

Property, plant and equipment as at December 31st	$731	$938

The historic cost as of December 31, 2019 and 2018 for property, plant and equipment was $1.9 million and $1.8 million, respectively. As of December 31, 2019 and 2018, accumulated amortization was $1.1 million and $0.9 million, respectively.

5. Financial Assets

At December 31, 2019, the Company had investments in unquoted debt securities which had a fair market value and cost of approximately $129.6 million (2018: $234.3 million). At December 31, 2019, the Company holds investments of $3.6 million for noncontrolling interests in privately-held companies which are considered unquoted equity securities (2018: $3.6 million). At December 31, 2018, the Company holds an investment of

Company Financial Statements F-89

$0.4 million for noncontrolling interests in a publicly-held company which is classified as quoted equity securities. Information on the accounting for these financial assets is provided in Note 7 “Financial Assets” to the Consolidated Financial Statements of the Group.

(in thousands)	2019	2018
Unquoted equity securities	$3,554	$3,554
Quoted equity securities	—	350
Unquoted debt securities	129,586	234,256

Financial assets	$133,140	$238,160

thereof current financial assets	$107,118	$214,568
thereof non-current financial assets	$26,022	$23,592

6. Financial Fixed Assets

The financial fixed assets are presented in the statements of financial position based on either their net equity value in accordance with the aforementioned accounting principles of the Consolidated Financial Statements, or at amortized cost. There are no indications the fair value of the financial assets are lower than the values as presented in the statements of financial position as of December 31, 2019.

(in thousands)	Total	Participating interests in group companies	Other participating interests	Loans receivable
January 1, 2018	$3,496,959	$2,656,773	$6,097	$834,089
Increases	269,273	217,267	3,970	48,036
Decreases	(203,525)	—	(2,539)	(200,986)
Dividends received	(150,410)	(150,410)	—	—
Share of net profit	(620)	59	(679)	—
Translation adjustments	80	—	—	80

December 31, 2018	$3,411,757	$2,723,689	$6,849	$681,219

(in thousands)	Total	Participating interests in group companies	Other participating interests	Loans receivable
January 1, 2019	$3,411,757	$2,723,689	$6,849	$681,219
Increases	397,126	188,246	1,549	207,331
Decreases	(224,031)	—	(5,724)	(218,307)
Dividends received	(207,401)	(207,401)	—	—
Share of net profit	279	1,015	(736)	—
Translation adjustments	(1,306)	—	—	(1,306)

December 31, 2019	$3,376,424	$2,705,549	$1,938	$668,937

7. Financial Debts

Information on the financial debts of $285.2 million related to the Cash Convertible Notes due in 2021, $348.0 million related to the Cash Convertible Notes due in 2023, $413.3 million related to the Cash Convertible Notes due in 2024, $326.5 million related to the Private Placement and $330.9 million related to the German private placement bond (“Schuldschein”) are provided under Note 16 “Financial Debts” to the Consolidated Financial Statements of the Group. Our revolving facility agreement and private placement contains certain financial and non-financial covenants, including but not limited to, restrictions on the encumbrance of assets, restrictions on priority indebtedness and maintenance of certain financial ratios. We were in compliance with these covenants at December 31, 2019.

Company Financial Statements F-90

Of the total $1.7 billion financial debts as of December 31, 2019, $285.2 million is included in current liabilities and $1.4 billion is included in non-current liabilities in the accompanying balance sheet of QIAGEN N.V. During the years ended December 31, 2019 and 2018, financial expense of $69.5 million and $64.5 million, respectively, is included in the accompanying income statement of QIAGEN N.V. and is primarily associated with these financial debts.

8. Common Shares

The authorized classes of our shares consist of Common Shares, Preference Shares and Financing Preference Shares. No Financing Preference Shares or Preference Shares have been issued. The Company had the following authorized shares issued and outstanding as of December 31, 2019 and 2018:

Authorized, (in thousands)	2019	2018
Common shares	410,000	410,000
Preference shares	450,000	450,000
Financing preference shares	40,000	40,000

At December 31st	900,000	900,000

Issued and outstanding, (in thousands)	2019	2018
Common shares issued	230,829	230,829
Treasury shares	(3,077)	(5,320)

Outstanding at December 31st	227,752	225,509

Par value in EUR per share	2019	2018
Common shares	0.01	0.01
Preference shares	0.01	0.01
Financing preference shares	0.01	0.01

Par value (in thousands)	2019	2018
Common shares issued at December 31st in EUR	2,308	2,308
Common shares issued at December 31st in USD	2,584	2,727

Company Financial Statements F-91

9. Subsidiaries

The following is a list of the Company’s subsidiaries as of December 31, 2019, other than certain subsidiaries that did not in the aggregate constitute a significant subsidiary:

Company Name	Jurisdiction of Incorporation	Ownership	Voting Rights
Amnisure International LLC	USA	100%	100%
Cellestis Pty. Ltd.	Australia	100%	100%
STAT-Dx Life S.L.	Spain	100%	100%
QIAGEN Aarhus A/S	Denmark	100%	100%
QIAGEN AB	Sweden	100%	100%
QIAGEN AG	Switzerland	100%	100%
QIAGEN Australia Holding Pty. Ltd.	Australia	100%	100%
QIAGEN Benelux B.V.	Netherlands	100%	100%
QIAGEN Beverly LLC	USA	100%	100%
QIAGEN China (Shanghai) Co. Ltd.	China	100%	100%
QIAGEN Deutschland Holding (Luxembourg) SARL	Luxembourg	100%	100%
QIAGEN Deutschland Holding GmbH	Germany	100%	100%
QIAGEN Finance (Malta) Ltd.	Malta	100%	100%
QIAGEN France S.A.S.	France	100%	100%
QIAGEN Gaithersburg LLC	USA	100%	100%
QIAGEN GmbH	Germany	100%	100%
QIAGEN Hamburg GmbH	Germany	100%	100%
QIAGEN Inc. (Canada)	Canada	100%	100%
QIAGEN Instruments AG	Switzerland	100%	100%
QIAGEN K.K.	Japan	100%	100%
QIAGEN Lake Constance GmbH	Germany	100%	100%
QIAGEN LLC	USA	100%	100%
QIAGEN Ltd.	UK	100%	100%
QIAGEN Manchester Ltd.	UK	100%	100%
QIAGEN Marseille S.A.S.	France	100%	100%
QIAGEN North American Holdings Inc.	USA	100%	100%
QIAGEN Pty. Ltd.	Australia	100%	100%
QIAGEN Redwood City Inc.	USA	100%	100%
QIAGEN Sciences LLC	USA	100%	100%
QIAGEN S.r.l.	Italy	100%	100%
QIAGEN TRM Services Ltd.	UAE	100%	100%
QIAGEN U.S. Finance Holdings (Luxembourg) SARL	Luxembourg	100%	100%
QIAGEN U.S. Finance LLC	USA	100%	100%
QIAGEN U.S. Finance Ltd	Ireland	100%	100%

10. Equity

Share Premium

The share premium concerns the income from the issuing of shares in so far as this exceeds the nominal value of the shares (above par income). Of share premium, no legal restrictions apply to the distribution thereof and therefore can be considered freely distributable.

Company Financial Statements F-92

Legal Reserves

Legal reserves as of December 31, 2019 and 2018 were $(278.0) million and $(270.3) million, respectively, and include the amounts as shown in the table below:

(in thousands)	2019	2018
Cumulative foreign currency translation adjustment	$(302,729)	$(291,011)
Capitalized development costs related to subsidiaries	27,042	36,142
Cash flow hedge reserve	$(2,289)	$(15,453)

Legal reserves	$(277,976)	$(270,322)

The legal reserves set up in connection with the capitalized development costs related to subsidiaries as described in Note 12 “Goodwill and Intangible Assets” to the Consolidated Financial Statements of the Group. As a result of the capitalization and subsequent amortization of these capitalized development costs, the net impact on the legal reserves was $(9.1) million and $(3.9) million for the years ended December 31, 2019 and 2018, respectively.

Other Reserves

Other reserves as of December 31, 2019 and 2018 were $(0.6) million and $(0.1) million, respectively, and include the amounts as shown in the table below.

(in thousands)	2019	2018
Pension reserve	$(561)	$(124)

The amounts noted in the table above for other reserves include adjustment for the impact of deferred income taxes.

11. Financial Instruments

Information on the use of financial instruments and on related risks is provided in Note 26 “Financial Risk Factors and Use of Derivative Financial Instruments” to the Consolidated Financial Statements of the Group and includes information about the Group’s exposure to these risks, the Group’s objectives, policies and processes for measuring and managing risk, and the Group’s management of capital.

These risks, objectives, policies and processes for measuring and managing risk, and the management of capital apply also to the separate financial statements of QIAGEN N.V.

In the ordinary course of business, we use derivative instruments to manage potential losses from foreign currency exposures and interest bearing assets or liabilities as further described in Note 26 to the Consolidated Financial Statements. For the years ended December 31, 2019 and 2018, gains and losses on these derivatives instruments are included in Other financial (expense) income, net in the accompanying income statements of QIAGEN N.V.

12. Income Tax

Together with Life Biotech Partners B.V., the Company forms a fiscal unity for corporate income tax purposes. For value-added tax purposes, the fiscal unity includes all Dutch subsidiaries of the Company. The standard conditions of fiscal unity stipulate that each of the companies is liable for the tax payable of all companies belonging to the fiscal unity.

Company Financial Statements F-93

13. Employee Information

Average Number of Employees	2019	2018
Research & Development	1,005	1,005
Sales	2,030	1,938
Production	1,116	1,074
Marketing	309	293
Administration	566	511

Total	5,026	4,821

The average number of employees working outside the Netherlands during the year ended December 31, 2019 was 4,979 (2018: 4,772).

The pension plans applicable to the employees are financed through contributions to external pension insurance companies. The contribution due is accounted for in the profit and loss as an expense. Prepaid contributions are recognized as deferred assets if these lead to a refund or reduction of future payments. Contributions that are due but have not yet been paid are presented as liabilities. Information on personnel costs is provided under Note 23 “Employee Benefits and Personnel Costs” to the Consolidated Financial Statements of the Group.

14. Related Party Transactions

Information on related party transactions including remuneration of the members of the Managing and Supervisory Board is provided under Note 24 “Related Party Transactions” to the Consolidated Financial Statements of the Group. Information on the remuneration policy is provided in the Corporate Governance Report.

15. Auditor Fees

Information on auditor fees is provided under Note 31 “Fees Paid External Auditors” to the Consolidated Financial Statements of the Group.

16. Subsequent Events

Based on the Company’s review, no events or transactions have occurred subsequent to December 31, 2019 other than those described in Note 29 “Subsequent Events” to the Consolidated Financial Statements, that would have a material impact on the financial statements as presented.

Company Financial Statements F-94

Signatures

Venlo, the Netherlands, April 29, 2020

QIAGEN N.V.

Roland Sackers

Chief Financial Officer

Company Financial Statements F-95

OTHER INFORMATION

Provisions in the Articles of Association Governing the Appropriation of Net Income

According to Article 40 till 42 of the Articles of Association, the allocation of net income will be as follows. Subject to certain exceptions, dividends may only be paid out of profits as shown in our annual report as adopted by the General Meeting of Shareholders. Distributions may not be made if the distribution would reduce the shareholders’ equity below the sum of the paid-up capital and any reserves required by Dutch Law or the Articles.

Out of profits, dividends must first be paid on any outstanding Preference Shares (the “Preference Share Dividend”) in a percentage (the “Preference Share Dividend Percentage”) of the obligatory amount (call) paid up on such shares at the beginning of the fiscal year in respect of which the distribution is made. The Preference Share Dividend Percentage is equal to the Average Main Refinancing Rates during the financial year for which the distribution is made. Average Main Refinancing Rate shall be made understood to mean the average value on each individual day during the financial year for which the distribution is made of the Main Refinancing Rates prevailing on such day. Main Refinancing Rate shall be understood to mean the rate of the Main Refinancing Operation as determined and published from time to time by the European Central Bank. If and to the extent that profits are not sufficient to pay the Preference Share Dividend in full, the deficit shall be paid out of the reserves, with the exception of any reserve, which was formed as share premium reserve upon the issue of Financing Preference Shares. If in any fiscal year the profit is not sufficient to make the distributions referred to above and if no distribution or only a partial distribution is made from the reserves referred to above, such that the deficit is not fully made good no further distributions will be made as described below until the deficit has been made good.

Out of profits remaining after payment of any dividends on Preference Shares such amounts shall be kept in reserve as determined by the Supervisory Board. Out of any remaining profits not allocated to reserve, a dividend shall be paid on the Financing Preference Shares in a percentage over the par value, increased by the amount of share premium that was paid upon the first issue of Financing Preference Shares, which percentage is related to the average effective yield on the prime interest rate on corporate loans in the United States as quoted in the Wall Street Journal. If and to the extent that the profits are not sufficient to pay the Financing Preference Share Dividend in full, the deficit may be paid out of the reserves if the Managing Board so decides with the approval of the Supervisory Board, with the exception of the reserve which was formed as share premium upon the issue of Financing Preference Shares.

Insofar as the profits have not been distributed or allocated to the reserves as specified above, they are at the free disposal of the General Meeting of Shareholders, provided that no further dividends will be distributed on the Preference Shares or the Financing Preference Shares.

The General Meeting may resolve, on the proposal of the Supervisory Board, to distribute dividends or reserves, wholly or partially, in the form of QIAGEN shares.

Company Financial Statements F-96

Independent auditor’s report

To: the General Meeting of Shareholders and the Supervisory Board of QIAGEN N.V.

Report on the audit of the financial statements 2019 included in the annual report

Our opinion

In our opinion:

•

the accompanying consolidated financial statements give a true and fair view of the financial position of QIAGEN N.V. as at December 31, 2019 and of its result and its cash flows for the year then ended, in accordance with International Financial Reporting Standards as adopted by the European Union (EU-IFRS) and with Part 9 of Book 2 of the Dutch Civil Code.

•

the accompanying company financial statements give a true and fair view of the financial position of QIAGEN N.V. as at December 31, 2019 and of its result for the year then ended in accordance with Part 9 of Book 2 of the Dutch Civil Code.

What we have audited

We have audited the financial statements 2019 of QIAGEN N.V. (‘the Company’) based in Venlo, Netherlands. The financial statements include the consolidated financial statements and the company financial statements.

The consolidated financial statements comprise:

1	the consolidated balance sheet as at December 31, 2019;

2	the following consolidated statements for 2019: the income statement, the statement of comprehensive income (loss), statement of cash flows and statement of changes in equity; and

3	the notes comprising a summary of the significant accounting policies and other explanatory information.

The company financial statements comprise:

1	the company balance sheet as December 31, 2019;

2	the company income statement for 2019;

3	the company statement of changes in equity for 2019; and

4	the notes comprising a summary of the accounting policies and other explanatory information.

Basis for our opinion

We conducted our audit in accordance with Dutch law, including the Dutch Standards on Auditing. Our responsibilities under those standards are further described in the ‘Our responsibilities for the audit of the financial statements’ section of our report.

We are independent of the Company in accordance with the ‘Verordening inzake de onafhankelijkheid van accountants bij assurance-opdrachten’ (ViO, Code of Ethics for Professional Accountants, a regulation with respect to independence) and other relevant independence regulations in the Netherlands. Furthermore, we have complied with the ‘Verordening gedrags- en beroepsregels accountants’ (VGBA, Dutch Code of Ethics).

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Audit approach

Summary

Materiality

•	Materiality of USD 9.5 million

•	4% of normalized income before income taxes

Group audit

•	90% of total assets

•	85% of net sales

Key audit matters

•	Evaluation of the Formulatrix asset purchase agreement as an asset acquisition

•	NGS related restructuring costs and impairments

•	Assessment of (un)recognized tax benefits

Opinion

Unqualified

Materiality

Based on our professional judgement we determined the materiality for the financial statements as a whole at USD 9.5 million (2018: USD 8.5 million). The materiality is determined with reference to normalized income before income taxes (4%, 2018: 5%). The income before income taxes is normalized by excluding one-time income and expenses, which mainly include the restructuring and impairment charges and the fair value adjustment of the cash conversion option within the convertible note. We consider normalized income before income taxes as the most appropriate benchmark because of the nature of the business and the fact that the main stakeholders are primarily focused on income before income tax. We have also taken into account misstatements and/or possible misstatements that in our opinion are material for the users of the financial statements for qualitative reasons.

We agreed with the Supervisory Board that misstatements in excess of USD 475,000 which are identified during the audit, would be reported to them, as well as smaller misstatements that in our view must be reported on qualitative grounds.

Scope of the group audit

QIAGEN N.V. is at the head of a group of components. The financial information of this group is included in the financial statements of the Company.

Our group audit is mainly focused on significant components. Decisive were the size and/or the risk profile of the group entities or operations. Based on the size and the risk profile of the components, we determined the scope of the audit procedures to be performed. KPMG Germany was engaged to perform the majority of the group audit procedures and the audit procedures for both the German and some foreign components. In addition, other KPMG offices were involved to perform specified audit procedures on selected accounts of foreign components.

We have:

•	performed part of the audit procedures at group level by ourselves;

•	made use of the work of the component auditors who performed full scope audit procedures and specified audit procedures at the parent and component level; and

•	performed analytical procedures with assistance of KPMG Germany on the remaining components, considering their significance and/or their risk profile.

The group audit team set materiality levels for the audits of components, which ranged from USD 1.0 million to USD 6.0 million, based on the judgement of the group audit team given the mix of size and risk profile of these entities within the group.

The group audit team has sent detailed instructions to the auditors of the components which includes the significant risk areas that should be covered and sets out the information required to be reported to the group audit team. The group audit team visited the entity location and component auditor in Germany, and held telephone conferences with other component auditors.

During these visits and telephone conferences, the audit approach, the findings and observations reported to the group audit team were discussed in detail. For certain components a file review has also been performed.

By performing the procedures mentioned above at components, together with additional procedures at group level, we have been able to obtain sufficient and appropriate audit evidence about the group’s financial information to provide an opinion about the financial statements.

The procedures as described above can be summarized as follows:

Our key audit matters

Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the financial statements. We have communicated the key audit matters to the Supervisory Board. The key audit matters are not a comprehensive reflection of all matters discussed.

These matters were addressed in the context of our audit of the financial statements as a whole and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Compared to last year the ‘revenue recognition for milestone contracts’, ‘Cash convertible notes and call spread overlay’ and ‘Investments in NeuMoDx’ are no longer key audit matters, since the situation qualifying them as a key audit matter last year did not occur this year.

Evaluation of the Formulatrix asset purchase agreement as an asset acquisition

Description

As disclosed in Note 5 of the financial statements, the Company acquired the digital polymerase chain reaction (PCR) assets of Formulatrix Inc. (Formulatrix) on January 31, 2019. Consistent with other business combination type transactions, the Company has to determine whether an acquisition is considered to be a business, or an asset or group of assets, including whether substantially all of the fair value of the acquired gross assets is concentrated in a single asset or group of similarly identifiable assets. The purchase price of the digital PCR assets was USD 260.9 million, of which USD 125.0 million was paid at acquisition date.

Given the significant amounts related to the acquisition, the assessment required by management to determine if it is a business combination or an asset acquisition and the impact on the financial statements of the outcome of this assessment by management, we identified the evaluation of the acquisition of the digital PCR assets of Formulatrix Inc. as a key audit matter.

Our response

The primary procedures we performed to address this key audit matter included the following:

•

We tested certain internal controls over the Company’s acquisition-date evaluation process including controls to (1) identify assets acquired and (2) assess the application of the substantially all threshold in determining whether the asset acquisition criterion is met.

•

We inspected the Formulatrix asset purchase agreement, including the transaction terms and specific assets listed in the agreement, to evaluate the Company’s identification of assets acquired and its determination if it is a business combination or an asset acquisition.

•

We evaluated the Company’s assessment by inspecting the nature of these assets and comparisons to external cost and external market research studies to assess for indications of dissimilar characteristics.

•	In addition, we involved valuation professionals with specialized skills and knowledge, who assisted in:

•

evaluating the identification of the intangible assets acquired from the Formulatrix asset purchase transaction by inspecting and evaluating legal terms that would give rise to identifiable intangible assets; and

•	assessing the Company’s determination of combining the Formulatrix intangible assets into a single developed technology intangible asset.

•	Finally, we assessed the adequacy of the disclosures in Note 5 to the financial statements.

Our observation

The results of our procedures on the accounting of the Formulatrix acquisition were satisfactory and we found the disclosures in Note 5 to the financial statements to be adequate.

NGS-related restructuring costs and impairments

Description

As disclosed in Note 6 of the financial statements, the Company began a restructuring initiative as a result of the suspended development of the next-generation sequencers (“NGS”)-related instrument systems in the second half of 2019.

Due to the suspended development, intangible assets were also assessed for recoverability and an impairment review was conducted of inventory and prepaid and other assets.

In total, the Company recorded approximately USD 290 million as impairment, personnel related and other charges in 2019 as restructuring and impairment charges.

We identified the evaluation of the accounting for the restructuring charges as a key audit matter due to the material impact of the restructuring charges on the financial statements and the level of management judgement applied.

Our response

We involved experienced team members, in performing the audit procedures and performed our procedures close to year-end and continued after year-end.

The primary procedures we performed to address this key audit matter included the following:

•

We tested certain internal controls over the Company’s restructuring and impairment assessment process for long-lived assets, including the control related to the assessment of alternative highest and best uses for these assets.

•

For a selection of assets within the long-lived asset group, we evaluated the Company’s conclusion over their alternative uses through a combination of (1) inspecting application descriptions and uses in underlying license agreements, software documentation and other contracts, (2) inquiring with operational management and performing independent research into the potential use of patents and other intangible assets outside of the Company’s other product areas.

•	We performed detailed audit procedures on the impairments related to inventory and other assets and tested impairment of prepaid assets and contract termination costs with underlying contracts.

•	Further, we recalculated payroll restructuring charges for a sample of employees terminated as part of the restructuring.

•	Finally, we assessed the adequacy of the disclosures in Note 6 to the financial statements.

Our observation

Overall we assess the assumptions applied resulted in a balanced outcome and found the disclosures in Note 6 to be adequate.

Assessment of (un)recognized tax benefits

Description

As disclosed in Note 17 of the financial statements, the Company has net unrecognized tax benefits of USD 58.0 million as at December 31, 2019. The Company conducts its business globally and operates more than 50 consolidated subsidiaries in multiple tax jurisdictions. This multi-jurisdictional business operation involves complex intercompany operating and financing activities. The nature of these activities can result in uncertainties in the estimation of the related tax exposures. Since the recognition and measurement of these (un)recognized tax benefits requires judgement and may have a material impact on the financial statements we identified this as a key audit matter.

Our response

The primary procedures we performed to address this key audit matter included the following:

•

We tested certain internal controls over the Company’s unrecognized tax benefit process, including controls over (1) its identification and application of tax statutes and legislation, and changes thereto, in the various jurisdictions in which it operates and (2) its application in the process to estimate the associated unrecognized tax benefit.

•	We have performed a retrospective analysis to evaluate the historical accuracy of management’s estimates.

•	We inspected the Company’s legal composition to identify and assess changes in operating structures and financing arrangements.

•	We inquired of the Group’s tax department in combination with inspecting correspondence with the responsible tax authorities.

•	We involved tax specialists, who assisted in:

•	evaluating the Company’s interpretation and application of multi-jurisdictional tax laws, and changes thereto, and its impact on the unrecognized tax benefit;

•

inspecting the lapse of statute of limitations and settlements with tax authorities over a selection of unrecognized tax benefits to compare the amount in the settlement documents to the unrecognized tax benefit; and

•

inspecting a selection of intercompany operating and financing activities between group entities to assess the sustainability of tax positions based on their technical merits and the probabilities of possible settlement alternatives.

•	Finally, we assessed the adequacy of the disclosure in Note 17.

Our observation

The results of our procedures on the accounting for unrecognized tax benefits were satisfactory and found the disclosure in Note 17 to be adequate.

Report on the other information included in the annual report

In addition to the financial statements and our auditor’s report thereon, the annual report contains other information. Additionally other information includes the remuneration report.

Based on the following procedures performed, we conclude that the other information:

•	is consistent with the financial statements and does not contain material misstatements; and

•	contains the information as required by Part 9 of Book 2 of the Dutch Civil Code.

We have read the other information. Based on our knowledge and understanding obtained through our audit of the financial statements or otherwise, we have considered whether the other information contains material misstatements.

By performing these procedures, we comply with the requirements of Part 9 of Book 2 of the Dutch Civil Code and the Dutch Standard 720. The scope of the procedures performed is less than the scope of those performed in our audit of the financial statements.

Management is responsible for the preparation of the other information, including the information as required by Part 9 of Book 2 of the Dutch Civil Code.

Report on other legal and regulatory requirements

Engagement

We were engaged by the General Meeting of Shareholders as auditor of QIAGEN N.V. on June 23, 2015 as of the audit for the year 2015 and have operated as statutory auditor ever since that financial year.

No prohibited non-audit services

We have not provided prohibited non-audit services as referred to in Article 5(1) of the EU Regulation on specific requirements regarding statutory audits of public-interest entities.

Description of responsibilities regarding the financial statements

Responsibilities of the Managing Board and the Supervisory Board for the financial statements

The Managing Board is responsible for the preparation and fair presentation of the financial statements in accordance with EU-IFRS and Part 9 of Book 2 of the Dutch Civil Code. Furthermore, the Managing Board is responsible for such internal control as management determines is necessary to enable the preparation of the financial statements that are free from material misstatement, whether due to fraud or error.

As part of the preparation of the financial statements, the Managing Board is responsible for assessing the Company’s ability to continue as a going concern. Based on the financial reporting frameworks mentioned, the Managing Board should prepare the financial statements using the going concern basis of accounting unless the Managing Board either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so. The Managing Board should disclose events and circumstances that may cast significant doubt on the Company’s ability to continue as a going concern in the financial statements.

The Supervisory Board is responsible for overseeing the Company’s financial reporting process.

Our responsibilities for the audit of the financial statements

Our objective is to plan and perform the audit engagement in a manner that allows us to obtain sufficient and appropriate audit evidence for our opinion.

Our audit has been performed with a high, but not absolute, level of assurance, which means we may not detect all material errors and fraud during our audit.

Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements. The materiality affects the nature, timing and extent of our audit procedures and the evaluation of the effect of identified misstatements on our opinion.

A further description of our responsibilities for the audit of the financial statements is located at the website of the ‘Koninklijke Nederlandse Beroepsorganisatie van Accountants’ (NBA, Royal Netherlands Institute of Chartered Accountants) at: http://www.nba.nl/ENG_oob_01. This description forms part of our independent auditor’s report.

Eindhoven, April 29 2020

KPMG Accountants N.V.

M.J.A. Verhoeven RA

– English Version –

ANNEX 2

Barclays’ Written Opinion

II

CONFIDENTIAL

March 2, 2020

Supervisory Board

Managing Board

QIAGEN NV

Hulsterweg 82

Venlo, Limburg 5912 PL

Netherlands

Members of the Supervisory Board and Managing Board:

We understand that QIAGEN NV (the “Company”) intends to enter into a series of transactions (the “Proposed Transactions”) with Thermo Fisher Scientific Inc. (“Thermo Fisher”) pursuant to which Thermo Fisher or one of its affiliates (such party the “Offeror”) will make a public offer (the “Offer”) to acquire all of the outstanding ordinary shares, par value of €0.01 per share (the “Shares”, such definition including, without duplication, the Fractional Shares (as defined in the Business Combination Agreement by and between Thermo Fisher and the Company (the “Combination Agreement”)), provided that a Fractional Share will be treated for purposes of the definition of Shares as one-twenty-seventh (1/27th) of a Share), of the Company (other than such Shares held by Thermo Fisher or its affiliates) pursuant to which the Offeror will pay €39.00 in cash per Share (the “Offer Price”) for each such Share validly tendered under the Offer, not withdrawn and accepted by the Offeror, subject to certain conditions.

We have been requested by the Supervisory Board and Managing Board of the Company to render our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to (i) the holders (other than Thermo Fisher and its affiliates) of Shares of the Offer Price to be paid to such holders in the Offer pursuant to the Combination Agreement and (ii) (a) the holders of Shares (other than Thermo Fisher and its affiliates) of the €39.00 in cash (the “Advance Liquidation Distribution”) less any applicable withholding taxes, to be paid to such holders in the Asset Sale and Liquidation (as defined in the Combination Agreement) pursuant to the Combination Agreement and the Asset Sale Agreement, by and among Thermo Fisher, the Company and the Offeror, substantially in the form as included in Schedule 7-C to the Combination Agreement (the “Asset Sale Agreement”), or (b) (1) the holders of issued ordinary class A shares in the capital of a newly incorporated wholly-owned subsidiary of the Company (“Company Newco” and such shares, the “Company Newco Class A Shares”) (other than Thermo Fisher and its affiliates) of the €39.00 in cash (the “Company Newco Class A Liquidation Distribution”) less any applicable withholding taxes, to be paid to such holders and (2) the holders of issued ordinary class B shares in the capital of Company Newco (the “Company Newco Class B Shares” and, together with the Company Newco Class A Shares, the “Company Newco Shares”) of the 1/27th of the Company Newco Class A Liquidation Distribution (the “Company Newco Class B Liquidation Distribution” and, together with the Company Newco Class A Liquidation Distribution, the “Company Newco Liquidation Distributions”) less any applicable withholding taxes, to be paid to such holders, each of (1) and (2) in the Merger and Liquidation (as defined in the Combination Agreement) pursuant to the Combination Agreement, the Share Transfer Agreement, by and among Thermo Fisher, Company Newco, a wholly-owned subsidiary of Company Newco (“Company Newco Sub”) and the Offeror, substantially in the form as included in Schedule 7-B to the Combination Agreement (the “Share Transfer Agreement”) and the Merger Proposal, by and among the Company, Company NewCo and Company Newco Sub, substantially in the form as included in Schedule 6-A to the Combination Agreement (the “Merger Proposal” and together with the Share Transfer Agreement, the Asset Sale Agreement and the Combination Agreement the “Agreements”), as applicable. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transactions or the likelihood of consummation of the Proposed Transactions. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the

Proposed Transactions, or any class of such persons, whether relative to (i) the Offer Price to be paid to the holders (other than Thermo Fisher and its affiliates) of Shares in the Offer pursuant to the Combination Agreement, (ii) (a) the Advance Liquidation Distribution to be paid to the holders (other than Thermo Fisher and its affiliates) of Shares in the Asset Sale and Liquidation pursuant to the Combination Agreement and Asset Sale Agreement, (b) the Company Newco Liquidation Distributions to be paid to the holders (other than Thermo Fisher and its affiliates) of Company Newco Shares in the Merger and Liquidation pursuant to the Combination Agreement Merger Proposal and Share Transfer Agreement, as applicable, or otherwise. Our opinion does not address the relative merits of the Proposed Transactions as compared to any other transactions or business strategies in which the Company might engage.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Combination Agreement dated as of March 1, 2020, and the specific terms of the Proposed Transaction; (2) a draft of the form of Asset Sale Agreement dated as of March 1, 2020; (3) a draft of the form of Share Transfer Agreement, dated as of March 1, 2020; (4) a draft of the form of the Merger Proposal, dated as of March 1, 2020; (5) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 20-F for the fiscal year ended December 31, 2018 and certain interim reports to shareholders on Form 6 K of the Company, including Quarterly Reports for the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019; (6) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company; (7) a trading history of the Company’s common stock from February 28, 2019 to February 28, 2020 and a comparison of that trading history with those of other companies that we deemed relevant; (8) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant; (9) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company; (10) a comparison of the financial terms of the Proposed Transactions with the financial terms of certain other transactions that we deemed relevant; and (11) the results of our efforts to solicit indications of interest from third parties with respect to a sale of the Company. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have, assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading, With respect to the financial projections of the Company, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. We express no opinion or view as to the potential effects of the unusual volatility currently being experienced in the credit, financial and stock markets on the Company or the Proposed Transaction. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have assumed that each of the executed Agreements, as applicable, will conform in all material respects to the last draft reviewed by us of such Agreement. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreements and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transactions will be obtained within the constraints contemplated by the Agreements and that the Proposed Transactions will be consummated in accordance with the terms of the Agreements without waiver, modification or amendment of any material term, condition or agreement thereof. In addition at your direction, we have assumed for purposes of our analyses and this opinion that the Proposed Transactions will include either a Merger and Liquidation or Asset Sale and Liquidation following the consummation of the Offer and that the Merger and Liquidation or Asset Sale and Liquidation will be consummated in accordance with the terms of the Agreements without waiver, modification or amendment of any term, condition or agreement thereof the effect of which would be in any way meaningful to our analysis. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transactions, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, (i) the Offer Price to be paid to the holders (other than Thermo Fisher and its affiliates) of Shares in the Offer pursuant to the Combination Agreement is fair to such holders and (ii) (a) the Advance Liquidation Distribution to be paid to the holders (other than Thermo Fisher and its affiliates) of Shares pursuant to the Combination Agreement and Asset Sale Agreement or (b) the Company Newco Liquidation Distributions to be paid to the holders (other than Thermo Fisher and its affiliates) of Company Newco Shares pursuant to the Combination Agreement, Merger Proposal and Share Transfer Agreement are fair to such holders, as applicable.

We have acted as financial advisor to the Company in connection with the Proposed Transactions and will receive a fee for our services, all of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for the Company and Thermo Fisher in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (i) acted as a bookrunner in the Company’s sale of $500 million principal amount of 1.00% convertible senior notes due 2024 in November 2018; (ii) acted as a passive bookrunner in Thermo Fisher’s sale of $900 million principal amount of 2.60% senior notes due 2029 in September 2019; (iii) acted as a passive bookrunner in Thermo Fisher’s sale of €4.4 billion principal amount of senior notes due between 2025 and 2049 in September 2019; and (iv) provided Thermo Fisher with certain derivative services from time to time. In addition, Barclays Bank PLC is one of four counterparties to the Company with respect to convertible note hedge transactions and warrant transactions each entered into contemporaneously with the Company’s sale of $500 million principal amount of 1.00% convertible senior notes due 2024 (collectively, the “Bond Hedge and Warrant Transactions”). Pursuant to the terms of the Bond Hedge and Warrant Transactions specified in the confirmations thereof, upon a change of control, fundamental change, sale of assets or certain other events involving the Company (including the Transactions), there could be an adjustment, cancellation or termination of the Bond Hedge and Warrant Transactions in whole or in part. In that case, the adjustments to the terms of such options by the counterparties could reduce the payment made by the counterparties to the company upon a termination of these transactions. In connection with the Bond Hedge and Warrant Transactions, we have engaged, and expect to continue to engage, in hedging transactions intended to reduce the risk of being party to these transactions.

Barclays Bank PLC, its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Thermo Fisher for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Supervisory Board and Managing Board of the Company and is rendered to the Supervisory Board and Managing Board in connection with their consideration of the Proposed Transactions. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to whether to accept the Offer Price to be offered to the holders of Shares in connection with the Proposed Transactions or how any holder of Shares, Company Newco Shares or any other security should vote or act with respect to the Asset Sale and Liquidation, the Merger and Liquidation or any other matter.

Very truly yours,

/s/ BARCLAYS BANK PLC
BARCLAYS BANK PLC

– English Version –

ANNEX 3

Goldman Sachs’ Written Opinion

III

Goldman Sachs International

Plumtree Court I 25 Shoe Lane I London EC4A 4AU

Tel: +44 (0)20 7774 1000

Goldman

Sachs

PERSONAL AND CONFIDENTIAL

March 3, 2020

Supervisory Board

Managing Board

QIAGEN N.V.

Hulsterweg 82

Venlo, Limburg 5912 PL

The Netherlands

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to (i) the holders (other than Thermo Fisher Scientific Inc. (“Thermo Fisher”) and its affiliates) of the outstanding ordinary shares, par value of €0.01 per share (the “Shares”, such definition including, without duplication, the Fractional Shares (as defined in the Combination Agreement (as defined below)), provided that a Fractional Share will be treated for purposes of the definition of Shares as one-twenty-seventh (1/27th) of a Share), of QIAGEN N.V. (the “Company”) of the €39.00 in cash per Share (the “Offer Price”) to be paid to the holders (other than Thermo Fisher and its affiliates) of Shares in the Offer (as defined below) by a newly incorporated wholly-owned subsidiary of Thermo Fisher (the “Offeror”) pursuant to the Combination Agreement, dated as of March 3, 2020 by and between Thermo Fisher and the Company (the “Combination Agreement”) and (ii) (a) the holders of Shares (other than Thermo Fisher and its affiliates) of the €39.00 in cash (the “Advance Liquidation Distribution”) less any applicable withholding taxes, to be paid to such holders in the Asset Sale and Liquidation (as defined in the Combination Agreement) pursuant to the Combination Agreement and the Asset Sale Agreement, by and among Thermo Fisher, the Company and the Offeror, substantially in the form as included in Schedule 7-C to the Combination Agreement (the “Asset Sale Agreement”) or (b) (1) the holders of issued ordinary class A shares in the capital of a newly incorporated wholly-owned subsidiary of the Company (“Company Newco” and such shares, the “Company Newco Class A Shares”) (other than Thermo Fisher and its affiliates) of the €39.00 in cash (the “Company Newco Class A Liquidation Distribution”) less any applicable withholding taxes, to be paid to such holders and (2) the holders of issued ordinary class B shares in the capital of Company Newco (the “Company Newco Class B Shares” and, together with the Company Newco Class A Shares, the “Company Newco Shares”) of the 1/27th of the Company Newco Class A Liquidation Distribution (the “Company Newco Class B Liquidation Distribution” and, together with the Company Newco Class A Liquidation Distribution, the “Company Newco Liquidation Distributions”) less any applicable withholding taxes, to be paid to such holders, each of (1) and (2) in the Merger and Liquidation (as defined in the Combination Agreement) pursuant to the Combination Agreement, the Share Transfer Agreement, by and among Thermo Fisher, Company Newco, a wholly-owned subsidiary of Company Newco (“Company Newco Sub”) and the Offeror, substantially in the form as included in Schedule 7-B to the Combination Agreement (the “Share Transfer Agreement”) and the Merger Proposal, by and among the Company, Company NewCo and Company Newco Sub, substantially in the form as included in Schedule 6-A to the Combination Agreement (the “Merger Proposal” and together with the Share Transfer Agreement, the Asset Sale Agreement and the Combination Agreement, the “Agreements”), as applicable. The Combination Agreement provides for a tender offer for all of the Shares (the “Offer”) pursuant to which the Offeror will pay the Offer Price for each Share validly tendered under the Offer, not withdrawn and accepted by the Offeror, subject to certain conditions.

Goldman Sachs International is authorised by the Prudential Regulation Authority and regulated by the

Financial Conduct Authority and the Prudential Regulation Authority

Registered in England No. 02263951 I Registered Office: Plumtree Court, 25 Shoe Lane, London EC4A 4AU

Supervisory Board and Managing Board

QIAGEN N.V.

March 3, 2020

Goldman Sachs International and its affiliates (collectively “Goldman Sachs”) are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Thermo Fisher, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transactions contemplated by the Agreements (the “Transactions”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transactions. We expect to receive fees for our services in connection with the Transactions, all of which are contingent upon consummation of the Offer, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as Global Coordination and Book Manager with respect to a public offering of the Company’s 1.000% Convertible Notes due 2024 (aggregate principal amount $400,000,000) in November 2018. We also have provided certain financial advisory and/or underwriting services to Thermo Fisher and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor in connection with Thermo Fisher’s divestiture of its anatomical pathology business in April 2018; and as Book Manager with respect to a public offering of Thermo Fisher’s 1.875% Senior Unsecured Notes due 2049 (aggregate principal amount €1,000,000,000), 1.500% Senior Unsecured Notes due 2039 (aggregate principal amount €900,000,000), 0.875% Senior Unsecured Notes due 2031 (aggregate principal amount €900,000,000), 0.500% Senior Unsecured Notes due 2028 (aggregate principal amount €800,000,000), and 0.125% Senior Unsecured Notes due 2025 (aggregate principal amount €800,000,000) in September 2019. We may also in the future provide financial advisory and/or underwriting services to the Company, Thermo Fisher and their respective affiliates for which our Investment Banking Division may receive compensation.

In addition, an affiliate of Goldman Sachs International is one of four counterparties to the Company with respect to convertible note hedge transactions and warrant transactions each entered into contemporaneously with the Company’s sale of $400 million principal amount of 0.50% convertible senior notes due 2023 (collectively, the “Bond Hedge and Warrant Transactions”). Pursuant to the terms of the Bond Hedge and Warrant Transactions specified in the confirmations thereof, upon a change of control, fundamental change, sale of assets or certain other events involving the Company (including the Transactions), there could be an adjustment, cancellation and/or termination of the Bond Hedge and Warrant Transactions in whole or in part. In that case, the terms of such confirmations could require adjustments that could adversely affect any amounts ultimately owed to or by the Company and/or a termination or cancellation payment prior to the original maturity of the respective instruments to us. In connection with the Bond Hedge and Warrant Transactions, Goldman Sachs has engaged, and expects to continue to engage, in hedging transactions intended to reduce the risk of being party to these transactions.

In connection with this opinion, we have reviewed, among other things, the Combination Agreement; annual reports to shareholders and Annual Reports on Form 20-F of the Company for the five years ended December 31, 2018; certain interim reports to shareholders on Form 6-K of the Company; certain other communications from the Company to its shareholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the

Supervisory Board and Managing Board

QIAGEN N.V.

March 3, 2020

securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the life sciences and diagnostics industries; reviewed the financial terms of certain public offers in the life sciences, tools, and diagnostics sectors within the global healthcare industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on the expected benefits of the Transactions in any way meaningful to our analysis. We have assumed that the Transactions will be consummated on the terms set forth in the Agreements, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis. At your direction, for the purposes of our analysis and this opinion, we have assumed that the Merger and Liquidation or the Asset Sale and Liquidation will be consummated on the terms set forth in the Agreements reasonably promptly following the consummation of the Offer, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transactions, or the relative merits of the Transactions as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, to (i) the holders (other than Thermo Fisher and its affiliates) of Shares of the Offer Price to be paid to such holders of Shares in the Offer pursuant to the Combination Agreement and (ii) (a) the holders of Shares (other than Thermo Fisher and its affiliates) of the Advance Liquidation Distribution to be paid to such holders pursuant to the Combination Agreement and the Asset Sale Agreement, or (b) the holders of Company Newco Shares (other than Thermo Fisher and its affiliates) of the Company Newco Liquidation Distributions to be paid to such holders pursuant to the Combination Agreement, the Share Transfer Agreement and the Merger Proposal, as applicable. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreements or Transactions or any term or aspect of any other agreement or instrument contemplated by the Agreements or entered into or amended in connection with the Transactions, or the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transactions, whether relative to (i) the Offer Price to be paid to the holders (other than Thermo Fisher and its affiliates) of Shares in the Offer pursuant to the Combination Agreement and (ii) (a) the Advance Liquidation Distribution to be paid to such holders (other than Thermo Fisher and its affiliates) pursuant to the Combination Agreement and the Asset Sale Agreement, or (b) the Company Newco Liquidation Distributions to be paid to the holders (other than Thermo Fisher and its affiliates) of Company Newco Shares pursuant to the Combination Agreement, the Merger Proposal and the Share Transfer Agreement, as applicable, or otherwise. We are not expressing any opinion as to the prices at which Shares will trade at any time or as to the impact of the Transactions on the solvency or viability of the Company or Thermo Fisher or the ability of the Company or Thermo Fisher to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and

Supervisory Board and Managing Board

QIAGEN N.V.

March 3, 2020

we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Supervisory Board and Managing Board of the Company in connection with their consideration of the Transactions and such opinion does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection with the Offer or how any holder of Shares, Company Newco Shares or any other security should vote or act with respect to the Asset Sale and Liquidation, the Merger and Liquidation or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, (i) the Offer Price to be paid to the holders (other than Thermo Fisher and its affiliates) of Shares in the Offer pursuant to the Combination Agreement is fair from a financial point of view to such holders and (ii) (a) the Advance Liquidation Distribution to be paid to the holders (other than Thermo Fisher and its affiliates) of Shares pursuant to the Combination Agreement and the Asset Sale Agreement, is fair from a financial point of view to such holders or (b) the Company Newco Liquidation Distributions to be paid to the holders (other than Thermo Fisher and its affiliates) of Company Newco Shares pursuant to the Combination Agreement, Merger Proposal and Share Transfer Agreement, are fair from a financial point of view to such holders, as applicable.

Very truly yours,

GOLDMAN SACHS INTERNATIONAL

By:	/s/ Andre Kelleners
Managing Director

– English Version –

ANNEX 4

Convocation Materials for the Annual General Meeting

IV

QIAGEN N.V.

NOTICE OF THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (the “Annual General Meeting”) of QIAGEN N.V., a public limited liability company organized and existing under the laws of the Netherlands, with corporate seat in Venlo, The Netherlands (the “Company” or “QIAGEN”) will be held on Tuesday, June 30, 2020 at 03:00 p.m., Amsterdam time, at the Company’s registered office, Hulsterweg 82, 5912 PL Venlo, The Netherlands. In light of the global COVID-19 (Novel Coronavirus) outbreak, shareholders can only follow this year’s Annual General Meeting through electronic means. This is in accordance with the Dutch emergency bill that temporarily facilitates general meetings without physical attendance of shareholders. Shareholders will not be granted physical access to the Annual General Meeting.

With this measure, we can protect the health and safety of our shareholders and all others involved in our Annual General Meeting. Although it is unfortunate that we cannot hold the Annual General Meeting as usual, safety comes first for QIAGEN in this extraordinary situation. To facilitate interaction, shareholder participation and the exercise of shareholders’ rights, we have taken certain measures. Such measures and further instructions are outlined below.

In addition to the annually recurring items, this year the Annual General Meeting will also cover a number of items relating to the recommended Offer made by Quebec B.V., a wholly-owned subsidiary of Thermo Fisher Scientific Inc., for all ordinary shares of the Company, including all ancillary rights, in particular the entitlement to profits, existing at the time of the Settlement of the Offer, at an offer price of EUR 39 per share, without interest, in cash. Adoption of the Back-End Resolution (agenda item 18) is one of the conditions to the Offer. Today, the Offer Document and the Joint Reasoned Statement and Position Statement of QIAGEN and its Managing Board and Supervisory Board in relation to the Offer were published. We urge you to read these documents carefully, because they contain important information about the Offer.

AGENDA

Undefined terms in this agenda shall have the meaning as set out in the explanatory notes to the agenda and/or in the Reasoned Position Statement (as defined in the explanatory notes).

Recurring Items

1.	Opening;

2.	Managing Board Report for the year ended December 31, 2019 (“Calendar Year 2019”);

3.	Supervisory Board Report on the Company’s Annual Accounts (the “Annual Accounts”) for Calendar Year 2019;

4.	Adoption of the Annual Accounts for Calendar Year 2019 (voting item);

5.	Advisory Vote on the Remuneration Report 2019 (advisory voting item);

6.	Reservation and dividend policy;

7.	Discharge from liability of the Managing Directors for the performance of their duties during Calendar Year 2019 (voting item);

8.	Discharge from liability of the Supervisory Directors for the performance of their duties during Calendar Year 2019 (voting item);

9.	Reappointment of the following seven Supervisory Directors of the Company for a term ending at the close of the Annual General Meeting in 2021 (voting items):

(a)	Mr. Stéphane Bancel;

(b)	Dr. Håkan Björklund;

(c)	Dr. Metin Colpan;

(d)	Prof. Dr. Ross L. Levine;

(e)	Prof. Dr. Elaine Mardis;

(f)	Mr. Lawrence A. Rosen; and

(g)	Ms. Elizabeth E. Tallett.

10.	(Re)appointment of the following two Managing Directors of the Company for a term ending at the close of the Annual General Meeting in 2021 (voting items):

(a)	Mr. Roland Sackers; and

(b)	Mr. Thierry Bernard.

11.	Adoption of the Remuneration Policy with respect to the Managing Board (voting item);

12.	Remuneration of the Supervisory Board (voting items):

(a)	Adoption of the Remuneration Policy with respect to the Supervisory Board; and

(b)	Determination of the remuneration of the members of the Supervisory Board;

13.	Reappointment of KPMG Accountants N.V. as auditors of the Company for the calendar year ending December 31, 2020 (voting item);

14.	Authorization of the Supervisory Board, until December 30, 2021 to (voting items):

(a)

issue a number of ordinary shares and financing preference shares and grant rights to subscribe for such shares, the aggregate par value of which shall be equal to the aggregate par value of fifty percent (50%) of shares issued and outstanding in the capital of the Company as at December 31, 2019 as included in the Annual Accounts for Calendar Year 2019;

(b)

restrict or exclude the pre-emptive rights with respect to issuing ordinary shares or granting subscription rights, the aggregate par value of such shares or subscription rights shall be up to a maximum of ten percent (10%) of the aggregate par value of all shares issued and outstanding in the capital of the Company as at December 31, 2019; and

(c)

solely for the purpose of strategic transactions such as mergers, acquisitions or strategic alliances, restrict or exclude the pre-emptive rights with respect to issuing additional ordinary shares or granting subscription rights, the aggregate par value of such shares or subscription rights shall be up to a maximum of ten percent (10%) of the aggregate par value of all shares issued and outstanding in the capital of the Company as at December 31, 2019;

15.	Authorization of the Managing Board, until December 30, 2021, to acquire shares in the Company’s own share capital (voting item);

Items relating to the recommended Offer made by Thermo Fisher Scientific Inc., through Quebec B.V.

16.	Explanation on the recommended Offer made by Thermo Fisher Scientific Inc., through Quebec B.V.;

17.	Conditional amendment of the Company’s articles of association (Part I) (voting item);

18.	Conditional Back-End Resolution to (voting item):

(i)	grant the Top Up Option;

(ii)	exclude the pre-emptive rights that would otherwise arise pursuant to the grant of the Top Up Option;

(iii)	amend the Company’s articles of association (Part II);

(iv)

subject to the Merger Resolution having been adopted at the Subsequent EGM, in accordance with and to the extent required under applicable law, including Section 2:107a of the Dutch Civil Code, (a) approve the resolution of the Managing Board to pursue, and cause QIAGEN Newco to pursue, the Share Transfer, subject to the Merger being effected, and (b) approve the dissolution of QIAGEN Newco, subject to the Share Transfer having been effected; and

(v)

subject to the Merger Resolution not having been adopted at the Subsequent EGM, (a) in accordance with Section 2:107a of the Dutch Civil Code, approve the resolution of the Managing Board to pursue the Asset Sale, and, subject to completion of the Asset Sale, (b) dissolve the Company in accordance with Section 2:19 of the Dutch Civil Code, (c) appoint Stichting Liquidator QIAGEN as the liquidator of the Company (the “Liquidator”), (d) approve reimbursement of the Liquidator’s reasonable salary and costs, and (e) appoint Quebec B.V. as the custodian of the Company’s books and records following its dissolution;

19.	Conditional (re)appointment of the following seven Supervisory Directors of the Company with effect as from the Settlement (voting items):

(a)	Dr. Håkan Björklund;

(b)	Mr. Michael A. Boxer;

(c)	Mr. Paul G. Parker;

(d)	Mr. Gianluca Pettiti;

(e)	Mr. Anthony H. Smith;

(f)	Ms. Barbara W. Wall; and

(g)	Mr. Stefan Wolf;

20.

Conditional acceptance of the resignation of, and discharge from liability of the resigning Supervisory Directors for the performance of their duties up to the date of the Annual General Meeting (voting item);

21.	Conditional amendment of the Company’s articles of association (Part III) (voting item);

22.	Questions;

23.	Closing.

Meeting documentation

Copies of the Annual Accounts for Calendar Year 2019, the reports of the Supervisory Board and the Managing Board, the Company’s 2019 Remuneration Report, a triptych containing an explanation to the proposed amendments to the Company’s articles of association as contemplated by each of the agenda items 17 and 18, and the verbatim text of the proposed amendments to the Company’s articles of association as contemplated by agenda item 21, the explanatory notes to the agenda, including the list and biographies of binding nominees for (re)appointment to the Supervisory Board and the Managing Board can be obtained free of charge by shareholders and other persons entitled to attend the Annual General Meeting through the Company’s website (www.qiagen.com/about-us/investors/) and at the offices of the Company at Hulsterweg 82, 5912 PL Venlo, the Netherlands, and at the offices of American Stock Transfer and Trust Company, LLC (“AST”) at 6201 15th Avenue, Brooklyn, New York 11219, United States of America, until the close of the Annual General Meeting. In light of the COVID-19 outbreak, we strongly encourage you to obtain your copies of the meeting documents electronically via our website to limit the exposure to physical contact as much as possible.

Record Date

The record date for persons considered as entitled to remotely follow and vote by proxy at the Annual General Meeting, is close of business (New York local time) (11:00 p.m. Frankfurt am Main local time) on Tuesday, June 2, 2020 (the “Record Date”).

Submission of questions

To ensure as much interaction as possible, record holders of shares may submit written questions concerning items on the agenda of the Annual General Meeting. Record holders of shares can submit their questions by completing the question form provided and emailing it to agm2020@qiagen.com. Questions must be received no later than Saturday, June 27, 2020, at 03:00 p.m. Amsterdam time (09:00 a.m. New York time) in order for your questions to be addressed.

Questions submitted in accordance with the above will be dealt with prior to or during the meeting, and may be combined or answered thematically. Record holders of shares who have submitted questions prior to the meeting by emailing the completed question form, will be given the opportunity to ask follow-up questions during the meeting. Such record holders of shares will be provided with login details prior to the meeting to enable them to log in to the webcast and raise follow-up questions in writing during the Annual General Meeting. The login details will be forwarded to the email address stated on the completed question form. It is up to the chairman of the meeting to determine the order of the meeting and the manner in which questions are being addressed.

Attendance

All record holders of shares are cordially invited to follow the Annual General Meeting via electronic means. The meeting will be streamed live via audio webcast on our website www.qiagen.com/about-us/investors/. Record holders of shares who have submitted written questions prior to the meeting and who have received login details via email, can log in to the webcast and participate by submitting written follow-up questions via the webcast platform. Record holders of shares who did not submit any written questions prior to the meeting will only be able to follow the meeting in listen only mode.

Voting

On or about June 3, 2020, a proxy statement together with a question form and a form of proxy will be mailed to the record holders of shares as of the Record Date entitled to follow and vote by proxy at the Annual General Meeting.

Record holders of shares will not be able to cast their votes during the Annual General Meeting, and are therefore strongly encouraged to exercise their voting rights via proxy prior to the meeting. Record holders of shares wishing to exercise their voting rights by proxy are obliged to complete, sign and send the proxy card as soon as possible in accordance with the instructions on the proxy card, such that the proxy card is received no later than 05:00 p.m. (New York time) on Thursday, June 25, 2020, at the offices of AST, 6201 15th Avenue, Brooklyn, New York 11219, United States of America or by email at the following email address: Admin2@Astfinancial.COM. A vote cast via timely received proxy shall be deemed a vote cast in the meeting and will ensure your proper representation at the Annual General Meeting.

Proxyholders appointed by the Company’s shareholders or their substitutes, will be provided with the opportunity to cast their votes in their capacity as proxyholder in writing in accordance with article 2:117b of the Dutch Civil Code.

Other matters

In case you have any queries with respect to following the Annual General Meeting via the audio webcast, exercising your voting rights or asking questions concerning the Annual General Meeting agenda items, please contact agm2020@qiagen.com. You are advised to regularly check our website (www.qiagen.com/about-us/investors/) for updates on the Annual General Meeting.

As in prior years, the official language of the Annual General Meeting shall be the English language.

The Managing Board

Venlo, the Netherlands,

May 18, 2020

Dear Shareholder:

The Annual General Meeting of Shareholders of QIAGEN N.V. (the “Company” or “QIAGEN”) will be held on Tuesday, June 30, 2020 at 03:00 p.m. (Amsterdam time) at the Company’s registered office, Hulsterweg 82, 5912 PL Venlo, The Netherlands.

In light of the global COVID-19 (Novel Coronavirus) outbreak, shareholders will not be given physical access to this year’s Annual General Meeting. With this measure, we can protect the health and safety of our shareholders and all other persons involved in our Annual General Meeting. Although it is unfortunate that we cannot hold the Annual General Meeting as usual, safety comes first for QIAGEN in this extraordinary situation.

To facilitate interaction, shareholder participation and the exercise of shareholders’ rights, we have taken certain measures. Such measures and further information on this manner of meeting are outlined in the Notice of Annual General Meeting.

We have attached the Notice of Annual General Meeting, including the Agenda and Explanatory Notes thereto, and enclosed a proxy card and question form for use in connection with the meeting. We note that, in addition to the annually recurring items, the Annual General Meeting will this year also cover a number of items relating to the recommended Offer made by Quebec B.V., a wholly-owned subsidiary of Thermo Fisher Scientific Inc., for all ordinary shares of the Company, including all ancillary rights, in particular the entitlement to profits, existing at the time of the Settlement of the Offer, at an offer price of EUR 39 per share, without interest, in cash. Adoption of the Back-End Resolution (agenda item 18) is one of the conditions to the Offer. Today, the Offer Document and the Joint Reasoned Statement and Position Statement of QIAGEN and its Managing Board and Supervisory Board in relation to the Offer were published. We urge you to read these documents carefully, because they contain important information about the Offer.

We hope that you will be able to remotely follow the Annual General Meeting. You can follow the meeting live via the audio webcast on our website www.qiagen.com/about-us/investors/. Except for those who have been granted login details as further specified in the Notice of Annual General Meeting, the audio webcast will be streamed as a listen only webcast.

It is important that your shares are represented at the Annual General Meeting. However, it will not be possible to cast your votes during the meeting. Voting rights can only be exercised via proxy and we therefore strongly encourage you to exercise your voting rights in this manner prior to the meeting, and ask you to please complete, sign, date and return the enclosed proxy card promptly in the enclosed envelope, which requires no postage if mailed in the United States. Completed proxy cards may also be submitted via e-mail to Admin2@Astfinancial.COM. The proxy card must be received no later than 5:00 p.m. (New York time) on Thursday, June 25, 2020 for your vote to count. Your vote cast via timely received proxy shall be deemed a vote cast in the meeting and will ensure your proper representation at the Annual General Meeting.

Sincerely,
/s/ Roland Sackers

ROLAND SACKERS
Venlo, The Netherlands	Managing Director
May 18, 2020

YOUR VOTE IS IMPORTANT.

PLEASE RETURN YOUR PROXY CARD PROMPTLY.

QIAGEN N.V.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 30, 2020

To The Shareholders:

Notice is hereby given that the Annual General Meeting of Shareholders (the “Annual General Meeting”) of QIAGEN N.V. (the “Company” or “QIAGEN”), a public limited liability company organized and existing under the laws of The Netherlands, will be held on Tuesday, June 30, 2020 at 03:00 p.m. (Amsterdam time) at the Company’s registered office, Hulsterweg 82, 5912 PL Venlo, The Netherlands. In light of the global COVID-19 (Novel Coronavirus) outbreak, shareholders can only follow this year’s Annual General Meeting through electronic means. This is in accordance with the Dutch emergency bill that temporarily facilitates general meetings without physical attendance of shareholders. Shareholders will not be granted physical access to the Annual General Meeting.

With this measure, we can protect the health and safety of our shareholders and all others involved in our Annual General Meeting. Although it is unfortunate that we cannot hold the Annual General Meeting as usual, safety comes first for QIAGEN in this extraordinary situation. To facilitate interaction, shareholder participation and the exercise of shareholders’ rights, we have taken certain measures. Such measures and further instructions are outlined below.

In addition to the annually recurring items, this year the Annual General Meeting will also cover a number of items relating to the recommended Offer made by Quebec B.V., a wholly-owned subsidiary of Thermo Fisher Scientific Inc., for all ordinary shares of the Company, including all ancillary rights, in particular the entitlement to profits, existing at the time of Settlement of the Offer, at an offer price of EUR 39 per share, without interest, in cash. Adoption of the Back-End Resolution (agenda item 18) is one of the conditions to the Offer. Today, the Offer Document and the Joint Reasoned Statement and Position Statement of QIAGEN and its Managing Board and Supervisory Board in relation to the Offer were published. We urge you to read these documents carefully, because they contain important information about the Offer.

The Agenda of the Annual General Meeting of the Company, containing proposals of the Managing Board and the Supervisory Board of the Company, is as follows (undefined terms in this agenda shall have the meaning as set out in the explanatory notes thereto and/or in the Reasoned Position Statement (as defined in the explanatory notes)):

Recurring Items

1.	Opening.

2.	Managing Board Report for the year ended December 31, 2019 (“Calendar Year 2019”).

3.	Supervisory Board Report on the Company’s Annual Accounts (the “Annual Accounts”) for Calendar Year 2019.

4.	Adoption of the Annual Accounts for Calendar Year 2019 (voting item).

5.	Advisory Vote on the Remuneration Report 2019 (advisory voting item).

6.	Reservation and dividend policy.

7.	Discharge from liability of the Managing Directors for the performance of their duties during Calendar Year 2019 (voting item).

8.	Discharge from liability of the Supervisory Directors for the performance of their duties during Calendar Year 2019 (voting item).

9.	Reappointment of the following seven Supervisory Directors of the Company for a term ending at the close of the Annual General Meeting in 2021 (voting items):

a.	Mr. Stéphane Bancel;

b.	Dr. Håkan Björklund;

c.	Dr. Metin Colpan;

d.	Prof. Dr. Ross L. Levine;

e.	Prof. Dr. Elaine Mardis;

f.	Mr. Lawrence A. Rosen; and

g.	Ms. Elizabeth E. Tallett.

10.	(Re)appointment of the following two Managing Directors of the Company for a term ending at the close of the Annual General Meeting in 2021 (voting items):

a.	Mr. Roland Sackers; and

b.	Mr. Thierry Bernard.

11.	Adoption of the Remuneration Policy with respect to the Managing Board (voting item).

12.	Remuneration of the Supervisory Board (voting items):

a.	Adoption of the Remuneration Policy with respect to the Supervisory Board; and

b.	Determination of the remuneration of the members of the Supervisory Board.

13.	Reappointment of KPMG Accountants N.V. as auditors of the Company for the calendar year ending December 31, 2020 (voting item).

14.	Authorization of the Supervisory Board, until December 30, 2021 to (voting items):

a.

issue a number of ordinary shares and financing preference shares and grant rights to subscribe for such shares, the aggregate par value of which shall be equal to the aggregate par value of fifty percent (50%) of shares issued and outstanding in the capital of the Company as at December 31, 2019 as included in the Annual Accounts for Calendar Year 2019;

b.

restrict or exclude the pre-emptive rights with respect to issuing ordinary shares or granting subscription rights, the aggregate par value of such shares or subscription rights shall be up to a maximum of ten percent (10%) of the aggregate par value of all shares issued and outstanding in the capital of the Company as at December 31, 2019; and

c.

solely for the purpose of strategic transactions such as mergers, acquisitions or strategic alliances, restrict or exclude the pre-emptive rights with respect to issuing additional ordinary shares or granting subscription rights, the aggregate par value of such shares or subscription rights shall be up to a maximum of ten percent (10%) of the aggregate par value of all shares issued and outstanding in the capital of the Company as at December 31, 2019.

15.	Authorization of the Managing Board, until December 30, 2021, to acquire shares in the Company’s own share capital (voting item).

Items relating to the recommended Offer made by Thermo Fisher Scientific Inc., through Quebec B.V.

16. Explanation on the recommended Offer made by Thermo Fisher Scientific Inc., through Quebec B.V.

17.	Conditional amendment of the Company’s articles of association (Part I) (voting item).

18.	Conditional Back-End Resolution to (voting item):

i.	grant the Top Up Option;

ii.	exclude the pre-emptive rights that would otherwise arise pursuant to the grant of the Top Up Option;

iii.	amend the Company’s articles of association (Part II);

iv.

subject to the Merger Resolution having been adopted at the Subsequent EGM, in accordance with and to the extent required under applicable law, including Section 2:107a of the Dutch Civil Code, (a) approve the resolution of the Managing Board to pursue, and cause QIAGEN Newco to pursue, the Share Transfer, subject to the Merger being effected, and (b) approve the dissolution of QIAGEN Newco, subject to the Share Transfer having been effected; and

v.

subject to the Merger Resolution not having been adopted at the Subsequent EGM, (a) in accordance with Section 2:107a of the Dutch Civil Code, approve the resolution of the Managing Board to pursue the Asset Sale, and, subject to completion of the Asset Sale, (b) dissolve the Company in accordance with Section 2:19 of the Dutch Civil Code, (c) appoint Stichting Liquidator QIAGEN as the liquidator of the Company (the “Liquidator”), (d) approve reimbursement of the Liquidator’s reasonable salary and costs, and (e) appoint Quebec B.V. as the custodian of the Company’s books and records following its dissolution.

19.	Conditional (re)appointment of the following seven Supervisory Directors of the Company with effect as from the Settlement (voting items):

a.	Dr. Håkan Björklund;

b.	Mr. Michael A. Boxer;

c.	Mr. Paul G. Parker;

d.	Mr. Gianluca Pettiti;

e.	Mr. Anthony H. Smith;

f.	Ms. Barbara W. Wall; and

g.	Mr. Stefan Wolf.

20.

Conditional acceptance of the resignation of, and discharge from liability of the resigning Supervisory Directors for the performance of their duties up to the date of the Annual General Meeting (voting item).

21. Conditional amendment of the Company’s articles of association (Part III) (voting item).

22.	Questions.

23.	Closing.

Meeting documentation

Under the Articles of Association of the Company and Dutch law, copies of the Annual Accounts for Calendar Year 2019, the reports of the Supervisory Board and the Managing Board, the Company’s 2019 Remuneration Report, a triptych containing an explanation of the proposed amendments to the Company’s articles of association as contemplated by each of agenda items 17 and 18, and the verbatim text of the proposed amendments to the Company’s articles of association as contemplated by agenda item 21, the explanatory notes to the agenda, including the list and biographies of binding nominees for (re)appointment to the Supervisory Board and the Managing Board and the information sent to the record holders of QIAGEN Shares in connection with the Annual General Meeting can be obtained free of charge by shareholders and other persons entitled to attend the Annual General Meeting at the offices of the Company at Hulsterweg 82, 5912 PL Venlo, The Netherlands, and at the offices of American Stock Transfer and Trust Company, LLC at 6201 15th Avenue, Brooklyn, New York 11219, United States of America, until the close of the Annual General Meeting. Copies are also available electronically at the Investor Relations section of our website: www.qiagen.com/about-us/investors/. In light of the COVID-19 outbreak, we strongly encourage you to obtain your copies of the meeting documents electronically via our website to limit the exposure to physical contact as much as possible.

In an effort to reduce our cost of printing and mailing documents for the Annual General Meeting and to exhibit environmentally responsible conduct, we are not mailing paper copies of our 2019 Annual Report to our shareholders. The 2019 Annual Report, which provides additional information regarding our 2019 financial results, and copies of the Notice of Annual General Meeting, including the Agenda and Explanatory Notes thereto, and Annual Accounts for Calendar Year 2019, can be accessed over the Internet at the Investor Relations section of our website: www.qiagen.com/about-us/investors/. Printed copies of the 2019 Annual Report can also be obtained free of charge by shareholders and other persons entitled to attend the Annual General Meeting by visiting our website: www.qiagen.com/about-us/investors/contact/ or by contacting QIAGEN Sciences LLC, Attention: Executive Assistant to Chief Financial Officer, 19300 Germantown Rd, Germantown, MD 20874, United States of America, Phone number: +1 240 686 7774 until the close of the Annual General Meeting.

Record date

Close of business (New York local time) (11:00 p.m. Frankfurt am Main local time) on Tuesday, June 2, 2020 is the record date (the “Record Date”) for the determination of the record holders of QIAGEN Shares entitled to remotely follow and vote by proxy at the Annual General Meeting.

Submission of questions

To ensure as much interaction as possible, shareholders (including, for this purpose, persons holding their QIAGEN Shares in a securities deposit with a custodian bank or otherwise in “street name”) may submit written questions concerning items on the agenda of the Annual General Meeting. Shareholders can submit their questions by completing the enclosed question form and emailing it to agm2020@qiagen.com. If your shares are held in an account at a broker, bank or other nominee, you must also submit a legal proxy form from your broker, bank or other nominee regarding the shares held on the Record Date. Questions must be received no later than Saturday, June 27, 2020, at 03:00 p.m. Amsterdam time (09:00 a.m. New York time) in order for your questions to be addressed. Additional proof of share ownership at the Record Date may be requested by the Company prior to addressing your questions.

Questions submitted in accordance with the above will be dealt with prior to or during the meeting, and may be combined or answered thematically. Shareholders who have submitted questions prior to the meeting by emailing the completed question form, will be given the opportunity to ask follow-up questions during the meeting. Such shareholders will be provided with login details prior to the meeting to enable them to log in to the webcast and raise follow-up questions in writing during the Annual General Meeting. The login details will be forwarded to the email address stated on the completed question form. It is up to the chairman of the meeting to determine the order of the meeting and the manner in which questions are being addressed.

Attendance

All shareholders are cordially invited to follow the Annual General Meeting via electronic means. The meeting will be streamed live via audio webcast on our website www.qiagen.com/about-us/investors/. Shareholders who have submitted written questions prior to the meeting and who have received login details via email, can log in to the webcast and participate by submitting written follow-up questions via the webcast platform. Shareholders who did not submit any written questions prior to the meeting will only be able to follow the meeting in listen only mode.

Voting

You will not be able to cast your votes during the virtual Annual General Meeting. We therefore strongly encourage you to exercise your voting rights via proxy prior to the meeting. You are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the card. A pre-addressed, postage prepaid return envelope is enclosed for your convenience. Completed proxy cards may also be submitted via e-mail to Admin2@Astfinancial.COM.

Other matters

In case you have any queries with respect to following the Annual General Meeting via the audio webcast, exercising your voting rights or asking questions concerning the Annual General Meeting agenda items, please contact agm2020@qiagen.com. You are advised to regularly check our website (www.qiagen.com/about-us/investors/) for updates on the Annual General Meeting.

By Order of the Managing Board

/s/ Roland Sackers

ROLAND SACKERS Managing Director

May 18, 2020

Venlo, The Netherlands

QIAGEN N.V.

ANNUAL GENERAL MEETING OF SHAREHOLDERS

EXPLANATORY NOTES TO AGENDA

I.	General

The enclosed proxy card, question form and the accompanying Notice of Annual General Meeting of Shareholders and Agenda are being mailed to shareholders of QIAGEN N.V. (the “Company” or “QIAGEN”) in connection with the solicitation by the Company of proxies for use at the Annual General Meeting of Shareholders of the Company to be held virtually on Tuesday, June 30, 2020 at 03:00 p.m. (Amsterdam time). These proxy solicitation materials will be mailed on or about June 3, 2020 to all shareholders of record as of June 2, 2020, the record date for the Annual General Meeting.

Under the Articles of Association of the Company and Dutch law, copies of the Annual Accounts for Calendar Year 2019, the reports of the Company’s supervisory board (the “Supervisory Board”) and the Company’s managing board (the “Managing Board”), the Company’s 2019 Remuneration Report, a triptych containing an explanation of the proposed amendments to the Company’s articles of association as contemplated by each of agenda items 17 and 18, the verbatim text of the proposed amendments to the Company’s articles of association as contemplated by agenda item 21, the explanatory notes to the agenda, including the list and biographies of binding nominees for (re)appointment to the Supervisory Board and the Managing Board and the information sent to the record holders of QIAGEN Shares in connection with the Annual General Meeting can be obtained free of charge by shareholders and other persons entitled to attend the Annual General Meeting at the offices of the Company at Hulsterweg 82, 5912 PL Venlo, The Netherlands, and at the offices of American Stock Transfer and Trust Company, LLC at 6201 15th Avenue, Brooklyn, New York 11219, United States of America, until the close of the Annual General Meeting. Copies are also available electronically at the Investor Relations section of our website: www.qiagen.com/about-us/investors/. In light of the COVID-19 outbreak, we strongly encourage you to obtain your copies of the meeting documents electronically via our website to limit the exposure to physical contact as much as possible.

In an effort to reduce our cost of printing and mailing documents for the Annual General Meeting and to exhibit environmentally responsible conduct, we are not mailing paper copies of the Company’s 2019 Annual Report (the “2019 Annual Report”) to our shareholders. The 2019 Annual Report, which provides additional information regarding our 2019 financial results, and copies of the Notice of Annual General Meeting, including the Agenda and Explanatory Notes thereto, and Annual Accounts for Calendar Year 2019, can be accessed over the Internet at the Investor Relations section of our website, www.qiagen.com. Printed copies of the 2019 Annual Report can also be obtained free of charge by shareholders and other persons entitled to attend the Annual General Meeting by visiting our website: www.qiagen.com/about-us/investors/contact/, or by contacting QIAGEN Sciences LLC, Attention: Executive Assistant to Chief Financial Officer, 19300 Germantown Rd, Germantown, MD 20874, United States of America, Phone number: +1 240 686 7774 until the close of the Annual General Meeting. Completed proxy cards may also be submitted via e-mail to Admin2@Astfinancial.COM.

The reasonable cost of soliciting proxies, including expenses in connection with preparing and mailing the proxy solicitation materials, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of QIAGEN Shares for their expenses in forwarding proxy materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, telex, electronic mail and personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid for such solicitation.

The Company is not subject to the proxy solicitation rules contained in Regulation 14A promulgated under the United States Securities Exchange Act of 1934, as amended.

II.	Voting and Solicitation

In order to vote by proxy at the Annual General Meeting, the record holders of QIAGEN Shares are requested to submit their proxy in accordance with the procedure set forth in the Notice of Annual General Meeting of Shareholders Close of business (New York time) on Tuesday, June 2, 2020 is the record date for the determination of the record holders of QIAGEN Shares entitled to follow and vote by proxy at the Annual General Meeting.

As of May 8, 2020, there were 230,829,308.67 QIAGEN Shares issued (including 46.34 QIAGEN Fractional Shares and 2,591,354.33 QIAGEN Shares held in treasury by the Company, which cannot be voted). Shareholders are entitled to one vote for each whole QIAGEN Share held. Each of the proposals to (re)appoint members to the Supervisory Board and the Managing Board set forth under Items 9, 10 and 19 of the Agenda will be adopted irrespective of the number of votes cast in favor, unless such proposal is overruled by at least two-thirds of the votes cast being votes against the proposal, provided such votes also represent more than fifty percent (50%) of the issued share capital of the Company as of the date of the Annual General Meeting. The proposal to authorize the Supervisory Board to restrict or exclude the pre-emptive rights with respect to issuing shares or granting subscription rights set forth under Items 14b and 14c of the Agenda and the Back-End Resolution (which includes the proposal to exclude the pre-emptive rights in connection with the grant of the Top Up Option) set forth under Item 18 shall be validly adopted if adopted by at least two-thirds of the votes cast at the Annual General Meeting if less than fifty percent (50%) of the Company’s issued share capital is represented at the Annual General Meeting. If fifty percent (50%) or more of the Company’s issued share capital is represented at the Annual General Meeting, the proposals set forth under Items 14b, 14c and 18 of the Agenda shall be validly adopted if adopted by a simple majority of the votes cast at the Annual General Meeting. The proposals to adopt the Remuneration Policies with regard to the Managing Board and the Supervisory Board as referred to under Agenda Items 11 and 12a require a 75% majority of the votes cast at the Annual General Meeting. All other proposals presented to the shareholders at the Annual General Meeting shall be validly adopted if adopted by a simple majority of the votes cast at the Annual General Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivery to the Company of a written notice of revocation or a duly executed proxy bearing a later date. Merely remotely following the Annual General Meeting will not serve to revoke a proxy. QIAGEN Shares represented by valid proxies received in time for use at the Annual General Meeting and not revoked at or prior to the Annual General Meeting, will be voted at the Annual General Meeting. Votes cast via such proxies shall be deemed a vote cast in the Annual General Meeting.

III.	Explanatory Notes to Agenda Items

Recurring Items

Explanatory Note to Item 2—Managing Board Report for Calendar Year 2019

At the Annual General Meeting, the Managing Board will conduct a presentation on the performance of the Company during Calendar Year 2019.

Explanatory Note to Item 3—Supervisory Board Report on the Company’s Annual Accounts for Calendar Year 2019

At the Annual General Meeting, the Supervisory Board will conduct a presentation of its report on the Company’s Annual Accounts for Calendar Year 2019.

Explanatory Note to Item 4—Adoption of the Annual Accounts

The shareholders of the Company are being asked to adopt the Annual Accounts for Calendar Year 2019. The Annual Report and the Annual Accounts have been prepared by the Managing Board and approved by the Supervisory Board.

THE SUPERVISORY BOARD AND THE MANAGING BOARD UNANIMOUSLY RECOMMEND A VOTE FOR THIS ITEM. COMPLETED PROXY CARDS WILL BE VOTED IN FAVOR THEREOF UNLESS INSTRUCTIONS ARE OTHERWISE PROVIDED.

Explanatory Note to Item 5— Advisory Vote on the Remuneration Report 2019.

This is a new agenda item pursuant to the Dutch implementation of the Shareholder Rights Directive II. The Company’s compensation committee (the “Compensation Committee”) will conduct a presentation on the implementation of the Remuneration Policy during Calendar Year 2019. Following the presentation, it will be proposed to cast a favorable, non-binding, advisory vote in respect of the Remuneration Report 2019.

THE SUPERVISORY BOARD AND THE MANAGING BOARD UNANIMOUSLY RECOMMEND A NON-BINDING ADVISORY VOTE FOR THIS ITEM. COMPLETED PROXY CARDS WILL BE VOTED IN FAVOR THEREOF UNLESS INSTRUCTIONS ARE OTHERWISE PROVIDED.

Explanatory Note to Item 6—Reservation and Dividend Policy

The Company’s reservation and dividend policy is to retain the profits by way of reserve, as is common among fast growing companies with significant future expansion potential in rapidly developing fields. Consequently, the Company will not pay a dividend to the shareholders out of the Calendar Year 2019 profits. This policy benefits our shareholders by increasing share value, and the Company believes that this policy is aligned with shareholders’ taxation preferences.

Explanatory Note to Item 7—Discharge from Liability of the Managing Directors

Under Dutch law, the adoption of the Annual Accounts does not automatically discharge the members of the Managing Board and the Supervisory Board from liability for the performance of their duties during Calendar Year 2019. The grant of such discharge from liability is typical for Dutch companies, and its approval is commonly included on the agenda for annual general meetings.

The shareholders of the Company are being asked to discharge the members of the Managing Board from liability for the performance of their duties during Calendar Year 2019, as described in the 2019 Annual Report and the 2019 Annual Accounts or as otherwise disclosed to the Annual General Meeting of Shareholders.

THE SUPERVISORY BOARD AND THE MANAGING BOARD UNANIMOUSLY RECOMMEND A VOTE FOR THIS ITEM. COMPLETED PROXY CARDS WILL BE VOTED IN FAVOR THEREOF UNLESS INSTRUCTIONS ARE OTHERWISE PROVIDED.

Explanatory Note to Item 8—Discharge from Liability of the Supervisory Directors

The shareholders of the Company are being asked to discharge the members of the Supervisory Board from liability for the performance of their duties during Calendar Year 2019, as described in the 2019 Annual Report and the 2019 Annual Accounts or as otherwise disclosed to the Annual General Meeting of Shareholders.

THE SUPERVISORY BOARD AND THE MANAGING BOARD UNANIMOUSLY RECOMMEND A VOTE FOR THIS ITEM. COMPLETED PROXY CARDS WILL BE VOTED IN FAVOR THEREOF UNLESS INSTRUCTIONS ARE OTHERWISE PROVIDED.

Explanatory Note to Items 9 and 10 —Reappointment of the Supervisory Directors and the (Re)Appointment of the Managing Directors

The Supervisory Board and the Managing Board acting together at a joint meeting (the “Joint Meeting”) resolved to make a binding nomination for the re-election of all current members of the Supervisory Board. Furthermore, the Joint Meeting resolved to make a binding nomination for the re-election of the current member of the Managing Board, Mr. Roland Sackers, and election of the Company’s CEO, Mr. Thierry Bernard, to the Managing Board.

The Supervisory Board consists of such number of members, with a minimum of three members, as the Joint Meeting may determine. The Joint Meeting has set the number of members of the Supervisory Board at seven as of the Annual General Meeting. The members of the Supervisory Board (the “Supervisory Directors”) are elected by a vote of the shareholders of the Company at the Annual General Meeting, subject to the authority of the Supervisory Board to appoint up to one-third of its members if vacancies occur during a calendar year. The Managing Board has one or more members as determined by the Supervisory Board. The Managing Board presently consists of one member. The Supervisory Board has resolved to set the number of members of the Managing Board at two as of the Annual General Meeting. The members of the Managing Board (the “Managing Directors”) are appointed by a vote of the shareholders of the Company at the Annual General Meeting. The Supervisory Board and the Managing Board at the Joint Meeting may make a binding nomination to fill each vacancy on the Supervisory Board and Managing Board. At the Annual General Meeting, the shareholders may overrule the binding nature of a nomination by resolution adopted with a majority of at least two-thirds of the votes cast, provided such majority also represents more than half the issued share capital of the Company as of the date of the Annual General Meeting. Our shareholders vote for each nominee for (re)appointment to our Supervisory Board and Managing Board as a separate voting item.

It is proposed to appoint the persons nominated for election to the Supervisory Board as per the below for a period beginning at the close of the Annual General Meeting and ending at the close of the annual general meeting held in the following calendar year. It is furthermore proposed to appoint the persons nominated for election to the Managing Board as per the below for a period beginning at the close of the Annual General Meeting and ending at the close of the annual general meeting held in the following calendar year.

By unanimous written consent, the Joint Meeting resolved to make a binding nomination for seven members of the Supervisory Board and two members of the Managing Board. The seven binding nominees for election to the Supervisory Board positions are as follows:

•	Nomination for position no. 1: Mr. Stéphane Bancel;

•	Nomination for position no. 2: Dr. Håkan Björklund;

•	Nomination for position no. 3: Dr. Metin Colpan;

•	Nomination for position no. 4: Prof. Dr. Ross L. Levine;

•	Nomination for position no. 5: Prof. Dr. Elaine Mardis;

•	Nomination for position no. 6: Mr. Lawrence A. Rosen; and

•	Nomination for position no. 7: Ms. Elizabeth E. Tallett.

The Supervisory Board believes that these nominees meet the criteria for Supervisory Board positions, as approved by the Supervisory Board and set forth on the Company’s website and that they will continue to deliver significant contributions to the Supervisory Board in view of their broad international, financial and management experience, integrity and ethics. This applies in particular for Dr. Metin Colpan and Ms. Elizabeth E. Tallett who have served on the Supervisory Board for more than eight years. Although the Dutch Corporate Governance Code recommends that Supervisory Board members be appointed for an aggregate term of up to eight years, the Supervisory Board believes that the in-depth knowledge of the Company represented by Ms. Tallett and

Dr. Colpan is very valuable for QIAGEN and beneficially supplements the diverse and mixed profile of the Supervisory Board. The Company therefore supports the re-appointment of all nominees including Dr. Colpan and Ms. Tallett. The experience and qualifications of each nominee to the Supervisory Board are described below.

The binding nominations for each of the two Managing Board positions are as follows:

•	Nomination for position no. 1: Mr. Roland Sackers; and

•	Nomination for position no. 2: Mr. Thierry Bernard.

The following is a brief summary of the background of each of the Supervisory Director and Managing Director nominees. References to “QIAGEN” and the “Company” in relation to periods prior to April 29, 1996 mean QIAGEN GmbH and its consolidated subsidiaries.

Stéphane Bancel, 47, joined the Supervisory Board as well as the Compensation Committee in 2013 and joined the Company’s audit committee (the “Audit Committee”) and the Company’s science and technology committee (the “Science and Technology Committee”) in 2014. He is Chief Executive Officer of Moderna, Inc., a clinical-stage biotechnology company based in Cambridge, Massachusetts, which is advancing 24 drug development programs involving messenger RNA therapeutics. Before joining Moderna, Mr. Bancel served for five years as Chief Executive Officer of the French diagnostics company bioMérieux SA. Prior to bioMérieux, he was Managing Director of Eli Lilly in Belgium and Executive Director of Global Manufacturing Strategy and Supply Chain at Eli Lilly in Indianapolis, Indiana, after having started at Lilly in Great Britain. Before joining Eli Lilly, Mr. Bancel served as Asia-Pacific Sales and Marketing Director for bioMérieux while based in Tokyo, Japan. He holds a Master of Engineering degree from École Centrale Paris (ECP), a Master of Science in Chemical Engineering from the University of Minnesota and an M.B.A. from Harvard Business School.

Dr. Håkan Björklund, 64, was appointed as a Supervisory Board Member in March 2017 and as Chair of the Supervisory Board in June 2018. He is a member of the Compensation Committee and the Company’s selection and appointment committee (the “Selection and Appointment Committee”). Dr. Björklund brings an extensive international background in the life science industry to QIAGEN, in particular through his current role as Operating Executive at Avista Capital Partners, as well as through previous roles as CEO of the global pharmaceutical company Nycomed, Regional Director at Astra (now AstraZeneca), President of Astra Draco and Operating Executive at Avista Capital Partners. Under Dr. Björklund’s leadership, Nycomed grew from a predominantly Scandinavian business into a global pharmaceutical company. In addition to QIAGEN, he currently serves as Chairman of the Board of Directors of OneMed Top Holding AB and Swedish Orphan Biovitrum AB (Sobi) and as a Member of the Board of Directors of BONESUPPORT AB and Tellacq AB. Dr. Björklund earlier served as Chairman of the Board of Directors of Acino International AG and Lundbeck A/S, and was also a Member of the Board of Directors of several international life science companies, including Alere, Atos, Coloplast and Danisco. Dr. Björklund has a Ph.D. in Neuroscience from Karolinska Institutet in Sweden.

Dr. Metin Colpan, 65, is a co-founder of QIAGEN and was the Chief Executive Officer and a Managing Director from 1985 through 2003. Dr. Colpan has been a member of the Supervisory Board since 2004 and has served as Chair of the Science and Technology Committee since 2014. He has been a member of the Selection and Appointment Committee since 2015. Dr. Colpan obtained his Ph.D. and M.S. in Organic Chemistry and Chemical Engineering from the Darmstadt Institute of Technology in 1983. Prior to founding QIAGEN, Dr. Colpan was an Assistant Investigator at the Institute for Biophysics at the University of Düsseldorf. Dr. Colpan has had wide experience in separation techniques and in the separation and purification of nucleic acids in particular, and has filed many patents in the field. Dr. Colpan also serves as a Supervisory Board member of CGR GmbH in Mettmann, Germany and Heilpflanzenwohl AG in Baar, Germany. Dr. Colpan previously served as a Supervisory Board member of Ingenium Pharmaceuticals AG, GenPat77 Pharmacogenetics AG, GPC Biotech AG and Morphosys AG, each in Munich, Germany and Qalovis Farmer Automatic Energy GmbH, in Laer, Germany.

Dr. Ross L. Levine, 48, joined the Supervisory Board and its Science and Technology Committee in 2016. He is a physician-scientist focused on researching and treating blood and bone marrow cancers as the Laurence Joseph Dineen Chair in Leukemia Research, the Chief of Molecular Cancer Medicine, and an Attending Physician at Memorial Sloan Kettering Cancer Center, as well as Professor of Medicine at Weill Cornell Medical College. He leads a research lab investigating genetics and targeted therapies in myeloid malignancies and is interested in application of next-generation sequencing technology in the practice of medicine in hematologic cancers. He trained in internal medicine at Massachusetts General Hospital and in hematology-oncology at the Dana-Farber Cancer Institute, earning board certification in these specialties. He received his M.D. from the Johns Hopkins University School of Medicine and his A.B. degree from Harvard College.

Professor Dr. Elaine Mardis, 57, joined the Supervisory Board and its Science and Technology Committee in 2014. Dr. Mardis is the Co-Executive Director of the Institute for Genomic Medicine at Nationwide Children’s Hospital in Columbus, OH. She also is Professor of Pediatrics at the Ohio State University College of Medicine. Dr. Mardis has research interests in the application of genomic technologies to improve our understanding of human disease, and toward improving the precision of medical diagnosis, prognosis and treatment. Dr. Mardis is the former Robert E. and Louise F. Dunn Distinguished Professor of Medicine at Washington University School of Medicine in St. Louis, MO, where she was on the faculty for 22 years. As Co-Director of the McDonnell Genome Institute, she devised methods and automation that contributed to the Human Genome Project and has since played key roles in the 1000 Genomes Project, The Cancer Genome Atlas, and the Pediatric Cancer Genome Project. Prior to joining the Washington University faculty, she was a senior research scientist at BioRad Laboratories in Hercules, CA. Dr. Mardis is a board member of the American Association for Cancer Research, and has scientific advisory roles at Kiadis Pharmaceuticals N.V., PACT Pharma LLC, and Interpreta LLC. Dr. Mardis received her Bachelor of Science degree in Zoology in 1984 and her Ph.D. in Chemistry and Biochemistry in 1989, both from the University of Oklahoma.

Lawrence A. Rosen, 62, joined the Supervisory Board as well as the Audit Committee in 2013, and has served as the committee’s Chair since 2014. Mr. Rosen was a member of the Board of Management and Chief Financial Officer of Deutsche Post DHL until September 2016. Holding this position since 2009, Mr. Rosen was in charge of controlling, corporate accounting and reporting, investor relations, corporate finance, corporate internal audit and security, taxes, as well as the group’s global business services. Prior to joining Deutsche Post DHL, Mr. Rosen served as Chief Financial Officer of Fresenius Medical Care AG & Co. KGaA in Germany from 2003 to 2009. Prior to that, he was Senior Vice President and Treasurer for Aventis SA in Strasbourg, France. Between 1984 and 2000, Mr. Rosen held different positions at the Aventis predecessor companies Hoechst AG and American Hoechst/Hoechst Celanese Inc. Since 2015, Mr. Rosen has served as a member of the board of Lanxess AG and previously served on the board of Postbank AG from 2009 until 2015. Mr. Rosen, who is a U.S. citizen, holds a Bachelor’s degree in Economics from the State University of New York and an M.B.A. from the University of Michigan.

Elizabeth E. Tallett, 71, joined the Supervisory Board, as well as the Audit Committee and Compensation Committee, in 2011. She has served since 2016 as Chair of the Compensation Committee. She is a member of the Selection and Appointment Committee. Ms. Tallett was a Principal of Hunter Partners, LLC, a management company for early to mid-stage pharmaceutical, biotechnology and medical device companies, from 2002 until February 2015. Ms. Tallett continues to consult with early stage health care companies. Her senior management experience includes President and CEO of Transcell Technologies Inc., President of Centocor Pharmaceuticals, member of the Parke- Davis Executive Committee, and Director of Worldwide Strategic Planning for Warner-Lambert Company. Ms. Tallett graduated from Nottingham University, England with dual Bachelor’s degrees with honors in mathematics and economics. She is a member of the board of directors of Anthem, Inc. (where she is currently Chair), Principal Financial Group, Inc., and Meredith Corp. She is a former director of Coventry Health Care, Inc. Ms. Tallett was a founding board member of the Biotechnology Council of New Jersey and is Chair of the Trustees of Solebury School in Pennsylvania.

Roland Sackers, 51, joined QIAGEN in 1999 as Vice President Finance and has been Chief Financial Officer since 2004. In 2006, Mr. Sackers became a member of the Managing Board. Between 1995 and 1999, he served as an auditor with Arthur Andersen Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft. Mr. Sackers earned his Diplom-Kaufmann from University of Münster, Germany. In 2019, he joined the supervisory board of Evotec SE and is chairman of the audit committee. He is a former member of the supervisory board and audit committee of IBS AG and a former member of the board of directors of Operon Biotechnologies, Inc. Mr. Sackers is a board member of the industry association BIO Deutschland. He was previously a non-executive director and chair of the audit committee from 2011 to 2018 of Immunodiagnostic Systems Holding PLC (IDS), a leading producer of immunological tests for research and diagnostic applications publicly listed in the United Kingdom.

Thierry Bernard, 55, joined QIAGEN in 2015 to lead QIAGEN’s growing presence in Molecular Diognostics. He was named Chief Executive Officer in March 2020, after having previously served in this role on an interim basis. Mr. Bernard previously worked at bioMérieux, where he served in roles of increasing responsibility for 15 years, most recently as Corporate Vice President, Global Commercial Operations, Investor Relations and the Greater China Region. Prior to joining bioMérieux, he served in management roles in multiple international environments. Mr. Bernard is a member of the Boards of Directors of three privately held U.S. companies, First Light Biosciences, HepatoChem and more recently, Daktari Diagnostics, where he also served as CEO. He has earned degrees from Sciences Po (Paris), Harvard Business School, London School of Economics and the College of Europe and is a member of French Foreign Trade Advisors.

Share Ownership

The following table sets forth certain information as of January 31, 2020 concerning the ownership of ordinary shares in the Company’s share capital (each a “QIAGEN Share”) by each current member of the Supervisory Board, who are each being proposed for re-appointment. In preparing the following table, the Company has relied on information furnished by such persons.

Name and Country of Residence	Number of QIAGEN Shares Beneficially Owned(1)(2)
Mr. Stéphane Bancel, United States of America	9,975
Dr. Håkan Björklund, Sweden	—
Dr. Metin Colpan, Germany	3,550,617
Prof. Dr. Ross L. Levine, United States of America	—
Prof. Dr. Elaine Mardis, United States of America	—
Mr. Lawrence A. Rosen, United States of America	—
Ms. Elizabeth E. Tallett, United States of America	22,167

(1)

The number of QIAGEN Shares outstanding as of January 31, 2020 was 227,626,974. The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them and have the same voting rights as other shareholders with respect to QIAGEN Shares.

(2)	Does not include QIAGEN Shares subject to options or awards held by such persons as at January 31, 2020.

The Dutch Authority of Financial Markets (“AFM”) maintains a public database of notifications regarding shareholdings and voting rights of directors on its website. This database includes all notifications made by the current members of the Supervisory Board regarding their holdings of QIAGEN Shares and related voting rights. The database can be accessed through an Internet link on our website: www.qiagen.com.

THE SUPERVISORY BOARD AND THE MANAGING BOARD ACTING TOGETHER AT THE JOINT MEETING UNANIMOUSLY RECOMMEND THE REAPPOINTMENT OF EACH PROPOSED

NOMINEE TO THE SUPERVISORY BOARD AND THE APPOINTMENT OR REAPPOINTMENT, AS APPLICABLE, OF EACH PROPOSED NOMINEE TO THE MANAGING BOARD. COMPLETED PROXY CARDS WILL BE VOTED IN FAVOR THEREOF UNLESS INSTRUCTIONS ARE OTHERWISE PROVIDED.

Explanatory Note to Item 11—Adoption of the Remuneration Policy with Respect to the Managing Board

The EU Directive 2017/828 regarding the encouragement of long-term shareholder engagement (the “Shareholders Rights Directive II”) was implemented into Dutch law in November 2019. The new law requires companies listed on a regulated market in the European Economic Area, such as the Company, to align their remuneration policy with the requirements under current legislation and to submit their remuneration policy to the general meeting of shareholders at least every four years for adoption, for the first time in 2020.

The shareholders of the Company are being asked to adopt the Remuneration Policy with respect to the Managing Board (the “MB Remuneration Policy”). The proposed MB Remuneration Policy is included below. According to Dutch law, this proposal requires the affirmative vote of a majority of 75% of the votes cast at the Annual General Meeting. The Company’s shareholders have not expressed any particular views on the remuneration policy for the Managing Board prior to tabling the adoption of the MB Remuneration Policy to a vote by the Company’s shareholders.

The Supervisory Board proposes to re-state QIAGEN’s current remuneration policy, which was last adopted in 2014, in its entirety. Compared to the Company’s existing remuneration policy, no material changes to the Company’s remuneration policies or practices for members of the Managing Board have been made, except for (i) an amendment to the time-based vesting of PSU awards made as of 2020 (40% after three years; 60% after five years), (ii) an increase of the maximum cap for an increase in the number of PSUs in the event of overachievement of a performance goal (up to 200% instead of up to 120% of the original award), and (iii) the introduction of the possibility of further PSU grants with performance targets tied to the Company’s five-year business plan coupled with a mandatory minimum shareholding requirement, taking into account changes to market trends, best practices and benchmarks in accordance with past practice. The other changes are limited to providing further detail in compliance with the revised requirements under Dutch law and to take into account actual or potential changes to the compensation of the members of the Managing Board with effect from or following the Settlement of the Offer, if the Settlement occurs (such as in respect of their equity-based compensation). To the extent this MB Remuneration Policy (for the avoidance of doubt, including the elements relating to the post-Settlement situation) deviates from existing contracts or entitlements, these will be honored.

Remuneration Principles

The objective of the MB Remuneration Policy is to ensure fair compensation in line with market conditions to attract, retain and reward the most talented, qualified leaders and thereby to enable QIAGEN to achieve its strategic initiatives and operational excellence. The MB Remuneration Policy aligns remuneration to reward individual performance as well as the overall performance of QIAGEN and sets incentives to foster sustainable growth and value creation. In preparing the MB Remuneration Policy, the social consensus has been taken into account by giving due consideration to the pay and employment terms of the employees of the Company and industry practices for rewarding Managing Board members.

The MB Remuneration Policy is based on the below set of guiding principles:

Guiding Principles:	Which are reflected through:
• Aligned with business strategy, mission, values and stakeholder interests;	• Variable remuneration is granted in equity; • Mandatory shareholdings;

• Measured against specific corporate performance metrics;	• Financial and strategic targets in line with the Company’s strategy;

• Supported by a “pay for performance” culture that rewards sustainable results;	• A major part of QIAGEN’s remuneration is variable; • Clawback right enforces sustainable results;

• Competitive in comparison to remuneration offered by relevant peers;	• Regular review of remuneration based on benchmark against peer group;

• Consistent, fair and transparent;	• Regular compensation review ensures a fair compensation; • Performance goals apply to executives and the wider workforce;

• Tailored to QIAGEN’s risk profile;	• Both short-term and long-term performance are considered;

• Ensures social responsibility; and	• Clear company metrics for Diversity and for Environment Health and Safety included into Team Goals;

• Compliant with regulatory standards and legal requirements as well as customs	• QIAGEN’s practices generally derive from the provisions of the Dutch Civil Code and the Dutch Corporate Governance Code

Compensation of the members of the Managing Board consists of a fixed salary and short and long-term variable components and may include a pension plan. Variable compensation includes annual payments linked to financial and individual performance (annual cash bonuses). The variable compensation furthermore includes equity-based long-term incentives such as performance stock units (PSUs) and, in selected cases, restricted stock units (RSUs) for QIAGEN Shares. The variable part of the compensation is designed to strengthen the Managing Board members’ commitment to the Company and its objectives, and represents the major part of the total Managing Board members’ remuneration. The relative proportion of fixed and variable remuneration (including share-based awards) will follow from the implementation of this MB Remuneration Policy in accordance with the criteria described herein and will be further detailed in the Company’s remuneration report (the “Remuneration Report”).

Following the Settlement of the Offer, the future equity-based long-term incentive compensation under the MB Remuneration Policy will be based on common stock of Thermo Fisher Scientific Inc. (“Thermo Fisher”) instead of QIAGEN Shares.

In accordance with the MB Remuneration Policy, all compensation components must, as determined by the Supervisory Board, be appropriate, both individually and in total, taking into consideration the position, experience, responsibilities and personal performance of each member of the Managing Board. The MB Remuneration Policy is generally aligned and consistent with the framework for remuneration of all QIAGEN employees.

Fixed remuneration and short-term components

The members of the Managing Board receive a market median annual base salary in an amount determined by the Supervisory Board. Base salary levels are reviewed annually based on a benchmark from the selected group of companies and overall market trends. Salary adjustments are generally in line with those applicable to the general workforce.

The members of the Managing Board receive variable compensation, which includes annual payments linked to individual and financial performance (annual cash bonuses). The amount and availability of an annual cash bonus is linked to previously determined, measurable and controllable annual targets, which are based on two components: (a) overall financial performance (weighted at 75%) and (b) the individual’s performance (weighted at 25%). The overall financial performance is based on both corporate financial as well as defined operational or strategic milestones (called “Team Goals”). The Team Goals are key initiatives for the achievement of the Company’s strategic plans, which are developed by the Managing Board and approved by the Supervisory Board on an annual basis (which may be revised by the Supervisory Board following the Settlement of the Offer, with effect as from the Settlement of the Offer or a later date, inter alia to reflect the Company’s new position as a member of the Thermo Fisher group).

The Team Goals are based on clear, measurable and pre-determined metrics including aspects such as diversity, environment, health and safety. The Team Goals are monitored by the Managing Board on a monthly basis and are thereby used as a tool to measure the Company’s performance during the year. The final achievement of the Team Goals is approved by the Supervisory Board. The financial goals include elements, set by the Supervisory Board, related to short-term financial results that include (consolidated) net sales, operating income adjusted, and adjusted free cash flow of the Company (or, following the Settlement of the Offer, Thermo Fisher). The individual performance of each Managing Board member is measured against personal goals which are pre-agreed and set by the Supervisory Board on an annual basis (which may be revised by the Supervisory Board following the Settlement of the Offer, with effect as from the Settlement of the Offer or a later date, inter alia to reflect the Company’s new position as a member of the Thermo Fisher group). The annual bonus is paid out in the first quarter of a calendar year after determination of the individual achievement rate of the Managing Board member for the prior year.

Long-term components

To enhance value creation, it is the Company’s objective that a major part of the overall compensation of the Managing Board members shall consist of equity based compensation. Such equity based compensation of the Managing Board shall primarily consist of an award of PSUs, i.e. annual long-term incentive awards which are subject to performance criteria. The number of PSUs to be granted as annual equity based remuneration to the members of the Managing Board will be determined on an individual basis by the Supervisory Board, taking into account a variety of factors that include external benchmarks, the Managing Director’s experience as well as the complexity of the position and the scope and areas of his or her responsibility, consistent with the framework for remuneration of other senior managers of the Company and in alignment with the intended long term retention of our top management and our long term initiatives. In any event, the value (depreciated due to factors such as risk of forfeiture and the Company’s failure to achieve its long term initiatives, and the length of the vesting terms) of the regular annual long-term incentive awards shall not be greater than 300% of the value of the annual fixed salary for each Managing Board member.

The number of PSUs to be earned pursuant to the grants to the members of the Managing Board will be subject to the achievement of performance goals. 90% of each such PSU award shall be based on absolute performance measures and 10% of each award shall be based on relative performance targets. An overachievement of a performance goal will result in an increase in the number of PSUs earned on a scale which is capped at up to 200% of the total award. Conversely, an underachievement will result in a decrease in the number of PSUs earned. No PSUs will be earned in the event that the Company’s adjusted EBIT is negative for the year of the grant.

Absolute performance measures shall consist of the following key financial indicators:

Performance Measure/ Key Financial Indicator	Contribution to the annual performance stock unit award
Net Sales	40%
Operating Income*	40%
Free Cash Flow*	10%

*	Adjusted for extraordinary effects as publicly disclosed in the Company’s public filings

The Supervisory Board may re-allocate the percentages within the above key financial indicators. The absolute figures of these key financial indicators will each be derived from the Company’s annual budget. The Supervisory Board shall be authorized to set other comparable key financial indicators with a different weight to reflect changes from the current strategy and goals of the Company. In the event that less than 100% of one of the above stated key financial indicators is achieved, the corresponding number of PSUs will be reduced accordingly.

The relative performance target for PSU awards shall be the share price performance of the Company, measured at the end of each calendar year against the share price performance of an index developed from a selected peer group representing a balanced mix of companies in the industries in which we operate: life science, diagnostics and pharmaceuticals. Due to QIAGEN’s international scope as a Dutch public limited liability company with listings in Germany and the U.S., its strong presence in the U.S. and its significant U.S. shareholder base, the peer group is currently represented by the following European and U.S. companies:

EUROPE	UNITED STATES
Akermes plc	Abbott Laboratories	Integra LifeScences Holdings Corporation

BioMerieux SA	Agilent Technologies, Inc.	Laboratory Corp of America Holdings

Diasorin S.p.A.	Becton, Dickinson and Company	Meridian Bioscience, Inc.

Idorsia Ltd.	Bio-Rad Laboratories, Inc.	Myriad Genetics, Inc.

LivaNova PLC	Bio-Techne Corporation	PerkinElmer, Inc.

Merck KgaA	Bruker Corporation	Quest Diagnostics Incorporated

Mettler Toledo	Charles River Laboratories International, Inc.	Quidel Corporation

MorphoSys AG	Genomic Health, Inc.	Thermo Fisher Scientific Inc.

Novozymes A/S	Hologic, Inc.	Waters Corporation

Sartorius AG	IDEXX Laboratories, Inc.	West Pharmaceutical Services, Inc.

Stratec SE	Illumina, Inc.

The Supervisory Board may revise the peer group from time to time, taking into account future changes in the market environment, consolidation within these industries and potential changes in the Company’s strategy.

The relative performance target will be achieved if the Company matches the average share price performance of the peer group index. If the Company exceeds this target, additional PSUs will be earned on a linear scale, subject to a cap which is set at 100% overachievement of the peer group share price performance. The relative performance target will be valued at zero if the QIAGEN share price performance is more than 25% lower than the peer group’s share price performance.

When the performance criteria are achieved, these PSUs will be further subject to a vesting period typically over five years, whereby 40% of the earned PSUs vest after three years and 60% after five years after the grant. An overview of the outstanding PSU’s will be included in the Company’s annual Remuneration Report. Grants of stock options and restricted stock units which are based on time vesting only shall no longer be granted on a regular basis and shall be reserved for use, as special equity incentive rewards in certain situations.

Members of the Managing Board can be eligible for PSU grants where the performance measurement is based on certain long term financial targets which are linked to the Company’s five-year business plan combined with a mandatory minimum share ownership requirement corresponding with a minimum of one year base salary calculated at a fixed date, and allowing for a phase-in period for new Managing Board members to fulfill the holding requirements. Failure to maintain the mandatory holding of QIAGEN Shares will result in immediate cancelation of the PSUs.

In line with the current MB Remuneration Policy, the Supervisory Board may also award long-term cash bonus arrangements linked to the performance criteria set forth above in addition to or in lieu of the above described PSUs to the members of the Managing Board. Such arrangements may be combined with the requirement to invest a certain amount of the Management remuneration by purchasing QIAGEN Shares.

Agreements, severance payments and benefit plan

The agreements between the Company and its Managing Directors will be further detailed in the Remuneration Report. Managing Directors may enter into an agreement with the Company for an indefinite period of time, or with affiliates of the Company for a specified term, provided that agreements existing at the time of appointment will remain effective. Such contracts may end by notice of either party. The notice period by a Managing Director is generally set at three months. The notice period by the Company is generally subject to a six month term. The agreements entered into with affiliates of the Company outside of the Netherlands may contain deviating notice periods. The agreements can be terminated upon resignation or dismissal of the Managing Director or by mutual consent between the parties to the agreement, taking into account the relevant provisions of the agreement. Members of the Managing Board may be eligible for a severance payment upon termination of office or employment within the QIAGEN group (or, following the Settlement of the Offer, the Thermo Fisher group), in accordance with the terms of their agreements and applicable law. Such severance payment will not exceed a sum equivalent to one year’s total compensation, provided that entitlements existing at the time of appointment will be honored. Members of the Managing Board are eligible to participate in a defined contribution benefit plan to which both the participant and the Company contribute, which is in line with market practice. The participant may be entitled to a one-time pension payment upon retirement. If the Managing Board member’s service should be terminated prior to age 65, the employee-financed portion of the pension expectancy will fall to the employee while the employer-financed portion will be due to the employee only if the termination occurs after the fifth anniversary of participation in the plan.

Following the Settlement of the Offer, members of the Managing Board may be eligible to participate in health and welfare plans of the Thermo Fisher group.

Other remuneration components

Members of the Managing Board may benefit from other customary non-cash compensation or benefit-in-kind. A typical example of such non-cash compensation is the use of a Company-owned or Company-leased car. Members of the Managing Board are also eligible for other cash and non-cash compensation that is reasonable and customary in certain situations while operating in a country which is not the primary residence of the Managing Director for example, reimbursement of tax advisory fees and tax amounts paid by the Company to tax authorities in order to avoid double-taxation under multi-tax jurisdiction employment agreements (expatriate compensation) or similar benefits.

Managing Directors are not eligible for any loans per internal policy. The Company and, if applicable, certain of its subsidiaries will indemnify members of the Managing Board for claims arising from or in connection with their position as a member of the Managing Board or other positions fulfilled at the request of the Company as set forth in the Company’s articles of association and the employment agreements of the members of the Managing Board.

Adoption, implementation and reporting

This MB Remuneration Policy can be amended or restated by the General Meeting upon a proposal by the Supervisory Board. The MB Remuneration Policy is reviewed annually by the Supervisory Board and put to a vote of the General Meeting as required by applicable law or deemed desirable by the Supervisory Board. The Supervisory Board is responsible for the implementation of the MB Remuneration Policy.

In exceptional circumstances only, the Supervisory Board may decide to temporarily derogate from the MB Remuneration Policy. This derogation may concern all aspects of the policy. ‘Exceptional circumstances’ only cover situations in which the derogation from the MB Remuneration Policy is necessary to serve the long-term interest and sustainability of the Company as a whole or to assure its viability.

In accordance with its statutory powers under Dutch law, the Supervisory Board has the discretionary right to adjust the variable compensation of the members of the Managing Board if payment of such compensation would be unacceptable according to the principles of reasonableness and fairness. Furthermore, the Company may, in accordance with the claw-back right provided for under Dutch law, claw back any paid variable compensation, in whole or in part, to the extent payment thereof occurred on the basis of incorrect information on the achievement of the targets or the fulfilment of the conditions for payment of such variable compensation.

The implementation of the MB Remuneration Policy will, as long as the QIAGEN Shares remain listed on the Frankfurt Stock Exchange, be described in the Company’s annual Remuneration Report. In addition, the salient features of the compensation system and any changes thereto will be outlined at the Annual General Meeting. Compensation for each member of the Managing Board is also reported in the Notes to our Consolidated Financial Statements and subdivided into fixed, performance-related and long-term incentive categories.

THE SUPERVISORY BOARD AND THE MANAGING BOARD UNANIMOUSLY RECOMMEND A VOTE FOR THIS ITEM. COMPLETED PROXY CARDS WILL BE VOTED IN FAVOR THEREOF UNLESS INSTRUCTIONS ARE OTHERWISE PROVIDED.

Explanatory Note to item 12 – Remuneration of the Supervisory Board

Adoption of the Remuneration Policy with Respect to the Supervisory Board (item 12a)

The shareholders of the Company are being asked to adopt the Remuneration Policy with respect to the Supervisory Board (the “SB Remuneration Policy”). The Dutch implementation of the Shareholder Rights Directive II introduced the requirement for the Company to have a remuneration policy in respect of the Supervisory Board. The proposed SB Remuneration Policy sets out the rules regarding the remuneration of the Supervisory Directors and is included below. According to Dutch law, this proposal requires the affirmative vote of a majority of 75% of the votes cast at the Annual General Meeting.

Remuneration principles

The objective of our SB Remuneration Policy is to attract, retain, and motivate high-qualified Supervisory Board members, taking into account the Company’s identity, mission, values, strategic initiatives and value creation. It focuses on achieving a total remuneration level, both short-term and long term, which is comparable with levels provided by other European and United States-based companies. In preparing this Remuneration

Policy, the social consensus has been taken into account by giving due consideration to the pay and employment terms of the Company’s employees and industry practices for rewarding Supervisory Board members.

The remuneration reflected in the proposed SB Remuneration Policy is in line with the levels of the remuneration currently paid to the members of the Supervisory Board. Compensation for each member of the Supervisory Board is reported in the Notes to our Consolidated Financial Statements and subdivided into categories as required by applicable law. The remuneration of the members of the Supervisory Board consists of cash-based remuneration and, until the Settlement of the Offer, equity-based remuneration.

Cash-based remuneration

The Supervisory Board members will receive the following annual cash-based remuneration:

- Fee payable to the Chairman of the Supervisory Board	$150,000
- Fee payable to the Vice-Chairman of the Supervisory Board	$90,000
- Fee payable to each other member of the Supervisory Board	$57,500

The following additional compensation will be annually payable in cash to members of the Supervisory Board holding the following positions:

- Fee payable to the Chairman of the Audit Committee	$25,000
- Fee payable to each other member of the Audit Committee	$15,000
- Fee payable to the Chairman of the Compensation Committee	$18,000
- Fee payable to each other member of the Compensation Committee	$11,000
- Fee payable to the Chairman of the Selection and Appointment Committee and other committees of the Supervisory Board	$12,000
- Fee payable to each other member of the Selection and Appointment Committee and other committees of the Supervisory Board	$6,000

Further, the Supervisory Directors will be reimbursed for reasonable administration cost and tax consulting cost incurred in connection with the preparation of their tax returns up to an amount of EUR 5,000 per person per fiscal year.

The Supervisory Board monitors whether the compensation levels sufficiently reward the time and talent required to serve on the Supervisory Board and reflect the Supervisory Board member’s responsibilities, their efforts and the scope of their role. In this, the global, regional, local and industry practices are taken into account, as well as the Supervisory Board member’s level of seniority and experience.

Following the Settlement, Supervisory Board members who are directors, officers or other employees of Thermo Fisher or any of its subsidiaries (other than the Company and its subsidiaries) will not receive any remuneration from the Company (for the avoidance of doubt, without prejudice to the right, if any, of such Supervisory Board member to be reimbursed for travel and other expenses reasonably incurred in the performance of his or her function as a Supervisory Board member).

Equity-based remuneration

The Supervisory Board members will receive an equity-based remuneration in the form of RSUs, which will be issued pursuant to the terms of the 2014 Stock Plan or any future stock plan. RSUs represent rights to receive QIAGEN Shares at future dates if the individual continues to provide service to the Company. The RSUs will be structured so that 40% of each award will vest three years from the grant date and the remaining 60% will vest five years from the grant date. The members of the Supervisory Board shall each be granted on an annual basis 9,500 RSUs. An overview of the outstanding RSU’s will be included in the Company’s annual Remuneration Report. The number of RSUs subject to each annual grant shall be reduced by 0.25% per each 1% increase in the Company’s share price and increased by 0.25% per each 1% decrease in the Company’s share price, whereby the share price shall be determined as the average trading price of QIAGEN Shares from July 1 through December 31 of each year preceding the grant. Any such RSUs outstanding immediately prior to the Settlement of the Offer will be treated in accordance with the relevant provisions of the Business Combination Agreement.

The Dutch Corporate Governance Code states that a Supervisory Board member should not be granted any shares and/or rights to purchase shares by way of remuneration. However, it is not uncommon for internationally oriented companies to grant equity-based compensation to members of their Supervisory Boards. For that reason, and in order to attract and retain highly skilled and experienced international candidates with the required expert knowledge, the Company wishes to continue granting equity based remuneration to members of the Supervisory Board in the form of RSUs. The Supervisory Board therefore proposes to maintain the current practice. With effect from the Settlement of the Offer, the remuneration of the Supervisory Board members will no longer include an equity-based component (i.e., the remuneration will be all cash).

Service agreements

The Company generally does not enter into written agreements with its Supervisory Directors, nor does it make any arrangements in respect of severance payment. If agreements are to be entered into by the Company and its Supervisory Directors in the future, such agreements will not be entered into for a longer term than the term of appointment of the Supervisory Director concerned. Such agreements will not provide for any arrangements in respect of severance payment and can be terminated upon resignation of dismissal of the Supervisory Director or with mutual consent of the parties to the agreement, taking into account the relevant provisions of the agreement. The Supervisory Directors do not participate in Company benefit plans.

Adoption, implementation and reporting

This Remuneration Policy can be amended or restated by the Company’s general meeting of shareholders (the “General Meeting”). The General Meeting is responsible for the implementation of the Remuneration Policy.

This Remuneration Policy is reviewed annually by the Supervisory Board and put to a vote of the General Meeting as required by applicable law or deemed desirable by the Supervisory Board. If any particular views on the SB Remuneration Policy have been expressed by the Company’s shareholders prior to a revised version being put to a vote, such views will be taken into account.

In exceptional circumstances only, the General Meeting may decide to temporarily derogate from the Remuneration Policy. This derogation may concern all aspects of the policy. ‘Exceptional circumstances’ only cover situations in which the derogation from the Remuneration Policy is necessary to serve the long-term interest and sustainability of the Company as a whole or to assure its viability.

Determination of the remuneration of members of the Supervisory Board (item 12b)

The shareholders of the Company are being asked to determine that the remuneration of the members of the Supervisory Board, effective as of January 1, 2020, will be equal to the remuneration as set out in the SB Remuneration Policy and reflected under Agenda Item 12a.

THE SUPERVISORY BOARD AND THE MANAGING BOARD UNANIMOUSLY RECOMMEND A VOTE FOR EACH OF THESE ITEMS. COMPLETED PROXY CARDS WILL BE VOTED IN FAVOR THEREOF UNLESS INSTRUCTIONS ARE OTHERWISE PROVIDED.

Explanatory Note to Item 13—Reappointment of Auditor

The Supervisory Board approved a resolution to propose to the shareholders of the Company at the Annual General Meeting, and hereby does so propose, the reappointment of KPMG Accountants N.V. to audit the financial statements of the Company for the calendar year ending December 31, 2020. KPMG Accountants N.V. audited the Company’s financial statements for Calendar Year 2019.

THE SUPERVISORY BOARD AND THE MANAGING BOARD UNANIMOUSLY RECOMMEND A VOTE FOR THIS ITEM. COMPLETED PROXY CARDS WILL BE VOTED IN FAVOR THEREOF UNLESS INSTRUCTIONS ARE OTHERWISE PROVIDED.

Explanatory Note to Item 14—Extension of Certain Powers of the Supervisory Board

In our general meeting of shareholders held on June 17, 2019, the Supervisory Board was designated, for a period of eighteen months, to:

a)

issue a number of ordinary shares and financing preference shares and grant rights to subscribe for such shares, the aggregate par value of which shall be equal to the aggregate par value of fifty percent (50%) of shares issued and outstanding in the capital of the Company as at December 31, 2018 as included in the Annual Accounts for Calendar Year 2018;

b)

restrict or exclude the pre-emptive rights with respect to issuing ordinary shares or granting subscription rights for such shares, the aggregate par value of such shares or subscription rights shall be up to a maximum of ten percent (10%) of the aggregate par value of all shares issued and outstanding in the capital of the Company as at December 31, 2018; and

c)

solely for the purpose of strategic transactions such as mergers, acquisitions or strategic alliances, restrict or exclude the pre-emptive rights with respect to issuing additional ordinary shares or granting subscription rights for such shares, the aggregate par value of such shares or subscription rights shall be up to a maximum of ten percent (10%) of the aggregate par value of all shares issued and outstanding in the capital of the Company as at December 31, 2018.

The Managing Board and the Supervisory Board consider it in the best interest of the Company and its shareholders for the Supervisory Board to be able to react in a timely manner when certain opportunities arise that require issuance of our shares. For example, in the past, this designation has been used in relation to the issuance of convertible bonds because of the short window of opportunity for completing such transactions to maximize shareholder value.

Therefore, the Managing Board and the Supervisory Board believe that it would be in the best interests of the Company and its shareholders to grant to the Supervisory Board the authority to issue QIAGEN Shares or financing preference shares, or to grant rights to subscribe for such shares, when such occasions occur, and to exclude the pre-emptive rights in situations where it is imperative to be able to act quickly, without having to obtain prior shareholder approval at an extraordinary general meeting of shareholders, which could take valuable time and may create disrupting market speculations. In addition, the authority to issue QIAGEN Shares may also be applied to meet the Company’s obligations under options, RSUs and PSUs awarded in accordance with applicable employee participation plans or the Company’s remuneration policy.

Notwithstanding the authorization of the Supervisory Board to issue shares as described herein, as a matter of Dutch law (Section 2:107a of the Dutch Civil Code), we must seek the approval of the general meeting of shareholder for resolutions of the Managing Board in respect of any transaction concerning a material change to the identity or the character of the Company or its business.

It is proposed to renew the current authorizations of the Supervisory Board to issue QIAGEN Shares and financing preference shares and to grant rights to subscribe for such shares as well as to restrict or exclude pre-emptive rights in connection therewith, with the same limits as the current authorizations, for a period of 18 months from the date of the Annual General Meeting (i.e., until December 30, 2021). These authorizations are without prejudice to our commitments and undertakings under the Business Combination Agreement (as defined below), including with respect to (not) issuing shares or granting rights to subscribe for shares in our capital.

Designation of the Supervisory Board, for a period of 18 months from the date of the Annual General Meeting, as the body authorized to issue a number of ordinary shares and financing preference shares and grant rights to subscribe for such shares, up to a maximum of 50% of the Company’s issued and outstanding share capital as at December 31, 2019 (Item 14a)

It is proposed to designate the Supervisory Board, for a period of 18 months from the date of the Annual General Meeting (i.e., until December 30, 2021), as the body authorized to issue a number of ordinary shares and financing preference shares in the capital of the Company and grant rights to subscribe for such shares, the aggregate par value of which shall be equal to the aggregate par value of fifty percent (50%) of shares issued and outstanding in the capital of the Company as at December 31, 2019 as included in the Annual Accounts for Calendar Year 2019. The designation granted by the general meeting of shareholders held on June 17, 2019, will expire on adoption of this proposed resolution.

Designation of the Supervisory Board, for a period of 18 months from the date of the Annual General Meeting, as the body authorized to restrict or exclude the pre-emptive rights with respect to issuing ordinary shares or granting subscription rights for such shares, up to a maximum of 10% of the Company’s issued and outstanding share capital as at December 31, 2019 (Item 14b)

In connection with the authorization of the Supervisory Board to issue shares and grant rights to subscribe for shares, it is proposed to also designate the Supervisory Board, for a period of 18 months from the date of the Annual General Meeting (i.e., until December 30, 2021), as the body authorized to restrict or exclude the pre-emptive rights with respect to issuing ordinary shares or granting subscription rights for such shares, the aggregate par value of such shares or subscription rights shall be up to a maximum of ten percent (10%) of the aggregate par value of all shares issued and outstanding in the capital of the Company as at December 31, 2019 as included in the Annual Accounts for Calendar Year 2019. The designation granted by the general meeting of shareholders held on June 17, 2019, will expire on adoption of this proposed resolution.

Designation of the Supervisory Board, for a period of 18 months from the date of the Annual General Meeting, as the body authorized to, in addition to the authorization under item 14b and solely for the purpose of strategic transactions such as mergers, acquisitions or strategic alliances, restrict or exclude the pre-emptive rights with respect to issuing ordinary shares or granting subscription rights for such shares, up to an additional 10% of the Company’s issued and outstanding share capital as at December 31, 2019 (Item 14c)

It is furthermore proposed to designate the Supervisory Board, for a period of 18 months from the date of the Annual General Meeting (i.e., until December 30, 2021), as the body authorized to, solely for the purpose of strategic transactions such as mergers, acquisitions or strategic alliances, restrict or exclude the pre-emptive rights with respect to issuing additional ordinary shares or granting subscription rights for such shares, the aggregate par value of such shares or subscription rights shall be up to an additional ten percent (10%) of the aggregate par value of all shares issued and outstanding in the capital of the Company as at December 31, 2019 as included in the Annual Accounts for Calendar Year 2019. The designation granted by the general meeting of shareholders held on June 17, 2019, will expire on adoption of this proposed resolution.

According to Dutch law and the Company’s Articles of Association, the proposal set forth under Item 14a may be adopted by an affirmative vote of a simple majority of the votes cast at the Annual General Meeting. The proposals set forth under Items 14b and 14c would require the affirmative vote of two-thirds of the votes cast at the Annual General Meeting if less than fifty percent (50%) of the Company’s issued share capital is represented at the Annual General Meeting. If fifty percent (50%) or more of the Company’s issued share capital is represented at the Annual General Meeting, the proposals set forth under Items 14b and 14c shall be validly adopted if adopted by a simple majority of the votes cast at the Annual General Meeting.

THE SUPERVISORY BOARD AND THE MANAGING BOARD UNANIMOUSLY RECOMMEND A VOTE FOR EACH OF THESE ITEMS. COMPLETED PROXY CARDS WILL BE VOTED IN FAVOR THEREOF UNLESS INSTRUCTIONS ARE OTHERWISE PROVIDED.

Explanatory Note to Item 15—Extension of Certain Powers of the Managing Board

Pursuant to Article 6 of the Company’s Articles of Association, the Managing Board shall have the power to cause the Company to acquire for consideration shares in the Company’s own share capital, if and in so far as the Managing Board has been authorized by the General Meeting of Shareholders for this purpose. The grant of such power to the Managing Board is typical for Dutch companies, and its approval is commonly included by such companies on the agenda for annual general meetings.

On June 17, 2019, the Managing Board was authorized by the General Meeting of Shareholders to, subject to the approval of the Supervisory Board and to the provisions of the Company’s Articles of Association and Section 2:98 of the Dutch Civil Code, cause the Company to acquire for consideration shares in the Company’s own share capital, up to a maximum of 10% of the Company’s issued share capital on the date of acquisition and provided that the Company or any subsidiary of the Company shall not hold more than ten percent (10%) of the Company’s issued share capital at any time. Such acquisition may occur at a price (i) with respect to QIAGEN Shares, at a price between one Euro cent (Euro 0.01) and one hundred ten percent (110%) of the higher of the average closing price of the QIAGEN Shares on the New York Stock Exchange or, as applicable, the Frankfurt Stock Exchange, for the five trading days prior to the day of purchase or (ii) with respect to preference and finance preference shares, at a price between one Euro cent (Euro 0.01) and three times the issuance price. This authorization is valid up to and including December 17, 2020.

The power to repurchase shares provides the Managing Board, subject to the approval of the Supervisory Board, with flexibility to repurchase shares for general corporate purposes and allows the Managing Board to return capital to the Company’s shareholders by repurchasing shares. In addition to being a means to return value to shareholders, repurchases of shares in the Company’s own share capital could be used by the Managing Board to streamline the Company’s investor base, demonstrate a commitment to the Company’s business and confidence in the long-term growth of the Company, provide increased liquidity for investors and cover obligations under the Company’s share-based compensation plans.

It is therefore proposed to renew this authorization and authorize the Managing Board, for a period of 18 months from the date of the Annual General Meeting (i.e., until December 30, 2021) and subject to the approval of the Supervisory Board and to the provisions of the Company’s Articles of Association and Section 2:98 of the Dutch Civil Code, to cause the Company to acquire, on a stock exchange or otherwise, for consideration shares in the Company’s own share capital, up to a maximum of 10% of the Company’s issued share capital on the date of acquisition and provided that the Company or any subsidiary of the Company shall not hold more than ten percent (10%) of the Company’s issued share capital at any time. Such acquisition may occur at a price (i) with respect to QIAGEN Shares, between one Euro cent (Euro 0.01) and one hundred ten percent (110%) of the higher of the average closing price of the QIAGEN Shares on the New York Stock Exchange or, as applicable, the Frankfurt Stock Exchange, for the five trading days prior to the day of purchase or, (ii) with respect to preference and finance preference shares, between one Euro cent (Euro 0.01) and three times the issuance price. The authorization granted by the general meeting of shareholders held on June 17, 2019, will expire on adoption of this proposed resolution.

THE SUPERVISORY BOARD AND THE MANAGING BOARD UNANIMOUSLY RECOMMEND A VOTE FOR THIS ITEM. COMPLETED PROXY CARDS WILL BE VOTED IN FAVOR THEREOF UNLESS INSTRUCTIONS ARE OTHERWISE PROVIDED.

Items relating to the recommended Offer made by Thermo Fisher through Quebec B.V.

Undefined terms in the below Explanatory Notes to the Agenda shall have the meaning as set out in the Reasoned Position Statement (as defined below).

Explanatory Note to Item 16—Explanation on the Recommended Offer Made by Thermo Fisher through Quebec B.V.

On March 3, 2020, the Company and Thermo Fisher jointly announced that they had reached conditional agreement on the Offer at an offer price of EUR 39 in cash for each issued QIAGEN Share1.

Thermo Fisher made the Offer by causing the Bidder, Thermo Fisher’s wholly-owned subsidiary Quebec B.V., a private limited liability company organized under the laws of the Netherlands, to make publicly available an offer document on May 18, 2020 (the “Offer Document”). The Acceptance Period under the Offer begins on May 18, 2020 and, unless extended in accordance with German law, ends at 24:00 hours Frankfurt am Main local time / 18:00 hours New York local time on July 27, 2020. Subject to any extension of the Acceptance Period, the Additional Acceptance Period is expected to begin, provided that none of the Offer Conditions set forth in the Offer Document has definitively failed by the end of the Acceptance Period and has not been previously effectively waived, on July 31, 2020 and end on August 13, 2020 at 24:00 hours Frankfurt am Main local time / 18:00 hours New York local time. Shareholders that validly tender their QIAGEN Shares will receive the Offer Price without undue delay following, but in any event within seven German Business Days following the later of the end of the Additional Acceptance Period or the satisfaction of the Antitrust Clearance Condition, as further set out in and under the conditions described in the Offer Document, and provided that they do not validly withdraw their tendered QIAGEN Shares from the Offer. After the end of the Additional Acceptance Period, shareholders can no longer tender their QIAGEN Shares into the Offer even if at that time the Antitrust Clearance Condition has not been satisfied.

In addition to key terms of the Offer such as the Offer Price, the Acceptance Period and Additional Acceptance Period, the tender procedure, the withdrawal rights and the Settlement of the Offer by transfer of the QIAGEN Shares against payment of the Offer Price by the Bidder, the Offer Document contains an explanation of the conditions to the Offer and other relevant information regarding the Transactions, including the Offer, and the parties involved in the Offer.

The Company and its Managing Board and Supervisory Board published a joint reasoned statement and position statement relating to the Offer on 18 May 2020 (the “Reasoned Position Statement”). The Company’s Managing Board and the Supervisory Board have extensively considered the Offer and intensively discussed the interests of the Company, its business and its stakeholders in view of the Offer. Consistent with their fiduciary duties, the Managing Board and the Supervisory Board, following a careful review of alternatives and of the different stakeholders’ interests and with the support of its legal and financial advisers, unanimously concluded that the Offer is in the best interests of the Company, the sustainable success of its business and clients, employees, shareholders and other stakeholders. THE MANAGING BOARD AND THE SUPERVISORY BOARD UNANIMOUSLY SUPPORT THE OFFER AND UNANIMOUSLY RECOMMEND THAT

[1]

The Company’s issued share capital includes fractional ordinary shares (onderaandelen) (each a “Fractional QIAGEN Share”), each representing one-twenty-seventh (1/27th) of the value of a QIAGEN Share. Unless explicitly stipulated otherwise, any reference to QIAGEN Shares in the remainder of this document shall include, without duplication, Fractional QIAGEN Shares, provided that a Fractional QIAGEN Share will be treated for the purpose of the definition of QIAGEN Share as one-twenty-seventh (1/27th) of a QIAGEN Share.

SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR QIAGEN SHARES IN THE OFFER. Reference is made to the Reasoned Position Statement, in which the decision-making process and the recommendation of the Managing Board and Supervisory Board are included, and the strategic, financial and non-financial merits of the Offer are explained.

The Company and its Managing Board and Supervisory Board strongly encourage each shareholder to read the Offer Document and the Reasoned Position Statement carefully. Each shareholder must make their own decision on whether and to what extent to accept the Offer, taking into account the overall circumstances and their individual situation (including their individual tax situation).

During the Annual General Meeting, the Company will give a presentation on the Transactions, including the Offer, and in accordance with Section 18 and appendix G of the Dutch Decree on Public Takeover Bids (Besluit openbare biedingen Wft), the Offer will be discussed.

The Offer Document and the Reasoned Position Statement are available for inspection at the Company’s offices (Hulsterweg 82, 5912 PL Venlo, The Netherlands). Copies may be obtained free of charge by shareholders and other persons entitled to take part in the Annual General Meeting. The documents are also available at the Company’s corporate website (www.qiagen.com/about-us/investors/). To limit the exposure to physical contact as much as possible in view of the COVID-19 outbreak, shareholders are encouraged to inspect the Offer Document and Reasoned Position Statement digitally.

Explanatory Note to Item 17 — Conditional amendment of the Company’s articles of association (Part I)

Article 22.1, third sentence of the Company’s articles of association provides that the Supervisory Directors appointed by the General Meeting of Shareholders shall be appointed for the period commencing on the date following the annual general meeting which must be held by virtue of Section 2:108(2) of the Dutch Civil Code up to and including the date of that meeting held in the following financial year. In order to facilitate the appointment of Supervisory Directors as proposed in Item 19 for a term different from what is required by article 22.1 of the articles of association, the Supervisory Board proposes to the Annual General Meeting to amend the Company’s articles of association by deleting article 22.1, third sentence thereof.

A triptych containing an explanation to the proposed amendment of the articles of association (Part I) is made available at the Company’s website (www.qiagen.com/about-us/investors/), and at the offices of the Company, Hulsterweg 82, 5912 PL Venlo, The Netherlands, free of charge.

The resolution to amend the Company’s articles of association includes the grant of an authorization to each member of the Managing Board, as well as each lawyer, (candidate) civil law notary and legal adviser practicing with De Brauw Blackstone Westbroek N.V. to execute the deed of amendment of the Company’s articles of association (Part I), and to undertake all other activities that the holder of such authorization deems necessary or useful in connection therewith.

This resolution to amend the Company’s articles of association is conditioned upon, and subject to, the satisfaction or effective waiver of the Antitrust Clearance Condition. The amendment to the Company’s articles of association shall become effective upon the execution of the notarial deed of amendment of the Company’s articles of association (Part I), which shall occur after the satisfaction or effective waiver of the Antitrust Clearance Condition and prior to the Settlement of the Offer.

THE SUPERVISORY BOARD AND THE MANAGING BOARD UNANIMOUSLY RECOMMEND A VOTE FOR THIS ITEM. COMPLETED PROXY CARDS WILL BE VOTED IN FAVOR THEREOF UNLESS INSTRUCTIONS ARE OTHERWISE PROVIDED.

Explanatory Note to Item 18 — Conditional Back-End Resolution

Taking account of the strategic and business rationale of the Offer as further described in the Offer Document and Reasoned Position Statement, the Company acknowledges that the terms of the Offer are predicated on, and the importance for Thermo Fisher to achieve, the acquisition of 100% of the shares in the Company’s share capital, or the entirety of the Company’s assets and operations. The Business Combination Agreement therefore envisages the possibility for Thermo Fisher to, after completion of the Offer, implement (or cause to be implemented) certain Post-Offer Measures on the terms and subject to the conditions set forth in the Business Combination Agreement, as described in more detail in the Offer Document (section 8.5) and the Reasoned Position Statement (5.2).

The Post-Offer Measures may include the implementation of the Merger and Liquidation or the Asset Sale and Liquidation (as applicable), the exercise of the Top Up Option, the Compulsory Acquisition or the implementation of any Other Post-Offer Measures. A step-by-step explanation of the Top Up Option, the Merger and Liquidation and the Asset Sale and Liquidation is included below. A number of steps require a resolution of the Company’s General Meeting of Shareholders. These steps (other than the resolution required to effect the Merger) are put to a vote at the Annual General Meeting, as one voting item (the “Back-End Resolution”). The proposal to that end is included in the next to last paragraph of this Explanatory Note to Item 18. The Back-End Resolution is conditional upon, and subject to, the Settlement having occurred.

Adoption of the Back-End Resolution is an Offer Condition. If the Back-End Resolution is not adopted at the Annual General Meeting, the Settlement may not occur.

Top Up Option (Part of Back-End Resolution)

To allow for Thermo Fisher to complete its acquisition of QIAGEN’s business, operations and assets in an optimal manner for U.S. tax purposes, it is proposed as part of the Back-End Resolution that the Bidder Top Up Affiliate, Thermo Fisher’s affiliate Quebec Court B.V., a private limited liability company, organized under the laws of the Netherlands, is granted the Top Up Option: an irrevocable right to subscribe for QIAGEN Ordinary Shares2 up to such number of QIAGEN Ordinary Shares that, as the result of the subscription for such number of QIAGEN Ordinary Shares by the Bidder Top Up Affiliate pursuant to an exercise of the Top Up Option, the aggregate par value of the QIAGEN Ordinary Shares held by the Bidder and the Bidder Top Up Affiliate would, immediately following the share issue upon exercise of the Top Up Option, be equal to 80% of the aggregate par value of the shares in the capital of the Company at that time plus one QIAGEN Ordinary Share; and to exclude any pre-emptive rights that would otherwise arise pursuant to the grant of the Top Up Option.

The purpose of the Top Up Option is to allow Thermo Fisher to file an election under Section 338(g) of the U.S. Internal Revenue Code of 1986, as amended, to cause the Company (or, if the Merger has occurred, QIAGEN Newco) and any subsidiary of the Company with respect to which such election is made to be treated as selling, in each case, all of its assets at fair market value in a single transaction that is not expected to generate a tax liability to Thermo Fisher or any of its Affiliates. As a result of such election, the adjusted basis for U.S. federal income tax purposes of the assets of the Company and its subsidiaries with respect to which such election is made will be “stepped up” to fair market value, potentially allowing Thermo Fisher to benefit from greater tax deductions and lower tax liabilities as a result of any disposition of assets. The ability to “step up” the tax basis of such assets in this manner formed an important component of Thermo Fisher’s assessment of the Company.

If granted, the Top Up Option shall be exercisable immediately once, upon and promptly following the Settlement. Upon the exercise of the Top Up Option, the Company shall immediately, and in any event on the Settlement Date, issue the number of QIAGEN Ordinary Shares to the Bidder Top Up Affiliate as subscribed for, in exchange for payment of an amount per issued QIAGEN Ordinary Share equal to the Offer Price (the “Top Up

[2]	For the avoidance of doubt, contrary to the defined term QIAGEN Shares, this defined term of ordinary shares in the Company’s share capital does explicitly not include Fractional QIAGEN Shares.

Amount”). The Bidder Top Up Affiliate shall pay this Top Up Amount (i) in cash, (ii) by contribution in kind of a promissory note issued by Thermo Fisher or any of its subsidiaries, or (iii) by a combination of (i) and (ii). Under certain circumstances, this actual issuance shall be subject to the condition precedent of execution of the deed of amendment to the Company’s articles of association (Part II) as described below.

The Top Up Option, if exercised in full, ensures that Thermo Fisher and its Affiliates would hold more than 80% of the voting rights and fair market value of QIAGEN’s share capital on the Settlement Date, prior to completion of the Share Transfer or Asset Sale. Following exercise of the Top Up Option, Thermo Fisher must proceed with the Merger and Liquidation or the Asset Sale and Liquidation, as the case may be.

The grant of the Top Up Option could result in the issue of a significant number of QIAGEN Ordinary Shares. The Company and Thermo Fisher have agreed that the Bidder Top Up Affiliate shall not vote on the QIAGEN Ordinary Shares it acquired through the exercise of the Top Up Option at the Subsequent EGM. At any other general meeting of the Company, the votes on such shares shall be cast proportional to the votes in favor and against any proposal cast on the other QIAGEN Ordinary Shares, except that the Bidder Top Up Affiliate may decide in its discretion how to vote on such QIAGEN Ordinary Shares with respect to any proposals to appoint, suspend or dismiss members of the Company’s Managing Board and Supervisory Board. In the event the Merger is effected, the Bidder Top Up Affiliate will vote on its QIAGEN Newco Class A Shares allotted at the occasion of the Merger for the QIAGEN Ordinary Shares issued pursuant to the exercise of the Top Up Option in favor and against any proposal proportionally to the votes in favor and against such proposal cast on the other QIAGEN Newco Class A Shares, except that the Bidder Top Up Affiliate may decide in its discretion how to vote on such QIAGEN Newco Class A Shares with respect to any proposals to appoint, suspend or dismiss members of QIAGEN Newco’s managing board.

Amendment of the articles of association (Part II) (Part of Back-End Resolution)

Under Dutch law, the number of shares that may be issued in the share capital of a public limited liability company is limited by such company’s authorized share capital as included in its articles of association. The Company’s current authorized share capital as included in article 3.1 of the Company’s articles of association may be insufficient in view of the number of QIAGEN Ordinary Shares that may need to be issued if the Top Up Option were to be exercised. To ensure that the Company’s authorized share capital shall always be sufficient to allow for the issue of the number of QIAGEN Ordinary Shares subscribed for upon exercise of the Top Up Option, the Company and Thermo Fisher have agreed to amend the Company’s articles of association to accommodate an increase to the Company’s authorized share capital.

In this respect, the Supervisory Board proposes to the Annual General Meeting to resolve, subject to the Settlement having occurred, to amend the Company’s articles of association in accordance with the draft deed of amendment of the Company’s articles of association (Part II) as prepared by NautaDutilh N.V. This amendment shall not be implemented if (a) the Top Up Option is not exercised or (b) the Top Up Option is exercised and after completion of the implementation of such exercise, the Company’s issued capital would comprise less than 278 million shares.

For the avoidance of doubt, the (increased) authorized share capital does not bestow any authorization upon the Management Board or the Supervisory Board to issue shares or grant rights to subscribe for shares in the Company’s capital, beyond and above the authorizations proposed under agenda item 14 and under the Back-End Resolution.

A triptych containing an explanation to the proposed amendments of the articles of association (Part II) is made available at the Company’s website www.qiagen.com/about-us/investors/, and at the offices of the Company, Hulsterweg 82, 5912 PL Venlo, The Netherlands, free of charge.

The resolution to amend the Company’s articles of association includes the grant of an authorization to each member of the Managing Board, as well as each lawyer and (candidate) civil law notary practicing with, and each employee of, NautaDutilh N.V. to execute the deed of amendment of the Company’s articles of association (Part II), and to undertake all other activities that the holder of such authorization deems necessary or useful in connection therewith.

(a) - Merger and Liquidation

The Company and Thermo Fisher have agreed that subject to the Settlement having occurred and the Merger Resolution having been adopted at the Subsequent EGM, Thermo Fisher may, or if the Top Up Option has been exercised and the Merger Resolution has been adopted, must decide to implement the Merger and Liquidation. The envisaged main steps of the Merger and Liquidation are further explained below. The items reflected under (a)(3) and (a)(4) may require shareholder approval under Section 2:107a of the Dutch Civil Code and are therefore part of the proposed Back-End Resolution. Items (a)(1) and (a)(2) are included to provide sufficient context.

(a)(1) – Statutory Triangular Merger

As a first step and in order to be able to effect the Merger, the Company will, at Thermo Fisher’s election, incorporate a wholly-owned subsidiary, QIAGEN Newco, prior to the Settlement. In turn, QIAGEN Newco will incorporate a wholly-owned subsidiary, QIAGEN Newco Sub, prior to the Settlement. The Company, QIAGEN Newco and QIAGEN Newco Sub will jointly effect the Merger.

The Merger comprises of a statutory triangular merger under Dutch law (juridische driehoeksfusie) of the Company as disappearing company (verdwijnende vennootschap) into QIAGEN Newco Sub as acquiring company (verkrijgende vennootschap), with each holder of one or more shares in the Company’s share capital immediately prior to effectuation of the Merger, receiving one or more shares3 in the share capital of QIAGEN Newco on a share-for-share basis and by operation of law, all in accordance with article 2:309 et seq of the Dutch Civil Code. Pursuant to the Merger, QIAGEN Newco Sub will acquire all of the Company’s assets and liabilities under universal succession of title, and the Company will cease to exist.

As the Merger must generally be effectuated within six (6) months from the announcement of the filing of the merger proposal and Settlement is expected to occur more than six (6) months after the convening of this Annual General Meeting, the Merger Resolution is not tabled for this Annual General Meeting. The Subsequent EGM will be held to propose to the Company’s shareholders to adopt the Merger Resolution. At the Subsequent EGM, the Bidder will vote its QIAGEN Shares as of the record date for the Subsequent EGM and entitled to be voted on, in favor of the adoption of the Merger Resolution.

The Merger will be effected immediately after adoption of the Merger Resolution.

[3]

For each QIAGEN Ordinary Share, one QIAGEN Newco Class A Share will be allotted. For each Fractional QIAGEN Share, one QIAGEN Newco Class B Share will be allotted. For each preference share in the Company’s share capital, one QIAGEN Newco Preference Share will be allotted. Each QIAGEN Newco Class A Share and each QIAGEN Newco Preference Share will have equal economic entitlements with respect to the distribution of profits, reserves, cancellation payments and liquidation proceeds of QIAGEN Newco as the QIAGEN Ordinary Shares and preference shares currently have under the Company’s articles of association. Each Fractional QIAGEN Share represents one-twenty-seventh (1/27th) of the value of a QIAGEN Ordinary Share, and each 27 Fractional QIAGEN Shares entitle the joint holders thereof, to the voting rights attached to one QIAGEN Ordinary Share. In light thereof, each QIAGEN Newco Class B Share will have one-twenty-seventh (1/27th) of the voting rights and economic entitlements of a QIAGEN Newco Class A Share.

(a)(2) – Cash Payment, Cash Distribution and Preference Shares Cancellation

The Bidder will immediately after the effectuation of the Merger make the Cash Payment in an amount equal to (x) the Cash Distribution Amount (being an amount equal to (i) the Offer Price multiplied by (ii) the total number of QIAGEN Shares held beneficially or of record by the Minority Shareholders) minus (y) any cash paid as part of the payment of the Top Up Amount, to QIAGEN Newco Sub in exchange for a loan note. Immediately after the Merger becoming effective and the Cash Payment having been made, QIAGEN Newco Sub will make the Cash Distribution to its sole shareholder QIAGEN Newco, in an amount equal to (i) the Cash Distribution Amount, plus (ii), if applicable, the amount of the distribution in connection with the Preference Shares Cancellation as described in the next paragraph.

Immediately after the Cash Distribution having been made, QIAGEN Newco Sub will make an entity classification election to be treated as a corporation for U.S. federal tax purposes (the “QIAGEN Newco Sub Election”).

If there are any QIAGEN Newco Preference Shares issued immediately following the Merger, QIAGEN Newco will cancel all such QIAGEN Newco Preference Shares against payment of a distribution to which the holders of such preference shares are entitled pursuant to QIAGEN Newco’s articles of association, immediately after the QIAGEN Newco Sub Election having been made.

(a)(3)—Share Transfer (Part of Back-End Resolution)

Subject to and following the effectuation of the Merger, QIAGEN Newco Sub will hold all of the assets and liabilities (including the Top Up Amount, if applicable) held by the Company immediately prior to the Merger. At that time, all shares in the share capital of QIAGEN Newco Sub are still held by QIAGEN Newco.

QIAGEN Newco and the Bidder and, if the Top Up Option is exercised, the Bidder Top Up Affiliate, will enter into the Share Transfer Agreement prior to the Merger becoming effective. Pursuant to the Share Transfer Agreement, QIAGEN Newco will sell and transfer all issued and outstanding shares in the share capital of QIAGEN Newco Sub to the Bidder and, if applicable, the Bidder Top Up Affiliate (or the respective nominees nominated to that end), against payment of an amount equal to (i) the Offer Price multiplied by (ii) the total number of QIAGEN Shares issued and outstanding immediately prior to the Merger becoming effective, minus (iii) the Cash Distribution Amount. The Share Transfer will be completed immediately after the QIAGEN Newco Sub Election having been made and, if applicable, the Preference Shares Cancellation having occurred.

(a)(4) – Dissolution of QIAGEN Newco (Part of Back-End Resolution)

Subject to and upon completion of the Share Transfer, QIAGEN Newco will be dissolved in accordance with Dutch law. Its assets and liabilities will be liquidated by the Liquidator, Stichting Liquidator QIAGEN4, a foundation (stichting) organized under the laws of the Netherlands, and incorporated for such purpose. It is envisaged that, as promptly as practicable following an advance liquidation distribution in connection with the Liquidation, the Liquidator shall wind up the affairs of QIAGEN Newco and effectuate the Liquidation in full compliance with applicable law. Once the Liquidation is completed, QIAGEN Newco will cease to exist by operation of law.

In the Liquidation, all Minority Shareholders who did not tender their QIAGEN Shares under the Offer will ultimately receive for each QIAGEN Newco Share then held, cash in an amount equal to the Offer Price, without any interest being paid on such amount and less any applicable withholding taxes.

[4]	To be incorporated prior to the AGM.

It should be noted in this respect that the Liquidation Distribution to be ultimately received by non-tendering QIAGEN Shareholders is generally subject to 15% Dutch dividend withholding tax to the extent that the Liquidation Distribution exceeds the average paid up capital recognized for Dutch dividend withholding tax purposes (which the Company expects to be the case), while the payment of the Offer Price to tendering QIAGEN Shareholders will generally not be subject to Dutch withholding taxes.

The actual resolution to dissolve QIAGEN Newco requires a resolution to that effect by the general meeting of QIAGEN Newco. Such resolution will be adopted by the Company as QIAGEN Newco’s sole shareholder prior to the Settlement Date, and will be subject to completion of the Share Transfer.

(b) - Asset Sale and Liquidation

The Company and Thermo Fisher have agreed that subject to the Settlement having occurred and the Merger Resolution not having been adopted at the Subsequent EGM, Thermo Fisher may, or if the Top Up Option has been exercised, must decide to implement the Asset Sale and Liquidation. The main steps of the Asset Sale and Liquidation are further explained below. These steps require shareholder approval and are therefore to be resolved upon at the Annual General Meeting.

(b)(1) - Asset Sale (Part of Back-End Resolution)

If it is decided to implement the Asset Sale and Liquidation, the Company, the Bidder and, if the Top Up Option has been exercised, the Bidder Top Up Affiliate will immediately following the Subsequent EGM enter into the Asset Sale Agreement in respect of all of the Company’s assets and liabilities at that time, except for a limited number of items that may be excluded. The Company will sell, assign and transfer all such assets and liabilities to the Bidder and, if applicable, the Bidder Top Up Affiliate or their respective nominees, for a purchase price in the amount of the Offer Price multiplied by the total number of QIAGEN Shares issued and outstanding immediately prior to the completion of the Asset Sale. The parties to the Asset Sale Agreement will promptly implement the Asset Sale contemplated by such agreement, and take all necessary steps to complete the actions and transactions set forth therein.

Pursuant to Section 2:107a of the Dutch Civil Code, the resolution of the Managing Board to pursue the Asset Sale requires approval of the Company’s shareholders.

(b)(2) - Dissolution of the Company (Part of Back-End Resolution)

It is envisaged that, subject to and upon completion of the Asset Sale, the Company will be dissolved in accordance with Dutch law, and its assets and liabilities will be liquidated. It is furthermore envisaged that, as promptly as practicable following an advance liquidation distribution in connection with the Liquidation, the Liquidator shall wind up the affairs of the Company and effectuate the Liquidation in full compliance with applicable law. Once the Liquidation is completed, the Company will cease to exist by operation of law.

In the Liquidation, all Minority Shareholders who did not tender their QIAGEN Shares under the Offer will ultimately receive for each QIAGEN Share then held, cash in an amount equal to the Offer Price, without any interest being paid on such amount and less any applicable withholding taxes.

It should be noted in this respect that the Liquidation Distribution to be ultimately received by non-tendering QIAGEN Shareholders is generally subject to 15% Dutch dividend withholding tax to the extent that the Liquidation Distribution exceeds the average paid up capital recognized for Dutch dividend withholding tax purposes (which the Company expects to be the case), while the payment of the Offer Price to tendering QIAGEN Shareholders will generally not be subject to Dutch withholding taxes.

In connection with the contemplated dissolution of the Company, it is envisaged that the Liquidator will be appointed as the liquidator of the Company. The board of directors of the Liquidator shall initially consist of the Company. However, the Buyer and the Company will use their respective reasonable best efforts to procure that the board of directors of the Liquidator will be expanded with one or more professional liquidator(s) or similar service provider(s). It is contemplated that the Liquidator will be reimbursed reasonable salary and costs. Furthermore, it is intended that Quebec B.V. will be appointed as the custodian of the Company’s books, records and other information carriers of the Company following its dissolution.

The dissolution of the Company and the related matters as described above require a resolution by or approval of the Company’s General Meeting of Shareholders.

Conditional Back-End Resolution

In view of the above, the Supervisory Board and Managing Board propose to the Annual General Meeting to adopt the Back-End Resolution, and therefore, subject to the condition precedent of the Settlement having occurred, resolve to (i) grant the Top Up Option to the Bidder Top Up Affiliate, (ii) exclude the pre-emptive rights that would otherwise arise pursuant to the grant of the Top Up Option, (iii) amend the Company’s articles of association in accordance with the proposed deed of amendment (Part II), (iv) subject to the Merger Resolution having been adopted at the Subsequent EGM, in accordance with and to the extent required under applicable law, including Section 2:107a of the Dutch Civil Code, (a) approve the resolution of the Managing Board to pursue, and cause QIAGEN Newco to pursue, the Share Transfer, subject to the Merger being effected, and (b) approve the dissolution of QIAGEN Newco, subject to the Share Transfer having been effected, and (v) subject to the Merger Resolution not having been adopted at the Subsequent EGM, (a) in accordance with Section 2:107a of the Dutch Civil Code, approve the resolution of the Managing Board to pursue the Asset Sale, and, subject to completion of the Asset Sale, (b) dissolve the Company in accordance with Section 2:19 of the Dutch Civil Code, (c) appoint Stichting Liquidator QIAGEN as the liquidator of the Company, (d) approve reimbursement of the Liquidator’s reasonable salary and costs, and (e) appoint Quebec B.V. as the custodian of the Company’s books and records following its dissolution.

Due to item (ii) of the Back-End Resolution (exclusion of pre-emptive rights), the adoption of the Back-End Resolution would require the affirmative vote of two-thirds of the votes cast at the Annual General Meeting if less than fifty percent (50%) of the Company’s issued share capital is represented at the Annual General Meeting. If fifty percent (50%) or more of the Company’s issued share capital is represented at the Annual General Meeting, the Back-End Resolution shall be validly adopted if adopted by a simple majority of the votes cast at the Annual General Meeting. Adoption of the Back-End Resolution is an Offer Condition. If the Back-End Resolution is not adopted at the Annual General Meeting, the Settlement may not occur.

THE SUPERVISORY BOARD AND THE MANAGING BOARD UNANIMOUSLY RECOMMEND A VOTE FOR THIS ITEM. COMPLETED PROXY CARDS WILL BE VOTED IN FAVOR THEREOF UNLESS INSTRUCTIONS ARE OTHERWISE PROVIDED.

Explanatory Note to Item 19 — Conditional (Re-)Appointment of Supervisory Directors

It is contemplated that in connection with the Offer, changes will be made to the composition of the Supervisory Board such that as per the Settlement, the Supervisory Board will be comprised of seven individuals identified by Thermo Fisher, of whom two shall qualify as independent within the meaning of the Dutch Corporate Governance Code (the “Independent Members”).

Thermo Fisher has proposed to the Company’s Joint Meeting to make a binding nomination for the (re)appointment of the following persons as members of the Supervisory Board, subject to and as per the Settlement:

Dr. Håkan Björklund (as Independent Member);

Mr. Michael A. Boxer;

Mr. Paul G. Parker;

Mr. Gianluca Pettiti;

Mr. Anthony H. Smith;

Ms. Barbara W. Wall (as Independent Member); and

Mr. Stefan Wolf.

Reference is made to the second paragraph of the Explanatory Notes to Agenda Items 9 and 10 for a general explanation on the procedure for appointment of Supervisory Directors as included in the Company’s articles of association. This procedure applies mutatis mutandis to the proposal reflected under this Agenda Item 19.

In accordance with the Company’s articles of association, by unanimous written consent, the Supervisory Board and the Managing Board at the Joint Meeting (i) determined that as from the Settlement, the Supervisory Board will consist of seven members, and (ii) resolved to make a binding nomination for the election of the following persons as members of the Supervisory Board, for a term beginning as of the Settlement and, with respect to the two Independent Members, ending at the Completion Date:

•	Nomination for position no. 1: Dr. Håkan Björklund (as Independent Member);

•	Nomination for position no. 2: Mr. Michael A. Boxer;

•	Nomination for position no. 3: Mr. Paul G. Parker;

•	Nomination for position no. 4: Mr. Gianluca Pettiti;

•	Nomination for position no. 5: Mr. Anthony H. Smith;

•	Nomination for position no. 6: Ms. Barbara W. Wall (as Independent Member);

•	Nomination for position no. 7: Mr. Stefan Wolf;

The Supervisory Board believes that these nominees meet the criteria for Supervisory Board positions and that they will deliver significant contributions to the Supervisory Board in view of their broad international, financial and management experience, integrity and ethics. The experience and qualifications of each nominee to the Supervisory Board are described below, together with a brief summary of the background of each of the Supervisory Directors nominees. In respect of Dr. Håkan Björklund, reference is made to the summary included in the Explanatory Notes to Agenda Items 9 and 10.

Michael A. Boxer, 58, is Senior Vice President and General Counsel of Thermo Fisher. Prior to joining Thermo Fisher in 2018, Mr. Boxer spent more than 20 years at Luxottica Group S.p.A., where he held a number of senior business and legal roles and lastly served as Executive Vice President and Group General Counsel. He holds a bachelor’s degree in political science from Columbia University and a law degree from New York University School of Law.

Paul G. Parker, 56, is Vice President of Strategy and Corporate Development at Thermo Fisher, with responsibility for corporate strategy, mergers and acquisitions, and other corporate development opportunities. Prior to joining Thermo Fisher in 2020, Mr. Parker served as Co-Chairman of the Global Mergers and Acquisitions Group in the Investment Banking Division for Goldman Sachs & Co. as well as on the firm’s Partnership Committee and on the Investment Banking Senior Leadership Council. He has more than 30 years of M&A banking experience in multiple sectors and geographies. Mr. Parker holds a bachelor’s degree in international studies from the University of North Carolina at Chapel Hill and an MBA with distinction from Harvard Business School.

Gianluca Pettiti, 42, is Senior Vice President and President, Specialty Diagnostics at Thermo Fisher, after having served as President, Biosciences in 2018 and 2019. From 2015 through 2017, Mr. Pettiti led Thermo Fisher’s business in China. He joined Thermo Fisher through the acquisition of Life Technologies in 2014, where he was serving as President, Greater China. Mr. Pettiti joined Life Technologies in 2006, serving in finance leadership roles in Europe before becoming Vice President and General Manager of the Latin America business in 2010 and assuming leadership of Greater China in 2013. He served as a member of the Global Future Council on Health and Healthcare of the World Economic Forum from 2016 to 2018. Mr. Pettiti holds a Master of Science degree in engineering from Politecnico di Torino in Italy.

Anthony H. Smith, 58, has been Treasurer of Thermo Fisher since 2008 and served as Vice President of Taxation at Thermo Fisher from 2004 through 2012. Prior to joining Thermo Fisher in 2004, he was an international tax partner at PriceWaterhouse Coopers. Mr. Smith serves on the boards of a number of Thermo Fisher’s wholly-owned subsidiaries, including the board of Patheon B.V., a (formerly listed) Dutch company, since the acquisition of Patheon by Thermo Fisher in 2017. He holds a Bachelor’s of Science in Economics and Accounting from Loughborough University in England, and is a chartered accountant and a member of ICAEW.

Barbara W. Wall, 65, is a director of Gannett Co., Inc., the largest local news organization in the United States with 260 daily newspapers and the national daily USA TODAY, and served as Gannett’s Interim Chief Operating Officer in 2019 and as Gannett’s Senior Vice President and Chief Legal Officer from 2015 through 2019. Ms. Wall previously held various other positions with Gannett’s former parent company (now known as Tegna, Inc.), where she worked for thirty years, including as Senior Associate General Counsel and Chief Ethics and Compliance Officer. Ms. Wall holds a bachelor’s degree in English and American studies from The University of Virginia and a law degree from University of Virginia Law School.

Stefan Wolf, 55, is Divisional President of the Immuno Diagnostics Division at Thermo Fisher. Mr. Wolf is also a board member at CellaVision AB, a listed Swedish medical technology company. Prior to joining Thermo Fisher in 2016, he held various positions at Siemens Healthineers, lastly as CEO Hemostasis, Hematology and Specialties Diagnostics. Mr. Wolf holds a degree in Biology Science Lab Technicon with Behring Werke Institute.

Share Ownership

The following table sets forth certain information as of January 31, 2020 concerning the ownership of QIAGEN Shares by each nominee for the Supervisory Board. In preparing the following table, the Company has relied on information furnished by such persons.

Name and Country of Residence	Number of QIAGEN Shares Beneficially Owned(1)(2)
Dr. Håkan Björklund, Sweden	—
Mr. Michael A. Boxer, United States of America	—
Mr. Paul G. Parker, United States of America	—
Mr. Gianluca Pettiti, United States of America	—
Mr. Anthony H. Smith, United States of America	—
Ms. Barbara W. Wall, United States of America	—
Mr. Stefan Wolf, Germany	—

(1)

The number of QIAGEN Shares outstanding as of January 31, 2020 was 227,626,974. The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them and have the same voting rights as other shareholders with respect to QIAGEN Shares.

(2)	Does not include QIAGEN Shares subject to options or awards held by such persons as at January 31, 2020.

The Joint Meeting of the Supervisory Board and the Managing Board proposes to the shareholders to vote for each of the above nominees individually for appointment to our Supervisory Board, subject to and as per the Settlement. Pursuant to the Business Combination Agreement, the Supervisory Directors who are not reappointed under this Agenda Item 19, being Mr. Bancel, Dr. Colpan, Dr. Levine, Dr. Mardis, Mr. Rosen and Ms. Tallett (provided each of them is reappointed as proposed under Agenda Item 9 and still in office immediately prior to the Settlement), will voluntarily resign from the Supervisory Board as per the Settlement.

THE SUPERVISORY BOARD AND THE MANAGING BOARD ACTING TOGETHER AT THE JOINT MEETING UNANIMOUSLY RECOMMEND THE (RE)APPOINTMENT OF EACH PROPOSED NOMINEE TO THE SUPERVISORY BOARD SUBJECT TO AND AS PER THE SETTLEMENT. COMPLETED PROXY CARDS WILL BE VOTED IN FAVOR THEREOF UNLESS INSTRUCTIONS ARE OTHERWISE PROVIDED

Explanatory Note to Item 20 — Conditional Discharge of Supervisory Directors

In connection with the recommended Offer, the shareholders of the Company are being asked to, subject to the Settlement having occurred, accept the resignation of the voluntarily resigning members of the Supervisory Board, being Mr. Bancel, Dr. Colpan, Dr. Levine, Dr. Mardis, Mr. Rosen and Ms. Tallett (provided each of them is reappointed as proposed under Agenda Item 9 and still in office immediately prior to the Settlement), and grant such members of the Supervisory Board full and final discharge from liability for their acts of supervision up to the date of the Annual General Meeting, provided that no discharge shall be given to any Supervisory Board member for acts as a result of fraud (bedrog), gross negligence (grove schuld) or willful misconduct (opzet) of such Supervisory Board member.

THE SUPERVISORY BOARD AND THE MANAGING BOARD UNANIMOUSLY RECOMMEND A VOTE FOR THIS ITEM. COMPLETED PROXY CARDS WILL BE VOTED IN FAVOR THEREOF UNLESS INSTRUCTIONS ARE OTHERWISE PROVIDED.

Explanatory Note to Item 21 — Conditional Amendment of the Company’s Articles of Association (Part III)

The Company and Thermo Fisher have agreed that, if Thermo Fisher so requests, the QIAGEN Shares will be delisted from the New York Stock Exchange and the Frankfurt Stock Exchange as soon as possible after the Settlement. The current articles of association of the Company contain provisions that are mandatory or typical for listed companies but do not apply to or are less suitable for a non-listed entity. The Company’s Supervisory Board therefore proposes to the Annual General Meeting to amend the Company’s articles of association to make them better suited to the Company’s post-delisting situation.

A verbatim text of the proposed articles of association (Part III) is made available at the Company’s website (www.qiagen.com/about-us/investors/), and at the offices of the Company, Hulsterweg 82, 5912 PL Venlo, The Netherlands, free of charge. Shareholders are encouraged to read the proposed articles of association carefully and in its entirety.

The resolution to amend the Company’s articles of association includes the grant of an authorization to each member of the Managing Board, as well as each lawyer and (candidate) civil law notary practicing with, and each employee of, NautaDutilh N.V. to execute the deed of amendment of the Company’s articles of association (Part III), and to undertake all other activities that the holder of such authorization deems necessary or useful in connection therewith.

This resolution to amend the Company’s articles of association is conditioned upon, and subject to, the delisting of the QIAGEN Shares from the New York Stock Exchange and the Frankfurt Stock Exchange. The amendment to the Company’s articles of association shall become effective upon the execution of the notarial deed of amendment of the Company’s articles of association (Part III).

THE SUPERVISORY BOARD AND THE MANAGING BOARD UNANIMOUSLY RECOMMEND A VOTE FOR THIS ITEM. COMPLETED PROXY CARDS WILL BE VOTED IN FAVOR THEREOF UNLESS INSTRUCTIONS ARE OTHERWISE PROVIDED.

COMMITTEES OF THE SUPERVISORY BOARD, MEETINGS AND

SHAREHOLDER COMMUNICATIONS TO THE BOARD

Meeting Attendance. During Calendar Year 2019, there were five (5) meetings of the Supervisory Board, and the various committees of the Supervisory Board met a total of sixteen (16) times. No Supervisory Director attended fewer than seventy-five percent (75%) of the total number of meetings of the Supervisory Board and of committees of the Supervisory Board on which he or she served during Calendar Year 2019.

Committees of the Supervisory Board. The Supervisory Board has established an Audit Committee, a Compensation Committee, a Selection and Appointment Committee and a Science and Technology Committee from among its members and can establish other committees as deemed beneficial. The Supervisory Board has approved charters under which each of the committees operates. These charters are published on our website www.qiagen.com. The committees are comprised of the following members:

Name of Supervisory Director	Independent	Member of Audit Committee	Member of Compensation Committee	Member of Selection and Appointment Committee	Member of Science and Technology Committee
Stéphane Bancel	/	/	/		/
Dr. Håkan Björklund	/		/	/ (Chair)
Dr. Metin Colpan	/			/	/ (Chair)
Prof. Dr. Ross L. Levine	/				/
Prof. Dr. Elaine Mardis	/				/
Lawrence A. Rosen	/	/ (Chair)
Elizabeth A. Tallett	/	/	/ (Chair)	/

We believe that all of our Supervisory Directors meet the independence requirements set forth in the Dutch Corporate Governance Code (the “Dutch Code”). We further believe that all Supervisory Board Directors qualify as independent under the independence standards set forth in the New York Stock Exchange (the “NYSE”) Listed Company Manual. Pursuant to the NYSE rules, a majority of the Supervisory Directors must qualify as independent, as defined in the Rules.

Audit Committee. The Audit Committee currently consists of three members, Mr. Rosen (Chair), Ms. Tallett and Mr. Bancel, and meets at least quarterly. The Audit Committee members are appointed by the Supervisory Board and serve for a term of one year. We believe that all members of our Audit Committee meet the independence requirements as set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and the NYSE Listed Company Manual. The Board has designated Mr. Rosen as an “audit committee financial expert” as that term is defined in the United States Securities and Exchange Commission rules adopted pursuant to the Sarbanes-Oxley Act of 2002 and as defined in provisions III.3.2 and III.5.7 of the Dutch Code. The Audit Committee performs a self-evaluation of its activities on an annual basis.

The Audit Committee’s primary duties and responsibilities include, among other things, to serve as an independent and objective party to monitor the Company’s accounting and financial reporting process and internal risk management, control and compliance systems. The Audit Committee also is directly responsible for proposing the external auditor to the Supervisory Board, which then proposes the appointment of the external auditor to the General Meeting. Further, the Audit Committee is responsible for the compensation and oversight of the Company’s external auditor and for providing an open avenue of communication among the external auditor as well as the Management Board and the Supervisory Board. Our Internal Audit department operates under the direct responsibility of the Audit Committee. Further, the Audit Committee is responsible to establish procedures to allow for the confidential and or anonymous submission by employees of concerns. Additionally, this includes the receipt, retention and treatment of submissions received regarding accounting, internal accounting controls, or auditing matters. The Audit Committee discusses our financial accounting and reporting principles and policies and the adequacy of our internal accounting, financial and operating controls and procedures with the external auditor and management; considers and approves any recommendations regarding changes to our accounting policies and processes; reviews with management and the external auditor our quarterly earnings reports prior to their release to the press; and reviews the quarterly and annual reports (reported on Forms 6-K and 20-F) to be furnished to or filed with the Securities and Exchange Commission and the Deutsche Börse. The Audit Committee met seven times in 2019 and met with the external auditor excluding members of the Managing Board in July and October 2019. The Audit Committee reviews major financial risk exposures, pre-approves related-party transactions between the Company and members of the Supervisory Board or Managing Board, and reviews any legal matter including compliance topics that could have a significant impact on the financial statements.

Compensation Committee. The Compensation Committee’s primary duties and responsibilities include, among other things, the preparation of a proposal for the Supervisory Board concerning the Remuneration Policy for the Managing Board to be adopted by the General Meeting, the preparation of a proposal concerning the individual compensation of Managing Board members to be adopted by the Supervisory Board and the preparation of the Remuneration Report on compensation policies for the Managing Board to be adopted by the Supervisory Board. The Compensation Committee reviews and approves all equity-based compensation, reviews and approves the annual salaries, bonuses and other benefits of executive officers, and reviews general policies relating to employee compensation and benefits. The Remuneration Report reviews the implementation of the Remuneration Policy in the most recent year and provides an outline of the Remuneration Policy for the future. The Remuneration Report is published on our website: www.qiagen.com. The Compensation Committee engages external consultants to ensure that the overall remuneration levels are benchmarked regularly, against a selected group of companies and key markets in which QIAGEN operates. The Compensation Committee currently consists of three members, Ms. Tallett (Chair), Mr. Bancel and Dr. Björklund. Members are appointed by the Supervisory Board and serve for a term of one year. The Compensation Committee met five times in 2019.

Selection and Appointment Committee. The Selection and Appointment Committee is primarily responsible for the preparation of selection criteria and appointment procedures for members of the Supervisory Board and Managing Board as well as the periodic evaluation of the scope and composition of the Managing Board and the Supervisory Board, including the profile of the Supervisory Board. Additionally, the Selection and Appointment Committee periodically evaluates the functioning of individual members of the Managing Board and Supervisory Board, reporting these results to our Supervisory Board. It also proposes the (re-)appointments of members of our Managing Board and Supervisory Board and supervises the policy of our Managing Board in relation to selection and appointment criteria for senior management. Current members of the Selection and Appointment Committee are Dr. Björklund (Chair), Dr. Colpan and Ms. Tallett. Members are appointed by the Supervisory Board and serve for a one-year term. In the context of the 2019 departure of the Chief Executive Officer, the Chair of the Supervisory Board invited all members of the Supervisory Board to participate in the resulting succession process. Consequently, these matters were discussed during Supervisory Board meetings and teleconferences and not in the forum of the Selection and Appointment committee, which did not formally meet in 2019.

Science and Technology Committee. The Science and Technology Committee is primarily responsible for reviewing and monitoring research and development projects, programs, budgets, infrastructure management and overseeing the management risks related to the Company’s portfolio and information technology platforms. The Science and Technology Committee provides understanding, clarification and validation of the fundamental technical basis of the Company’s businesses in order to enable the Supervisory Board to make informed, strategic business decisions and vote on related matters, and to guide the Managing Board to ensure that powerful, global, world-class science is developed, practiced and leveraged throughout the Company to create shareholder value. The current members of the Science and Technology Committee are Dr. Colpan (Chair), Dr. Levine, Mr. Bancel and Dr. Mardis. Members are appointed by the Supervisory Board and serve for a term of one year. The Science and Technology Committee met four times in 2019.

Shareholder Communications to the Board. Generally, shareholders who have questions or concerns should contact our Investor Relations department at +49-2103-29-11709. However, any shareholders who wish to address questions regarding our business directly with the Supervisory Board, or any individual Supervisory Director, should direct questions in writing to the Chair of the Supervisory Board, QIAGEN N.V., Hulsterweg 82, 5912 PL Venlo, The Netherlands.

ADDITIONAL INFORMATION REGARDING COMPENSATION OF MANAGING DIRECTORS

The following section summarizes the compensation of the Managing Directors. More detailed information on the way our Remuneration Policy was executed in 2019 can be found in the Remuneration Report of the Supervisory Board which is published on our website (www.qiagen.com).

The objective of our Remuneration Policy for the members of the Managing Board is to attract and retain the talented, highly qualified international leaders and skilled individuals, who enable us to achieve our short and long-term strategic initiatives and operational excellence. Our Remuneration Policy for the members of the Managing Board aligns remuneration with individual performance, corporate performance and fosters sustainable growth and long-term value creation in the context of our social responsibility and stakeholders’ interest.

The Remuneration Policy for the members of the Managing Board and overall remuneration levels are regularly reviewed by an independent compensation consulting firm and benchmarked, against a selected group of companies and key markets in which we operate, to ensure overall competitiveness. We participate in various compensation benchmarking surveys that provide information on the level, as well as the structure, of compensation awarded by various companies and industries for a broad range of positions around the world. The companies in the peer group are selected on the basis of market capitalization, competitors for talent, similar complexity and international spread, operating in similar industries.

The performance of the Managing Board members is measured annually against a written set of goals. The remuneration of the Managing Board members is linked to the achievement of our strategic and financial goals. To ensure that remuneration is linked to performance, a significant proportion of the remuneration package is variable and contingent on performance of the individual and the Company. These goals are set at ambitious levels each year to motivate and drive performance, with a focus on achieving both long term strategic initiatives and short-term objectives based on the annual operative planning. Performance metrics used for these goals include the achievement of financial and non-financial targets.

The remuneration package of the Managing Board members currently consists of a combination of base salary, a short-term variable cash award and several elements of long-term incentives (together, “total direct compensation”). In addition, the members of the Managing Board currently receive a pension arrangement and other benefits that are standard in our industry, such as a company car.

The total target remuneration package of the Managing Board members is appropriately set against a variety of factors which includes external and internal equity, experience, complexity of the position, scope and responsibilities. We aim to provide the members of the Managing Board a total direct compensation at market median level.

The structure of the remuneration package for the Managing Board is designed to balance short term operational excellence with long term sustainable value creation while taking into account the interests of our stakeholders. As such, a significant part of the total remuneration of the Managing Board members consist of variable remuneration which can differ substantially from year to year depending on our corporate results and individual performance and may include equity-based compensation which may be subject to vesting conditions over a period of time up to ten years. The remuneration policies for the Managing Board and for other senior management members of the Company are generally aligned and consistent.

The compensation granted to the members of the Managing Board in 2019 consisted of a fixed salary and variable components, with the significant majority of compensation awarded in the form of our performance stock units that are restricted for a long multi-year period to align management with the interests of shareholders and other stakeholders. Variable compensation included long-term equity incentives that were awarded based on individual performance as well as equity awards in lieu of the value of the annual cash bonus.

The existing remuneration policy for the Managing Board provides that annual regular equity-based compensation grants to members of the Managing Board will primarily consist of performance stock units. Grants of stock options and restricted stock units which are based on time vesting only shall be reserved for use as special equity incentive rewards in certain situations.

Stock options, if granted, to the Managing Board members must have an exercise price that is higher than the market price at the time of grant. Restricted Stock Units granted to the Managing Board members, vest over a 10-year period. Performance Stock Units are subject to long-term vesting periods and contingent upon the achievement of several financial goals over a multi-year period.

For the year ended December 31, 2019, the Managing Board members and Interim Chief Executive Officer received the following compensation:

	Annual Compensation				Long-Term Compensation
Name	Fixed Salary	Variable Cash Bonus	Other (3)	Total	Defined Contribution Benefit Plan	Performance Stock Units Granted(2)
Thierry Bernard	$650,000	500,000	34,000	$1,184,000	$24,000	99,869
Peer M. Schatz(1)	$910,000	—	6,571,000	$7,481,000	$65,000	430,982
Roland Sackers	$560,000	249,000	40,000	$849,000	$76,000	141,131

(1)	Mr. Schatz’s contract as Managing Director and Chief Executive Officer concluded effective September 30, 2019 and he continues as a Senior Advisor until June 30, 2021.
(2)

The Performance Stock Units Granted amount includes the number of performance share units granted to each Managing Board member in 2019 for the conversion of 2018 cash bonus earned by each Managing Board member in 2018. In 2019, Mr. Schatz received 60,982 performance stock units and Mr. Sackers received 21,131 performance stock units.

(3)

Amounts include, among others, car lease and reimbursed personal expenses such as tax consulting. Additionally, amounts for Mr. Schatz include separation payments due upon the conclusion of his agreement. We also occasionally reimburse our Managing Directors’ personal expenses related to attending out-of-town meetings but not directly related to their attendance. Amounts do not include the reimbursement of certain expenses relating to travel incurred at the request of QIAGEN, other reimbursements or payments that in total did not exceed $10,000 or tax amounts paid by the Company to tax authorities in order to avoid double-taxation under multi-tax jurisdiction employment agreements.

The following table sets forth the options of our Managing Board member as of January 31, 2020:

Name	Total Vested Options	Expiration Dates	Exercise Prices
Roland Sackers	135,739	2/26/2021 to 2/28/2023	$15.59 to $22.25